    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 1996

                                                     REGISTRATION NO. 333-
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        SUBURBAN PROPANE PARTNERS, L.P.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                 DELAWARE                                      5984                                     22-3410353
     (STATE OR OTHER JURISDICTION OF               (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NUMBER)                     IDENTIFICATION NO.)

                            ------------------------

                               ONE SUBURBAN PLAZA
                               240 ROUTE 10 WEST
                        WHIPPANY, NEW JERSEY 07981-0206
                                 (201) 887-5300
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             KEVIN T. MCIVER, ESQ.
                         GENERAL COUNSEL AND SECRETARY
                               240 ROUTE 10 WEST
                        WHIPPANY, NEW JERSEY 07981-0206
                                 (201) 887-5300
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                                                  CALCULATION OF REGISTRATION FEE
                                                                    PROPOSED MAXIMUM       PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF SECURITIES TO BE       AMOUNT TO BE      OFFERING PRICE PER     AGGREGATE OFFERING        AMOUNT OF
                 REGISTERED                       REGISTERED             UNIT(1)               PRICE(1)         REGISTRATION FEE

Common Units.................................      3,000,000             $20.625            $61,875,000.00         $21,336.21

(1) Calculated in accordance with Rule 457(c) on the basis of the average of the high and low sale prices of the Common Units on August 26, 1996, as reported on the New York Stock Exchange, Inc.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

                        SUBURBAN PROPANE PARTNERS, L.P.
                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(b) OF REGULATION S-K

FORM S-1 ITEM NUMBER AND HEADING                                                       PROSPECTUS LOCATION
- --------------------------------                                                       -------------------

  1.  Forepart of the Registration Statement and Outside Front Cover Page of
        Prospectus...........................................................  Outside Front Cover Page

  2.  Inside Front and Outside Back Cover Pages of Prospectus................  Inside Front and Outside Back Cover
                                                                                 Pages

  3.  Summary Information, Risk Factors and Ratio of Earnings to Fixed
        Charges..............................................................  Prospectus Summary; Risk Factors

  4.  Use of Proceeds........................................................  Use of Proceeds; Manner of Offering

  5.  Determination of Offering Price........................................  Outside Front Cover Page; Manner of
                                                                                 Offering

  6.  Dilution...............................................................  *

  7.  Selling Security Holders...............................................  *

  8.  Plan of Distribution...................................................  Outside Front Cover Page; Manner of
                                                                                 Offering

  9.  Description of Securities to be Registered.............................  Prospectus Summary; Cash
                                                                                 Distribution Policy; Description
                                                                                 of the Common Units; The
                                                                                 Partnership Agreement; Tax
                                                                                 Considerations

 10.  Interest of Named Experts and Counsel..................................  *

 11.  Information with Respect to the Registrant.............................  Outside Front Cover Page; Prospectus
                                                                                 Summary; Risk Factors; Formation
                                                                                 of the Partnership;
                                                                                 Capitalization; Selected
                                                                                 Historical and Pro Forma Financial
                                                                                 and Operating Data; Management's
                                                                                 Discussion and Analysis of
                                                                                 Financial Condition and Results of
                                                                                 Operations; Business and
                                                                                 Properties; Management; Security
                                                                                 Ownership of Certain Beneficial
                                                                                 Owners and Management; Certain
                                                                                 Relationships and Related
                                                                                 Transactions; Conflicts of
                                                                                 Interest and Fiduciary
                                                                                 Responsibilities; Financial
                                                                                 Statements

 12.  Disclosure of Commission Position on Indemnification for Securities Act
        Liabilities..........................................................  *

- ------------

* Not Applicable

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: one to be used by the Partnership in connection with the issuance and sale from time to time by the Partnership of Common Units in connection with its acquisition of the securities and assets of other businesses (the 'Partnership Prospectus') and one to be used principally by persons who have received Common Units of the Partnership in connection with acquisitions by the Partnership of securities or assets held by such persons, or their transferees, and who wish to offer and sell such Common Units in transactions in which they and any broker-dealer through whom such Common Units are sold may be deemed to be Underwriters within the meaning of the Securities Act of 1933, as amended (the 'Selling Unitholders Prospectus'). The Partnership Prospectus and the Selling Unitholders Prospectus will be identical in all respects except that they will contain different front and back cover pages and the Selling Unitholders Prospectus will contain an additional section under the caption 'Manner of Offering.' The Partnership Prospectus is included herein and is followed by those pages to be used in the Selling Unitholders Prospectus which differ from, or are in addition to, those in the Partnership Prospectus. Each of the alternate or additional pages for the Selling Unitholders Prospectus included herein has been labeled 'Alternate Page for Selling Unitholders Prospectus.'

     If required pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933, as amended, ten copies of each of the prospectuses in the forms in which they are used after the Registration Statement becomes effective will be filed with the Securities and Exchange Commission.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST 29, 1996

                             3,000,000 COMMON UNITS
                        SUBURBAN PROPANE PARTNERS, L.P.
                     REPRESENTING LIMITED PARTNER INTERESTS
                               ------------------

     This Prospectus relates to 3,000,000 Common Units representing limited partner interests in Suburban Propane Partners, L.P., a Delaware limited partnership (the 'Partnership'), which may be issued from time to time by the Partnership in connection with its acquisition of other businesses, properties or securities in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the 'Securities Act'). It is expected that the terms of acquisitions involving the issuance by the Partnership of Common Units covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the business, properties or securities to be acquired. Common Units issued in exchange for businesses, properties or securities in business combination transactions will be valued at prices reasonably related to market prices of the Common Units either at the time the terms of an acquisition are agreed upon or at or about the time of delivery of such Common Units.

     The Registration Statement of which this Prospectus is a part also relates to the offer and sale of Common Units from time to time by persons who have received Common Units in connection with acquisitions by the Partnership of securities or assets held by such persons, or their transferees, and who wish to offer and sell such Common Units in transactions in which they and any broker-dealer through whom such Common Units are sold may be deemed to be Underwriters within the meaning of the Securities Act.
                               ------------------

     LIMITED PARTNER INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL STOCK OF A CORPORATION. PERSONS RECEIVING COMMON UNITS SHOULD CONSIDER EACH OF THE FACTORS DESCRIBED UNDER 'RISK FACTORS,' STARTING ON PAGE 26, IN EVALUATING AN INVESTMENT IN THE PARTNERSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING:

 FUTURE PARTNERSHIP PERFORMANCE WILL DEPEND UPON THE SUCCESS OF THE PARTNERSHIP IN MAXIMIZING PROFITS FROM PROPANE SALES. PROPANE SALES ARE AFFECTED BY, AMONG OTHER THINGS, WEATHER PATTERNS, PRODUCT PRICES AND COMPETITION, INCLUDING COMPETITION FROM OTHER ENERGY SOURCES.

 THE MINIMUM QUARTERLY DISTRIBUTION IS NOT GUARANTEED. CASH DISTRIBUTIONS WILL DEPEND ON FUTURE PARTNERSHIP OPERATING PERFORMANCE AND WILL BE AFFECTED BY THE FUNDING OF RESERVES, OPERATING AND CAPITAL EXPENDITURES AND OTHER MATTERS WITHIN THE DISCRETION OF THE BOARD OF SUPERVISORS, AS WELL AS REQUIRED INTEREST AND PRINCIPAL PAYMENTS ON THE PARTNERSHIP'S DEBT.

 THE PARTNERSHIP HAS INDEBTEDNESS THAT IS SUBSTANTIAL IN RELATION TO ITS PARTNERS' EQUITY.

 HOLDERS OF COMMON UNITS HAVE ONLY LIMITED VOTING RIGHTS.

 CONFLICTS OF INTEREST MAY ARISE BETWEEN THE GENERAL PARTNER AND ITS AFFILIATES, ON THE ONE HAND, AND THE PARTNERSHIP AND THE UNITHOLDERS, ON THE OTHER. THE PARTNERSHIP AGREEMENT LIMITS THE LIABILITY AND REDUCES THE FIDUCIARY DUTIES OF THE GENERAL PARTNER AND THE BOARD OF SUPERVISORS.

 THE ISSUANCE OF ALL 3,000,000 COMMON UNITS OFFERED HEREBY IMMEDIATELY AFTER THE DATE HEREOF MIGHT DILUTE THE INTERESTS OF HOLDERS OF COMMON UNITS IN DISTRIBUTIONS BY THE PARTNERSHIP.
                               ------------------

     The Common Units are traded on the New York Stock Exchange, Inc. ('NYSE') under the symbol 'SPH.' Application will be made to list the Common Units offered hereby on the NYSE. The last reported sale price of Common Units on the NYSE on August 27, 1996 was $20.75 per Common Unit.

     All expenses of this offering will be paid by the Partnership. No underwriting discounts or commissions will be paid in connection with the issuance of Common Units, although finder's fees may be paid with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an 'underwriter' within the meaning of the Securities Act.

     The Partnership will distribute to its partners, on a quarterly basis, all of its Available Cash, which is generally all cash on hand at the end of a quarter, as adjusted for reserves. The Partnership's Board of Supervisors has broad discretion in establishing reserves. The Partnership intends, to the extent there is sufficient Available Cash, to distribute to each holder of Common Units at least $0.50 per Common Unit per quarter (the 'Minimum Quarterly Distribution') or $2.00 per Common Unit on an annualized basis. During the Subordination Period, which will generally extend at least through March 31, 2001, each holder of Common Units will be entitled to receive the Minimum
Quarterly Distribution before any distributions are made on the outstanding subordinated limited partner interests of the Partnership (the 'Subordinated Units'). Upon expiration of the Subordination Period, all Subordinated Units will convert into Common Units on a one-for-one basis and will thereafter participate pro rata with the other Common Units in distributions of Available Cash.

                               ------------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION NOR  HAS  THE
     SECURITIES   AND  EXCHANGE   COMMISSION  OR   ANY  STATE  SECURITIES
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS
        PROSPECTUS.  ANY REPRESENTATION TO THE  CONTRARY IS A CRIMINAL
                                    OFFENSE.

               The date of this Prospectus is              , 1996

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................       5
    Suburban Propane Partners, L.P.............       5
    Summary Historical and Pro Forma Financial
      and Operating Data.......................      16
    The Offering...............................      18
    Summary of Tax Considerations..............      23
RISK FACTORS...................................      26
    Risks Inherent in the Partnership's
      Business.................................      26
        Weather Conditions Affect the Demand
          for Propane..........................      26
        The Partnership Will Be Subject to
          Pricing and Inventory Risks..........      26
        The Retail Propane Business Is Mature
          and Competitive......................      26
        The Partnership May Not Be Successful
          in Making Acquisitions...............      26
        Energy Efficiency and Technology
          Advances May Affect Demand...........      27
        The Partnership Is Subject to Operating
          and Litigation Risks Which May Not Be
          Covered by Insurance.................      27
        The Retail Propane Business Faces
          Competition from Alternative Energy
          Sources..............................      27
    Risks Inherent in an Investment in the
      Partnership..............................      27
        Cash Distributions Are Not Guaranteed
          and May Fluctuate with Partnership
          Performance..........................      27
        Available Cash from Operating Surplus
          Generated in any Period May Not Be
          Adequate to Distribute the Minimum
          Quarterly Distribution...............      28
        The Partnership's Indebtedness May
          Limit the Partnership's Ability to
          Make Distributions and May Affect its
          Operations...........................      28
        Unitholders Have Certain Limits on
          their Voting Rights..................      29
        The Partnership May Issue Additional
          Common Units thereby Diluting
          Existing Unitholders' Interests......      29
        Change of Management Provisions........      29
        The General Partner Will Have a Limited
          Call Right with Respect to the Common
          Units................................      30
        Unitholders May Not Have Limited
          Liability in Certain Circumstances;
          Liability for Return of Certain
          Distributions........................      30
    Conflicts of Interest and Fiduciary
      Responsibilities.........................      30
        Limitations on Liability and
          Modification of Fiduciary Duties of
          the General Partner and its
          Affiliates and the Partnership's
          Supervisors and Officers.............      30
        Certain Partnership Actions Require the
          Approval of the General Partner......      31
        Certain Partnership Actions Require the
          Approval of a Unit Majority..........      31
        Borrowings by the Partnership May
          Enable the Board of Supervisors to
          Permit Payments of Distributions on
          the Subordinated Units or to Avoid or
          Reduce the General Partner's
          Obligation to Contribute Cash to the
          Partnership in Exchange for APUs.....      31
        The General Partner's Affiliates Are
          Not Restricted from Competing with
          the Partnership......................      32
        Quantum Chemical and Its Parent
          Entities Are Not Restricted from
          Engaging in a Transaction which Would
          Trigger Change in Ownership
          Provisions...........................      32
    Tax Risks..................................      32
        Tax Treatment is Dependent on
          Partnership Status...................      32
        No IRS Ruling With Respect to Tax
          Consequences.........................      33
        Consequences of Exchanging Assets for
          Common Units.........................      33
        Tax Liability Exceeding Cash
          Distributions........................      33
        Ownership of Common Units by Tax-Exempt
          Organizations and Certain Other
          Investors............................      33
        Deductibility of Losses................      33
        Tax Shelter Registration; Potential IRS
          Audit................................      34
        Proposed Changes in Federal Income Tax
          Laws.................................      34
        Disposition of Common Units............      34
        Uniformity of Common Units and
          Nonconforming Depreciation
          Conventions..........................      34
        State, Local and Other Tax
          Considerations.......................      35
        Partnership Tax Information and
          Audits...............................      35
FORMATION OF THE PARTNERSHIP...................      36
USE OF PROCEEDS................................      36
CAPITALIZATION.................................      37
PRICE RANGE OF COMMON UNITS....................      38
CASH DISTRIBUTION POLICY.......................      39
    General....................................      39
    Quarterly Distributions of Available
      Cash.....................................      40
    Distributions from Operating Surplus during
      Subordination Period.....................      41
    Distributions from Operating Surplus after
      Subordination Period.....................      42
    Incentive Distributions -- Hypothetical
      Annualized Yield.........................      42
    Distributions from Capital Surplus.........      43
    Adjustment of Minimum Quarterly
      Distribution and Target Distribution
      Levels...................................      44
    Distributions of Cash Upon Liquidation.....      45
    Cash Available for Distribution............      46
    Distribution Support.......................      47
    Recent Events Affecting Hanson.............      48
    Certain Information Concerning the APU
      Guarantor................................      49
SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND
  OPERATING DATA...............................      50
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...................................      52
    General....................................      52
    Comparability of Prior Periods and Change
      in Fiscal Year...........................      53
    Analysis of Historical Results of
      Operations...............................      53
    Liquidity and Capital Resources............      55
    Litigation and Other Contingencies.........      56
    Description of Indebtedness................      56
    Effects of Inflation.......................      60
    Accounting Developments....................      61
BUSINESS AND PROPERTIES........................      62
    General....................................      62
    Business Strategy..........................      62
    Industry Background and Competition........      63
    Products, Services and Marketing...........      64
    Propane Supply.............................      66
    Pricing Policy.............................      66
    Management Information and Control
      Systems..................................      67
    Properties.................................      67
    Trademarks and Tradenames..................      68
    Government Regulation......................      68
    Employees..................................      69
    Litigation and Other Contingencies.........      69
    Contribution Agreement.....................      70
MANAGEMENT.....................................      71
    Partnership Management.....................      71
    Board of Supervisors and Officers of the
      Partnership..............................      71

    Executive Compensation.....................      74
    Compensation of Supervisors................      79
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS.................................      80
    Rights of the General Partner..............      80
    Contribution, Conveyance and Assumption
      Agreement................................      80
    Computer Services Agreement with Quantum
      Chemical.................................      80
    Distribution Support Agreement.............      80
CONFLICTS OF INTEREST AND FIDUCIARY
  RESPONSIBILITIES.............................      81
    Conflicts of Interest......................      81
    Fiduciary and Other Duties.................      83
    Indemnification............................      84
DESCRIPTION OF THE COMMON UNITS................      85
    The Units..................................      85
    Transfer Agent and Registrar...............      85
    Transfer of Common Units...................      86
THE PARTNERSHIP AGREEMENT......................      87
    Organization and Duration..................      87
    Purpose....................................      87
    Power of Attorney..........................      87
    Management.................................      88
    Certain Required Approvals of the General
      Partner..................................      89
    Limited Liability..........................      89
    Issuance of Additional Securities..........      90
    Amendment of Partnership Agreement.........      91
    Merger, Sale or Other Disposition of
      Assets...................................      92
    Termination and Dissolution................      93
    Liquidation and Distribution of Proceeds...      93
    Withdrawal or Removal of the General
      Partner..................................      93
    Transfer of General Partner Interests,
      Right to Receive Incentive Distributions
      and APUs.................................      94
    Limited Call Right.........................      95
    Meetings; Voting...........................      95
    Status as Limited Partner or Assignee......      96
    Non-citizen Assignees; Redemption..........      96
    Books and Reports..........................      96
    Right to Inspect Partnership Books and
      Records..................................      97
    Registration Rights........................      97
UNITS ELIGIBLE FOR FUTURE SALE.................      98
PLAN OF DISTRIBUTION...........................      99
TAX CONSIDERATIONS.............................      99
    Legal Opinions and Advice..................     100
    Tax Rates and Changes in Federal Income Tax
      Laws.....................................     100
    Consequences of Exchanging Assets for
      Common Units.............................     101
    Ownership of Units by S Corporations.......     102
    Partnership Status.........................     104
    Limited Partner Status.....................     105
    Tax Consequences of Unit Ownership.........     106
    Allocation of Partnership Income, Gain,
      Loss and Deduction.......................     107
    Tax Treatment of Operations................     108
    Disposition of Common Units................     111
    Uniformity of Units........................     113
    Administrative Matters.....................     115
    State, Local and Other Tax
      Considerations...........................     117
INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE
  BENEFIT PLANS................................     118
VALIDITY OF THE COMMON UNITS...................     119
EXPERTS........................................     119
AVAILABLE INFORMATION..........................     119
INDEX TO FINANCIAL STATEMENTS..................     F-1
Appendix A -- Form of Application for Transfer
  of Common Units..............................     A-1
Appendix B -- Glossary of Certain Terms........     B-1
Appendix C -- Pro Forma Operating Surplus......     C-1

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and historical and pro forma financial data appearing elsewhere in this Prospectus and should be read only in conjunction with the entire Prospectus. Except as the context otherwise requires, references to, or descriptions of, operations of the Partnership include the operations of Suburban Propane, L.P., the Partnership's subsidiary operating partnership (the 'Operating Partnership'), and any other subsidiary operating partnership or corporation, and the propane operations of the Partnership's predecessor, the Suburban Propane division ('Suburban Propane') of Quantum Chemical Corporation ('Quantum Chemical'). The Common Units and the Subordinated Units are collectively referred to herein as the 'Units.' Holders of the Common Units and the Subordinated Units are collectively referred to herein as 'Unitholders.' For ease of reference, a glossary of certain terms used in this Prospectus is included as Appendix B to this Prospectus. Capitalized terms not otherwise defined herein have the meanings given in the Glossary.

                        SUBURBAN PROPANE PARTNERS, L.P.

     The Partnership is a Delaware limited partnership which recently acquired and now operates the propane business and assets of Suburban Propane, a division of Quantum Chemical. The Partnership is the third largest retail marketer of propane in the United States, serving more than 700,000 active residential, commercial, industrial and agricultural customers from 355 district locations in 41 states. The Partnership's operations are concentrated in the east and west coast regions of the United States. The retail propane sales volume of the Partnership was approximately 527 million gallons during the fiscal year ended September 30, 1995. Based on industry statistics, the Partnership believes that its retail propane sales volume constitutes approximately 6% of the domestic retail market for propane.

     Suburban Propane has been continuously engaged in the retail propane business since 1928 and had been owned by Quantum Chemical since 1983. In September 1993, Quantum Chemical was acquired by a wholly owned subsidiary of Hanson PLC ('Hanson'), a publicly traded industrial management company with operating subsidiaries based principally in the United Kingdom and the United States that employs approximately 58,000 people worldwide. On March 5, 1996, the Partnership acquired the propane business and assets of Quantum Chemical (the 'Acquisition').

     Although the Partnership believes it has a number of competitive strengths, the propane industry is highly competitive and includes a number of large national firms and regional firms and several thousand small independent firms. Certain competitors may have greater financial resources or lower operating costs than the Partnership. The Partnership believes that its competitive strengths include (i) its national operations which are concentrated in higher margin markets, (ii) a fully integrated distribution network including strategically located storage facilities, (iii) its extensive application of information technology, and (iv) a well trained and experienced workforce. The Partnership believes that the geographic diversity of its operations helps to reduce its exposure to regional weather and economic variations and provides a foundation for economically attractive acquisitions. Variations in the weather or the economy in one or more regions in which the Partnership operates, however, can significantly affect the total volume of propane sold by the Partnership and, consequently, the Partnership's results of operations. The Partnership's integrated storage and distribution network enhances the efficiency of operations and helps ensure access to propane supplies.

     The Partnership believes its competitive strengths and strategic initiatives have positioned it to capitalize on opportunities for business growth. During the 1980s, the Partnership grew rapidly through acquisitions and strengthened its position as a leader in the industry. Beginning in early 1989, the Partnership's ability to acquire additional propane businesses was severely constrained primarily due to the financial restructuring then underway at Quantum Chemical. Beginning with Hanson's acquisition of Quantum Chemical in September 1993, however, the Partnership regained the financial flexibility to pursue acquisition opportunities and since that time has made a number of small acquisitions.

BUSINESS STRATEGY

     The Partnership's strategy is to expand its operations and increase its retail market share in selected markets both through the acquisition of other propane distributors and through internal growth. Acquisitions will be an important element of growth for the Partnership, as the retail propane industry is mature and overall demand for propane is expected to involve little growth for the foreseeable future. The Partnership believes there are numerous potential acquisition candidates because the propane industry is highly fragmented, with approximately 8,000 retailers, of which the 10 largest comprise less than 33% of industry sales. The Partnership's objective in any acquisition is to improve the operations and profitability of the acquired business by integrating it into the Partnership's established distribution network and information systems, eliminating redundant overhead and improving efficiency and customer service. The Partnership's extensive geographic distribution network will allow it to take advantage of acquisitions both in the markets it currently serves and in those adjacent to its existing operations. The Partnership also intends, although on a more limited basis, to evaluate and pursue domestic acquisition opportunities in areas outside of its current markets. There can be no assurance, however, that the Partnership will identify attractive acquisition candidates in the future, that the Partnership will be able to acquire such businesses on economically acceptable terms, that any acquisitions will not be dilutive to earnings and distributions to the Unitholders or that any additional debt incurred to finance an acquisition will not affect the ability of the Partnership to make distributions to the Unitholders.

     In order to facilitate the Partnership's acquisition strategy, the Operating Partnership has entered into two bank credit facilities (the 'Bank Credit Facilities'), consisting of a $100 million revolving credit facility to be used for acquisitions and improvements (the 'Acquisition Facility') and a $75 million revolving credit facility to be used for working capital and other general partnership purposes (the 'Working Capital Facility'). The Partnership also has the ability to fund acquisitions through the issuance of additional partnership interests. The Partnership is unable to predict the size, number or timing of future acquisitions.

     In addition to pursuing expansion through acquisitions, the Partnership intends to pursue internal growth at its existing district locations. In furtherance of this strategy, the Partnership has recently increased its efforts to acquire new customers, to retain existing customers and to sell additional products and services to its customers.

GENERAL

     The Partnership is engaged in (i) the domestic retail distribution of propane for residential, commercial, industrial (including engine fuel), agricultural and other retail users, (ii) the wholesale distribution of propane in the United States and the wholesale brokerage of propane in Canada, and (iii) the domestic retail distribution of propane-related supplies and equipment, including home and commercial appliances.

     Propane, a by-product of natural gas processing and petroleum refining, is a clean-burning energy source recognized for its transportability and ease of use relative to alternative forms of stand-alone energy sources. Retail propane use falls into three broad categories: (i) residential and commercial applications, (ii) industrial applications and (iii) agricultural uses. In the residential and commercial markets, propane is used primarily for space heating, water heating, clothes drying and cooking. Industrial customers primarily use propane as a motor fuel burned in internal combustion engines that power over-the-road vehicles, forklifts and stationary engines, to fire furnaces, as a cutting gas and in other process applications. In the agricultural market, propane is primarily used for tobacco curing, crop drying, poultry brooding and weed control. In its wholesale operations, the Partnership sells propane principally to large industrial end-users and other propane distributors.

     Approximately 74.5% of the gallons sold by the Partnership in fiscal 1995 were to retail customers (28.1% to residential customers, 26.0% to commercial customers, 10.4% to industrial customers (including 8.5% to engine fuel customers), 4.6% to agricultural customers and 5.4% to other retail users) and approximately 25.5% were to wholesale customers. Sales to residential customers in fiscal 1995 accounted for approximately 55% of the Partnership's gross profit on propane sales, reflecting the higher-margin nature of this segment of the market. Historically, approximately two-thirds of the Partnership's retail propane volume is sold during the six-month peak heating season of October through March. The Partnership believes that sales to the commercial and industrial markets, while affected by economic patterns, are not as sensitive to variations in weather conditions as sales to residential and agricultural markets.

     In addition to its 355 district locations in 41 states, the Partnership owns and operates an underground propane storage cavern in Mississippi having a capacity of 187 million gallons and a 22 million gallon refrigerated propane distribution terminal in California. As of June 29, 1996, the Partnership's other owned or leased assets included a fleet of approximately 100 transport truck tractors, 760 railroad tank cars, 1,900 bobtail and rack trucks, 1,400 other delivery and service vehicles, 844,000 customer storage tanks and 64,000 portable cylinders for delivery to retail customers. The Partnership owns approximately 93% of the storage tanks currently utilized by its customers.

     Propane competes primarily with natural gas, electricity and fuel oil as an energy source, principally on the basis of price, availability and portability. Propane is more expensive than natural gas on an equivalent BTU basis in locations served by natural gas, but serves as an alternative to natural gas in rural and suburban areas where natural gas is unavailable or portability of product is required. Propane is generally less expensive to use than electricity for space heating, water heating, clothes drying and cooking. Although propane is similar to fuel oil in certain applications and market demand, propane and fuel oil compete to a lesser extent primarily because of the cost of converting from one to the other.

RISK FACTORS

     Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which the Partnership is subject are similar to those that would be faced by a corporation engaged in a similar business. Prospective purchasers of the Common Units should consider the following risk factors in evaluating an investment in the Common Units:

  RISKS INHERENT IN THE PARTNERSHIP'S BUSINESS

      Weather conditions have a significant impact on the demand for propane for both heating and agricultural purposes. Many customers of the Partnership rely heavily on propane as a heating fuel. Accordingly, the volume of propane sold is at its highest during the six-month peak heating season of October through March and is directly affected by the severity of the winter weather. Historically, approximately two-thirds of the Partnership's retail propane volume is sold during the peak heating season. Actual weather conditions can vary substantially from year to year, significantly affecting the Partnership's financial performance. Furthermore, variations in weather in one or more regions in which the Partnership operates can significantly affect the total volume of propane sold by the Partnership and, consequently, the Partnership's results of operations.

      Propane is a commodity, the market price of which can be subject to volatile changes in response to changes in supply or other market conditions. As rapid increases in the wholesale price of propane may not be immediately passed on to customers, such increases may reduce profit margins on sales. The Partnership may from time to time engage in transactions to hedge product costs in an attempt to reduce cost volatility, although to date such activities have not been significant.

      Partnership profitability is affected by the competition for customers among all participants in the retail propane business. Moreover, the retail propane industry is mature and the Partnership foresees only limited growth in total retail demand for propane.

      There can be no assurance that the Partnership will identify attractive acquisition candidates in the future, that the Partnership will be able to acquire such businesses on economically acceptable terms, that any acquisitions will not be dilutive to earnings and distributions to the Unitholders or that any additional debt incurred to finance an acquisition will not affect the ability of the Partnership to make distributions to the Unitholders.

      The Partnership's operations are subject to all operating hazards and risks normally incidental to handling, storing and delivering combustible liquids such as propane. As a result, the Partnership has been, and is likely to continue to be, a defendant in various legal proceedings and litigation arising in the ordinary course of business. The Partnership will maintain insurance policies with insurers in such amounts and with such coverages and deductibles as it believes are reasonable and prudent. However, there can be no assurance that such insurance will be adequate to protect the Partnership from all material expenses related to potential future claims for personal and property damage or that such levels of insurance will be available in the future at economical prices.

  RISKS INHERENT IN AN INVESTMENT IN THE PARTNERSHIP

      Cash distributions to the Unitholders are not guaranteed and may fluctuate based upon the Partnership's performance. The Board of Supervisors will establish reserves that reduce the amount of Available Cash. Because the business of the Partnership is seasonal, it is likely that the Board of Supervisors will make additions to reserves during certain quarters in order to fund operating expenses, interest payments and cash distributions to partners with respect to other quarters. The General Partner's obligation to purchase APUs is subject to certain limitations and does not constitute a guarantee that the Minimum Quarterly Distribution will be made on the Common Units. As a result of these and other factors, there can be no assurance regarding the actual levels of cash distributions by the Partnership to the Unitholders.

      The Partnership did not generate sufficient pro forma Available Cash from Operating Surplus in fiscal 1995 to distribute the full Minimum Quarterly Distribution on all the Common Units to be outstanding after this offering and the related distribution on the aggregate 2% general partner interest or to make any distribution on the Subordinated Units.

      The Partnership has indebtedness that is substantial in relation to its partners' equity. As of June 29, 1996, the Partnership's total long-term indebtedness as a percentage of its total capitalization was approximately 67.9%. The payment of principal and interest on such indebtedness will reduce the cash available to make distributions to the Unitholders. The Notes and the Bank Credit Facilities contain provisions which restrict, under certain circumstances, the Partnership's ability to make distributions to the Unitholders.

      The Board of Supervisors manages, or directs the management of, the Partnership. Holders of Common Units have only limited voting rights on matters affecting the Partnership's business.

      Subject to certain limitations, the Partnership may issue additional Common Units and other interests in the Partnership, the effect of which may be to dilute the interests of holders of Common Units in distributions by the Partnership and to make it more difficult for a person or group to change the management of the Partnership.

      The Partnership Agreement contains certain provisions that may have the effect of discouraging a person or group from attempting to change the management of the Partnership. The effect of these provisions may be to diminish the price at which the Common Units will trade under certain circumstances.

      If at any time  less than 20%  of the then  issued and outstanding  Common
      Units are held by persons other than the General Partner and its affiliates, the General Partner will have the right, which it may assign to any of its affiliates or the Partnership, to acquire all, but not less than all, of the remaining Common Units held by such unaffiliated persons at a price generally equal to the then-current market price of the Common Units. As a consequence of the General Partner's right to purchase outstanding Common Units, a holder of Common Units may be required to sell his Common Units at a time when he may not desire to sell them or at a price that is less than the price at which he would be willing to sell them.

      Under  certain circumstances, holders of the Common Units could lose their
      limited  liability  and  could   become  liable  for  amounts   improperly
      distributed to them by the Partnership.

      The issuance of all 3,000,000 Common Units offered hereby immediately after the date hereof might dilute the interests of holders of Common Units in distributions by the Partnership.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

      The Partnership Agreement provides generally that the duties and obligations of officers of the Partnership and members of the Board of Supervisors to the Partnership and the Unitholders are similar to those owed by officers and directors of a corporation organized under the Delaware General Corporation Law to such corporation and its stockholders. Certain provisions of the Partnership Agreement, however, reduce the fiduciary duties and further limit the liability of officers and supervisors to the Partnership and the Unitholders.

      The Partnership Agreement provides that the General Partner and its affiliates are not responsible for the management of the Partnership and do not have any responsibility to the Partnership or the Unitholders for the actions or omissions of the officers or supervisors of the Partnership. Conflicts of interest may arise between the General Partner and its affiliates, on the one hand, and the Partnership and the Unitholders on the other. The discretion given in the Partnership Agreement to the Board of Supervisors in resolving conflicts of interest may significantly limit the ability of a Unitholder to challenge what might otherwise be a breach of a fiduciary duty. Holders of Common Units are deemed to have consented to certain actions or inactions that might otherwise be deemed conflicts of interest or a breach of fiduciary duty.

      The Partnership Agreement provides that the General Partner will delegate to the Board of Supervisors the authority to manage the Partnership. However, the Partnership may not take certain actions without the approval of the General Partner. In addition, the Partnership and the Unitholders may not take certain actions without the affirmative vote of the holders of a Unit Majority, which during the Subordination Period requires the affirmative vote of the holders of a majority of the Subordinated Units voting as a separate class. These actions include the removal of the General Partner (with or without Cause) and the election of a successor general partner of the Partnership, the dissolution, merger or sale of all or substantially all of the assets of the Partnership, certain amendments to the Partnership Agreement and certain issuances of Partnership Securities during the Subordination Period. The General Partner may give or withhold its approval for any such action or vote its Subordinated Units for or against any such action, as the case may be, in its sole discretion without considering any interest of, or factors affecting, the Partnership or any Unitholder.

      The Partnership Agreement provides that any borrowings by the Partnership shall not constitute a breach of any duty owed by the Board of Supervisors or the General Partner, including borrowings that have the purpose or effect of reducing or avoiding the General Partner's obligation to purchase APUs or enabling the General Partner to receive Incentive Distributions or have its outstanding APUs redeemed or hastening the conversion of the Subordinated Units into Common Units.

      The Partnership Agreement provides that the General Partner is restricted from engaging in any business activities other than those incidental to its ownership of interests in the Partnership. Notwithstanding the foregoing, there is no restriction on the ability of affiliates of the General Partner (including Quantum Chemical and Hanson and any transferee of Quantum Chemical's interest in the General Partner) to compete with the Partnership. Although neither Hanson, Quantum Chemical nor any of the General Partner's other affiliates have any current intention to compete with the Partnership, there can be no assurance that there will not be competition between the Partnership and affiliates of the General Partner in the future.

      The Partnership's indebtedness contains provisions relating to change in ownership. If such change in ownership provisions are triggered, such outstanding indebtedness may become due. There is no restriction on the ability of Quantum Chemical or its parent entities from entering into a transaction which would trigger such change in ownership provisions.

  TAX RISKS

      The availability to a Common Unitholder of the federal income tax benefits of an investment in the Partnership depends, in large part, on the classification of the Partnership as a partnership for federal income tax purposes. Assuming the accuracy of certain factual matters as to which the General Partner and the Partnership have made representations and based upon certain covenants of the General Partner and the Partnership, Andrews & Kurth L.L.P., special counsel to the General Partner and the Partnership ('Counsel'), is of the opinion that, under current law, the Partnership will be classified as a partnership for federal income tax purposes.

      No ruling has been requested from the Internal Revenue Service ('IRS') with respect to classification of the Partnership as a partnership for federal income tax purposes, whether the Partnership's propane operations generate 'qualifying income' under SS7704 of the Code or any other matter affecting the Partnership.

      A Unitholder will be required to pay income taxes on his allocable share of the Partnership's income, whether or not he receives cash distributions from the Partnership.

      Investment in Common Units by certain tax-exempt entities, regulated investment companies and foreign persons raises issues unique to such persons. For example, virtually all of the taxable income derived by most organizations exempt from federal income tax (including individual retirement accounts (IRAs) and other retirement plans) from the ownership of a Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder.

      In the case of taxpayers subject to the passive loss rules (generally, individuals and closely held corporations), losses generated by the Partnership, if any, will generally only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including passive activities or investments. Passive losses which are not deductible because they exceed the Unitholder's income generated by the Partnership may be deducted in full when the Unitholder disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party.

      A Unitholder will be required to file state income tax returns and pay state income taxes in some or all of the various jurisdictions in which the Partnership does business or owns property.

      The Partnership is registered with the IRS as a 'tax shelter.' No assurance can be given that the Partnership will not be audited by the IRS or that tax adjustments will not be made. Any adjustments in the Partnership's tax returns will lead to adjustments in the Unitholders' tax returns and may lead to audits of the Unitholders' tax returns and adjustments of items unrelated to the Partnership.

     See 'Risk Factors,' 'Conflicts of Interest and Fiduciary Responsibilities,' 'The Partnership Agreement' and 'Tax Considerations' for a more detailed description of these and other risk factors and conflicts of interest that should be considered in evaluating an investment in the Common Units.

FORMATION OF THE PARTNERSHIP

     At the closing of the Acquisition, Quantum Chemical contributed all of the assets of Suburban Propane (other than cash, accounts receivable, tax refunds and intercompany receivables) to the Operating Partnership. The General Partner received from the Partnership 9,976,250 Subordinated Units, an aggregate 2% general partner interest in the Partnership and the Operating Partnership on a combined basis (including the right to receive Incentive Distributions) and the right to receive a portion of the net proceeds of the sale by the Partnership of 18,750,000 Common Units (approximately $355.6 million). The Operating Partnership assumed certain intercompany payables owed by Quantum Chemical to its affiliates and all other liabilities of Suburban Propane (other than income and franchise tax liabilities and intercompany payables to the extent not assumed). A portion of the net proceeds of the sale of Common Units was retained by the Partnership and was used to repay all intercompany payables of Quantum Chemical that the Operating Partnership assumed. In addition, the Operating Partnership issued $425 million aggregate principal amount of Senior Notes due 2011 (the 'Notes') in a private placement. The Operating Partnership distributed the net proceeds received from the issuance of the Notes (approximately $420.6 million) to the General Partner. In connection with such transactions, Suburban Sales and Service, Inc. (the 'Service Company'), a subsidiary of the Operating Partnership, was formed to acquire and operate the service work and appliance and parts sales businesses of Quantum Chemical's propane business.

     The Partnership also granted to the underwriters of the initial Common Units offering (the 'Initial Offering') an option to purchase up to 2,812,500 additional Common Units solely to cover over-allotments. Such option was exercised in its entirety on March 19, 1996. The Partnership used the net proceeds from the exercise of the Underwriters' over-allotment option (approximately $53.9 million) to redeem from the General Partner 2,812,500 Subordinated Units.

     Concurrent with the closing of the Initial Offering, the Operating Partnership also entered into the Bank Credit Facilities, which includes the Working Capital Facility, a revolving credit facility providing for up to $75 million of borrowings to be used for working capital and other general partnership purposes, and the Acquisition Facility, a revolving credit facility providing for up to $100 million of borrowings to be used for acquisitions and improvements. For additional information regarding the terms of the Notes and the Bank Credit Facilities, see 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Description of Indebtedness.'

     The transactions referred to above and the others that occurred in connection with the Acquisition are referred to herein as the 'Transactions.'

DISTRIBUTIONS AND PAYMENTS TO THE GENERAL PARTNER AND ITS AFFILIATES

     The following table summarizes the distributions and payments made and to be made by the Partnership to the General Partner and its affiliates in connection with the Transactions and the ongoing operations of the Partnership. Such distributions and payments were determined by and among affiliated entities and, consequently, were not the result of arm's-length negotiations. See 'Conflicts of Interest and Fiduciary Responsibilities.'

                               ACQUISITION STAGE

The consideration paid to the General
  Partner, Quantum Chemical and their
  affiliates for the transfer of the
  propane business and related liabilities
  of Suburban Propane to the
  Partnership.............................  9,976,250  Subordinated  Units,  an  aggregate  2%  general   partner
                                              interest  in  the Partnership  and the  Operating Partnership  on a
                                              combined  basis   (including  the   right  to   receive   Incentive
                                              Distributions),  the right to receive a portion of the net proceeds of the  Initial Offering  (approximately  $355.6 million)  and  the assumption  by  the Operating  Partnership of  certain intercompany payables owed by  Quantum Chemical to  its affiliates as  described under  'Use of Proceeds' (approximately $250 million) and all other liabilities of Suburban Propane (other than income tax  liabilities and  intercompany payables to the extent not assumed). A portion of
                                              the  net  proceeds  of  the   Initial  Offering  retained  by   the
                                              Partnership  (approximately $250  million) were  used to  repay all intercompany  payables  of  Quantum  Chemical  that  the  Operating
                                              Partnership  assumed. Substantially all of  the net proceeds of the
                                              Initial Offering were paid to, or otherwise benefitted, the General
                                              Partner, Quantum Chemical  and their affiliates.  In addition,  the
                                              Operating  Partnership distributed  the net  proceeds received from the issuance of  the Notes  (approximately $420.6  million) to  the
                                              General Partner.
Proceeds of exercise of over-allotment
  option..................................  On March 19, 1996, the underwriters of the Initial Offering exercised their  over-allotment option. The Partnership used the net proceeds from the exercise of such  option (approximately $53.9 million)  to redeem from the General Partner 2,812,500 Subordinated Units.
                                                OPERATIONAL STAGE
Distributions of Available Cash to the
  General Partner.........................  Available  Cash will generally be  distributed 98% to the Unitholders
                                              (including to the  General Partner  as holder  of the  Subordinated
                                              Units)  and 2% to the General Partner, except that if distributions
                                              of  Available  Cash  from  Operating  Surplus  exceed  the   Target
                                              Distribution  Levels, the General Partner will receive a percentage of such excess distributions that will increase to up to 50% of the excess distributions above the  highest Target Distribution  Level.
                                              In the event the General Partner has purchased APUs, such APUs will be  redeemed out of Available Cash from Operating Surplus after the
                                              Minimum Quarterly Distribution  has been paid  on the Common  Units and  Subordinated Units  and all  Common Unit  Arrearages have been paid. See 'Cash Distribution Policy.'
Payments to the General Partner and its
  affiliates..............................  The only services being  provided to the  Partnership by the  General
                                              Partner  and its  affiliates for which  the General  Partner or its affiliates receive compensation or reimburse-

                                              ment of expenses  are computer services being  provided by  Quantum
                                              Chemical.  The  Partnership expects  that  payments to  the General
                                              Partner and its affiliates  in fiscal 1996  for such services  will not exceed $0.5 million.
                                            See  'Business  and  Properties  --  Contribution  Agreement'  for  a
                                              description of  other  ongoing  arrangements  between  the  General
                                              Partner and its affiliates and the Partnership.
Withdrawal or removal of the General
  Partner.................................  If  the  General Partner  withdraws in  violation of  the Partnership
                                              Agreement or is removed by  the Unitholders with Cause (as  defined in  the  Glossary), the  successor  general partner  will  have the option to purchase the  General Partner's general partner  interest
                                              (including the right to receive Incentive Distributions) for a cash payment  equal to  the fair  market value  thereof; if  the General
                                              Partner withdraws  or is  removed without  Cause it  will have  the option  to require  the successor  general partner  to purchase its general partner interest (including the right to receive  Incentive
                                              Distributions)  for  such price.  If  the general  partner interest
                                              (including the right to receive Incentive Distributions) is not  so purchased  by the successor general partner, it will convert into a number of Common  Units equal  in value  to the  fair market  value thereof  as determined by an independent investment banking firm or other independent experts.
                                                LIQUIDATION STAGE
Liquidation...............................  In the event  of any  liquidation of the  Partnership, the  partners,
                                              including   the  General  Partner,  will  be  entitled  to  receive
                                              liquidating  distributions  in  accordance  with  their  respective
                                              capital   account  balances.  See   'Cash  Distribution  Policy  --
                                              Distributions of Cash Upon Liquidation.'

PARTNERSHIP STRUCTURE

     The Partnership conducts, in substantially every respect, the propane business that was formerly conducted by the Suburban Propane division of Quantum Chemical. The operations of the Partnership are conducted through, and the operating assets are owned by, the Operating Partnership, a Delaware limited partnership, and any other subsidiary operating partnerships and corporations, including the Service Company (collectively, the 'Operating Partnership'). The general partner of the Partnership is Suburban Propane GP, Inc., a Delaware corporation and a wholly owned subsidiary of Quantum Chemical (the 'General Partner'). The Partnership owns a 98.9899% limited partner interest in the Operating Partnership. The General Partner is also the general partner of the Operating Partnership with a 1.0101% general partner interest. The General Partner owns an aggregate 2% general partner interest in the Partnership and the Operating Partnership on a combined basis. References herein to the General Partner's aggregate 2% interest or to distributions to the General Partner of 2% of Available Cash are references to the amount of the General Partner's combined percentage interest in the Partnership and the Operating Partnership. Unless the context otherwise requires, references herein to the Partnership include the Partnership, the Operating Partnership and any other subsidiary operating partnerships and corporations.

     The principal executive offices of the Partnership and the Operating Partnership are located at One Suburban Plaza, 240 Route 10 West, Whippany, New Jersey 07981-0206. The telephone number at such offices is (201) 887-5300.

     The following chart depicts the organization and ownership of the Partnership and the Operating Partnership immediately after giving effect to the sale of all of the Common Units offered hereby. The percentages reflected in the following chart represent the approximate ownership interest in each of the Partnership and the Operating Partnership, individually and not on an aggregate basis. Except in the following chart, the ownership percentages referred to in this Prospectus reflect the approximate effective ownership interest of the Unitholders in the Partnership and the Operating Partnership on a combined basis.

                                     [GRAPHIC]



         Chart depicting the organization and ownership of the Partnership and the Operating Partnership immediately after giving effect to the sale of all of the Common Units offered hereby.

MANAGEMENT

     The business and activities of the Partnership are managed by, or under the direction of, its Board of Supervisors. The General Partner has delegated such authority to the Board of Supervisors and such delegation will be binding on any successor general partner of the Partnership. Six of the members of the initial Board of Supervisors were appointed by the General Partner. Two of the initial supervisors have the qualifications of Appointed Supervisors, two have the qualifications of Elected Supervisors and two have the qualifications of Management Supervisors, each as hereafter described. The seventh member of the initial board of supervisors was appointed by a majority of the Elected Supervisors and has the qualifications of an Elected Supervisor. Hereafter, the members of the Board of Supervisors will be selected as follows: (i) two of the supervisors (the 'Appointed Supervisors') will be appointed by the General Partner in its sole discretion, (ii) three of the supervisors (the 'Elected Supervisors') will be elected by the holders of outstanding Common Units and Subordinated Units voting as a single class at a meeting of the limited partners to be held every third year beginning in 1997 (the 'Tri-Annual Meeting'), and
(iii) two of the supervisors (the 'Management Supervisors') will be appointed by a majority of the Appointed Supervisors and the Elected Supervisors then in office, acting as a single class. A majority of the supervisors in office constitutes a quorum and a majority of a quorum is needed to adopt a resolution or take any other action of the Board of Supervisors. In general, each member of the Board of Supervisors will serve a term of three years and until his successor is duly elected and qualified, except that the terms of the initial members of the Board of Supervisors extend only until the first Tri-Annual Meeting. Elected Supervisors will be nominated by the Board of Supervisors or by any Limited Partner or group of Limited Partners that holds at least 10% of the outstanding Units and may not be employees, officers or directors of the General Partner, the Partnership or any affiliate of the General Partner or the Partnership. Management Supervisors must be executive officers of the Partnership or the Operating Partnership but may not be employees, officers or directors of the General Partner or any other affiliate of the General Partner. See 'The Partnership Agreement -- Management.'

     Holders of Common Units and Subordinated Units will vote as a single class in any election of Elected Supervisors, with each outstanding Unit having one vote; provided that if at any time any person or group (including, without limitation, the General Partner) beneficially owns more than 20% of all Units then outstanding, such person or group may vote not more than 20% of the total Units then outstanding in such election. The three nominees receiving the most votes will be elected as the Elected Supervisors.

     The Partnership has an audit committee (the 'Audit Committee') consisting of the three Elected Supervisors that will be available at the Board of Supervisors' discretion to review matters involving potential conflicts of interest. See 'Conflicts of Interest and Fiduciary Responsibilities' and 'Management -- Partnership Management.'

     The General Partner has agreed not to withdraw as general partner of the Partnership prior to September 30, 2006, subject to certain limited exceptions, without obtaining the approval of the holders of a Unit Majority and furnishing an Opinion of Counsel (as defined in the Glossary). Subject to certain conditions, the General Partner may be removed upon the approval of the holders of a Unit Majority and a Unit Majority may elect the successor General Partner. If the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its affiliates are not voted in favor of such removal (i) the Subordination Period will end and all outstanding Subordinated Units will immediately convert into Common Units on a one-for-one basis, (ii) any existing unpaid Common Unit Arrearages will be extinguished, (iii) the General Partner's APU contribution obligation and the unconditional guarantee of the General Partner's APU contribution obligation by the APU Guarantor (as defined in the Glossary) pursuant to the Distribution Support Agreement (as defined in the Glossary) will terminate and (iv) the General Partner will have the right to convert its general partner interests (including the right to receive Incentive Distributions) into Common Units or to receive cash in exchange for such interests. See 'The Partnership Agreement -- Withdrawal or Removal of the General Partner.' At any time, the stockholder of the General Partner may sell or otherwise transfer all or part of its interest in the General Partner to an affiliate or an unaffiliated third party without the approval of the Unitholders. See 'The Partnership Agreement -- Transfer of General Partner Interests, Right to Receive Incentive Distributions and APUs.'

     The persons who manage and operate the Partnership's business are officers and employees of the Operating Partnership and executive officers of the Partnership and the Operating Partnership. See 'Management.' The Partnership selects a board of supervisors of the Operating Partnership which manages and operates the business and activities of the Operating Partnership.

                   SUMMARY HISTORICAL AND PRO FORMA FINANCIAL
                               AND OPERATING DATA

     The following table sets forth for the periods and as of the dates indicated, summary historical financial and operating data for Suburban Propane and pro forma financial and operating data for the Partnership after giving effect to the Transactions. The summary historical financial data of Suburban Propane presented below are derived from the financial statements of Suburban Propane and Suburban Propane Partners, L.P. and subsidiaries and should be read in conjunction with 'Selected Historical and Pro Forma Financial and Operating Data,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the financial statements of Suburban Propane and Suburban Propane Partners, L.P. and subsidiaries included elsewhere in this Prospectus. The Partnership's summary pro forma financial data are derived from the unaudited pro forma condensed consolidated financial statements of the Partnership included elsewhere in this Prospectus and should be read in conjunction therewith. The dollar amounts in the table below, except per Unit data, are in thousands.

                            PREDECESSOR BASIS(a)(b)
                          ----------------------------
                              TWELVE MONTHS ENDED
                                 SEPTEMBER 30,
                          ----------------------------
                            1991      1992      1993
                          --------  --------  --------
STATEMENT OF OPERATIONS
  DATA
    Revenues............. $667,201  $637,463  $678,992
    Gross profit.........  334,429   323,927   332,016
    Depreciation and
      amortization.......   35,174    34,373    37,706
    Operating income.....   57,808    29,972    58,149
    Interest expense.....    --        --        --
    Cumulative effect of
      changes in
      accounting
      principles(d)......    --       87,800     --
    Provision for income
      taxes..............   24,279    12,653    26,733
    Net income (loss)....   33,612   (70,328)   31,523
    Net income (loss) per
      Unit(e)............
BALANCE SHEET DATA (END
  OF PERIOD)
    Current assets....... $136,482  $146,001  $124,033
    Total assets.........  635,958   617,712   599,939
    Current liabilities..   78,699    86,332    70,772
    Long-term debt.......    --        --        --
    Other long-term
      liabilities........   23,794   107,878   107,824
    Division invested
      capital............  533,465   423,502   421,344
    Partners' capital --
      General Partner....
    Partners' capital --
      Limited Partners...
OTHER DATA
    EBITDA(f)............ $ 92,982  $ 64,345  $ 95,855
    Capital
      expenditures(g)
        Maintenance......   10,402    11,539    31,679
        Acquisition......       72     --        --
    Retail propane
      gallons sold (in
      thousands).........  542,732   552,097   563,291

                                                                   SUCCESSOR BASIS(a)
                         ------------------------------------------------------------------------------------------------------
                                                                                                                   PARTNERSHIP
                                                    PARTNERSHIP                                           NINE     PRO FORMA(c)
                                                   PRO FORMA(c)       NINE      OCTOBER 1,  MARCH 5,     MONTHS    ------------
                                YEAR ENDED         -------------     MONTHS        1995       1996       ENDED     NINE MONTHS
                         ------------------------   YEAR ENDED       ENDED       THROUGH     THROUGH    JUNE 29,      ENDED
                         OCTOBER 1, SEPTEMBER 30,  SEPTEMBER 30,    JULY 1,      MARCH 4,   JUNE 29,      1996       JUNE 29,
                            1994        1995           1995           1995         1996       1996     (COMBINED)      1996
                         ---------- -------------  -------------  ------------  ----------  ---------  ----------  ------------
STATEMENT OF OPERATIONS
  DATA
    Revenues.............$ 677,767    $ 633,620      $ 633,620      $525,137     $383,999   $197,262    $581,261     $581,261
    Gross profit.........  347,227      314,724        314,724       261,351      179,508     93,108     272,616      272,616
    Depreciation and
      amortization.......   34,300       34,055         34,055        25,356       14,816     11,826      26,642       26,642
    Operating income.....   75,490       55,544         55,544        63,569       61,796      5,675      67,471       67,471
    Interest expense.....   --          --              32,045        --           --          9,236       9,236       23,262
    Cumulative effect of
      changes in
      accounting
      principles(d)......   --          --             --             --           --          --         --           --
    Provision for income
      taxes..............   33,644       25,299            250        28,954       28,147         84      28,231          189
    Net income (loss)....   41,846       30,245         23,249        34,615       33,649     (3,645 )    30,004       44,020
    Net income (loss) per
      Unit(e)............                            $     .72                     --       $  (0.12 )    --         $   1.36
BALANCE SHEET DATA (END
  OF PERIOD)
    Current assets.......$  88,566    $  78,846                     $ 65,477                            $141,871     $199,411
    Total assets.........  755,053      736,459                      723,046                             814,423      871,963
    Current liabilities..   74,555       69,872                       53,670                              76,484       76,484
    Long-term debt.......   --          --                            --                                 425,000      425,000
    Other long-term
      liabilities........  120,946      108,352                      119,371                             112,117      112,117
    Division invested
      capital............  559,552      558,235                      550,005                                           --
    Partners' capital --
      General Partner....                                                                                  4,016        5,167
    Partners' capital --
      Limited Partners...                                                                                196,806      253,195
OTHER DATA
    EBITDA(f)............$ 109,790    $  89,599      $  89,599      $ 88,925     $ 76,612   $ 17,501    $ 94,113     $ 94,113
    Capital
      expenditures(g)
        Maintenance......   17,839       21,359         21,359        17,253        9,796      8,779      18,575       18,575
        Acquisition......    1,448        5,817          5,817         4,608       13,172      6,115      19,287       19,287
    Retail propane
      gallons sold (in
      thousands).........  568,809      527,269        527,269       435,686      309,871    155,608     465,479      465,479

                                                        (footnotes on next page)

(footnotes from previous page)

(a) Financial data for the twelve months ended September 30, 1991, 1992 and 1993 ('Predecessor Basis') may not be comparable to fiscal 1994 and 1995 periods ('Successor Basis') due to the application of purchase accounting adjustments in connection with Hanson's acquisition of Quantum Chemical on September 30, 1993.

(b) In connection with Hanson's acquisition of Quantum Chemical on September 30, 1993, Suburban Propane changed its fiscal year ending December 31 to a 52-53 week fiscal year ending on the Saturday nearest to September 30. The new fiscal year includes the full October through March heating season. Prior to the change in fiscal year, the heating season was split between two fiscal years. Solely for purposes of comparing Suburban Propane's operating results to fiscal 1994 and 1995, the statement of operations data of Suburban Propane has been combined for the following periods: January 1 to September 30, 1991 with the corresponding data for the period from October 1, 1990 to December 31, 1990 (the 'twelve months ended September 30, 1991'); January 1 to September 30, 1992 with the corresponding data for the period from October 1, 1991 to December 31, 1991 (the 'twelve months ended September 30, 1992'); and January 1 to September 30, 1993 with the corresponding data for the period from October 1, 1992 to December 31, 1992 (the 'twelve months ended September 30, 1993').

(c) For a description of the assumptions used in preparing the Partnership's pro forma financial and operating data, see 'Unaudited Pro Forma Condensed Consolidated Financial Statements of Suburban Propane Partners, L.P.,' included elsewhere in this Prospectus.

(d) Effective  October 1,  1991, Suburban  Propane adopted  Financial Accounting
    Standards Board Statement of Financial Accounting Standards No. 106, 'Employers' Accounting for Postretirement Benefits Other Than Pensions' ('SFAS No. 106'), and Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes' ('SFAS No. 109'). Suburban Propane elected to immediately recognize the obligation for the SFAS No. 106 benefits, resulting in a cumulative effect charge to earnings of $53,100, net of income taxes of $32,900. The adoption of SFAS No. 109 resulted in a cumulative effect charge to earnings of $34,700.

(e) Net income per Unit is computed by dividing the limited partners' interest in net income by the number of Units expected to be outstanding at the conclusion of this offering.

(f) Defined as operating income plus depreciation and amortization ('EBITDA'). EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not in accordance with nor superior to generally accepted accounting principles but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution.

(g) The Partnership's capital expenditures  fall generally into two  categories:
    (i) maintenance capital expenditures, which include expenditures for repair and replacement of property, plant and equipment, and (ii) acquisition capital expenditures, which include expenditures related to the acquisition of retail propane operations and a portion of the purchase price allocated to intangibles associated with such acquired businesses.

                                  THE OFFERING

Securities Offered...........................  3,000,000  Common  Units  to  be  issued  in  connection  with the acquisition of businesses, properties or securities in  business combinations.
Units to be Outstanding
  After This Offering........................  24,562,500   Common  Units   and  7,163,750   Subordinated  Units,
                                                 representing a 75.9% and 22.1%  limited partner interest in  the
                                                 Partnership, respectively.
Distributions of Available Cash..............  The  Partnership will distribute all  of its Available Cash within approximately 45  days after  the  end of  each quarter  to  the
                                                 Unitholders  of record on the applicable  record date and to the
                                                 General Partner. 'Available Cash'  for any quarter will  consist generally  of all cash  on hand at  the end of  such quarter, as adjusted for reserves. The complete definition of Available Cash is set forth in the Glossary. The Board of Supervisors has broad
                                                 discretion  in  making   cash  disbursements  and   establishing
                                                 reserves,  thereby affecting  the amount of  Available Cash that will be distributed  with respect to  any quarter. In  addition, the terms of the Partnership's indebtedness require that certain
                                                 reserves   for  the   payment  of  principal   and  interest  be
                                                 maintained. Available Cash will generally be distributed 98%  to
                                                 Unitholders  and  2%  to  the  General  Partner  except  that if distributions of Available  Cash from  Operating Surplus  exceed specified target levels ('Target Distribution Levels') in excess of  the Minimum Quarterly Distribution  the General Partner will receive a  percentage of  such  excess distributions  that  will increase  to up  to 50%  of the  excess distributions  above the
                                                 highest  Target  Distribution  Level.  See  'Cash   Distribution
                                                 Policy  --  Incentive Distributions  --  Hypothetical Annualized
                                                 Yield.'
Distributions to Common and Subordinated
  Unitholders................................  The  Partnership  intends,  to  the  extent  there  is  sufficient
                                                 Available  Cash from  Operating Surplus,  to distribute  to each
                                                 holder  of  Common   Units  at  least   the  Minimum   Quarterly
                                                 Distribution  of $0.50 per Common  Unit per quarter. The Minimum
                                                 Quarterly Distribution  is  not  guaranteed and  is  subject  to adjustment as described under 'Cash Distribution
                                                 Policy  --  Adjustment  of  Minimum  Quarterly  Distribution and
                                                 Target Distribution Levels.'
                                               With respect  to each  quarter  during the  Subordination  Period, which will generally not end prior to March 31, 2001, the Common
                                                 Unitholders will generally have the right to receive the Minimum
                                                 Quarterly  Distribution,  plus any  arrearages  thereon ('Common
                                                 Unit Arrearages'),  before any  distribution of  Available  Cash from  Operating Surplus is made to the Subordinated Unitholders.
                                                 This  subordination  feature  will  enhance  the   Partnership's
                                                 ability  to distribute the Minimum Quarterly Distribution on the
                                                 Common Units during the Subordination Period. Subordinated Units will not accrue distribution arrearages. Upon expiration of  the
                                                 Subordination   Period,  Common  Units  will  no  longer  accrue
                                                 distribution arrearages. See 'Cash Distribution Policy.'
Distribution Support.........................  To further  enhance the  Partnership's ability  to distribute  the
                                                 Minimum  Quarterly Distribution on the  Common Units through the quarter ending March 31, 2001,  the General Partner has  agreed, subject to certain limitations, to

                                                 contribute  cash, if necessary, to the Partnership in return for additional non-voting  limited partner  interests ('APUs').  The
                                                 General  Partner's  obligation  to  purchase  APUs  is generally limited in any one quarter to an amount equal to the product  of the  then  Minimum  Quarterly  Distribution  and  the  number of outstanding Common Units  on the record  date for such  quarter,
                                                 plus   a  proportionate  distribution  on  the  general  partner
                                                 interest in the Partnership, and to a maximum amount outstanding at any one time equal to approximately $43.6 million, subject to adjustment and limitation as described under 'Cash  Distribution
                                                 Policy   --  Distribution  Support.'   The  Partnership  is  not
                                                 required, however, to distribute to holders of Common Units  the cash received from the issuance of APUs, and the Partnership may use  such  cash  for  other  purposes.  The  APU  Guarantor  has
                                                 unconditionally   guaranteed   the    General   Partner's    APU
                                                 contribution  obligation.  For  information  concerning  the APU
                                                 Guarantor's financial condition and  related matters, see  'Cash
                                                 Distribution  Policy --  Certain Information  Concerning the APU
                                                 Guarantor' and ' -- Distribution Support.'
                                               APUs are generally not entitled to cash distributions, allocations of profits  or  voting  rights, but  are  subject  to  quarterly mandatory redemption, in whole or in part, by the Partnership to the  extent that Available  Cash from Operating  Surplus for any quarter exceeds the sum of the Minimum Quarterly Distribution on all outstanding  Common Units  and  Subordinated Units  and  any
                                                 unpaid   Common   Unit   Arrearages.   See   'Cash  Distribution
                                                 Policy  --   Distributions   from   Operating   Surplus   during
                                                 Subordination  Period'  and  ' --  Distributions  from Operating
                                                 Surplus after Subordination Period.'
Subordination Period.........................  The Subordination Period will generally extend until the first day of any  quarter beginning  after March  31, 2001  in respect  of which (i) distributions of Available Cash from Operating Surplus on  the Common Units and the  Subordinated Units with respect to each of the three  consecutive four-quarter periods  immediately preceding  such date equaled or exceeded  the sum of the Minimum
                                                 Quarterly Distribution on  all of the  outstanding Common  Units and  Subordinated Units  during such periods,  (ii) the Adjusted
                                                 Operating Surplus (as defined in the Glossary) generated  during each  of the three  consecutive four-quarter periods immediately preceding such date equaled or  exceeded the sum of the  Minimum
                                                 Quarterly  Distribution on  all of the  outstanding Common Units and Subordinated  Units  and  the related  distribution  on  the general partner interest in the Partnership during such periods, and  (iii) there are no outstanding Common Unit Arrearages. Upon
                                                 expiration  of   the   Subordination   Period,   all   remaining
                                                 Subordinated   Units  will  convert  into   Common  Units  on  a
                                                 one-for-one basis and will thereafter participate pro rata  with the other Common Units in distributions of Available Cash.

Early Conversion of Subordinated Units.......  A portion of the Subordinated Units will convert into Common Units on  the  first day  after the  record  date established  for the distribution in respect of  any quarter ending  on or after  (a)
                                                 March  27, 1999 (with respect to one-quarter of the Subordinated
                                                 Units) and (b) April 1, 2000 (with respect to one-quarter of the
                                                 Subordinated Units), in  respect of which  (i) distributions  of
                                                 Available  Cash from Operating  Surplus on the  Common Units and the Subordinated  Units  with  respect  to  each  of  the  three consecutive four-quarter periods immediately preceding such date
                                                 equaled   or  exceeded   the  sum   of  the   Minimum  Quarterly
                                                 Distribution  on  all  of  the  outstanding  Common  Units   and
                                                 Subordinated  Units  during  such  periods,  (ii)  the  Adjusted
                                                 Operating Surplus generated during  each of the two  consecutive four-quarter  periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of
                                                 the outstanding  Common Units  and  Subordinated Units  and  the related  distribution  on the  general  partner interest  in the
                                                 Partnership  during  such  periods,  and  (iii)  there  are   no
                                                 outstanding  Common Unit Arrearages; provided, however, that the early conversion of the second tranche of Subordinated Units may not occur until at least one year following the early conversion
                                                 of  the  first   tranche  of  Subordinated   Units.  See   'Cash
                                                 Distribution  Policy  --  Distributions  from  Operating Surplus during Subordination Period.'

Incentive Distributions......................  If quarterly  distributions of  Available Cash  exceed the  Target
                                                 Distribution   Levels,   the   General   Partner   will  receive
                                                 distributions which are  generally equal  to 15%,  then 25%  and then 50% of the distributions of Available Cash that exceed such
                                                 Target  Distribution Levels. The  Target Distribution Levels are
                                                 based on the  amounts of Available  Cash from Operating  Surplus distributed  that exceed distributions made  with respect to the
                                                 Minimum Quarterly Distribution  and Common  Unit Arrearages,  if
                                                 any,  and  redemptions of  outstanding APUs,  if any.  See 'Cash
                                                 Distribution Policy --  Incentive Distributions --  Hypothetical
                                                 Annualized  Yield.'  The  distributions to  the  General Partner described above that are in  excess of its aggregate 2%  general partner  interest  are  referred  to  herein  as  the 'Incentive
                                                 Distributions.' The General  Partner may transfer  its right  to receive Incentive Distributions to one or more persons.

Adjustment of Minimum Quarterly Distribution
  and Target Distribution Levels.............  The Minimum Quarterly Distribution, the Target Distribution Levels
                                                 and  the  General  Partner's  APU  contribution  obligation  are
                                                 subject  to  downward   adjustments  in  the   event  that   the
                                                 Unitholders receive distributions of Available Cash from Capital
                                                 Surplus  (as defined in the  Glossary) or legislation is enacted or existing  law  is modified  or  interpreted by  the  relevant governmental  authority in a manner  that causes the Partnership to be  treated as  an association  taxable as  a corporation  or otherwise  taxable  as an  entity  for federal,  state  or local income tax  purposes.  If,  as  a  result  of  distributions  of
                                                 Available  Cash from Capital Surplus,  the Unitholders receive a full return of the initial  public offering price of the  Common
                                                 Units and any unpaid

                                                 Common  Unit  Arrearages,  the distributions  of  Available Cash payable to  the General  Partner  will increase  to 50%  of  all
                                                 amounts   distributed   thereafter.   See   'Cash   Distribution
                                                 Policy -- General,' ' -- Distributions from Capital Surplus' and
                                                 ' -- Distribution Support.'
Partnership's Ability to Issue Additional
  Units......................................  The Partnership Agreement generally authorizes the Partnership  to
                                                 issue   an  unlimited  number   of  additional  limited  partner
                                                 interests and  other equity  securities of  the Partnership  for such  consideration and on such terms and conditions as shall be established by the Board of  Supervisors in its sole  discretion
                                                 without   the   approval   of   the   Unitholders.   During  the
                                                 Subordination Period,  however, the  Partnership may  not  issue equity securities ranking prior or senior to the Common Units or an  aggregate  of more  than  9,375,000 Common  Units (excluding
                                                 Common Units  issued  upon  the exercise  of  the  Underwriters'
                                                 over-allotment  option, upon conversion of Subordinated Units or in connection with certain acquisitions or capital  improvements or  the  repayment of  certain indebtedness  (such  as all  or a portion of the  3,000,000 Common  Units offered  hereby)) or  an equivalent  number of  securities ranking  on a  parity with the
                                                 Common Units or ranking prior or  senior to or on a parity  with the  Subordinated Units, in either  case without the approval of
                                                 the  holders   of  a   Unit  Majority.   See  'The   Partnership
                                                 Agreement -- Issuance of Additional Securities.'
Limited Call Right...........................  If  at any time less than 20% of the issued and outstanding Common
                                                 Units are held by persons other than the General Partner and its
                                                 affiliates,  the  General  Partner  may  purchase  all  of   the
                                                 remaining  Common Units at  a price generally  equal to the then current market price of the  Common Units. See 'The  Partnership
                                                 Agreement -- Limited Call Right.'
Limited Voting Rights........................  Holders of Common Units have only limited voting rights on matters affecting the Partnership's business. Among such limitations are that  the Unitholders may elect only  three of the seven members of the Board of  Supervisors, such elections  will only be  held every  three  years, and  if  at any  time  any person  or group beneficially  owns  more  than  20%  of  the  total  Units  then outstanding,  such person or group may vote not more than 20% of
                                                 the  total  Units  then   outstanding  in  any  such   election.
                                                 Unitholders  also have  the right to  vote with  respect to only certain other matters as specified in the Partnership Agreement.
                                                 See 'The Partnership Agreement.'
Transfer Restrictions........................  All purchasers of Common Units in this offering and purchasers  of
                                                 Common  Units in the open market  who wish to become Unitholders of record  must deliver  an executed  transfer application  (the
                                                 'Transfer  Application,' the form  of which is  included in this
                                                 Prospectus as Appendix  A) before  the issuance  or transfer  of
                                                 such   Common  Units   will  be   registered  and   before  cash
                                                 distributions and federal income tax allocations will be made to the transferee. See 'Description of the Common Units -- Transfer of Common Units.'

Distributions Upon Liquidation...............  In the  event of  any liquidation  of the  Partnership during  the
                                                 Subordination  Period,  the  outstanding  Common  Units  will be entitled to receive a distribution out of the net assets of  the
                                                 Partnership,  in preference to  liquidating distributions on the
                                                 Subordinated Units to  the extent of  their Unrecovered  Capital
                                                 (as  defined  in  the  Glossary)  and  any  unpaid  Common  Unit
                                                 Arrearages.   Under   certain   circumstances   there   may   be
                                                 insufficient  gain  for the  holders  of Common  Units  to fully recover  all  such  amounts,  even  though  there  may  be  cash available  for  distribution to  holders of  Subordinated Units.
                                                 Following conversion  of  the  Subordinated  Units  into  Common
                                                 Units,  all Units will  be treated the  same upon liquidation of the Partnership. See 'Cash  Distribution Policy --  Distribution
                                                 of Cash Upon Liquidation.'
Listing......................................  The  Common Units are listed on the NYSE. Application will be made to list the Common Units offered hereby on the NYSE at the  time
                                                 Common  Units are issued  in connection with  the acquisition of businesses, properties or securities in business combinations.
NYSE Symbol..................................  'SPH'

                         SUMMARY OF TAX CONSIDERATIONS

     The tax consequences of an investment in the Partnership to a particular investor will depend in part on the investor's own tax circumstances. Each prospective investor should consult his own tax advisor about the federal, state and local tax consequences of an investment in Common Units.

     The following is a brief summary of certain expected tax consequences of acquiring, owning and disposing of Common Units. The following discussion, insofar as it relates to federal income tax laws, is based in part upon the opinion of Counsel described in 'Tax Considerations.' This summary is qualified by the discussion in 'Tax Considerations,' particularly the qualifications on the opinions of Counsel described therein.

PARTNERSHIP STATUS

     In the opinion of Counsel, the Partnership will be classified for federal income tax purposes as a partnership, and the beneficial owners of Common Units will generally be considered partners in the Partnership. Accordingly, the Partnership will pay no federal income taxes, and a holder of Common Units will be required to report in his federal income tax return his share of the Partnership's income, gains, losses and deductions. In general, cash distributions to a holder of Common Units will be taxable only if, and to the extent that, they exceed such Unitholder's tax basis in his Common Units.

PARTNERSHIP ALLOCATIONS

     In general, annual income and loss of the Partnership will be allocated to the General Partner and the Unitholders for each taxable year in accordance with their respective percentage interests in the Partnership, as determined annually and prorated on a monthly basis and subsequently apportioned among the General Partner and the Unitholders of record as of the opening of the first business day of the month to which they relate, even though Unitholders may dispose of their Units during the month in question. As described in greater detail in 'Consequences of Exchanging Assets for Common Units,' however, a Unitholder acquiring Units in exchange for a conveyance of assets to the Partnership will be required to take into account certain special allocations of income and loss for federal income tax purposes related to the conveyed assets. A Unitholder will be required to take into account, in determining his federal income tax liability, his share of income generated by the Partnership for each taxable year of the Partnership ending within or with the Unitholder's taxable year whether or not cash distributions are made to him. As a consequence, a Unitholder's share of taxable income of the Partnership (and possibly the income tax payable by him with respect to such income) may exceed the cash, if any, actually distributed to such Unitholder.

CONSEQUENCES OF EXCHANGING ASSETS FOR COMMON UNITS

     In general, no gain or loss will be recognized for federal income tax purposes by the Partnership or by a person (including any individual, partnership, S corporation or corporation taxed under Subchapter C of the Code) contributing property to the Partnership in exchange for Common Units. If the Partnership assumes liabilities or takes assets subject to liabilities in connection with a contribution of assets in exchange for Common Units, however, taxable gain may be recognized by the contributing person in certain circumstances. Any existing tax gain (generally, the excess of fair market value over tax basis) is recognized over the period of time during which the Partnership claims depreciation or amortization deductions with respect to the contributed property, or when the contributed property is disposed of by the Partnership. See 'Tax Considerations -- Consequences of Exchanging Assets for Common Units.'

BASIS OF COMMON UNITS

     A person who contributes property to the Partnership in exchange for Common Units will generally have an initial tax basis for his Common Units equal to the tax basis of the property contributed to the Partnership in exchange for Common Units. The tax basis for a Common Unit will be increased by the Unitholder's share of Partnership income and his share of increases in Partnership debt. The basis for a Common Unit will be decreased (but not below zero) by distributions from the Partnership (including deemed distributions resulting from the assumption of indebtedness by the Partnership), by the Unitholder's share of Partnership losses, by his share of decreases in Partnership debt and by the Unitholder's share of expenditures of the Partnership that are not deductible in computing the taxable income and are not required to be capitalized.

LIMITATIONS ON DEDUCTIBILITY OF PARTNERSHIP LOSSES

     In the case of taxpayers subject to the passive loss rules (generally, individuals and closely held corporations), under the passive loss limitations, Partnership losses, if any, will only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including passive activities or investments. Any losses unused by virtue of the passive loss rules may be deducted when the Unitholder disposes of all of his Common Units in a fully taxable transaction with an unrelated party. In addition, a Unitholder may deduct his share of Partnership losses only to the extent the losses do not exceed his tax basis in his Common Units or, in the case of taxpayers subject to the 'at risk' rules, the amount the Unitholder is at risk with respect to the Partnership's activities, if less than such tax basis. Upon a taxable disposition of a Common Unit, any gain recognized by a Unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss (above such gain) previously suspended by the at risk limitation or any loss previously suspended by the basis limitation is no longer utilizable.

SECTION 754 ELECTION

     The Partnership intends to make the election provided for by Section 754 of the Internal Revenue Code of 1986, as amended (the 'Code'), which will generally permit a Unitholder to calculate income and deductions by reference to the portion of his purchase price attributable to each asset of the Partnership.

DISPOSITION OF COMMON UNITS

     A Unitholder who sells Common Units will recognize gain or loss equal to the difference between the amount realized (including his share of Partnership nonrecourse liabilities) and his adjusted tax basis in such Common Units. Thus, prior Partnership distributions in excess of cumulative net taxable income in respect of a Common Unit which decreased a Unitholder's tax basis in such Common Unit will, in effect, become taxable income if he sells the Common Units at a price greater than his adjusted tax basis even if the price is less than his original cost. A portion of the amount realized (whether or not representing gain) may be ordinary income.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

     In addition to federal income taxes, Unitholders will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which a Unitholder resides or in which the Partnership does business or owns property. Although an analysis of those various taxes is not presented here, each prospective Unitholder should consider their potential impact on his investment in the Partnership. The Partnership will initially own property and conduct business in New Jersey, California, New York, Florida, North Carolina, Mississippi and 35 other states. A Unitholder will also be required to file state income tax returns and to pay taxes in various states and may be subject to penalties for failure to comply with such requirements. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, the Partnership has no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require the

Partnership, or the Partnership may elect, to withhold a percentage of income from amounts to be distributed to a Unitholder who is not a resident of the state. Withholding, the amount of which may be more or less than a particular Unitholder's income tax liability to the state, may not relieve the nonresident Unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to Unitholders for purposes of determining the amounts distributed by the Partnership. Based on current law and its estimate of future Partnership operations, the Partnership anticipates that any amounts required to be withheld will not be material.

     It is the responsibility of each prospective Unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in the Partnership. Accordingly, each prospective Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all federal, state and local tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership.

OWNERSHIP OF COMMON UNITS BY TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER
INVESTORS

     An investment in Common Units by tax-exempt organizations (including individual retirement accounts (IRAs) and other retirement plans), regulated investment companies and foreign persons raises issues unique to such persons. Virtually all of the Partnership income allocated to a Unitholder which is a tax-exempt organization will be unrelated business taxable income, and thus will be taxable to such Unitholder; no significant amount of the Partnership's gross income will be qualifying income for purposes of determining whether a Unitholder will qualify as a regulated investment company; and a Unitholder who is a nonresident alien, foreign corporation or other foreign person will be regarded as being engaged in a trade or business in the United States as a result of ownership of a Common Unit and thus will be required to file federal income tax returns and to pay tax on such Unitholder's share of Partnership taxable income. See 'Tax Considerations -- Uniformity of Units -- Tax-Exempt Organizations and Certain Other Investors.'

TAX SHELTER REGISTRATION

     The Code generally requires that 'tax shelters' be registered with the Secretary of the Treasury. It is arguable that the Partnership will not be subject to this registration requirement on the basis that it will not constitute a tax shelter. Nevertheless, the Partnership is registered as a tax shelter (ID# 960 8000 0050) with the IRS. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAS BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. See 'Tax Considerations -- Administrative Matters -- Registration as a Tax Shelter.'

                                  RISK FACTORS

     A prospective investor should carefully consider the following risk factors as well as the other information set forth in this Prospectus, before purchasing the Common Units offered hereby.

RISKS INHERENT IN THE PARTNERSHIP'S BUSINESS

  WEATHER CONDITIONS AFFECT THE DEMAND FOR PROPANE

     Weather conditions have a significant impact on the demand for propane for both heating and agricultural purposes. Many customers of the Partnership rely heavily on propane as a heating fuel. Accordingly, the volume of propane sold is at its highest during the six-month peak heating season of October through March and is directly affected by the severity of the winter weather. Historically, approximately two-thirds of the Partnership's retail propane volume is sold during the peak heating season. Actual weather conditions can vary substantially from year to year, significantly affecting the Partnership's financial performance. Furthermore, variations in weather in one or more regions in which the Partnership operates can significantly affect the total volume of propane sold by the Partnership and, consequently, the Partnership's results of operations. Variations in the weather in the northeast, where the Partnership has a greater concentration of higher margin residential accounts, will generally have a greater impact on the Partnership's EBITDA and operating income than variations in the weather in other markets. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

  THE PARTNERSHIP WILL BE SUBJECT TO PRICING AND INVENTORY RISKS

     The retail propane business is a 'margin-based' business in which gross profits depend on the excess of sales prices over the propane supply costs. Propane is a commodity, and, as such, its unit price can be subject to volatile changes in response to changes in supply or other market conditions. The Partnership will have no control over these market conditions. Consequently, the unit price of propane purchased by the Partnership, as well as other marketers, can change rapidly over a short period of time. In general, product supply contracts permit suppliers to charge posted prices at the time of delivery or the current prices established at major storage points such as Mont Belvieu, Texas or Conway, Kansas. As rapid increases in the wholesale cost of propane may not be immediately passed on to customers, such increases could reduce margins. Consequently, the Partnership's profitability will be sensitive to changes in wholesale propane prices. The Partnership may from time to time engage in transactions to hedge product costs in an attempt to reduce cost volatility, although to date such activities have not been significant.

  THE RETAIL PROPANE BUSINESS IS MATURE AND COMPETITIVE

     The retail propane industry is mature, and the Partnership foresees only limited growth in total retail demand for the product. The Partnership expects the overall demand for propane to remain relatively constant over the next several years, with year-to-year industry volumes being affected primarily by weather patterns. Therefore, the Partnership's ability to grow within the industry is dependent on its ability to acquire other retail distributors, open new district locations, add new customers and retain existing customers.

     The Partnership competes with other distributors of propane, including a number of large national and regional firms and several thousand small independent firms. Generally, warmer-than-normal weather further intensifies competition. The Partnership believes that its ability to compete effectively depends on the reliability of its service, its responsiveness to customers and its ability to maintain competitive retail prices.

  THE PARTNERSHIP MAY NOT BE SUCCESSFUL IN MAKING ACQUISITIONS

     There can be no assurance that the Partnership will identify attractive acquisition candidates in the future, that the Partnership will be able to acquire such businesses on economically acceptable terms, that any acquisitions will not be dilutive to earnings and distributions or that any additional debt incurred to finance an acquisition will not affect the ability of the Partnership to make distributions to the Unitholders. The Partnership is subject to certain covenants in agreements governing its indebtedness that might restrict the Partnership's ability to incur indebtedness to finance acquisitions.

  ENERGY EFFICIENCY AND TECHNOLOGY ADVANCES MAY AFFECT DEMAND

     The national trend toward increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, has adversely affected the demand for propane by retail customers. The Partnership cannot predict the materiality of the effect of future conservation measures or the effect that any technological advances in heating, conservation, energy generation or other devices might have on its operations.

  THE PARTNERSHIP IS SUBJECT TO OPERATING AND LITIGATION RISKS WHICH MAY NOT BE
     COVERED BY INSURANCE

     The Partnership's operations are subject to all operating hazards and risks normally incidental to handling, storing and delivering combustible liquids such as propane. As a result, the Partnership has been, and is likely to continue to be, a defendant in various legal proceedings and litigation arising in the ordinary course of business. The Partnership will maintain insurance policies with insurers in such amounts and with such coverages and deductibles as it believes are reasonable and prudent. However, there can be no assurance that such insurance will be adequate to protect the Partnership from all material expenses related to potential future claims for personal and property damage or that such levels of insurance will be available in the future at economical prices. For a discussion of certain contingent liabilities related to Suburban Propane's operations that will be assumed by the Partnership, see 'Business and Properties -- Litigation and Other Contingencies.'

  THE RETAIL PROPANE BUSINESS FACES COMPETITION FROM ALTERNATIVE ENERGY SOURCES

     Propane competes with other sources of energy, some of which are less costly for equivalent energy value. The Partnership competes for customers against suppliers of electricity, natural gas and fuel oil. Electricity is a major competitor of propane, but propane generally enjoys a competitive price advantage over electricity. Except for certain industrial and commercial applications, propane is generally not competitive with natural gas in areas where natural gas pipelines already exist because natural gas is a significantly less expensive source of energy than propane. The gradual expansion of the nation's natural gas distribution systems has resulted in the availability of natural gas in many areas that previously depended upon propane. To a lesser extent, the Partnership also competes with fuel oil. In addition, the Partnership cannot predict the effect that the development of alternative energy sources might have on its operations.

RISKS INHERENT IN AN INVESTMENT IN THE PARTNERSHIP

  CASH DISTRIBUTIONS ARE NOT GUARANTEED AND MAY FLUCTUATE WITH PARTNERSHIP PERFORMANCE

     Although the Partnership will distribute all of its Available Cash, there can be no assurance regarding the amounts of Available Cash to be generated by the Partnership. The actual amounts of Available Cash will depend upon numerous factors, including the profitability of operations, required principal and interest payments on the Partnership's debt, the costs of acquisitions (including related debt service payments), restrictions contained in the Partnership's debt instruments, issuances of debt and equity securities by the Partnership, fluctuations in working capital, capital expenditures, adjustments in reserves, prevailing economic conditions and financial, business and other factors, a number of which will be beyond the control of the Partnership and the Board of Supervisors.

     The General Partner's obligation to purchase APUs is subject to certain limitations and does not constitute a guarantee that the Minimum Quarterly Distribution will be made on the Common Units. The Partnership is not required to distribute to holders of Common Units the cash received from the issuance of APUs, and the Partnership may use such cash for other purposes. Therefore, under certain

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
circumstances, the General Partner's support obligation may not ensure that there is cash sufficient to permit the Partnership to distribute the Minimum Quarterly Distribution on the Common Units. Distributions to Unitholders of cash received from working capital borrowings or contributions from the General Partner to the Partnership (in exchange for APUs) will reduce the tax basis of a Unitholder in his Units and, therefore, increase the amount of taxable gain or decrease the amount of taxable loss resulting from any future sale of such Units (depending on the price received for such Units) but will not result in the current recognition of any taxable income by a Unitholder unless the cash received from such a distribution exceeds the Unitholder's tax basis in his Units.

     The Partnership Agreement gives the Board of Supervisors broad discretion in establishing reserves for the proper conduct of the Partnership's business that will affect the amount of Available Cash. Because the business of the Partnership is seasonal, the Partnership expects that it will make additions to reserves during certain of the Partnership's quarters in order to fund operating expenses and distributions to partners with respect to other quarters. In addition, the Partnership will be required to establish reserves in respect of future payments of principal and interest on the Notes and any indebtedness under the Bank Credit Facilities. Distributions from the Operating Partnership will be the Partnership's primary source of Available Cash. Subsequent refinancing of the Notes or the Bank Credit Facilities, as well as other indebtedness incurred by the Partnership, may have similar restrictions and the Partnership's ability to distribute cash may also be limited during the existence of defaults under any of the Partnership's debt instruments. As a result of these and other factors, there can be no assurance regarding the actual levels of cash distributions to Unitholders by the Partnership.

  AVAILABLE CASH FROM OPERATING SURPLUS GENERATED IN ANY PERIOD MAY NOT BE
     ADEQUATE TO DISTRIBUTE THE MINIMUM QUARTERLY DISTRIBUTION

     The amount of Available Cash from Operating Surplus needed to distribute the Minimum Quarterly Distribution for four quarters on the Common Units and Subordinated Units to be outstanding immediately after this offering and on the General Partner's aggregate 2% general partner interest is approximately $64.7 million ($49.1 million for the Common Units, $14.3 million for the Subordinated Units and $1.3 million for the aggregate 2% general partner interest).

     The amount of pro forma Available Cash from Operating Surplus generated during fiscal 1995 was $35.9 million. Such amount would have been insufficient by approximately $14.5 million to cover the Minimum Quarterly Distribution for the four quarters in such fiscal year on all the outstanding Common Units and the related distribution on the aggregate 2% general partner interest and would have been insufficient to cover any of the Minimum Quarterly Distribution on the Subordinated Units. To the extent pro forma Available Cash from Operating Surplus generated during fiscal 1995 would have been insufficient to make the Minimum Quarterly Distribution on the Common Units and the related distribution on the general partner interest in the Partnership, the Partnership would have used cash on hand, working capital borrowings or contributions from the General Partner to the Partnership (in exchange for APUs) to make such distributions. See 'Cash Distribution Policy -- Distribution Support.'

  THE PARTNERSHIP'S INDEBTEDNESS MAY LIMIT THE PARTNERSHIP'S ABILITY TO MAKE
     DISTRIBUTIONS AND MAY AFFECT ITS OPERATIONS

     The  Partnership has  indebtedness that is  substantial in  relation to its partners' equity. As of June 29, 1996, the Partnership's total long-term indebtedness as a percentage of its total capitalization was approximately 67.9%. The Partnership has an additional $175 million of debt capacity pursuant to the Bank Credit Facilities. Future borrowings could result in a significant increase in the Partnership's leverage. The ability of the Partnership to make principal and interest payments depends on future performance, which performance is subject to many factors, a number of which will be outside the Partnership's control. The Partnership's indebtedness contains provisions relating to change in ownership. If such change in ownership provisions are triggered, such outstanding indebtedness may become due. In such event, there is no assurance that the Partnership would be able to pay the indebtedness. The Notes and the Bank Credit Facilities contain restrictive covenants that limit the ability of the Operating Partnership to distribute cash and to incur additional indebtedness. The

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
payment of principal and interest on such indebtedness and the reserves required by the terms of the Partnership's indebtedness for the future payment thereof will reduce the cash available to make distributions on the Units. Compliance with the requirements and covenants of such indebtedness may limit the Partnership's ability to make distributions to Unitholders. The Partnership's leverage may also adversely affect the ability of the Partnership to finance its future operations and capital needs, may limit its ability to pursue other business opportunities and may make its results of operations more susceptible to adverse economic conditions. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Description of Indebtedness.'

  UNITHOLDERS HAVE CERTAIN LIMITS ON THEIR VOTING RIGHTS

     The Board of Supervisors manages, or directs the management of, the Partnership. Holders of Common Units have only limited voting rights on matters affecting the Partnership's business. Among the limitations on such voting rights are that Unitholders may elect only three of the seven members of the Board of Supervisors, such elections will only be held every three years and if at any time any person or group beneficially owns more than 20% of the total Units then outstanding, such person or group may not vote more than 20% of the total Units then outstanding in any such election. See 'The Partnership Agreement.'

  THE PARTNERSHIP MAY ISSUE ADDITIONAL COMMON UNITS THEREBY DILUTING EXISTING
     UNITHOLDERS' INTERESTS

     The Partnership has the authority to issue an unlimited number of additional Common Units or other equity securities for such consideration and on such terms and conditions as are established by the Board of Supervisors, in its sole discretion without the approval of the Unitholders. During the Subordination Period, however, the Partnership may not issue equity securities ranking prior or senior to the Common Units or an aggregate of more than 9,375,000 additional Common Units (excluding Common Units issued upon conversion of Subordinated Units or in connection with certain acquisitions or capital improvements or the repayment of certain indebtedness, (such as all or a portion of the 3,000,000 Common Units offered hereby)) or an equivalent number of securities ranking on a parity with the Common Units or ranking prior or senior to or on a parity with the Subordinated Units, in either case without the approval of holders of a Unit Majority. After the end of the Subordination Period, the Partnership may issue an unlimited number of limited partner interests of any type without the approval of the Unitholders. The Partnership Agreement does not give the holders of Common Units the right to approve the issuance by the Partnership of equity securities ranking junior to the Subordinated Units at any time. Based on the circumstances of each case, the issuance of additional Common Units may dilute the value of the interests of the then-existing holders of Common Units in the net assets of the Partnership.

     The conversion of the Subordinated Units into Common Units will increase the Partnership's Minimum Quarterly Distribution obligation with respect to the Common Units while simultaneously reducing the Minimum Quarterly Distribution obligation with respect to the Subordinated Units. The conversion of Subordinated Units into Common Units prior to the end of the Subordination Period will reduce the maximum amount of the General Partner's APU contribution obligation on a per Common Unit basis.

  CHANGE OF MANAGEMENT PROVISIONS

     The Partnership Agreement contains certain provisions that may have the effect of discouraging a person or group from attempting to remove the current management of the Partnership or the current General Partner. If the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its affiliates are not voted in favor of such removal (i) the Subordination Period will end and all outstanding Subordinated Units will immediately convert into Common Units on a one-for-one basis, (ii) any existing Common Unit Arrearages will be extinguished, (iii) the General Partner's APU contribution obligation and the APU Guarantor's guarantee obligation pursuant to the Distribution Support

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
Agreement will terminate and (iv) the General Partner will have the right to convert its general partner interests (including the right to receive Incentive Distributions) into Common Units or to receive cash in exchange for such interests. Further, the initial members of the Board of Supervisors will be selected by the General Partner, and, on an ongoing basis, two of the members of the Board of Supervisors will be appointed by the General Partner, three will be elected by the Unitholders (including the General Partner in its capacity as a Unitholder) every third year (with no person or group entitled to vote more than 20% of the outstanding Units) and two will be elected by the first five supervisors, acting together as a single class. In general, all supervisors will serve three-year terms. In addition, the Partnership has substantial latitude in issuing equity securities without Unitholder approval. The Partnership Agreement also contains provisions limiting the ability of Unitholders to call meetings of Unitholders, to nominate Elected Supervisors, to acquire information about the Partnership's operations as well as other provisions limiting the Unitholders' ability to influence the manner or direction of management. The effect of these provisions may be to diminish the price at which the Common Units will trade under certain circumstances. See 'The Partnership Agreement -- Withdrawal or Removal of the General Partner' and ' -- Management.'

  THE GENERAL PARTNER WILL HAVE A LIMITED CALL RIGHT WITH RESPECT TO THE COMMON UNITS

     If at any time less than 20% of the then issued and outstanding Common Units are held by persons other than the General Partner and its affiliates, the General Partner will have the right, which it may assign to any of its affiliates or the Partnership, to acquire all, but not less than all, of the remaining Common Units held by such unaffiliated persons at a price generally equal to the then-current market price of the Common Units. As a consequence of the General Partner's right to purchase outstanding Common Units, a holder of Common Units may be required to sell his Common Units at a time when he may not desire to sell them or at a price that is less than the price at which he would be willing to sell them. See 'The Partnership Agreement -- Limited Call Right.'

  UNITHOLDERS MAY NOT HAVE LIMITED LIABILITY IN CERTAIN CIRCUMSTANCES; LIABILITY
     FOR RETURN OF CERTAIN DISTRIBUTIONS

     The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states. If it were determined that the Partnership had been conducting business in any state without compliance with the applicable limited partnership statute, or that the right or the exercise of the right by the Unitholders as a group to remove or replace the General Partner, to vote for three members of the Board of Supervisors, to make certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted participation in the 'control' of the Partnership's business, then the Unitholders could be held liable in certain circumstances for the Partnership's obligations to the same extent as a general partner. In addition, under certain circumstances a Unitholder may be liable to the Partnership for the amount of a distribution for a period of three years from the date of the distribution. See 'The Partnership Agreement -- Limited Liability' for a discussion of the limitations on liability and the implications thereof to a Unitholder.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBLITIES

  LIMITATIONS ON LIABILITY AND MODIFICATION OF FIDUCIARY DUTIES OF THE GENERAL
     PARTNER AND ITS AFFILIATES AND THE PARTNERSHIP'S SUPERVISORS AND OFFICERS

     The Partnership Agreement provides that, except as otherwise specifically provided therein, the duties and obligations of officers of the Partnership and members of the Board of Supervisors to the Partnership and the Unitholders are the same as those owed by officers and directors of a corporation organized under the Delaware General Corporation Law to such corporation and its stockholders. Certain provisions of the Partnership Agreement, however, reduce the fiduciary duties and further limit the liability of officers and supervisors to the Partnership and the Unitholders. Such provisions are intended to permit the officers and supervisors of the Partnership to perform their duties to the

Partnership, without undue uncertainty regarding the standards by which they will be judged or undue risk of liability. The Partnership Agreement also provides that the General Partner and its affiliates are not responsible for the management of the Partnership and will not have any responsibility to the Partnership or the Unitholders for the actions or omissions of the officers or supervisors of the Partnership. Conflicts of interest may arise between the General Partner and its affiliates, on the one hand, and the Partnership and the Unitholders, on the other. The discretion given in the Partnership Agreement to the Board of Supervisors in resolving conflicts of interest may significantly limit the ability of a Unitholder to challenge what it might consider to be a breach of a fiduciary duty. Holders of Common Units are deemed to have consented to certain actions or inactions that might otherwise be deemed conflicts of interest or a breach of a fiduciary duty. In addition, the Partnership is required to indemnify the members of the Board of Supervisors, the General Partner and its affiliates and their respective officers, directors, employees and agents to the fullest extent permitted by law, against liabilities and expenses incurred by such indemnitee if such indemnitee acted in good faith and in a manner that such indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. See 'Conflicts of Interest and Fiduciary Responsibilities.'

  CERTAIN PARTNERSHIP ACTIONS REQUIRE THE APPROVAL OF THE GENERAL PARTNER

     The Board of Supervisors may not, without the approval of the General Partner, cause the Partnership to incur any Indebtedness (as defined in the Glossary) that is recourse to the General Partner or any of its affiliates. In addition, during the Subordination Period, the Board of Supervisors may not, without the approval of the General Partner, cause the Partnership to make any distributions in excess of distributions with respect to the Minimum Quarterly Distribution on the Common Units and Subordinated Units and unpaid Common Unit Arrearages, if any, plus the related distribution on the General Partner's general partner interest, and redemptions of outstanding APUs, if any, unless the Board of Supervisors has established a cash reserve in an amount equal to the product of the Minimum Quarterly Distribution for four quarters times the number of then outstanding Units plus a proportionate distribution on the general partner interest in the Partnership. The General Partner may give or withhold its approval of any such action in its sole discretion without considering any interest of, or factors affecting, the Partnership or any Unitholder. See 'The Partnership Agreement -- Certain Required Approvals of the General Partner.'

  CERTAIN PARTNERSHIP ACTIONS REQUIRE THE APPROVAL OF A UNIT MAJORITY

     Certain Partnership actions require the approval of the holders of a Unit Majority (which during the Subordination Period requires the affirmative vote of a majority of the Subordinated Units voting as a separate class). These actions include the removal of the General Partner (with or without Cause) and the election of a successor general partner of the Partnership, the dissolution, merger or sale of all or substantially all of the assets of the Partnership, certain amendments to the Partnership Agreement and certain issuances of Partnership Securities during the Subordination Period. Upon consummation of this offering, all of the Subordinated Units will be owned by the General Partner. The General Partner may vote its Subordinated Units for or against any such action in its sole discretion without considering any interest of, or factors affecting, the Partnership or any Unitholder.

  BORROWINGS BY THE PARTNERSHIP MAY ENABLE THE BOARD OF SUPERVISORS TO PERMIT
     PAYMENTS OF DISTRIBUTIONS ON THE SUBORDINATED UNITS OR TO AVOID OR REDUCE THE GENERAL PARTNER'S OBLIGATION TO CONTRIBUTE CASH TO THE PARTNERSHIP IN EXCHANGE FOR APUS

     The General Partner and the Board of Supervisors generally must act as fiduciaries to the Partnership and the Unitholders, and therefore must generally consider the best interests of the Partnership and not the General Partner's commitment to contribute cash to the Partnership in exchange for APUs when deciding whether to make capital or operating expenditures or take other steps with respect to the business of the Partnership. However, the Partnership Agreement provides that it will not constitute a breach of the Board of Supervisors' or General Partner's fiduciary duty if Partnership borrowings are effected that, directly or indirectly, enable the General Partner to permit the

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
payment of distributions on the Subordinated Units or to avoid or reduce the General Partner's obligation to purchase APUs or enable the General Partner to receive Incentive Distributions or have its outstanding APUs redeemed or hasten the conversion of the Subordinated Units into Common Units.

  THE GENERAL PARTNER'S AFFILIATES ARE NOT RESTRICTED FROM COMPETING WITH THE PARTNERSHIP

     The General Partner is restricted from engaging in any business activities other than those incidental to its ownership interests in the Partnership. Notwithstanding the foregoing there are no restrictions on the ability of affiliates of the General Partner (including Hanson, Quantum Chemical and their subsidiaries and any transferee of Quantum Chemical's interest in the General Partner) to compete with the Partnership. See 'Conflicts of Interest and Fiduciary Responsibilities.' Although neither Hanson, Quantum Chemical nor any of their affiliates have any current intention to compete with the Partnership, there can be no assurance that there will not be competition between the Partnership and affiliates of the General Partner in the future.

  QUANTUM CHEMICAL AND ITS PARENT ENTITIES ARE NOT RESTRICTED FROM ENGAGING IN A
     TRANSACTION WHICH WOULD TRIGGER CHANGE IN OWNERSHIP PROVISIONS

     The Partnership's indebtedness contains provisions relating to change in ownership. If such change in ownership provisions are triggered, such outstanding indebtedness may become due. There is no restriction on the ability of Quantum Chemical or its parent entities from entering into a transaction which would trigger such change in ownership provisions. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Description of Indebtedness.'

TAX RISKS

     For a general discussion of the expected federal income tax consequences of owning and disposing of Common Units, see 'Tax Considerations.'

  TAX TREATMENT IS DEPENDENT ON PARTNERSHIP STATUS

     The availability to a holder of Common Units of the federal income tax benefits of an investment in the Partnership depends, in large part, on the classification of the Partnership as a partnership for federal income tax purposes. Moreover, in order for the Partnership to continue to be classified as a partnership for federal income tax purposes, at least 90% of the Partnership's gross income for each taxable year must consist of 'qualifying income.' Based on certain representations made by the General Partner and the Partnership, Counsel is of the opinion that, under current law, the Partnership will be classified as a partnership for federal income tax purposes. However, no ruling from the IRS as to such issues has been or will be requested, and the opinion of Counsel is not binding on the IRS. See 'Tax Considerations -- Partnership Status.'

     If the Partnership were classified as an association taxable as a corporation for federal income tax purposes, the Partnership would pay tax on its income at corporate rates (currently at a 35% federal rate), distributions would generally be taxed again to the Unitholders as corporate distributions, and no income, gains, losses or deductions would flow through to the Unitholders. Because a tax would be imposed upon the Partnership as an entity, the cash available for distribution to the holders of Common Units would be substantially reduced. Treatment of the Partnership as an association taxable as a corporation or otherwise as a taxable entity would result in a material reduction in the anticipated cash flow and after-tax return to the holders of Common Units and thus would likely result in a substantial reduction in the value of the Common Units. See 'Tax Considerations -- Partnership Status.'

     There can be no assurance that the law will not be changed so as to cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. The Partnership Agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects the Partnership to taxation as a corporation or otherwise subjects the Partnership to entity level taxation for federal, state or local income tax purposes, certain provisions of the Partnership Agreement relating to the subordination of distributions on Subordinated Units will be subject to change, including a decrease in the Minimum Quarterly

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
Distribution and the Target Distribution Levels to reflect the impact of such law on the Partnership. See 'Cash Distribution Policy -- Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.'

  NO IRS RULING WITH RESPECT TO TAX CONSEQUENCES

     No ruling has been requested from the IRS with respect to classification of the Partnership as a partnership for federal income tax purposes, whether the Partnership's propane operations generate 'qualifying income' under SS7704 of the Code or any other matter affecting the Partnership. Accordingly, the IRS may adopt positions that differ from Counsel's conclusions expressed herein. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of Counsel's conclusions, and some or all of such conclusions ultimately may not be sustained. Any such contest with the IRS may materially and adversely impact the market for the Common Units and the prices at which Common Units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by some or all of the Unitholders and the General Partner.

  CONSEQUENCES OF EXCHANGING ASSETS FOR COMMON UNITS

     In general, no gain or loss will be recognized for federal income tax purposes by the Partnership or by a person (including any individual, partnership, S corporation or corporation taxed under Subchapter S of the Code) contributing property to the Partnership in exchange for Common Units. If the Partnership assumes liabilities in connection with a contribution of assets in exchange for Common Units, however, taxable gain may be recognized by the contributing person in certain circumstances.

  TAX LIABILITY EXCEEDING CASH DISTRIBUTIONS

     A holder of Common Units will be required to pay federal income taxes and, in certain cases, state and local income taxes on his allocable share of the Partnership's income, whether or not he receives cash distributions from the Partnership. No assurance can be given that a Unitholder will receive cash distributions equal to his allocable share of taxable income from the Partnership or even the tax liability to him resulting from that income. Further, a holder of Common Units may incur a tax liability, in excess of the amount of cash received, upon the sale of his Common Units. See 'Tax Considerations -- State, Local and Other Tax Considerations' for a discussion of certain state and local tax considerations that may be relevant to prospective Unitholders.

  OWNERSHIP OF COMMON UNITS BY TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS

     Investment in Common Units by certain tax-exempt entities, regulated investment companies and foreign persons raises issues unique to such persons. For example, virtually all of the taxable income derived by most organizations exempt from federal income tax (including individual retirement accounts (IRAs) and other retirement plans) from the ownership of a Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder. See 'Tax Considerations -- Uniformity of Units -- Tax-Exempt Organizations and Certain Other Investors.'

  DEDUCTIBILITY OF LOSSES

     In the case of taxpayers subject to the passive loss rules (generally individuals and closely held corporations), losses generated by the Partnership, if any, will only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including passive activities or investments. Unused passive losses may be deducted when the Unitholder disposes of all of his Units in a fully taxable transaction with an unrelated party. Net passive income from the Partnership may be offset by unused Partnership losses carried over from prior years, but not by losses from other passive activities, including losses from other publicly traded partnerships. See 'Tax Considerations -- Tax Consequences of Unit Ownership -- Limitations on Deductibility of Partnership Losses.'

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
  TAX SHELTER REGISTRATION; POTENTIAL IRS AUDIT

     The Partnership is registered with the IRS as a 'tax shelter.' No assurance can be given that the Partnership will not be audited by the IRS or that tax adjustments will not be made. The rights of a Unitholder owning less than a 1% profits interest in the Partnership to participate in the income tax audit process are very limited. Further, any adjustments in the Partnership's returns will lead to adjustments in the Unitholders' returns and may lead to audits of Unitholders' returns and adjustments of items unrelated to the Partnership. Each Unitholder would bear the cost of any expenses incurred in connection with an examination of such Unitholder's personal tax return.

  PROPOSED CHANGES IN FEDERAL INCOME TAX LAWS

     Legislation passed by Congress in November 1995 (the '1955 Proposed Legislation') would have altered the tax reporting procedures and the deficiency allocation procedures applicable to large partnerships such as the Partnership (generally defined as electing partnerships with more than 100 partners) and would make certain additional changes to the treatment of large partnerships. That legislation was generally intended to simplify the administration of the tax reporting and deficiency collection rules governing large partnerships.

     On March 19, 1996, certain tax legislation known as the Revenue Reconciliation Act of 1996, was presented to Congress that would impact the taxation of certain financial products, including partnership interests. One proposal would treat a taxpayer as having sold an 'appreciated' partnership interest (one in which gain would be recognized if such interest were sold) if the taxpayer or related persons enters into one or more positions with respect to the same or substantially identical property which, for some period, substantially eliminates both the risk of loss and opportunity for gain on the appreciated financial position (including selling 'short against the box' transactions).

     The 1995 Proposed Legislation was vetoed by President Clinton on December 6, 1995. As of the date of this Prospectus, it is not possible to predict whether any of the changes which were set forth in the 1995 Proposed Legislation, the Revenue Reconciliation Act of 1996 or any other changes in the federal income tax laws that would impact the Partnership and the holders of Common Units will ultimately be enacted, or if enacted, what form they will take, what the effective dates will be and what, if any, transition rules will be provided.

  DISPOSITION OF COMMON UNITS

     A Unitholder who sells Common Units will recognize gain or loss equal to the difference between the amount realized (including his share of Partnership nonrecourse liabilities) and his adjusted tax basis in such Common Units. Thus, prior Partnership distributions in excess of cumulative net taxable income in respect of a Common Unit which decreased a Unitholder's tax basis in such Common Unit will, in effect, become taxable income if the Common Unit is sold at a price greater than the Unitholder's tax basis in such Common Unit, even if the price is less than his original cost. A portion of the amount realized (whether or not representing gain) may be ordinary income.

  UNIFORMITY OF COMMON UNITS AND NONCONFORMING DEPRECIATION CONVENTIONS

     Because the Partnership cannot match transferors and transferees of Common Units, uniformity of the economic and tax characteristics of the Common Units to a purchaser of Common Units must be maintained. To maintain uniformity, the Partnership will adopt certain depreciation and amortization conventions that do not conform with all aspects of certain proposed and final Treasury Regulations. The IRS may challenge those conventions and, if such a challenge were sustained, the uniformity of Common Units could be affected. Non-uniformity could adversely affect the amount of tax depreciation available to a purchaser of Common Units and could have a negative impact on the value of the Common Units. See 'Tax Considerations -- Uniformity of Units.'

  STATE, LOCAL AND OTHER TAX CONSIDERATIONS

     In addition to federal income taxes, Unitholders will be subject to other taxes, such as state and local taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Partnership does business or owns property. A Unitholder may be required to file state income tax returns and to pay state income taxes in some or all of such states and may be subject to penalties for failure to comply with those requirements. It is the responsibility of each Unitholder to file all state and local, as well as federal, tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership. See 'Tax Considerations -- State, Local and Other Tax Considerations.'

  PARTNERSHIP TAX INFORMATION AND AUDITS

     The Partnership will furnish each holder of Common Units with a Schedule K-1 that sets forth his allocable share of income, gains, losses and deductions. In preparing these schedules, the Partnership will use various accounting and reporting conventions and adopt various depreciation and amortization methods. There is no assurance that these schedules will yield a result that conforms to statutory or regulatory requirements or to administrative pronouncements of the IRS. Further, the Partnership's tax return may be audited, and any such audit could result in an audit of a partner's individual tax return as well as increased liabilities for taxes because of adjustments resulting from the audit.

                          FORMATION OF THE PARTNERSHIP

     Concurrent with the closing of the Initial Offering, Quantum Chemical contributed all of the assets of Suburban Propane (other than cash, accounts
receivable,  tax  refunds  and   intercompany  receivables)  to  the   Operating
Partnership. The General Partner received from the Partnership 9,976,250 Subordinated Units, an aggregate 2% general partner interest in the Partnership and the Operating Partnership on a combined basis (including the right to receive Incentive Distributions) and the right to receive a portion of the net proceeds of the Initial Offering (approximately $355.6 million). The Operating Partnership assumed certain intercompany payables owed by Quantum Chemical to its affiliates and all other liabilities of Suburban Propane (other than income and franchise tax liabilities and intercompany payables to the extent not assumed). A portion of the net proceeds of the Initial Offering retained by the Partnership were used to repay all intercompany payables of Quantum Chemical that the Operating Partnership assumed. In addition, the Operating Partnership issued $425 million aggregate principal amount of Notes in a private placement. The Operating Partnership distributed the net proceeds received from the issuance of the Notes (approximately $420.6 million) to the General Partner. In connection with such transactions, the Service Company, a subsidiary of the Operating Partnership, was formed to acquire and operate the service work and appliance and parts sales businesses of Quantum Chemical's propane business.

     The   Partnership  used  the   net  proceeds  from   the  exercise  of  the
Underwriters' over-allotment option to redeem from the General Partner 2,812,500 Subordinated Units.

     Concurrent with the closing of the Initial Offering, the Operating Partnership also entered into the Bank Credit Facilities, which included the Working Capital Facility and the Acquisition Facility. For additional information regarding the terms of the Notes and the Bank Credit Facilities, see 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Description of Indebtedness.'

                                USE OF PROCEEDS

     All of the Common Units offered hereby may be issued from time to time by the Partnership in connection with the Partnership's acquisition of other businesses, properties or securities in business combination transactions. See 'Plan of Distribution.' The Partnership is from time to time engaged in ongoing discussions with respect to acquisitions, and expects to continue to pursue such acquisition opportunities actively. As of the date of this Prospectus, the Partnership does not have any agreements with respect to any material acquisitions but is involved in ongoing discussions with several companies and is continuing to assess these and other acquisition opportunities.

                                 CAPITALIZATION

     The following table sets forth (i) the capitalization of the Partnership at June 29, 1996, (ii) the pro forma adjustments required to give effect to this offering, and (iii) the pro forma capitalization of the Partnership at such date after giving effect thereto. The table should be read in conjunction with the historical and pro forma financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                      JUNE 29, 1996
                                                                    -------------------------------------------------
                                                                      PARTNERSHIP         PRO FORMA       PARTNERSHIP
                                                                       HISTORICAL       ADJUSTMENTS(a)     PRO FORMA
                                                                    ----------------    --------------    -----------
                                                                                     (IN THOUSANDS)

Long-term debt:
  Notes(b).......................................................       $425,000          $  --            $ 425,000
                                                                    ----------------    --------------    -----------
Partners' capital:
  Partner's capital -- General Partner...........................          4,016               1,151           5,167
  Partners' capital -- Limited Partners..........................        196,806              56,389         253,195
                                                                    ----------------    --------------    -----------
          Total Partners' capital................................        200,822              57,540         258,362
                                                                    ----------------    --------------    -----------
          Total capitalization...................................       $625,822          $   57,540       $ 683,362
                                                                    ----------------    --------------    -----------
                                                                    ----------------    --------------    -----------

- ------------

 (a) See  Notes  to  Unaudited   Pro  Forma  Condensed  Consolidated   Financial
     Statements   of  the  Partnership  for  a   discussion  of  the  pro  forma
     adjustments.

 (b) See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Description of Indebtedness' for a description of the terms of the Notes.

                          PRICE RANGE OF COMMON UNITS

     The Common Units began trading on the NYSE on February 29, 1996 under the trading symbol 'SPH.' Trading price data as reported by the NYSE for each of the quarters indicated are as follows:

                                                                                      HIGH        LOW
                                                                                     -------    -------

1996
     Second Quarter (from February 29, 1996)......................................   $20.75     $20.50
     Third Quarter................................................................    20.625     20.00
     Fourth Quarter (through August 27, 1996).....................................    20.875     20.625

     For a recent sale price of the Common Units, please see the cover page of this Prospectus. The Common Units are held by approximately 572 holders of record as of August 27, 1996.

     The Partnership made an initial pro rata distribution of $0.66 per Unit on all Common Units on August 13, 1996. The distribution relates to the Partnership's third fiscal quarter and also includes a pro rata distribution of $0.16 per Unit for the period March 5, 1996 to March 31, 1996.

                            CASH DISTRIBUTION POLICY

GENERAL

     The Partnership will distribute to its partners, on a quarterly basis, all of its Available Cash in the manner described herein. Available Cash is defined in the Glossary and generally means, with respect to any quarter of the Partnership, all cash on hand at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the Board of Supervisors to (i) provide for the proper conduct of the Partnership's business, (ii) comply with applicable law or any Partnership debt instrument or other agreement, or (iii) provide funds for distributions to Unitholders and the General Partner in respect of any one or more of the next four quarters.

     Cash distributions will be characterized as distributions from either Operating Surplus or Capital Surplus. This distinction affects the amounts distributed to Unitholders relative to the General Partner, and under certain circumstances it determines whether holders of Subordinated Units receive any distributions. See ' -- Quarterly Distributions of Available Cash.'

     Operating Surplus is defined in the Glossary and refers to (i) the cash balance of the Partnership on the date the Partnership commenced operations (adjusted to reflect the Closing Price Adjustment), plus $40 million, plus all cash receipts of the Partnership from its operations (including cash received from the issuance of APUs), less (ii) all Partnership operating expenses, debt service payments (including reserves therefor but not including payments required in connection with the sale of assets or any refinancing with the proceeds of new indebtedness or an equity offering), maintenance capital expenditures and reserves established for future Partnership operations.

     Capital Surplus is also defined in the Glossary and will generally be generated only by borrowings (other than for working capital purposes), sales of debt and equity securities (other than APUs) and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other assets all as disposed of in the ordinary course of business).

     To avoid the difficulty of trying to determine whether Available Cash distributed by the Partnership is from Operating Surplus or from Capital Surplus, all Available Cash distributed by the Partnership from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since the commencement of the Partnership equals the Operating Surplus as of the end of the quarter prior to such distribution. Any excess Available Cash (irrespective of its source) will be deemed to be from Capital Surplus and distributed accordingly.

     If Available Cash from Capital Surplus is distributed in respect of each Common Unit in an aggregate amount per Common Unit equal to $20.50, the initial public offering price of the Common Units (the 'Initial Unit Price'), plus any Common Unit Arrearages, the distinction between Operating Surplus and Capital Surplus will cease, and all distributions of Available Cash will be treated as if they were from Operating Surplus. The Partnership does not anticipate that there will be significant distributions from Capital Surplus.

     The Subordinated Units are a separate class of interests in the Partnership, and the rights of holders of such interests to participate in distributions to limited partners differ from the rights of the holders of Common Units. For any given quarter, any Available Cash will be distributed to the General Partner and to the holders of Common Units, and may also be distributed to the holders of Subordinated Units depending upon the amount of Available Cash for the quarter, the amount of Common Unit Arrearages, if any, whether the Subordination Period has ended and other factors discussed below.

     Subject   to   the   limitations    described   under   'The    Partnership
Agreement -- Issuance of Additional Securities,' the Partnership has the authority to issue additional Common Units or other equity securities of the Partnership for such consideration and on such terms and conditions as are established by the Board of Supervisors, in its discretion without the approval of the Unitholders. It is possible that the Partnership will fund acquisitions of other propane businesses through the issuance of additional Common Units or other equity securities of the Partnership. Holders of any additional Common Units issued by the Partnership will be entitled to share equally with the then-existing holders of Common Units in distributions of Available Cash by the Partnership. In addition, the issuance of additional

Common Units or other equity securities of the Partnership may dilute the value of the Common Units and will reduce the maximum amount of distribution support available per Common Unit. See ' -- Distribution Support.'

     The effect on existing holders of Common Units of issuing additional Common Units in connection with the Partnership's acquisition of a propane business can be illustrated by three hypothetical examples. For purposes of each of the examples assume that (i) the market value of the Common Units used to fund the acquisition is $20.50 per Common Unit; (ii) at the time immediately prior to the acquisition, the Partnership is generating an amount of Available Cash from Operating Surplus exactly equal to the Minimum Quarterly Distribution on all Common Units and Subordinated Units outstanding prior to the acquisition and on the aggregate 2% general partner interest in the Partnership; and (iii) the Partnership issues $50.0 million of Common Units (2,439,024 Common Units at $20.50 per Common Unit) to the seller, together with the related general partner interest.

     If the additional amount of Available Cash from Operating Surplus generated by the Partnership on an annual basis as a result of the hypothetical acquisition were $3.7 million, $5.0 million or $6.2 million, then the hypothetical total Available Cash from Operating Surplus divided by the total Units outstanding after the hypothetical acquisition and the related general partner interest would be $1.96, $2.00 and $2.04, respectively. The $3.7 million, $5.0 million and $6.2 million amounts referred to above assume that the additional Available Cash from Operating Surplus generated by the acquisition on an annual basis equalled 75%, 100% and 125%, respectively, of the annual aggregate Minimum Quarterly Distributions on the Common Units (and related general partner interest) issued in the hypothetical acquisition. During the Subordination Period, even in the first example above, the Common Units (and the related general partner interest) would hypothetically receive their full Minimum Quarterly Distribution because the Subordinated Units would bear the full impact of the shortfall in Available Cash from Operating Surplus.

     The discussion in the sections below indicate the percentages of cash distributions required to be made to the General Partner and the holders of Common Units and the circumstances under which holders of Subordinated Units and holders of APUs are entitled to cash distributions and the amounts thereof. For a discussion of Available Cash from Operating Surplus available for distributions with respect to the Common Units on a pro forma basis, see ' -- Cash Available for Distribution.'

QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

     The Partnership will make distributions to its partners with respect to each quarter of the Partnership prior to its liquidation in an amount equal to 100% of its Available Cash for such quarter. The Partnership expects to make distributions of all Available Cash within approximately 45 days after the end of each quarter to holders of record on the applicable record date. The Minimum Quarterly Distribution and the Target Distribution Levels are also subject to certain other adjustments as described below under ' -- Distributions from Capital Surplus' and ' -- Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.'

     With respect to each quarter during the Subordination Period, to the extent there is sufficient Available Cash, the holders of Common Units will have the right to receive the Minimum Quarterly Distribution, plus any Common Unit Arrearages, prior to any distribution of Available Cash to the holders of
Subordinated Units. This subordination feature will enhance the Partnership's ability to distribute the Minimum Quarterly Distribution on the Common Units during the Subordination Period. There is no guarantee, however, that the Minimum Quarterly Distribution will be made on the Common Units. Upon expiration of the Subordination Period, all Subordinated Units will be converted on a one-for-one basis into Common Units and will participate pro rata with all other Common Units in future distributions of Available Cash. Under certain circumstances, up to 3,581,875 Subordinated Units may convert into Common Units prior to the expiration of the Subordination Period. Common Units will not accrue arrearages with respect to distributions for any quarter after the Subordination Period and Subordinated Units will not accrue any arrearages with respect to distributions for any quarter.

     During the Subordination Period, distributions in excess of the Minimum Quarterly Distribution, unpaid Common Unit Arrearages, if any, and the redemption of outstanding APUs, if any, will require the consent of the General Partner unless the Board of Supervisors has established a cash reserve in an amount equal to (i) the product of the then Minimum Quarterly Distribution for four quarters times the number of outstanding Common Units and Subordinated Units plus (ii) a proportionate distribution on the General Partner's 2% general partner interest.

DISTRIBUTIONS FROM OPERATING SURPLUS DURING SUBORDINATION PERIOD

     The Subordination Period will generally extend until the first day of any quarter beginning after March 31, 2001 in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units with respect to each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (ii) the Adjusted Operating Surplus generated during each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units and the related distribution on the general partner interest in the Partnership during such periods, and
(iii) there are no outstanding Common Unit Arrearages.

     Prior to the end of the Subordination Period, a portion of the Subordinated Units will convert into Common Units on a one-for-one basis on the first day after the record date established for the distribution in respect of any quarter ending on or after (a) March 27, 1999 (with respect to 1,790,938 Subordinated Units) and (b) April 1, 2000 (with respect to 1,790,938 Subordinated Units) in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units with respect to each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (ii) the Adjusted Operating Surplus generated during each of the two consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units and the related distribution on the general partner interest in the Partnership during such periods, and (iii) there are no outstanding Common Unit Arrearages; provided, however, that the early conversion of the second tranche of Subordinated Units may not occur until at least one year following the early conversion of the first tranche of Subordinated Units.

     Upon expiration of the Subordination Period, all remaining Subordinated Units will convert into Common Units on a one-for-one basis and will thereafter participate, pro rata, with the other Common Units in distributions of Available Cash. In addition, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its affiliates are not voted in favor of such removal (i) the Subordination Period will end and all outstanding Subordinated Units will immediately convert into Common Units on a one-for-one basis, (ii) any existing Common Unit Arrearages will be extinguished, (iii) the General Partner's APU contribution obligation and the APU Guarantor's guarantee obligation pursuant to the Distribution Support Agreement will terminate and (iv) the General Partner will have the right to convert its general partner interests (including the right to receive Incentive Distributions) into Common Units or to receive cash in exchange for such interests.

     'Adjusted Operating Surplus' for any period generally means Operating Surplus generated during such period, but excluding (a) any net increase in working capital borrowings during such period, (b) any net reduction in cash reserves for Operating Expenditures during such period not relating to an expenditure and (c) any capital contributed to purchase APUs pursuant to the Distribution Support Agreement during such period, but including (x) any net decrease in working capital borrowings during such period and (y) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium.

     Distributions by the Partnership of Available Cash from Operating Surplus with respect to any quarter during the Subordination Period will be made in the following manner:

          first, 98% to the Common Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each outstanding Common Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

          second, 98% to the Common Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each outstanding
     Common Unit an amount equal to any Common Unit Arrearages accrued and unpaid with respect to any prior quarters during the Subordination Period;

          third, 98% to the Subordinated Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each outstanding Subordinated Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

          fourth, 100% to the holders of APUs, pro rata, to redeem outstanding APUs until all outstanding APUs have been redeemed (i.e., until the Unrecovered Capital with respect to each of the APUs is equal to zero); and

          thereafter,    in   the   manner   described   in   '   --   Incentive
     Distributions -- Hypothetical Annualized Yield' below.

     The above references to the 2% of Available Cash from Operating Surplus distributed to the General Partner are references to the amount of the General Partner's percentage interest in distributions from the Partnership and the Operating Partnership on a combined basis. The General Partner owns a 1% general partner interest in the Partnership and a 1.0101% general partner interest in the Operating Partnership. Other references in this Prospectus to the General Partner's 2% interest or to distributions of 2% of Available Cash are also references to the amount of the General Partner's combined percentage interest in the Partnership and the Operating Partnership. With respect to any Common Unit, the term 'Common Unit Arrearages' refers to the amount by which the Minimum Quarterly Distribution in any quarter during the Subordination Period exceeds the distribution of Available Cash from Operating Surplus actually made for such quarter on a Common Unit issued in this offering, cumulative for such quarter and all prior quarters during the Subordination Period. Common Unit Arrearages will not accrue interest.

     'Unrecovered Capital' with respect to an APU means the cash amount contributed to the Partnership in exchange for such APU less any amounts previously distributed toward the redemption of such APU.

DISTRIBUTIONS FROM OPERATING SURPLUS AFTER SUBORDINATION PERIOD

     Distributions by the Partnership of Available Cash from Operating Surplus with respect to any quarter after the Subordination Period will be made in the following manner:

          first, 98% to all Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

          second, 100% to the holders of APUs, pro rata, to redeem outstanding APUs, until all outstanding APUs have been redeemed (i.e., until the Unrecovered Capital with respect to each of the APUs is equal to zero); and

          thereafter,   in   the   manner   described   in   '   --    Incentive
     Distributions -- Hypothetical Annualized Yield' below.

INCENTIVE DISTRIBUTIONS -- HYPOTHETICAL ANNUALIZED YIELD

     For any quarter for which Available Cash from Operating Surplus is distributed to the Common and Subordinated Unitholders in an amount equal to the Minimum Quarterly Distribution on all Units, to the Common Unitholders in an amount equal to any unpaid Common Unit Arrearages and to the holders of APUs in redemption of any outstanding APUs, then any additional Available Cash from

Operating Surplus in respect of such quarter will be distributed among the Unitholders and the General Partner in the following manner:

          first, 98% to all Unitholders, pro rata, and 2% to the General Partner, until the Unitholders have received (in addition to any distributions to Common Unitholders to eliminate Common Unit Arrearages) a total of $0.550 for such quarter in respect of each outstanding Unit (the 'First Target Distribution');

          second, 85%  to all  Unitholders, pro  rata, and  15% to  the  General
     Partner, until the Unitholders have received (in addition to any distributions to Common Unitholders to eliminate Common Unit Arrearages) a total of $0.633 for such quarter in respect of each outstanding Unit (the 'Second Target Distribution');

          third, 75% to all Unitholders, pro rata, and 25% to the General Partner, until the Unitholders have received (in addition to any distributions to Common Unitholders to eliminate Common Unit Arrearages) a total of $0.822 for such quarter in respect of each outstanding Unit (the 'Third Target Distribution'); and

          thereafter, 50% to all Unitholders, pro rata, and 50% to the General Partner.

The distributions to the General Partner set forth above that are in excess of its aggregate 2% general partner interest represent the Incentive Distributions. The General Partner may transfer its right to receive Incentive Distributions to one or more persons.

     The following table illustrates the percentage allocation of the additional Available Cash from Operating Surplus among the Unitholders, the General Partner and the holders of the APUs up to the various Target Distribution Levels and a hypothetical annualized percentage yield to be realized by a Unitholder at each different level of allocation among the Unitholders, the General Partner and the holders of the APUs. For purposes of the following table, the annualized percentage yield is calculated on a pretax basis assuming that (i) the Common Unit was purchased at an amount equal to the initial public offering price of $20.50 per Common Unit and (ii) the Partnership distributed each quarter during the first year following the investment the amount set forth under the column 'Total Quarterly Distribution Amount.' The calculations are also based on the assumption that the quarterly distribution amounts shown do not include any Common Unit Arrearages. The amounts set forth under 'Marginal Percentage Interest in Distributions' are the percentage interests of the General Partner and the Unitholders in any Available Cash from Operating Surplus distributed up to and including the corresponding amount in the column 'Total Quarterly Distribution Amount,' until Available Cash distributed reaches the next Target Distribution Level, if any. The percentage interests shown for the Unitholders and the General Partner for the Minimum Quarterly Distribution are also applicable to quarterly distribution amounts that are less than the Minimum Quarterly Distribution.

                                                                                      MARGINAL PERCENTAGE
                                                  TOTAL                            INTEREST IN DISTRIBUTIONS
                                                QUARTERLY      HYPOTHETICAL    ---------------------------------
                                              DISTRIBUTION      ANNUALIZED                      APU      GENERAL
                                                 AMOUNT           YIELD        UNITHOLDERS    HOLDERS    PARTNER
                                              -------------   --------------   -----------    -------    -------

Minimum Quarterly Distribution.............      $0.500           9.756%            98%           0          2%
Redemption of APUs.........................                                          0          100%         0
First Target Distribution..................      $0.550          10.732%            98%           0          2%
Second Target Distribution.................      $0.633          12.351%            85%           0         15%
Third Target Distribution..................      $0.822          16.039%            75%           0         25%
Thereafter.................................   above $0.822    above 16.039%         50%           0         50%

DISTRIBUTIONS FROM CAPITAL SURPLUS

     Distributions by the Partnership of Available Cash from Capital Surplus will be made in the following manner:

          first, 98% to all Unitholders, pro rata, and 2% to the General Partner, until the Partnership has distributed, in respect of each outstanding Unit issued in the Initial Offering, Available Cash from Capital Surplus in an aggregate amount per Unit equal to the Initial Unit Price with respect to Units issued in the Initial Offering;

          second, 98% to the holders of Common Units, pro rata, and 2% to the General Partner, until the Partnership has distributed, in respect of each outstanding Common Unit, Available Cash from Capital Surplus in an aggregate amount equal to any unpaid Common Unit Arrearages with respect to such Common Unit; and

          thereafter, all distributions of Available Cash from Capital Surplus will be distributed as if they were from Operating Surplus.

     As a distribution of Available Cash from Capital Surplus is made, it is treated as if it were a repayment of the Initial Unit Price. To reflect such repayment, the Minimum Quarterly Distribution and the Target Distribution Levels will be adjusted downward by multiplying each such amount by a fraction, the numerator of which is the Unrecovered Capital of the Common Units (as defined in the Glossary) immediately after giving effect to such repayment and the denominator of which is the Unrecovered Capital of the Common Units immediately prior to such repayment. This adjustment to the Minimum Quarterly Distribution will proportionately reduce the General Partner's obligation to contribute cash to the Partnership in exchange for APUs pursuant to the Distribution Support Agreement and may accelerate the termination of the Subordination Period, thereby increasing the likelihood of the conversion of Subordinated Units into Common Units.

     When 'payback' of the Initial Unit Price has occurred, i.e., when the Unrecovered Capital of the Common Units is zero (and any accrued Common Unit Arrearages have been paid), then in effect the Minimum Quarterly Distribution and each of the Target Distribution Levels will have been reduced to zero for subsequent quarters. Thereafter, all distributions of Available Cash from all sources will be treated as if they were from Operating Surplus. Because the Minimum Quarterly Distribution and the Target Distribution Levels will have been reduced to zero, the General Partner will be entitled thereafter to receive 50% of all distributions of Available Cash after redemptions of outstanding APUs, if any.

     Distributions of Available Cash from Capital Surplus will not reduce the Minimum Quarterly Distribution or Target Distribution Levels for the quarter with respect to which they are distributed.

ADJUSTMENT OF MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS

     In addition to reductions of the Minimum Quarterly Distribution and Target Distribution Levels made upon a distribution of Available Cash from Capital Surplus, the Minimum Quarterly Distribution, the Target Distribution Levels, the Unrecovered Capital, the number of additional Common Units issuable during the Subordination Period without a Unitholder vote, the number of Common Units issuable upon conversion of the Subordinated Units and other amounts calculated on a per Unit basis will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of Common Units (whether effected by a distribution payable in Common Units or otherwise), but not by reason of the issuance of additional Common Units for cash or property. For example, in the event of a two-for-one split of the Common Units (assuming no prior adjustments), the Minimum Quarterly Distribution, each of the Target Distribution Levels and the Unrecovered Capital of the Common Units would each be reduced to 50% of its initial level.

     The Minimum Quarterly Distribution and the Target Distribution Levels may also be adjusted if legislation is enacted or if existing law is modified or interpreted by the relevant governmental authority in a manner that causes the Partnership to become taxable as a corporation or otherwise subjects the Partnership to taxation as an entity for federal, state or local income tax purposes. In such event, the Minimum Quarterly Distribution and the Target Distribution Levels would be reduced to an amount equal to the product of (i) the Minimum Quarterly Distribution and each of the Target Distribution Levels, respectively, multiplied by (ii) one minus the sum of (x) the maximum effective federal income tax rate to which the Partnership is then subject as an entity plus (y) any increase that results from such legislation in the effective overall state and local income tax rate to which the Partnership is subject as an entity for the taxable year in which such event occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes). For example, assuming the Partnership was not previously subject to state and local income tax, if the Partnership were to become taxable as an entity for federal income tax purposes and the Partnership became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the Minimum Quarterly Distribution and the Target Distribution Levels would each be reduced to 62% of the amount thereof immediately prior to such adjustment.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

     Following the commencement of the dissolution and liquidation of the Partnership, assets will be sold or otherwise disposed of from time to time and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will, first, be applied to the payment of creditors of the Partnership in the order of priority provided in the Partnership Agreement and by law and, thereafter, be distributed to the Unitholders, the General Partner and the holders of APUs in accordance with their respective capital account balances as so adjusted.

     Partners are entitled to liquidating distributions in accordance with capital account balances. Although operating losses are allocated to all Unitholders pro rata before operating losses are allocated to the holders of APUs, the allocations of gains and losses upon liquidation are intended, to the extent possible, to entitle the holders of outstanding Common Units to a preference over the holders of outstanding Subordinated Units and APUs upon the liquidation of the Partnership, to the extent required to permit Common Unitholders to receive their Unrecovered Capital plus any unpaid Common Unit Arrearages. Thus, net losses recognized upon liquidation of the Partnership will be allocated to the APUs and the Subordinated Units to the extent of their capital account balances before any loss is allocated to the Common Units, and net gains recognized upon liquidation will be allocated first to the Common Unitholders until their capital account balances equal their Unrecovered Capital plus unpaid Common Unit Arrearages. However, no assurance can be given that there will be sufficient gain upon liquidation of the Partnership to enable the holders of Common Units to fully recover all of such amounts, even though there may be cash available for distribution to the holders of Subordinated Units and APUs.

     The manner of such adjustment is as provided in the Partnership Agreement. Any net gain (or unrealized gain attributable to assets distributed in kind) will be allocated to the partners as follows:

          first, to the General Partner and the holders of Units having negative balances in their capital accounts to the extent of and in proportion to such negative balances;

          second, 98% to the holders of Common Units, pro rata, and 2% to the General Partner, until the capital account for each Common Unit is equal to the sum of (i) the Unrecovered Capital in respect of such Common Unit, (ii) the amount of the Minimum Quarterly Distribution for the quarter during which liquidation of the Partnership occurs and (iii) any unpaid Common Unit Arrearages in respect of such Common Unit;

          third, 98% to the holders of Subordinated Units, pro rata, and 2% to the General Partner, until the capital account for each Subordinated Unit is equal to the sum of (i) the Unrecovered Capital in respect of such Subordinated Unit and (ii) the amount of the Minimum Quarterly Distribution for the quarter during which the liquidation of the Partnership occurs;

          fourth, 100% to the holders of any then outstanding APUs, pro rata, until the capital account of each APU equals the Unrecovered Capital in respect of such APU;

          fifth, 98% to all Unitholders, pro rata, and 2% to the General Partner, until there has been allocated under this clause fifth an amount per Unit equal to (a) the sum of the excess of the First Target Distribution per Unit over the Minimum Quarterly Distribution per Unit for each quarter of the Partnership's existence, less (b) the cumulative amount per Unit of any distributions of Available Cash from Operating Surplus in excess of the Minimum Quarterly Distribution per Unit that were distributed 98% to the Unitholders, pro rata, and 2% to the General Partner for each quarter of the Partnership's existence;

          sixth, 85% to the Unitholders, pro rata, and 15% to the General Partner, until there has been allocated under this clause sixth an amount per Unit equal to (a) the sum of the excess of the Second Target Distribution per Unit over the First Target Distribution per Unit for each quarter of the Partnership's existence, less (b) the cumulative amount per Unit of any distributions of

     Available Cash from Operating Surplus in excess of the First Target Distribution per Unit that were distributed 85% to the Unitholders, pro rata, and 15% to the General Partner for each quarter of the Partnership's existence;

          seventh, 75% to all Unitholders, pro rata, and 25% to the General Partner, until there has been allocated under this clause seventh an amount per Unit equal to (a) the sum of the excess of the Third Target Distribution per Unit over the Second Target Distribution per Unit for each quarter of the Partnership's existence, less (b) the cumulative amount per Unit of any distributions of Available Cash from Operating Surplus in excess of the Second Target Distribution per Unit that were distributed 75% to the Unitholders, pro rata, and 25% to the General Partner for each quarter of the Partnership's existence; and

          thereafter, 50% to all Unitholders, pro rata, and 50% to the General Partner.

     Upon liquidation of the Partnership, any loss will generally be allocated to the General Partner and the Unitholders as follows: first, 100% to the holders of APUs, pro rata, until the amount allocated reduces the capital account with respect to all APUs to zero; second, 98% to holders of Subordinated Units in proportion to the positive balances in their respective capital accounts and 2% to the General Partner until the capital accounts of the holders of the Subordinated Units have been reduced to zero; third, 98% to the holders of Common Units, in proportion to the positive balances in their respective capital accounts and 2% to the General Partner until the capital accounts of the Common Unitholders have been reduced to zero; and thereafter, to the General Partner.

     Interim adjustments  to capital  accounts  will be  made  at the  time  the
Partnership issues additional interests in the Partnership or makes distributions of property. Such adjustments will be based on the fair market value of the interests or the property distributed and any gain or loss resulting therefrom will be allocated to the Unitholders and the General Partner in the same manner as gain or loss is allocated upon liquidation. In the event that positive interim adjustments are made to the capital accounts, any subsequent negative adjustments to the capital accounts resulting from the issuance of additional interests in the Partnership, distributions of property by the Partnership, or upon liquidation of the Partnership, will be allocated in a manner which results, to the extent possible, in the capital account balance of the General Partner equaling the amount which would have been the General Partner's capital account if no prior positive adjustments to the capital accounts had been made.

CASH AVAILABLE FOR DISTRIBUTION

     The amount of Available Cash from Operating Surplus needed to distribute the Minimum Quarterly Distribution for four quarters on the Common Units and Subordinated Units to be outstanding immediately after this offering and on the General Partner's combined 2% general partner interest is approximately $64.7 million ($49.1 million for the Common Units, $14.3 million for the Subordinated Units and $1.3 million for the aggregate 2% general partner interest).

     The amounts of pro forma Available Cash from Operating Surplus generated during fiscal 1994 and fiscal 1995 were $59.7 million and $35.9 million, respectively. For the calculation thereof, see Appendix C. The decline in pro forma Available Cash from Operating Surplus generated during fiscal 1995 was primarily due to the fact that temperatures during the winter of fiscal 1995 across the markets served by the Partnership were substantially warmer than the prior fiscal year. To the extent pro forma Available Cash from Operating Surplus generated during fiscal 1995 would have been insufficient to make the Minimum Quarterly Distribution on the Common Units and the related distribution on the general partner interest in the Partnership, the Partnership would have used cash on hand, working capital borrowings or contributions from the General Partner to the Partnership (in exchange for APUs) to make such distributions. See ' -- Distribution Support.'

     The amounts of pro forma Available Cash from Operating Surplus for fiscal 1994 and 1995 set forth above were derived from the pro forma financial statements of the Partnership in the manner set forth in Appendix C hereto. The pro forma adjustments are based upon currently available information and certain estimates and assumptions. The pro forma financial statements do not purport to present the results of operations of the Partnership had the Transactions actually been completed as of the date indicated. Furthermore, the pro forma financial statements are based on accrual accounting concepts while Operating Surplus is defined in the Partnership Agreement on a cash accounting basis. As a consequence, the amounts of pro forma Available Cash from Operating Surplus shown above should only be viewed as a general indication of the amounts of Available Cash from Operating Surplus that may in fact have been generated by the Partnership had it been formed in earlier periods. Operating Surplus is defined in the Glossary and refers to (i) the cash balance of the Partnership on the date the Partnership commences operations (adjusted, if necessary, to reflect the Closing Price Adjustment), plus $40 million, plus all cash receipts of the Partnership from its operations (including cash received from the issuance of APUs), less (ii) all Partnership operating expenses, debt service payments (including reserves therefor but not including payments required in connection with the sale of assets or any refinancing with the proceeds of new indebtedness or any equity offering), maintenance capital expenditures and reserves established for future Partnership operations. For a more complete definition of Operating Surplus, see the Glossary.

     The Partnership is required to establish reserves for the future payment of principal and interest on the Notes and the indebtedness under the Bank Credit Facilities. There are other provisions in such agreements which will, under certain circumstances, restrict the Partnership's ability to make distributions to its partners. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Description of Indebtedness.'

DISTRIBUTION SUPPORT

     To further enhance the Partnership's ability to distribute the Minimum Quarterly Distribution on the Common Units, the General Partner has agreed, in the Distribution Support Agreement and subject to certain limitations and adjustments, that if the amount of Available Cash from Operating Surplus (before giving effect to the purchase of APUs as described below) with respect to any quarter through the quarter ending March 31, 2001, is less than the amount necessary to distribute the Minimum Quarterly Distribution on all Common Units plus the proportionate distribution on the General Partner's general partner interest, then the General Partner will contribute (or cause to be contributed) to the Partnership (in exchange for APUs) cash to support the Partnership's ability to make the Minimum Quarterly Distribution with respect to such quarter on all Common Units plus the proportionate distribution on the General Partner's general partner interest, up to a maximum amount (i) in any one quarter, equal to the product of the Minimum Quarterly Distribution as in effect for such quarter times the number of outstanding Common Units on the record date with respect to such quarter, plus a proportionate distribution on the General Partner's general partner interest in the Partnership, and (ii) outstanding at any one time, equal to approximately $44.3 million (the aggregate of four times the Minimum Quarterly Distribution on the Common Units issued in the Initial Offering, including the Common Units issued upon exercise of the Underwriters' over-allotment option, plus a proportionate distribution on the General Partner's interest in the Partnership). However, the issuance of any other additional Common Units or equity securities (including the issuance of Common Units upon the conversion of the Subordinated Units) will not cause any increase in the General Partner's maximum contribution obligation pursuant to the Distribution Support Agreement. Accordingly, such issuance will result in a reduction in the maximum amount of distribution support available per Common Unit. Furthermore, inasmuch as the General Partner's maximum contribution obligation is based on the Minimum Quarterly Distribution as determined for that quarter, any reduction in the Minimum Quarterly Distribution as a result of a distribution of Available Cash from Capital Surplus or otherwise will reduce the maximum contribution obligation in any one quarter and outstanding at any one time. The General Partner will contribute (or cause to be contributed) cash to the Partnership in exchange for APUs at the rate of $100 contributed for each APU, subject to the maximum amounts described above. Each APU will be redeemed at a price of $100.

     Cash received by  the Partnership  from the purchase  of APUs  in order  to provide distribution support will constitute Operating Surplus and will be deemed to be received within the quarter with respect to which such obligation arises, even if such cash is received after the end of such quarter. Receipt of such cash will increase Available Cash and Operating Surplus and it is expected that the Partnership will use the cash from the purchase of APUs to make a distribution to holders of Common Units and the General Partner. However, cash received by the Partnership from the purchase of APUs is not required to be distributed to holders of Common Units and the General Partner and may be used for other purposes, including debt service and operating expenditures. As a result of cash requirements, additions to reserves or the future issuance of additional Common Units or other equity securities of the

Partnership, the purchase of APUs may not ensure that there is sufficient cash to permit the Partnership to distribute the Minimum Quarterly Distribution on the Common Units.

     As a result of the purchase of APUs, the General Partner (or other purchasers of APUs) will become a special limited partner of the Partnership with a capital account in the Partnership and the right to require the Partnership to redeem such APUs as previously described. See ' -- Distributions from Operating Surplus during Subordination Period,' ' -- Distributions from Operating Surplus after Subordination Period' and ' -- Distributions of Cash Upon Liquidation.' However, the APUs will not entitle the holder to any voting rights, cash distributions (except in redemption of APUs) or allocations of any items of Partnership income, gain, loss, deduction or credit (except in limited circumstances) with respect to the capital contributions made in connection with the purchase of APUs.

     APUs will be mandatorily redeemed by the Partnership consistent with the order of priority for distributions set forth above, out of Available Cash from Operating Surplus.

     The obligation to provide distribution support will be terminated if the Partnership is dissolved and liquidated or the General Partner ceases to be the General Partner as a result of its removal as a general partner by the holders of a Unit Majority where 'Cause' does not exist. See 'The Partnership Agreement -- Withdrawal or Removal of the General Partner.'

     The General Partner has agreed to provide distribution support for the benefit of the Partnership and, to the extent permitted by law, the General Partner's obligation under the Distribution Support Agreement and the APU Guarantor's guarantee of such obligation thereunder will be enforceable by the Partnership against the General Partner and the APU Guarantor, respectively. However, neither the Partnership Agreement, the Distribution Support Agreement, nor any other agreement grants to the Unitholders, separate and apart from the Partnership, the right to compel the General Partner or the APU Guarantor to purchase APUs or to compel the Partnership to distribute to the Unitholders and the General Partner the cash received by the Partnership from the purchase of APUs or to enforce any other obligation of the General Partner or the APU Guarantor under the Distribution Support Agreement. Limited Partners may, however, have certain rights under Delaware law to bring derivative actions on behalf of the Partnership. See 'Conflicts of Interest and Fiduciary Responsibilities.'

     The APU Guarantor, which initially will be Hanson America Inc., an indirect wholly owned subsidiary of Hanson ('Hanson America'), has unconditionally guaranteed the APU contribution obligation of the General Partner pursuant to the Distribution Support Agreement. The APU Guarantor may at any time transfer its obligations under the Distribution Support Agreement and be relieved of its obligations thereunder, provided that the transferee (the 'Transferee') (i) unconditionally assumes all of the APU Guarantor's obligations thereunder, (ii) is an affiliate of the General Partner, (iii) is a person organized and existing under the laws of the United States or any state thereof and (iv) at the time of such transfer either (a) has any senior unsecured long-term debt obligations that are rated at least BBB from Standard & Poor's Rating Group, Baa2 from Moody's Investors Service, Inc. or a comparable rating from any other rating agency that is designated by the Securities and Exchange Commission as a nationally recognized statistical rating organization (a 'Qualifying Investment Grade') or (b) has arranged for a letter of credit to be issued to the General Partner by a bank whose long-term letter of credit obligations are rated a Qualifying Investment Grade which secures the Transferee's obligation to contribute cash under the Distribution Support Agreement.

RECENT EVENTS AFFECTING HANSON

     On January 30, 1996, Hanson announced that it proposed to demerge its chemicals, tobacco and energy businesses (collectively, the 'Demergers'), creating three new separate publicly traded companies by the pro rata distribution of all the outstanding capital stock of such companies to holders of Hanson's ordinary shares of 25p each ('Ordinary Shares'). After the Demergers, Hanson would remain a publicly traded company and would continue to hold its building materials and equipment business and certain other assets. Hanson has stated that the proposed Demergers are designed to result in four publicly traded companies with distinct financial, investment and operating characteristics.

     If the Demerger of the chemicals business (the 'Chemicals Demerger') occurs, Millennium Chemicals Inc., a recently formed Delaware corporation ('Millennium'), will hold the chemicals business (the 'Chemicals Business') currently held by Hanson. The Chemicals Business will include: Quantum Chemical, the parent of the General Partner and the largest manufacturer of polyethylene in the United States; SCM Chemicals Inc., the second largest producer of titanium dioxide in the United States, and its non-U.S. affiliates; Glidco Inc., a worldwide producer of aroma and flavor chemicals; and the General Partner, which owns Subordinated Units and the general partner interest in the Partnership. Hanson America will become a wholly-owned subsidiary of Millennium, will be renamed Millennium America Inc. ('Millennium America') and will serve as the holding company for all of Millennium's U.S. operating subsidiaries.

     It is currently anticipated that, following consummation of the Chemicals Demerger, Millennium America will remain the APU Guarantor. After consummation of the Chemicals Demerger, Millennium America will have significantly less financial resources than it had as of June 30, 1996. See ' -- Certain Information Concerning the APU Guarantor.'

     Hanson has announced that the Demerger of the chemicals and tobacco businesses is expected to occur on October 1, 1996 and the Demerger of the energy business is expected to occur on January 31, 1997; however, there can be no assurances as to when, if ever, the Demergers will occur. The proposed
Demergers are subject to a number of conditions, including obtaining the approval of the holders of the Ordinary Shares and any necessary regulatory waivers or approvals.

CERTAIN INFORMATION CONCERNING THE APU GUARANTOR

     The APU Guarantor is currently Hanson America. Hanson America is currently an indirect subsidiary of Hanson and the principal holding company for Hanson's operating subsidiaries in the United States, which operate the Chemicals Business, as well as certain businesses, assets and properties currently held by it that are unrelated to the Chemicals Business (the 'Non-Chemicals Business'), including Peabody Holding Company, Inc. (coal mining), Cornerstone Construction & Materials (aggregates) and Grove Worldwide (materials handling). For the year ended September 30, 1995, Hanson America had sales and operating income of approximately $7.2 billion and $1.1 billion, respectively. At September 30, 1995, Hanson America had total assets of approximately $21.7 billion.

     In connection with the proposed Chemicals Demerger, Hanson America will (i) transfer its Non-Chemicals Business to Hanson, (ii) become a wholly-owned subsidiary of Millennium, (iii) be renamed Millennium America Inc., and (iv)
serve as the holding company for all of Millennium's U.S. operating subsidiaries. In addition, Millennium America will be a principal borrower under a new $2.25 billion credit facility.

     It is currently anticipated that, following consummation of the Chemicals Demerger, Millennium America will remain the APU Guarantor, but will have significantly less financial resources than it had as of September 30, 1996.

     Under the Distribution Support Agreement, upon the occurrence of the Chemicals Demerger, or any other similar transaction, Millennium America would be required to transfer its obligations thereunder to a qualifying Transferee unless, after such transaction, Millennium America either (i) itself meets the requirements of a qualifying Transferee or (ii) contributes cash to the General Partner in an amount equal to the General Partner's maximum contribution obligation pursuant to the Distribution Support Agreement less the aggregate amount of any outstanding APUs owned by the General Partner at such time. It is currently expected that Millennium America will meet the requirements of a qualifying Transferee following the Chemicals Demerger.

         SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

     The  following  table  sets forth  for  the  periods and  as  of  the dates indicated, selected historical financial and operating data for Suburban Propane, Suburban Propane Partners, L.P. and subsidiaries and pro forma financial and operating data for the Partnership after giving effect to the Transactions. The selected historical financial data of Suburban Propane as of and for the fiscal years ended October 1, 1994 and September 30, 1995 are derived from the financial statements of Suburban Propane, included elsewhere herein, which financial statements have been audited by Price Waterhouse LLP, independent certified public accountants. The selected historical financial data for Suburban Propane as of and for the twelve months ended September 30, 1991, 1992 and 1993 are derived from the combined financial statements of Suburban
Propane, which are unaudited and are not included herein. The historical financial data for the nine-month periods ended July 1, 1995 and June 29, 1996, are derived from the unaudited financial statements included elsewhere herein, and, in the opinion of management of the Partnership, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Suburban Propane's results of operations and financial condition. The selected historical financial and operating data of Suburban Propane and Suburban Propane Partners, L.P. and subsidiaries should be read in conjunction with the financial statements of Suburban Propane and Suburban Propane Partners, L.P. and subsidiaries included elsewhere in this Prospectus and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' also included elsewhere in this Prospectus. The Partnership's selected pro forma financial data are derived from the unaudited pro forma condensed consolidated financial statements of the Partnership included elsewhere in this Prospectus and should be read in conjunction therewith. The dollar amounts in the table below, except per Unit data, are in thousands.

                            PREDECESSOR BASIS(a)(b)
                          ----------------------------
                              TWELVE MONTHS ENDED
                                 SEPTEMBER 30,
                          ----------------------------
                            1991      1992      1993
                          --------  --------  --------
STATEMENT OF OPERATIONS
  DATA
    Revenues............. $667,201  $637,463  $678,992
    Gross profit.........  334,429   323,927   332,016
    Depreciation and
      amortization.......   35,174    34,373    37,706
    Operating income.....   57,808    29,972    58,149
    Interest expense.....    --        --        --
    Cumulative effect of
      changes in
      accounting
      principles(d)......    --       87,800     --
    Provision for income
      taxes..............   24,279    12,653    26,733
    Net income (loss)....   33,612   (70,328)   31,523
    Net income (loss) per
      Unit(e)............
BALANCE SHEET DATA (END
  OF PERIOD)
    Current assets....... $136,482  $146,001  $124,033
    Total assets.........  635,958   617,712   599,939
    Current liabilities..   78,699    86,332    70,772
    Long-term debt.......    --        --        --
    Other long-term
      liabilities........   23,794   107,878   107,824
    Division invested
      capital............  533,465   423,502   421,344
    Partners' capital --
      General Partner....
    Partners' capital --
      Limited Partners...
OTHER DATA
    EBITDA(f)............ $ 92,982  $ 64,345  $ 95,855
    Capital
      expenditures(g)
        Maintenance......   10,402    11,539    31,679
        Acquisition......       72     --        --
    Retail propane
      gallons sold (in
      thousands).........  542,732   552,097   563,291

                                                                   SUCCESSOR BASIS(a)
                         ------------------------------------------------------------------------------------------------------
                                                                                                                   PARTNERSHIP
                                                    PARTNERSHIP                                           NINE     PRO FORMA(c)
                                                   PRO FORMA(c)                 OCTOBER 1,  MARCH 5,     MONTHS    ------------
                                YEAR ENDED         -------------                   1995       1996       ENDED     NINE MONTHS
                         ------------------------   YEAR ENDED    NINE MONTHS    THROUGH     THROUGH    JUNE 29,      ENDED
                         OCTOBER 1, SEPTEMBER 30,  SEPTEMBER 30,     ENDED       MARCH 4,   JUNE 29,      1996       JUNE 29,
                            1994        1995           1995       JULY 1, 1995     1996       1996     (COMBINED)      1996
                         ---------- -------------  -------------  ------------  ----------  ---------  ----------  ------------
STATEMENT OF OPERATIONS
  DATA
    Revenues.............$ 677,767    $ 633,620      $ 633,620      $525,137     $383,999   $197,262    $581,261     $581,261
    Gross profit.........  347,227      314,724        314,724       261,351      179,508     93,708     272,616      272,616
    Depreciation and
      amortization.......   34,300       34,055         34,055        25,356       14,816     11,826      26,642       26,642
    Operating income.....   75,490       55,544         55,544        63,569       61,796      5,675      67,471       67,471
    Interest expense.....   --          --              32,045        --           --          9,236       9,236       23,262
    Cumulative effect of
      changes in
      accounting
      principles(d)......   --          --             --             --           --          --         --           --
    Provision for income
      taxes..............   33,644       25,299            250        28,954       28,147         84      28,231          189
    Net income (loss)....   41,846       30,245         23,249        34,615       33,649     (3,645 )    30,004       44,020
    Net income (loss) per
      Unit(e)............                            $     .72                     --       $  (0.12 )    --         $   1.36
BALANCE SHEET DATA (END
  OF PERIOD)
    Current assets.......$  88,566    $  78,846                     $ 65,477                            $141,871     $199,411
    Total assets.........  755,053      736,459                      723,046                             814,423      871,963
    Current liabilities..   74,555       69,872                       53,670                              76,484       76,484
    Long-term debt.......   --          --                                                               425,000      425,000
    Other long-term
      liabilities........  120,946      108,352                      119,371                             112,117      112,117
    Division invested
      capital............  559,552      558,235                      550,005                                           --
    Partners' capital --
      General Partner....                                                                                  4,016        5,167
    Partners' capital --
      Limited Partners...                                                                                196,806      253,195
OTHER DATA
    EBITDA(f)............$ 109,790    $  89,599      $  89,599      $ 88,925     $ 76,612   $ 17,501    $ 94,113     $ 94,113
    Capital
      expenditures(g)
        Maintenance......   17,839       21,359         21,359        17,253        9,796      8,779      18,575       18,575
        Acquisition......    1,448        5,817          5,817         4,608       13,172      6,115      19,287       19,287
    Retail propane
      gallons sold (in
      thousands).........  568,809      527,269        527,269       435,686      309,871    155,608     465,479      465,479

                                                        (footnotes on next page)

(footnotes from previous page)

(a) Financial data for the twelve months ended September 30, 1991, 1992 and 1993 ('Predecessor Basis') may not be comparable to fiscal 1994 and 1995 periods ('Successor Basis') due to the application of purchase accounting adjustments in connection with Hanson's acquisition of Quantum Chemical on September 30, 1993.

(b) In connection with Hanson's acquisition of Quantum Chemical on September 30, 1993, Suburban Propane changed its fiscal year ending December 31 to a 52-53 week fiscal year ending on the Saturday nearest to September 30. The new fiscal year includes the full October through March heating season. Prior to the change in fiscal year, the heating season was split between two fiscal years. Solely for purposes of comparing Suburban Propane's operating results to fiscal 1994 and 1995, the statement of operations data of Suburban Propane has been combined for the following periods: January 1 to September 30, 1991 with the corresponding data for the period from October 1, 1990 to December 31, 1990 (the 'twelve months ended September 30, 1991'); January 1 to September 30, 1992 with the corresponding data for the period from October 1, 1991 to December 31, 1991 (the 'twelve months ended September 30, 1992'); and January 1 to September 30, 1993 with the corresponding data for the period from October 1, 1992 to December 31, 1992 (the 'twelve months ended September 30, 1993').

(c) For a description of the assumptions used in preparing the Partnership's pro forma financial and operating data, see 'Unaudited Pro Forma Condensed Consolidated Financial Statements of Suburban Propane Partners, L.P.,' included elsewhere in this Prospectus.

(d) Effective October 1, 1991, Suburban Propane adopted SFAS No. 106 and SFAS No. 109. Suburban Propane elected to immediately recognize the obligation for the SFAS No. 106 benefits, resulting in a cumulative effect charge to earnings of $53,100, net of income taxes of $32,900. The adoption of SFAS No. 109 resulted in a cumulative effect charge to earnings of $34,700.

(e) Net income per Unit is computed by dividing the limited partners' interest in net income by the number of Units expected to be outstanding at the conclusion of this offering.

(f) Defined as operating income plus depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not in accordance with nor superior to generally accepted accounting principles but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution.

(g) The  Partnership's capital expenditures fall  generally into two categories:
    (i) maintenance capital expenditures, which include expenditures for repair and replacement of property, plant and equipment, and (ii) acquisition capital expenditures, which include expenditures related to the acquisition of retail propane operations and a portion of the purchase price allocated to intangibles associated with such acquired businesses.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of the historical and pro forma financial condition and results of operations of Suburban Propane and the Partnership. The discussion should be read in conjunction with Selected Historical and Pro Forma Financial and Operating Data and notes thereto and the historical and pro forma financial statements and notes thereto, included elsewhere in this Prospectus.

GENERAL

     The Partnership is a Delaware limited partnership which recently acquired and now operates the propane business and assets of Suburban Propane, a division of Quantum Chemical. The Partnership is the third largest retail marketer of propane in the United States, serving more than 700,000 active residential, commercial, industrial and agricultural customers from 355 district locations in 41 states. The Partnership's annual retail propane sales volume was approximately 527 million and 569 million gallons during the fiscal years ended September 30, 1995 and October 1, 1994, respectively, and 563 million gallons for the twelve months ended September 30, 1993.

     The retail propane business of the Partnership consists principally of transporting propane purchased in the contract and spot markets, primarily from major oil companies, to its retail distribution outlets and then to storage tanks located on the customers' premises. In the residential and commercial markets, propane is primarily used for space heating, water heating, clothes drying and cooking purposes. Industrial customers primarily use propane as a motor fuel burned in internal combustion engines that power over-the-road vehicles, forklifts and stationary engines, to fire furnaces, as a cutting gas and in other process applications. In the agricultural market propane is primarily used for tobacco curing, crop drying, poultry brooding and weed control. In its wholesale operations, the Partnership sells propane principally to large industrial end-users and other propane distributors.

     The retail propane distribution business is seasonal because of propane's primary use for heating in residential and commercial buildings. Historically, approximately two-thirds of the Partnership's retail propane volume is sold during the six-month peak heating season of October through March. Consequently, sales and operating profits are concentrated in the Partnership's first and second fiscal quarters. Cash flows from operations, therefore, are greatest during the second and third fiscal quarters when customers pay for propane purchased  during  the  winter  heating season.  To  the  extent  necessary, the
Partnership will reserve cash from the second and third quarters for distribution to Unitholders in the first and fourth fiscal quarters.

     Because a substantial portion of the Partnership's propane is used in the heating-sensitive residential and commercial markets, weather conditions have a significant effect on the financial performance of the Partnership. Therefore, the weather conditions in areas in which the Partnership operated in any given period are important for an understanding of the Partnership's results of operations during such period. In the following discussion and elsewhere in this Prospectus, management compares weather conditions in a given period to weather conditions in the prior period as well as to 'normal' weather. Comparisons of weather in specific periods are based on the number of Degree Days nationwide or on a regional basis as determined by the National Weather Service Climate Analysis Center, which are weighted on a population basis. Normal weather is based on the number of average Degree Days on a nationwide or regional basis during the 30-year period 1961-1990, as determined by the National Weather Service Climate Analysis Center. Calculated on a national basis as described above, weather was approximately 2% colder than 'normal' in fiscal 1993, 3% colder than 'normal' in fiscal 1994, and 6% warmer than 'normal' in fiscal 1995. The Partnership believes that the weather in its northeastern market area, which is a relatively high margin market and is particularly heating-sensitive, was relatively colder in 1994 and relatively warmer in 1995 than the weather on a national basis.

     The Partnership believes that the information from the National Weather Service Climate Analysis Center regarding nationwide and regional weather is useful in evaluating the general extent of weather variations in the Partnership's areas of operations. However, actual weather conditions can vary substantially from historical averages and there can be no assurance that weather conditions in the future will not be warmer than weather conditions in the past. Further, nationwide and regional weather conditions can vary substantially from those in the Partnership's areas of operation. Because of the manner in which weather is measured, the fact that a portion of the Partnership's total revenues are not heating-sensitive and other factors affecting results of operations, such as price, competition, product supply costs and customer mix, care should be taken in comparing variations in Degree Days or variance from normal weather to changes in total revenues or operating profit.

     The market price of propane is often subject to volatile changes as a result of supply or other market conditions over which the Partnership will have no control. In general, product supply contracts permit suppliers to charge posted prices at the time of delivery or the current prices established at major storage points such as Mont Belvieu, Texas or Conway, Kansas. As rapid increases in the wholesale cost of propane may not be immediately passed on to retail customers, such increases reduce gross margins on retail sales. Since 1991, the Partnership has generally been successful in maintaining retail gross margins on an annual basis, as evidenced by the fact that average annual retail gross margins, measured on a cents-per-gallon basis, have varied by less than three percentage points from the five-year average.

COMPARABILITY OF PRIOR PERIODS AND CHANGE IN FISCAL YEAR

     On September 30, 1993, Hanson acquired 100% of the capital stock of Quantum Chemical. In connection with this transaction, the Partnership changed its fiscal year end from December 31 to a 52-53 week fiscal year concluding on the Saturday nearest to September 30. The years ended September 30, 1995 ('fiscal year 1995') and October 1, 1994 ('fiscal year 1994') consisted of 52-week fiscal periods. The period ended September 30, 1993 consisted of a nine-month fiscal period. The new fiscal year includes the full October through March peak heating season. Prior to the change in fiscal year, the heating season was split between two fiscal years. As a result of the change in fiscal year, the Partnership's audited financial statements include the nine months ended September 30, 1993. Solely for purposes of comparing the results of operations of the Partnership in fiscal year 1994 with those of the Partnership in the prior comparable twelve month period, the statement of operations data for the Partnership for the operating periods January 1, 1993 through September 30, 1993 have been combined with the corresponding data for the period from October 1, 1992 to December 31, 1992 (the 'combined twelve months ended September 30, 1993').

     The acquisition of Quantum Chemical by Hanson at September 30, 1993 resulted in the full allocation of the purchase price to the fair value of the acquired assets and assumed liabilities of the Partnership. Accordingly, the excess of the cost over the fair value of the net assets resulting from the acquisition of Suburban Propane, classified as goodwill, is being amortized by the Partnership on a straight line basis over 40 years. Prior to the Hanson acquisition, Suburban Propane's intangible assets were amortized over periods ranging from 15 to 40 years. The impact of the different intangible asset lives prior and subsequent to the Hanson acquisition did not have a material effect on amortization expense between fiscal year 1994 and the combined twelve months ended September 30, 1993. Furthermore, no other significant purchase accounting adjustments were made at September 30, 1993 which affect comparability between fiscal 1994 and the combined twelve months ended September 30, 1993.

ANALYSIS OF HISTORICAL RESULTS OF OPERATIONS

     The Partnership acquired the propane business and assets of Suburban Propane on March 5, 1996. Solely for purposes of comparing the results of operations of the Partnership for the nine months ended June 29, 1996 with those of the Partnership in the prior year comparable nine month period, the statement of operations data for the nine month period ended June 29, 1996 is comprised of the combined statements of operations of Suburban Propane for the period October 1, 1995 to March 4, 1996 and the Partnership for the period March 5, 1996 to June 29, 1996.

  NINE MONTHS ENDED JUNE 29, 1996 COMPARED TO NINE MONTHS ENDED JULY 1, 1995

     Revenues. Revenues increased $56.2 million or 10.7% to $581.3 million for the nine months ended June 29, 1996 as compared to $525.1 million for the nine months ended July 1, 1995. The overall increase is primarily attributable to higher retail volumes and wholesale volumes coupled with increased retail and wholesale selling prices. Retail gallons sold increased 6.8% or 29.8 million gallons to 465.5 million gallons as compared to 435.7 million gallons for the nine months ended July 1, 1995, while wholesale gallons sold increased 3.8% or 5.6 million gallons to 153.6 million gallons compared to 148.0 million in the prior period. The increase in gallons sold is due to the colder temperatures in all sections of the country, except for the West region.

     Gross Profit. Gross profit increased $11.2 million or 4.3% to $272.6 million for the nine months ended June 29, 1996 compared to $261.4 million in the prior period. The increase in gross profit principally resulted from higher retail propane volumes partially offset by lower retail margins resulting from increased product costs. It is expected that product costs will remain at higher than historical levels with an associated impact on retail margins at least through the end of the current fiscal year.

     Operating Expenses. Operating expenses increased $3.8 million or 2.5% to $155.7 million for the nine months ended June 29, 1996 as compared to $151.9 million in the prior period. Operating expenses increased due to higher delivery costs associated with the higher volumes, higher maintenance and fuel costs and a $0.5 million non-recurring expense related to a fire at an underground storage facility in November 1995. Operating expenses are expected to remain at higher than historical levels at least through the end of the current fiscal year.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $2.3 million or 11.2% to $22.8 million for the nine months ended June 29, 1996 compared to $20.5 million in the prior period. Expenses increased due to higher employee incentive costs, expenditures for employee training and new customer satisfaction programs.

     Operating Income and EBITDA. Operating income increased $3.9 million or 6.1% to $67.5 million for the nine months ended June 29, 1996 compared to $63.6 million in the prior period. EBITDA increased $5.2 million or 5.8% to $94.1 million. This increase is primarily attributable to the higher volume of retail gallons sold partially offset by lower retail margins and an increase in operating and general and administrative expenses. EBITDA should not be considered as an alternative to net income (as in indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution.

  FISCAL YEAR 1995 COMPARED TO FISCAL YEAR 1994

     Revenues. Revenues decreased $44.2 million or 6.5% to $633.6 million in fiscal year 1995 compared to $677.8 million in fiscal year 1994. The overall decrease is primarily attributed to lower retail volume as gallons decreased
41.5 million  gallons or  7.3% to  527.3  million gallons  in fiscal  year  1995 compared to 568.8 million gallons in fiscal year 1994. Wholesale gallons declined 8.4 million gallons or 4.4% to 180.7 million gallons for the period compared to 189.1 million gallons in the prior period. The decline in retail and wholesale gallons was primarily due to lower demand resulting from temperatures that were approximately 9% warmer than the prior fiscal year.

     Other revenues decreased $1.5 million or 2.3% to $63.5 million in 1995 compared to $65.0 million for the prior year primarily due to a decline in appliance sales revenue.

     Gross Profit. Gross profit decreased $32.5 million or 9.4% to $314.7 million in 1995 compared to $347.2 million in the prior year. The decline is attributable to a decline in retail volume discussed above of 41.5 million gallons or 7.3%, and a decline in average retail margins of 4.4%. The decline in average retail margins was primarily attributable to a 10% decline in the volume of higher margin gallons sold to residential customers for home heating.

     Operating Expenses. Operating expenses decreased $12.6 million or 6.0% to $197.3 million in 1995 compared to $209.9 million in 1994. The decrease is primarily attributable to a $11.3 million or 8.3% reduction in employment and benefit costs. The Partnership was able to reduce employment due to improved delivery and service efficiencies.

     Operating Income and EBITDA. Operating income decreased $20.0 million or 26.5% to $55.5 million in 1995 compared to $75.5 million in 1994. EBITDA decreased $20.2 million or 18.4% to $89.6 million in 1995 compared to $109.8 million in 1994. This reduction is primarily attributable to the lower volume of gallons sold and lower retail margins, partially offset by lower employment and benefit costs. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution.

  FISCAL YEAR 1994 COMPARED TO COMBINED TWELVE MONTHS ENDED SEPTEMBER 30, 1993

     Revenues. Revenues decreased $1.2 million or 0.2% to $677.8 million in fiscal year 1994 compared to $679.0 million in the combined twelve months ended September 30, 1993. The overall decrease is primarily attributable to lower selling prices to retail and wholesale customers resulting from lower product costs. Retail gallons increased 5.5 million gallons or 1.0% to 568.8 million gallons in fiscal year 1994 compared to 563.3 million gallons in the prior 12 months. Wholesale gallons increased 10.8 million gallons or 6.1% to 189.1 million gallons for the period compared to 178.3 million gallons in the prior period. The increase in retail and wholesale gallons was primarily due to higher demand resulting from temperatures that were approximately 1% colder than the prior year.

     Other revenues increased $3.9 million or 6.4% to $65.0 million in 1994 compared to $61.1 million for the prior 12 months primarily due to an increase in tank rental income.

     Gross Profit. Gross profit increased $15.2 million or 4.6% to $347.2 million in 1994 compared to $332.0 million in the prior 12 months. Of the total, an increase of $10.4 million is attributable to an increase in retail volume of
5.5 million gallons or 1.0%, and an increase in average retail margins of 3.0%. The increase in average retail margins was primarily attributable to a decline in product costs during the period. In addition, $4.8 million is attributable to an increase in non-propane related gross profit, primarily related to an increase in tank rental income.

     Operating Expenses. Operating expenses increased $0.1 million to $209.9 million in 1994 compared to $209.8 million in the prior 12 months. The increase is primarily attributable to an increase in general insurance costs due to nonrecurring credits received in 1993 partially offset by a reduction in employment and benefit costs.

     Operating Income and EBITDA. Operating income increased $17.4 million or 29.9% to $75.5 million in 1994 compared to $58.1 million in the prior 12 months. EBITDA increased $13.9 million or 14.5% to $109.8 million in 1994 compared to $95.9 million in the prior 12 months. This increase is primarily attributable to an increase in the volume of gallons sold and higher margins, along with an increase in tank rental income. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution.

LIQUIDITY AND CAPITAL RESOURCES

     The Partnership believes that approximately $25.0 million of maintenance capital expenditures will be required in fiscal year 1996, of which $18.6 million has been incurred through the nine months ended June 29, 1996, for repair and replacement of property, plant and equipment. The Partnership expects to fund these capital expenditures from cash flow from operations or from borrowings under the Working Capital Facility.

     Due to the seasonal nature of the propane business, cash flows from operating activities are greater during the winter and spring seasons as customers pay for propane purchased during the heating season. For the nine months ended June 29, 1996, net cash provided by operating activities increased $6.6 million to $67.3 million compared to $60.7 million for the nine months ended July 1, 1995. The increase is primarily attributable to an aggregate increase in accounts payable, accrued expenses and other liabilities of $36.3 million partially offset by an increase in accounts receivable, prepaid expenses and decreased net income and inventories totaling $28.5 million arising from an increase in the cost and volume of gallons sold and costs of operating as a publicly traded partnership.

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     Net cash used in investing activities was $36.6 million for the nine months ended June 29, 1996, reflecting $18.6 million in capital expenditures and $19.3 million of payments for acquisitions offset by net proceeds of $1.3 million from the sale of property, plant and equipment. Net cash used in investing activities was $16.6 million for the nine months ended July 1, 1995, consisting of capital expenditures of $17.3 million and acquisition payments of $4.6 million, offset by proceeds from the sale of property and equipment of $5.2 million. The increase in cash used for acquisition activities of $13.1 million primarily results from the Partnership's business strategy to expand its operations and increase its retail market share through selective acquisitions of other propane distributors as well as through internal growth.

     For fiscal year 1995, net cash provided by operating activities decreased $23.4 million or 30.3% to $53.7 million compared to $77.1 million for fiscal year 1994 due primarily to decreases of $11.6 million in net income and $5.6 million due to changes in accrued liabilities. For the twelve months ended September 30, 1993, net cash provided by operating activities was $79.6 million. The decrease in fiscal year 1994 as compared to the twelve months ended September 30, 1993 was due to a decrease of $11.0 million in inventories offset by an aggregate decrease in accounts payable, accrued expenses and other liabilities of $13.5 million.

     Net cash used in investing activities was $22.3 million for fiscal year 1995, reflecting $21.4 million in capital expenditures and $5.8 million of payments for the acquisition of new district locations offset by net proceeds of $4.9 million from the sale of marginal performing districts and other property and equipment. Net cash used in investing activities was $16.1 million in fiscal year 1994, consisting of capital expenditures of $17.8 million and acquisition payments of $1.4 million, offset by proceeds from the sale of property and equipment of $3.1 million.

     Prior to March 5, 1996, Suburban Propane's cash accounts had been managed on a centralized basis by HM Holdings, Inc. ('HM Holdings'), a wholly-owned affiliate of Hanson. Accordingly, cash receipts and disbursements relating to the operations of Suburban Propane were received or funded by HM Holdings. Net cash provided by financing activities, which are reflected as an increase in division invested capital, was $25.8 million during the five months ended March 5, 1996 compared to $44.2 million of cash used by (reduction of division invested capital) during the nine month period ended July 1, 1995.

     In March 1996, the Operating Partnership issued $425.0 million aggregate principal amount of Notes with an interest rate of 7.54% for net cash proceeds of $418.8 million. Also, the Partnership, by means of an initial public offering and the exercise of an overallotment option by the underwriters, issued 21,562,500 Common Units for net cash proceeds of $413.6 million. The net proceeds of the Notes and Common Units issuance (which total $832.4 million), less the $5.6 million Closing Price Adjustment in connection with the
Transactions and $97.7 million reflecting the retention of net accounts receivable by Quantum Chemical, were used to acquire the propane assets from Quantum Chemical, pay off the intercompany payables and make a special distribution to the General Partner. See 'Business and Properties -- Contribution Agreement.'

LITIGATION AND OTHER CONTINGENCIES

     For a  discussion of  certain  litigation and  other contingencies  of  the
Partnership,   see   'Business   and   Properties   --   Litigation   and  Other
Contingencies.'

DESCRIPTION OF INDEBTEDNESS

  DESCRIPTION OF NOTES

     Concurrent with the Initial Offering, the Operating Partnership issued $425 million aggregate principal amount of Notes in a private placement. The following is a summary of the terms of the Notes, all of which were issued pursuant to the Note Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. This summary is qualified in its entirety by reference to the Note Agreement.

     The Operating Partnership's obligations under the Note Agreement and the Notes are unsecured, rank pari passu with the Bank Credit Facilities and are non-recourse to the General Partner. The Notes

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
bear interest at the annual rate of 7.54%, payable semi-annually in arrears. The Notes will mature on June 30, 2011, and require annual prepayments, without premium, of the principal thereof in equal annual installments of $42.5 million beginning June 30, 2002. The Operating Partnership may, at its option, and under certain circumstances following the disposition of assets or the sale of equity interests of certain subsidiaries for net proceeds in excess of $15 million in the aggregate for any fiscal year may be required to, offer to prepay the Notes or other pari passu indebtedness (excluding certain revolving credit borrowings), in whole or in part. These prepayments of the Notes will reduce the required annual prepayments of the Notes proportionately. Optional prepayments, and required prepayments from net sales proceeds in excess of $30 million in the aggregate for any fiscal year, will be payable with the Yield-Maintenance Amount (as defined in the Note Agreement) premium.

     The Note Agreement contains various restrictive and affirmative covenants applicable to the Operating Partnership, including (i) restrictions on indebtedness other than (a) borrowings under the Working Capital Facility or borrowings for any purpose permitted thereunder not to exceed $75 million principal amount at any time outstanding, (b) certain indebtedness, including borrowings under the Acquisition Facility, incurred in connection with acquisitions or improvements to the Operating Partnership's assets, not to exceed $100 million principal amount at any time outstanding plus an amount equal to the net proceeds of any partnership interests sold by the Operating Partnership or capital contributions received by the Operating Partnership to finance such acquisitions or improvements, (c) additional indebtedness, if after giving effect to the incurrence thereof and the repayment of any debt (x) the ratio of Consolidated Cash Flow to Consolidated Debt Service (each as defined in the Note Agreement) is equal to or greater than 2.50 to 1, and (y) the ratio of Consolidated Cash Flow to Consolidated Pro Forma Maximum Debt Service (as defined in the Note Agreement) is equal to or greater than 1.25 to 1, (d) additional unsecured indebtedness owed to the General Partner or an affiliate of the General Partner, provided that such indebtedness is expressly subordinated to the Notes and does not exceed a total of $50 million in aggregate principal amount at any time outstanding, (e) certain intercompany indebtedness, (f) certain pre-existing indebtedness of acquired persons or assets, provided that
(x)  such indebtedness was not incurred in anticipation of such acquisition, and
(y) after giving effect to such acquisition, the Operating Partnership could incur at least $1 of additional indebtedness pursuant to clause (c) above, (g) indebtedness of restricted subsidiaries provided that such indebtedness does not exceed $15 million in the aggregate at any time outstanding, (h) obligations under interest rate protection agreements, (i) obligations with respect to performance bonds, surety bonds and similar obligations provided in the ordinary course of business, (j) certain refinancings of the Notes, and (k) certain specified pre-existing indebtedness not exceeding $100,000, and (ii) restrictions on certain liens, investments, guarantees, loans, advances, lines of business, mergers, consolidations, sales of assets, sale and leaseback transactions, entering into transactions with affiliates, sales of receivables and sales of equity interests in restricted subsidiaries. In addition, the Operating Partnership is required, on a consolidated basis, to maintain at all times an Adjusted Consolidated Net Worth (as defined in the Note Agreement) of not less than $125 million, and to maintain at the end of each quarter a ratio of Consolidated Total Indebtedness to Consolidated EBITDA (each as defined in the Note Agreement) of no more than 5.25 to 1 on a rolling four-quarter basis. Furthermore, the Operating Partnership may not permit Priority Debt (as defined in the Note Agreement) at any time to exceed 25% of Consolidated Net Worth (as defined in the Note Agreement).

     Under the Note Agreement, so long as no Default or Event of Default (as defined in the Note Agreement) exists or would result, the Operating Partnership is permitted to make cash distributions to the Partnership not more frequently than quarterly in an amount not to exceed Available Cash (as defined in the Note Agreement) for the immediately preceding calendar quarter. The Note Agreement requires Available Cash to reflect certain reserves, including the following. The Note Agreement requires that in the quarter preceding a quarter in which an interest payment is to be made on the Notes, Available Cash reflects a reserve equal to 50% of the interest to be paid on the Notes. In addition, in the third, second and first quarters preceding a quarter in which a scheduled principal payment is to be made on the Notes, Available Cash will be required to reflect a reserve equal to 25%, 50% and 75%, respectively, of the principal amount to be repaid on such payment date. The Note Agreement also requires Available Cash to reflect a reserve for certain net proceeds from asset sales pending reinvestment or use in operations. Reserves against Available Cash may be reduced by the

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
aggregate principal amount of all binding credit facility commitments (such as unused availability under the Working Capital Facility to the extent borrowings could be incurred thereunder and under the Note Agreement).

     The Note Agreement provides that, as long as the Bank Agreement (as defined below) or any other debt on a parity with the Notes has any corresponding provision applicable to the Note Agreement, the Operating Partnership will not amend or modify the Bank Agreement, certain other debt on a parity with the Notes or the partnership agreement of the Partnership or the Operating Partnership in any manner adverse to the holders of the Notes (subject to the limitations stated therein) or permit the Partnership or the Operating Partnership to be taxed as a corporation or otherwise taxed as an entity for federal income tax purposes.

     If an Event of Default exists on the Notes, the holders of Notes may accelerate the maturity of the Notes and exercise other rights and remedies. Events of Default include (a) failure to pay any principal or premium when due, or interest within five days of when due, on the Notes, (b) a material misrepresentation in the Note Agreement, (c) failure to perform or otherwise comply with covenants in the Note Agreement, (d) default by the Operating
Partnership or restricted subsidiaries of the Operating Partnership in the payment of any interest on or principal of, or default by any such entity in the performance of any agreement (or the occurrence of an event) if the effect is to permit the acceleration of, any indebtedness the aggregate principal amount of which exceeds $10 million, (e) certain unsatisfied final judgments in excess of $10 million, (f) various bankruptcy or insolvency events involving the Operating Partnership or certain restricted subsidiaries of the Operating Partnership and
(g) various ERISA events. The provisions with respect to a 'Change in Ownership' under the Bank Agreement (as defined therein) will also be applicable under the Note Agreement, except that any waiver of, or amendment to, such provisions will operate as a waiver of, or amendment to, such provisions in the Note Agreement. See ' -- Description of Bank Credit Facilities,' below. If the maturity of the Notes is accelerated upon an Event of Default, the principal of, and the Yield-Maintenance Amount premium and interest on, the Notes will become payable.

  DESCRIPTION OF BANK CREDIT FACILITIES

     Concurrent with the Initial Offering, the Operating Partnership entered into the Bank Credit Facilities with a group of commercial banks for whom Chemical Bank acts as administrative agent. The following is a summary of the terms of the agreement governing the Bank Credit Facilities (the 'Bank Agreement'), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. This summary is qualified in its entirety by reference to the Bank Agreement.

     The Bank Credit Facilities consist of a $100 million Acquisition Facility and a $75 million Working Capital Facility. The Operating Partnership's obligations under the Bank Credit Facilities are unsecured obligations, rank pari passu with the Notes and are non-recourse to the General Partner. The Bank Credit Facilities bear interest at a rate based upon, at the Operating Partnership's option, either the London Interbank Offered Rate plus a margin based on the ratio of Total Indebtedness to EBITDA (each as defined in the Bank Agreement) ranging from 0.350% to 1.125% or the higher of (i) Chemical Bank's Prime Rate (as defined in the Bank Agreement) and (ii) the Federal Funds Effective Rate (as defined in the Bank Agreement) plus 1/2 of 1%, plus a margin based on the ratio of Total Indebtedness to EBITDA ranging from 0% to 0.125%. The Operating Partnership has no present intention of entering into interest rate protection agreements with respect to the Bank Credit Facilities. An annual facility fee based on the ratio of Total Indebtedness to EBITDA ranging from 0.125% to 0.375% is payable on the Bank Credit Facilities (whether used or unused).

     The Working Capital Facility will mature on March 5, 1999, subject to annual renewal with the consent of each bank. For a period of at least 30 consecutive days in each fiscal year, the Operating Partnership must reduce the aggregate principal amount outstanding under the Working Capital Facility to no more than $25.0 million. Loans under the Working Capital Facility will be used for working capital and other general partnership purposes, including borrowings in an aggregate amount for any four-quarter period not in excess of the lesser of $29.3 million and two times the Minimum Quarterly Distribution in effect as of the closing of the Initial Offering to fund any shortfall in the Partnership's ability to pay the Minimum Quarterly Distribution to Unitholders and the related distribution to the

                                       58

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
General Partner or reasonable expenses of the Partnership permitted to be so funded under the Bank Agreement.

     The Acquisition Facility will revolve for three years, after which time any loans outstanding will amortize in equal quarterly installments over the next four years, which installments will be adjusted to apply mandatory prepayments or reductions in commitments under the Acquisition Facility arising prior to March 5, 1999 to the amortization schedule in the inverse order of maturity. Loans under the Acquisition Facility will be used solely to finance (i) acquisitions by the Operating Partnership and (ii) additions, improvements and repairs to assets of the Operating Partnership and its subsidiaries.

     The  Operating  Partnership   may,  at  its   option,  and  under   certain
circumstances following the disposition of assets or the sale of equity interests of subsidiaries in excess of $15.0 million in the aggregate for any fiscal year will be required to, reduce commitments under the Acquisition Facility and may be required to prepay amounts outstanding under the Acquisition Facility, without premium, and reduce commitments thereunder.

     A 'Change in Ownership' (as defined in the Bank Agreement) is an Event of Default under the Bank Agreement. A 'Change in Ownership' occurs if at any time prior to the earlier of March 31, 2002 and the date upon which the last Subordinated Unit issued at the closing of the Initial Offering shall have converted into a Common Unit, Quantum Chemical, or the publicly traded entity that owns, or that owned at any time after the closing of the Initial Offering, 100% of the capital stock of Quantum Chemical, shall fail, alone or together, to own, directly or indirectly, (i) 100% of the capital stock of the General Partner, (ii) 100% of the general partner interests of both the Partnership and the Operating Partnership, and (iii) any Subordinated Unit issued to the General Partner at the closing of the Initial Offering not subsequently converted into a Common Unit. A change of control of the Operating Partnership, the Partnership or the General Partner, as defined in and triggered under other indebtedness of $10 million aggregate principal amount or more and certain changes to the composition of the Board of Supervisors of the Partnership or the Operating Partnership will also be a 'Change in Ownership' under the Bank Agreement.

     Borrowings under the Bank Credit Facilities will be subject to satisfaction of customary conditions and, in addition, in the case of each borrowing under the Acquisition Facility, pro forma compliance with financial covenants and prior approval of the banks holding a majority of the commitments under the Bank Credit Facilities (which consent shall not be unreasonably withheld, taking into consideration the merits of the acquisition) for (a) any acquisition involving consideration in excess of $25.0 million if, after giving effect to the requested borrowing, loans would be outstanding under the Acquisition Facility in an aggregate amount in excess of $50.0 million, (b) any acquisition outside the Operating Partnership's current line of business involving consideration in excess of $5.0 million and (c) any acquisition outside the Operating Partnership's current line of business if, as a result thereof, the aggregate consideration for all such acquisitions is in excess of $25.0 million.

     The Bank Agreement contains various restrictive and affirmative covenants applicable to the Operating Partnership, including (i) restrictions on indebtedness other than (a) the Notes and certain refinancings thereof, (b) borrowings under an alternate working capital facility not to exceed $75 million principal amount at any time outstanding, (c) additional indebtedness owed to the General Partner or an affiliate of the General Partner, provided that such indebtedness is subordinated to obligations under the Bank Credit Facilities on terms satisfactory to banks under such facilities, (d) certain intercompany indebtedness, (e) certain pre-existing indebtedness of acquired persons, provided that such indebtedness was not incurred in anticipation of such acquisition and that all such indebtedness shall not exceed $5 million in aggregate principal amount, (f) obligations with respect to performance bonds, surety bonds and similar obligations provided in the ordinary course of business, (g) certain pre-existing indebtedness not exceeding $100,000, (h) certain capital lease obligations, mortgage financings and purchase money indebtedness for real property and equipment and not exceeding $1 million in aggregate principal amount, (i) certain letters of credit not exceeding $5 million in aggregate principal amount and (j) other unsecured indebtedness not exceeding $5 million in aggregate principal amount, provided, however, that none of the foregoing indebtedness may be incurred in violation of the Note Agreement, and (ii) restrictions on certain liens, investments, guarantees, loans, advances, lines of business, mergers,

                                       59

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consolidations, sales of assets, sale and leaseback transactions, entering  into transactions with affiliates, sales of receivables, and sales of equity interests in subsidiaries.

     The Bank Agreement requires Available Cash (as defined in the Bank Agreement) to reflect reserves for various items, including the following. The Bank Agreement requires that in the quarter preceding a quarter in which an interest payment is to be made on the Notes, any refinancing of the Notes and the loans under the Bank Agreement, Available Cash reflect a reserve equal to 50% of the interest projected to be paid on the outstanding or projected amount of such debt. In addition, in the third, second and first quarters preceding a quarter in which a scheduled principal payment is to be made on the Notes, any refinancing of the Notes and the loans under the Acquisition Facility, Available Cash will be required to reflect a reserve equal to 25%, 50% and 75%, respectively, of the principal amount to be repaid on such date. The Bank Agreement also requires Available Cash to reflect a reserve for certain net proceeds from asset sales pending reinvestment or use in operations. Reserves against Available Cash may be reduced by amounts dedicated for such purpose from unused availability under the Working Capital Facility. Under the Bank Agreement, so long as no Default or Event of Default (each as defined in the Bank Agreement) exists or would result, the Operating Partnership will be permitted to make cash distributions to the Partnership not more frequently than quarterly in an amount not to exceed Available Cash for the immediately preceding quarter. All distributions from the Operating Partnership to the Partnership must be distributed to its partners or used to pay certain operating expenses of the Partnership or the General Partner.

     Pursuant to the Bank Agreement, the Operating Partnership is required, on a consolidated basis, to maintain (a) a ratio of EBITDA to Interest Expense (as defined in the Bank Agreement) of at least 2.50 to 1 on a rolling four-quarter basis, (b) a ratio of Total Indebtedness to one half of the aggregate amount of EBITDA on a rolling eight-quarter basis of no more than 4.75 to 1 from the closing until March 31, 1997; 4.50 to 1.0 from April 1, 1997 to March 31, 1998; and 4.25 to 1.0 thereafter, and (c) Adjusted Consolidated Net Worth (as defined in the Bank Agreement) at all times of not less than $125.0 million. In addition, the Operating Partnership may not permit aggregate operating lease obligations to exceed $20.0 million during any fiscal year or Priority Debt (as defined in the Note Agreement) at any time to exceed 25% of Consolidated Net Worth (as defined in the Note Agreement).

     The Bank Agreement requires, following any termination of the Working Capital Facility, maintenance by the Operating Partnership of an alternate committed working capital credit facility in an amount equal to $75.0 million (or any lesser amount satisfactory to the banks). The Bank Agreement provides that the Operating Partnership will not prepay the Notes and certain other indebtedness, not amend or modify the Note Agreement, certain other debt on a parity with the Bank Credit Facilities or the partnership agreement of the Partnership or the Operating Partnership in any manner adverse to the lenders under the Bank Credit Facilities (subject to limitations stated therein) or permit the Partnership or the Operating Partnership to be taxed as a corporation or otherwise taxed as an entity for federal income tax purposes.

     The Bank Agreement contains customary Events of Default similar to those under the Note Agreement. If an Event of Default occurs under the Bank Agreement, the banks may accelerate the maturity of the amounts due thereunder and exercise other rights and remedies.

EFFECTS OF INFLATION

     Although inflation affects the price the Partnership pays for operating and administrative services and propane, the Partnership attempts to limit the effects of inflation on its results of operations through cost control and productivity improvements, as well as through adjustment of sales prices. Changing prices as a result of inflationary pressures have not had a material adverse effect on profitability, although sales may be affected. Inflation has not had a material impact on the results of operations and the Partnership does not believe normal inflationary pressures will have a material adverse effect on the profitability of the Partnership in the future.

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ACCOUNTING DEVELOPMENTS

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of' ('SFAS No. 121'). This statement requires that long-lived assets and certain identifiable intangible assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Partnership is required to adopt SFAS No. 121 in fiscal year 1997. The adoption of this statement is not expected to have a material impact on the Partnership's operating results or financial condition.

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, 'Accounting for Stock-Based Compensation' ('SFAS No. 123'). This statement establishes a fair value-based method of accounting for stock-based compensation plans (including Partnership Units). It also encourages entities to adopt that method in place of the provisions of Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees,' for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based upon the price of its stock. The Partnership is required to adopt this statement in fiscal year 1997. The adoption of this statement is not expected to have a material impact on the Partnership's operating results or financial condition.

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                            BUSINESS AND PROPERTIES

GENERAL

     The Partnership is a Delaware limited partnership which recently acquired and now operates the propane business and assets of Suburban Propane, a division of Quantum Chemical. The Partnership is the third largest retail marketer of propane in the United States, serving more than 700,000 active residential, commercial, industrial and agricultural customers from 355 district locations in 41 states. The Partnership's operations are concentrated in the east and west coast regions of the United States. The retail propane sales volume of the Partnership was approximately 527 million gallons during the fiscal year ended September 30, 1995. Based on industry statistics, the Partnership believes that its retail propane sales volume constitutes approximately 6% of the domestic retail market for propane.

     Suburban Propane has been continuously engaged in the retail propane business since 1928 and had been owned by Quantum Chemical since 1983. In September 1993, Quantum Chemical was acquired by a wholly owned subsidiary of Hanson, a publicly traded industrial management company with operating subsidiaries based principally in the United Kingdom and the United States that employs approximately 58,000 people worldwide. On March 5, 1996, the Partnership acquired the propane business and assets of Quantum Chemical.

     Although the Partnership believes it has a number of competitive strengths, the propane industry is highly competitive and includes a number of large national firms and regional firms and several thousand small independent firms. Certain competitors may have greater financial resources or lower operating costs than the Partnership. The Partnership believes that its competitive strengths include (i) its national operations which are concentrated in higher margin markets, (ii) a fully integrated distribution network including strategically located storage facilities, (iii) its extensive application of information technology, and (iv) a well trained and experienced workforce. The Partnership believes that the geographic diversity of its operations helps to reduce its exposure to regional weather and economic variations and provides a foundation for economically attractive acquisitions. Variations in the weather or the economy in one or more regions in which the Partnership operates, however, can significantly affect the total volume of propane sold by the Partnership and, consequently, the Partnership's results of operations. The Partnership's integrated storage and distribution network enhances the efficiency of operations and helps ensure access to propane supplies.

     The Partnership believes its competitive strengths and strategic initiatives have positioned it to capitalize on opportunities for business growth. During the 1980s, the Partnership grew rapidly through acquisitions and strengthened its position as a leader in the industry. Beginning in early 1989, the Partnership's ability to acquire additional propane businesses was severely constrained primarily due to the financial restructuring then underway at Quantum Chemical. In August 1989, QFB Partners, an entity owned 50% by affiliates of Quantum Chemical, acquired Petrolane Partners, L.P. and its general partner, Petrolane Incorporated ('Petrolane'), in a leveraged buyout. QFB Partners and Quantum Chemical entered into a management agreement providing for the management of Petrolane by Suburban Propane under the supervision and control of QFB Partners. At the time, Petrolane was the largest retail propane distributor in the United States. While owned by QFB Partners, Petrolane encountered liquidity problems due to a variety of factors, including burdensome debt payments, warmer-than-normal weather conditions and a high cost structure. In July 1993, QFB Partners disposed of its interest in Petrolane pursuant to a pre-packaged bankruptcy plan. Following Hanson's acquisition of Quantum Chemical in September 1993, however, the Partnership has regained the financial flexibility to pursue acquisition opportunities and has made a number of small acquisitions.

BUSINESS STRATEGY

     The Partnership's strategy is to expand its operations and increase its retail market share in selected markets both through the acquisition of other propane distributors and through internal growth. Acquisitions will be an important element of growth for the Partnership, as the retail propane industry is mature and overall demand for propane is expected to involve little growth for the foreseeable future. The Partnership believes there are numerous potential acquisition candidates because the propane industry is highly fragmented, with approximately 8,000 retailers, of which the 10 largest comprise less

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than 33% of industry sales. The Partnership's objective in any acquisition is to improve the operations and profitability of the acquired business by integrating it into the Partnership's established distribution network and information systems, eliminating redundant overhead and improving efficiency and customer service. The Partnership's extensive geographic distribution network will allow it to take advantage of acquisitions both in the markets it currently serves and in those adjacent to its existing operations. The Partnership also intends, although on a more limited basis, to evaluate and pursue domestic acquisition opportunities in areas outside of its current markets. There can be no assurance, however, that the Partnership will identify attractive acquisition candidates in the future, that the Partnership will be able to acquire such businesses on economically acceptable terms, that any acquisitions will not be dilutive to earnings and distributions to the Unitholders or that any additional debt incurred to finance an acquisition will not affect the ability of the Partnership to make distributions to the Unitholders.

     In order to facilitate the Partnership's acquisition strategy, the Operating Partnership has entered into the Bank Credit Facilities, consisting of the $100 million Acquisition Facility and the $75 million Working Capital Facility. The Partnership also has the ability to fund acquisitions through the issuance of additional partnership interests. The Partnership is unable to predict the size, number or timing of future acquisitions.

     In addition to pursuing expansion through acquisitions, the Partnership intends to pursue internal growth at its existing district locations. In furtherance of this strategy, the Partnership has recently increased its efforts to acquire new customers, to retain existing customers and to sell additional products and services to its customers. The Partnership employs a nationwide sales organization and has recently initiated a comprehensive customer retention program. By retaining more of its existing customers and continuing to seek new customers, the Partnership believes it can increase its customer base and improve its profitability. The customer retention program includes (i) a customer base line study designed to assess customer attributes and preferences in each of the Partnership's operating regions; (ii) a professional customer call back program; (iii) a program to evaluate employee/customer interaction at the district level; and (iv) improved training techniques for employees. The Partnership expects to spend approximately $1.0 million in fiscal 1996 in connection with this program. In addition, the Partnership believes there are opportunities for limited growth in the Partnership's existing district locations arising from, among other things, marketing programs designed to increase the consumption of propane. These programs target existing customers, new construction and commercial growth in the territories served by the Partnership.

INDUSTRY BACKGROUND AND COMPETITION

     Propane, a by-product of natural gas processing and petroleum refining, is a clean-burning energy source recognized for its transportability and ease of use relative to alternative forms of stand-alone energy sources. Retail propane use falls into three broad categories: (i) residential and commercial applications, (ii) industrial applications and (iii) agricultural uses. In the residential and commercial markets, propane is used primarily for space heating, water heating, clothes drying and cooking. Industrial customers primarily use propane as a motor fuel burned in internal combustion engines that power over-the-road vehicles, forklifts and stationary engines, to fire furnaces, as a cutting gas and in other process applications. In the agricultural market, propane is primarily used for tobacco curing, crop drying, poultry brooding and weed control. In its wholesale operations, the Partnership sells propane principally to large industrial end-users and other propane distributors.

     Propane is extracted from natural gas or oil wellhead gas at processing plants or separated from crude oil during the refining process. Propane is normally transported and stored in a liquid state under moderate pressure or refrigeration for ease of handling in shipping and distribution. When the pressure is released or the temperature is increased, it is usable as a flammable gas. Propane is colorless and odorless; an odorant is added to allow its detection. Propane is clean burning, producing negligible amounts of pollutants when consumed.

     Based upon information provided by the Energy Information Agency, propane accounts for approximately three to four percent of household energy consumption in the United States. Propane competes primarily with natural gas, electricity and fuel oil as an energy source, principally on the basis

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of price, availability and portability. Propane is typically more expensive than natural gas on an equivalent BTU basis in locations served by natural gas, but serves as an alternative to natural gas in rural and suburban areas where natural gas is unavailable or portability of product is required. The expansion of natural gas into traditional propane markets has historically been inhibited by the capital costs required to expand distribution and pipeline systems. Although the extension of natural gas pipelines tends to displace propane distribution in the neighborhoods affected, the Partnership believes that new
opportunities   for   propane  sales   arise   as  more   geographically  remote
neighborhoods are developed. Propane is generally less expensive to use than electricity for space heating, water heating, clothes drying and cooking. Although propane is similar to fuel oil in certain applications and market demand, propane and fuel oil compete to a lesser extent primarily because of the cost of converting from one to the other. Relative prices for each energy source may vary by region.

     In addition to competing with alternative energy sources, the Partnership competes with other companies engaged in the retail propane distribution business. Competition in the propane industry is highly fragmented and generally occurs on a local basis with other large full-service multi-state propane marketers, thousands of smaller local independent marketers and farm cooperatives. Based on industry publications, the Partnership believes that the domestic retail market for propane is approximately 9.2 billion gallons annually, that the 10 largest retailers, including the Partnership, account for less than 33% of the total retail sales of propane in the United States, and that no single marketer has a greater than 10% share of the total retail market in the United States. Based on industry statistics, the Partnership believes that its retail sales volume constitutes approximately 6% of the domestic retail market for propane. Most of the Partnership's retail distribution branches compete with five or more marketers or distributors. Each retail distribution outlet operates in its own competitive environment because retail marketers tend to locate in close proximity to customers in order to lower the cost of providing service. The typical retail distribution outlet generally has an effective marketing radius of approximately 50 miles although in certain rural areas the marketing radius may be extended by a satellite office.

     The ability to compete effectively further depends on the reliability of service, responsiveness to customers and the ability to maintain competitive prices. The Partnership believes that while its safety procedures are more stringent than many of its small, independent competitors and therefore may lead to somewhat higher prices for the Partnership's propane, the perceived benefits of such safety procedures give the Partnership a countervailing competitive advantage. In addition, if legislation is enacted that mandates compliance with similar safety procedures, the Partnership believes that it would not be required to invest as heavily to comply as would many of its competitors. The Partnership also believes that its service capabilities differentiate it from many of its smaller competitors. Sales and service centers of the Partnership offer 24-hour/7-day-a-week service for emergency repairs and deliveries.

     The wholesale propane business is highly competitive. Propane sales to other retail distributors and large-volume, direct-shipment industrial end users are more price sensitive and frequently involve a competitive bidding process. Although the wholesale propane business has lower margins than the retail propane business, the Partnership believes that being in such business enhances the Partnership's flexibility in purchasing propane for its retail business.

PRODUCTS, SERVICES AND MARKETING

     The Partnership distributes propane through a nationwide retail distribution network consisting of 355 district locations in 41 states. The Partnership's operations are concentrated primarily in the east and west coast regions of the United States. In fiscal 1995, the Partnership served more than 700,000 active customers. Generally, this number increases during the fall and winter and decreases during the spring and summer. Historically, approximately two-thirds of the Partnership's retail propane volume is sold during the six-month peak heating season from October through March, as many customers use propane for heating purposes. Consequently, sales and operating profits are concentrated in the Partnership's first and second fiscal quarters. Cash flows from operations, therefore, are greatest during the second and third fiscal quarters when customers pay for propane purchased during the winter heating season. To the extent necessary, the Partnership will reserve cash from the second and third fiscal quarters for distribution to Unitholders in the first and fourth fiscal quarters.

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     Typically, district locations are found  in suburban and rural areas  where natural gas is not readily available. Generally, such locations consist of an office, appliance showroom, warehouse and service facilities, with one or more 18,000 to 30,000 gallon storage tanks on the premises. Most of the Partnership's residential customers receive their propane supply pursuant to an automatic delivery system which eliminates the customer's need to make an affirmative purchase decision. From its district locations, the Partnership also sells, installs and services equipment related to its propane distribution business, including heating and cooking appliances and, at some locations, propane fuel systems for motor vehicles.

     The Partnership sells propane primarily to six markets: residential, commercial, industrial (including engine fuel), agricultural, other retail users and wholesale. Approximately 74.5% of the gallons sold by the Partnership in fiscal 1995 were to retail customers (28.1% to residential customers, 26.0% to commercial customers, 10.4% to industrial customers (including 8.5% to engine fuel customers), 4.6% to agricultural customers and 5.4% to other retail users) and approximately 25.5% were to wholesale customers. Sales to residential customers in fiscal 1995 accounted for approximately 55% of the Partnership's gross profit on propane sales, reflecting the higher-margin nature of this segment of the market. No single customer accounted for 10% or more of the Partnership's revenues during fiscal year 1995.

     Although weather conditions significantly affect demand for propane, the Partnership believes its residential and commercial business to be relatively stable due to the following characteristics: (i) residential and commercial demand for propane has been relatively unaffected by general economic conditions due to the largely non-discretionary nature of most propane purchases by the Partnership's customers, (ii) loss of customers to electricity and fuel oil has been low, and (iii) the tendency of the Partnership's customers to remain with the Partnership due to the product being delivered pursuant to an automatic delivery system and to the Partnership's ownership of over 93% of the storage tanks utilized by its customers. The Partnership also believes that the geographic diversity of its areas of operations helps to minimize its exposure to regional weather and economic patterns. Variations in the weather or economy in one or more regions in which the Partnership operates, however, can significantly affect the total volumes of propane sold by the Partnership and, consequently, the Partnership's results of operations. In addition, sales to the commercial and industrial markets, while affected by economic patterns, are not as sensitive to variations in weather conditions as sales to residential and agricultural markets.

     Retail deliveries of propane are usually made to customers by means of bobtail and rack trucks. Propane is pumped from the bobtail truck, which generally holds 2,200 gallons of propane, into a stationary storage tank on the customer's premises. The capacity of these tanks ranges from approximately 100 gallons to approximately 1,200 gallons, with a typical tank having a capacity of 300 to 400 gallons. The Partnership also delivers propane to retail customers in portable cylinders, which typically have a capacity of 5 to 35 gallons. When these cylinders are delivered to customers, empty cylinders are picked up for replenishment at the Partnership's distribution locations or are refilled in place. The Partnership also delivers propane to certain other bulk end users of propane in larger trucks known as transports (which have an average capacity of approximately 9,000 gallons). End users receiving transport deliveries include industrial customers, large-scale heating accounts, such as local gas utilities which use propane as a supplemental fuel to meet peak load deliverability requirements, and large agricultural accounts which use propane for crop drying. Propane is generally transported from refineries, pipeline terminals, storage facilities (including the Partnership's storage facilities in Hattiesburg, Mississippi and Elk Grove, California), and coastal terminals to the
Partnership's district location bulk plants by a combination of the Partnership's own highway transport fleet, common carriers, owner-operators and railroad tank cars. See ' -- Properties.'

     In its wholesale operations, the Partnership principally sells propane to large industrial end-users and other propane distributors. This market segment includes customers who use propane to fire furnaces, as a cutting gas and in other process applications. Other wholesale customers may include local gas utility customers who use propane as a supplemental fuel to meet peak load deliverability requirements.

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PROPANE SUPPLY

     The Partnership's propane supply is purchased from over 70 oil companies and natural gas processors at more than 190 supply points located in the United States and Canada and the Partnership also makes purchases on the spot market. The Partnership purchased over 92% of its propane supplies from domestic suppliers during fiscal 1995. Most of the propane purchased by the Partnership in fiscal 1995 was purchased pursuant to one year agreements subject to annual renewal, but the percentage of contract purchases may vary from year to year as determined by the Partnership. Supply contracts generally provide for pricing in accordance with posted prices at the time of delivery or the current prices established at major storage points, and some contracts include a pricing formula that typically is based on such market prices. Some of these agreements provide maximum and minimum seasonal purchase guidelines. The Partnership uses a number of interstate pipelines, as well as railroad tank cars and delivery trucks to transport propane from suppliers to storage and distribution facilities.

     Supplies of propane from the Partnership's sources historically have been readily available. In the fiscal year ended September 30, 1995 Shell Oil Company ('Shell') and Exxon Corporation ('Exxon') provided approximately 17% and 11%, respectively, of the Partnership's total domestic propane supply. The Partnership believes that, if supplies from either Shell or Exxon were interrupted, it would be able to secure adequate propane supplies from other sources without a material disruption of its operations. Aside from Shell or Exxon, no single supplier provided more than 10% of the Partnership's total domestic propane supply in the fiscal year ended September 30, 1995. Although no assurance can be given that supplies of propane will be readily available in the future, the Partnership expects a sufficient supply to continue to be available during fiscal 1996. However, increased demand for propane in periods of severe cold weather, or otherwise, could cause future propane supply interruptions or significant volatility in the price of propane.

     The Partnership operates large storage facilities in Mississippi and California and smaller storage facilities in other locations and has rights to use storage facilities in additional locations. The Partnership's storage facilities allow the Partnership to buy and store large quantities of propane during periods of low demand, which generally occur during the summer months. The Partnership believes its storage facilities help ensure a more secure supply of propane during periods of intense demand or price instability. The Partnership also believes that, to the extent that propane supply interruptions are regional in nature, the Partnership may be able to respond to such supply interruptions more quickly than many of its competitors by diverting excess supply from other locations in its large network of districts. For a further description of these facilities, see ' -- Properties.'

     The market price of propane is subject to volatile changes as a result of supply or other market conditions over which the Partnership has no control. The Partnership generally purchases propane on a short-term basis; consequently, its supply costs generally fluctuate with market price fluctuations. In general, product supply contracts permit suppliers to charge posted prices at the time of delivery or the current prices established at major storage points such as Mont Belvieu, Texas or Conway, Kansas. Because rapid increases in the wholesale cost of propane may not be immediately passed on to retail customers, such increases reduce gross margins on retail sales. Since 1991, the Partnership has generally been successful in maintaining retail gross margins on an annual basis despite changes in the wholesale cost of propane, as evidenced by the fact that average annual retail gross margins, measured on a cents-per-gallon basis, have varied by less than four percentage points from the five-year average. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- General.' However, there may be times when the Partnership will be unable to pass on fully such price increases to its customers. Consequently, the Partnership's profitability will be sensitive to changes in wholesale propane prices. The Partnership may from time to time engage in transactions to hedge product costs in an attempt to reduce cost volatility, although to date such activities have not been significant.

PRICING POLICY

     Pricing policy is an essential element in the marketing of propane. Recently, the Partnership has implemented improved information systems technology which has allowed it to delegate pricing decisions to local districts. These pricing decisions are made by district management based upon local market conditions and are subject, in certain cases, to regional management approval. In most

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situations, the Partnership believes that its pricing expertise and methods will permit the Partnership to respond to changes in supply costs in a manner that protects the Partnership's gross margins, to the extent possible. In some cases, however, the Partnership's ability to respond quickly to cost increases could occasionally cause its retail prices to rise more rapidly than those of its competitors, possibly resulting in a loss of customers.

MANAGEMENT INFORMATION AND CONTROL SYSTEMS

     Since October 1992, the Partnership has invested approximately $9.2 million in information systems technology. For example, the Partnership equips its delivery personnel with hand-held computer terminals ('HHTs'), which simplify customer billing and collection of customer data and also improve productivity and inventory control. The HHTs are also able to print accurate customer delivery statements that can be provided to the customer by the Partnership's delivery personnel. The Partnership maintains a client server computer-based information and control system in each of its district locations which is designed to provide local managers with daily operating information, including information input from the HHTs, so as to enhance the responsiveness of each district to customer needs and inquiries. The system utilizes proprietary software licensed to the Partnership from a third party to improve delivery vehicle routing and also provides for central billing of customers. The system also includes an on-line decision support system which facilitates management analysis of operating activities and the scheduling of propane shipments to district locations.

PROPERTIES

     The Partnership currently owns approximately 70% of the 355 distribution locations that it operates and leases the balance. In addition, the Partnership owns and operates a 187 million gallon underground storage facility in Hattiesburg, Mississippi, and a 22 million gallon refrigerated, above-ground storage facility in Elk Grove, California. The Partnership currently leases approximately 37 million gallons of capacity to third parties under one or two year contracts. Total revenues to the Partnership from such leases have been immaterial. The Partnership also owns approximately 1.7 million additional gallons of storage capacity and leases approximately 15 million gallons of storage capacity in various locations.

     In addition to the facilities discussed above, the Partnership also owns an underground storage facility in Hainesville, Texas that was damaged by a fire in November 1995. The Partnership and other third parties had approximately four million and nine million gallons of propane, respectively, stored in the facility at the time of the incident. The Partnership estimates that approximately four million gallons of the stored propane were lost as a result of the fire. The Partnership believes that its insurance is adequate to cover any losses that may result from the incident, subject to its $500,000 deductible, and that any such losses will not have a material adverse effect upon the Partnership's financial condition or results of operations. The Partnership does not currently intend to use the facility for storage in the future.

     The Partnership also owns approximately 8.6% of the common stock of the Dixie Pipeline Company ('Dixie Pipeline'), which owns and operates a propane gas pipeline that runs from Mont Belvieu, Texas, to Apex, North Carolina.

     The transportation of propane requires specialized equipment. The trucks and railroad tank cars utilized for this purpose carry specialized steel tanks that maintain the propane in a liquefied state. As of June 29, 1996, the Partnership had a fleet of approximately 100 transport truck tractors, of which approximately 55% are owned by the Partnership, and 760 railroad tank cars, of which approximately 22% are owned by the Partnership. In addition, the Partnership utilizes approximately 1,900 bobtail and rack trucks, of which approximately 96% are owned by the Partnership and approximately 1,400 other delivery and service vehicles, of which approximately 78% are owned by the Partnership. The balance of such vehicles that are not owned by the Partnership are leased. As of June 29, 1996, the Partnership owned approximately 844,000 customer storage tanks with typical capacities of 300 to 400 gallons and approximately 64,000 portable cylinders with typical capacities of 5 to 35 gallons.

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     The Partnership believes that it has satisfactory title to or valid  rights to use all of its material properties and, although some of such properties are subject to liabilities and leases and, in certain cases, liens for taxes not yet due and payable and immaterial encumbrances, easements and restrictions, the Partnership does not believe that any such burdens will materially interfere with the continued use of such properties by the Partnership in its business, taken as a whole. In addition, the Partnership believes that it has or is in the process of obtaining, all required material approvals, authorizations, orders, licenses, permits, franchises and consents of, and has obtained or made all required material registrations, qualifications and filings with, the various state and local governmental and regulatory authorities which relate to ownership of the Partnership's properties or the operations of its business.

TRADEMARKS AND TRADENAMES

     The Partnership utilizes a variety of trademarks and tradenames which it owns, including 'Suburban Propane'r'.' The Partnership regards its trademarks, tradenames and other proprietary rights as valuable assets and believes that they have significant value in the marketing of its products.

GOVERNMENT REGULATION

     The Partnership is subject to various federal, state and local environmental, health and safety laws and regulations. Generally, these laws impose limitations on the discharge of pollutants and establish standards for the handling of solid and hazardous wastes. These laws include the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act ('CERCLA'), the Clean Air Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right to Know Act, the Clean Water Act and comparable state statutes. CERCLA, also known as the 'Superfund' law, imposes joint and several liability without regard to fault or the legality of the original conduct on certain classes of persons that are considered to have contributed to the release or threatened release of a 'hazardous substance' into the environment. Propane is not a hazardous substance within the meaning of CERCLA. Such laws and regulations could result in civil or criminal penalties in cases of non-compliance or impose liability for remediation costs.

     The Partnership has been named as a de minimis potentially responsible party in connection with a predecessor's arranging for the shipment of waste oil to the Purity Oil Superfund Site in Malaga, California. The Partnership, as part of the de minimis group, entered into a negotiated Administrative Consent Order in January 1994 regarding soil remediation at the site pursuant to which the Partnership paid approximately $192,000. Negotiations are continuing with respect to groundwater contamination at the site, although the Partnership believes it has adequately reserved for the likely settlement amount of such negotiation and that such amount will not be material. The Partnership believes it has adequately reserved for other environmental remediation projects and, based on information currently available to the Partnership, such projects are not expected to have a material adverse effect on the Partnership's financial condition or results of operation.

     In connection with all acquisitions of retail propane businesses that involve the purchase of real estate, the Partnership conducts an environmental review in an attempt to determine whether any substance other than propane has been sold from, or stored on, any such real estate prior to its purchase. Such review includes questioning the seller, obtaining representations and warranties concerning the seller's compliance with environmental laws and inspections of the properties, whereby independent environmental consulting firms hired by the Partnership look for evidence of hazardous substances or the existence of underground storage tanks.

     National Fire Protection Association Pamphlets No. 54 and No. 58, which establish rules and procedures governing the safe handling of propane, or comparable regulations, have been adopted as the industry standard in all of the states in which the Partnership operates. In some states these laws are administered by state agencies, and in others they are administered on a municipal level. With respect to the transportation of propane by truck, the Partnership is subject to regulations promulgated under the Federal Motor Carrier Safety Act. These regulations cover the transportation of hazardous materials and are administered by the United States Department of Transportation. The Partnership conducts ongoing training programs to help ensure that its operations are in compliance with applicable regulations. The Partnership maintains various permits that are necessary to operate some of its facilities, some of which may be material to its operations. The Partnership believes that the procedures currently in effect at all of its facilities for the handling, storage and distribution of propane are consistent with industry standards and are in compliance in all material respects with applicable laws and regulations.

     The Partnership currently owns Jackson Vangas, Inc. ('Jackson') which distributes propane gas through an installed pipe system in Teton County, Wyoming, including the town of Jackson, Wyoming, and is regulated as a utility by the Wyoming Public Service Commission. The Partnership expects that the business of Jackson will not be continued for more than 12 months in light of the grant to an unrelated natural gas company of a certificate to operate in Jackson's service area.

     Future developments, such as stricter environmental, health or safety laws and regulations thereunder, could affect Partnership operations. It is not anticipated that the Partnership's compliance with or liabilities under environmental, health and safety laws and regulations, including CERCLA, will have a material adverse effect on the Partnership. To the extent that there are any environmental liabilities unknown to the Partnership or environmental, health or safety laws or regulations are made more stringent, there can be no assurance that the Partnership's results of operations will not be materially and adversely affected.

EMPLOYEES

     As of June 29, 1996, the Partnership had 3,345 full time employees, of whom 384 were general and administrative (including fleet maintenance personnel), 130 were sales, 222 were transportation and product supply and 2,609 were district employees. Approximately 200 of such employees are represented by 12 different local chapters of labor unions. The Partnership believes that its relations with both its union and non-union employees are satisfactory. From time to time, the Partnership hires temporary workers to meet peak seasonal demands.

LITIGATION AND OTHER CONTINGENCIES

     A number of personal injury, property damage and products liability suits are pending or threatened against the Partnership. In general, these lawsuits have arisen in the ordinary course of the Partnership's business since Quantum Chemical was acquired by Hanson and involve claims for actual damages, and in some cases, punitive damages. Although any litigation is inherently uncertain, based on past experience, the information currently available to it and the availability of insurance coverage, the Partnership does not believe that these pending or threatened litigation matters will have a material adverse effect on its results of operations or its financial condition.

     In addition, certain contingent liabilities related to Suburban Propane's operations which generally arose prior to Hanson's acquisition of Quantum Chemical on September 30, 1993 were assumed by the Partnership in connection with the Transactions. These contingent liabilities consist of insured and uninsured litigation claims (primarily personal injury and property damage claims), potential environmental remediation costs (primarily costs related to the removal of underground storage tanks) and possible state tax and real property lease obligations. The Partnership has established an accounting reserve of approximately $30 million for such contingent liabilities. To provide funding for such contingent liabilities, the Closing Price Adjustment was designed to result in the Partnership commencing operations with approximately $25 million in cash or other working capital in excess of that otherwise believed to be normal in the Partnership's business, which amount represents an estimate of the present value of such contingent liabilities. See ' -- Contribution Agreement.' There can be no assurance that the ultimate liabilities relating to the matters discussed above will not exceed the $30 million reserved. However, based on its current knowledge, the Partnership believes that any ultimate liabilities for the matters discussed above in excess of such $30 million will not be material and that, considering the amount of its current reserves, these matters will not have a material adverse effect on the Partnership's results of operations or financial condition.

     The Partnership uses the approximately $25 million in funding resulting from the Closing Price Adjustment as working capital or to reduce its working capital borrowings until such funds are needed to be applied to such contingent liabilities. However, if and to the extent the Board of Supervisors at any time determines that the remaining balance of such funds exceeds the likely amount the Partnership will ultimately need to apply to such contingent liabilities, the use of the funds will to that extent no longer be limited.

CONTRIBUTION AGREEMENT

     Concurrent with the closing of the Transactions, the Partnership, the Operating Partnership, the General Partner, Quantum Chemical and certain other parties entered into the Contribution, Conveyance and Assumption Agreement (the 'Contribution Agreement') and related agreements and instruments which generally governed the Transactions, including the asset transfers, the assumption of liabilities and the distribution of the proceeds of the Initial Offering and of the Notes.

     Among other things, the Contribution Agreement provided that, based upon the balance sheet of the Partnership at the time of the closing of the Transactions, Quantum Chemical pay the Partnership any shortfall in the Division Invested Capital of the Suburban Propane division of Quantum Chemical below $623,242,000 and the Partnership pay Quantum Chemical any excess over $623,242,000 (the 'Closing Price Adjustment'). The Closing Price Adjustment was intended to ensure that the Partnership had adequate working capital at the time it commenced operations. In May 1996, Quantum Chemical paid the Partnership $5.6 million plus interest from the closing of the Transactions, representing the Closing Price Adjustment.

     The Contribution Agreement also provided that Quantum Chemical retain ownership of the accounts receivables of Suburban Propane at the time of the closing of the Transactions. The Partnership and Quantum Chemical determined the net book value of the accounts receivable of Suburban Propane at such time (net of allowance for doubtful accounts). The Partnership retained from the net proceeds of the Initial Offering cash in an amount equal to the net book value of such accounts receivable. Under the terms of the Contribution Agreement, the Partnership will collect such accounts receivable ($97,700 as of the closing of the Transactions) on behalf of Quantum Chemical. To the extent such collections exceed in the aggregate the net book value of such accounts receivable, the Partnership will retain 10% of such excess. As of June 29, 1996, the Partnership had satisfied its obligation to Quantum Chemical under this arrangement.

     The Partnership and certain of its subsidiaries have agreed, pursuant to the Contribution Agreement, generally to indemnify Quantum Chemical and its affiliates against all liabilities, litigation and claims arising out of the Suburban Propane business (including liabilities for claims relating to or arising out of assets, businesses and operations previously conducted by Suburban Propane or its predecessors, subject to certain exceptions), and Quantum Chemical and certain of its subsidiaries have agreed generally to indemnify the Partnership and its subsidiaries against all liabilities, litigation and claims arising out of the operations of Quantum Chemical other than the business conducted by Suburban Propane. In circumstances in which the potential liability to the Partnership or Quantum Chemical is joint, the parties will share responsibility for such liability on a mutually agreed basis consistent with the principles established in the Contribution Agreement.

                                   MANAGEMENT

PARTNERSHIP MANAGEMENT

     The Partnership Agreement provides that all management powers over the business and affairs of the Partnership are exclusively vested in its Board of Supervisors and, subject to the direction of the Board of Supervisors, the officers of the Partnership. No Unitholder has any management power over the business and affairs of the Partnership or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Partnership. Notwithstanding any limitation on its obligations or duties, the General Partner will be liable, as the general partner of the Partnership, for all debts of the Partnership (to the extent not paid by the Partnership), except to the extent that indebtedness or other obligations incurred by the Partnership are made specifically non-recourse to the General Partner. See 'The Partnership Agreement -- Management' for a description of the management structure of the Partnership. In general, the officers and employees who managed and operated the propane business of Quantum Chemical manage and operate the Partnership's business as officers and employees of the Operating Partnership and as executive officers of the Partnership and the Operating Partnership.

     At least two of the Elected Supervisors will serve on the Audit Committee with the authority to review, at the request of the Board of Supervisors, specific matters as to which the Board of Supervisors believes there may be a conflict of interest in order to determine if the resolution of such conflict proposed by the Board of Supervisors is fair and reasonable to the Partnership. Any matters approved by the Audit Committee will be conclusively deemed to be fair and reasonable to the Partnership, approved by all partners of the Partnership and not a breach by the General Partner or the Board of Supervisors of any duties they may owe the Partnership or the Unitholders. In addition, the Audit Committee will review external financial reporting of the Partnership, will recommend engagement of the Partnership's independent accountants and will review the Partnership's procedures for internal auditing and the adequacy of the Partnership's internal accounting controls.

BOARD OF SUPERVISORS AND OFFICERS OF THE PARTNERSHIP

     The following table sets forth certain information with respect to the members of the Board of Supervisors and officers of the Partnership. Officers are elected for one-year terms and supervisors are elected for three-year terms. The two Appointed Supervisors, three Elected Supervisors and two Management Supervisors were appointed pursuant to the terms of the Partnership Agreement. The Board of Supervisors is currently composed of two Appointed Supervisors, two Management Supervisors and three Elected Supervisors.

                                                                        POSITION WITH THE
                      NAME                         AGE                     PARTNERSHIP
                      ----                         ---                     -----------
Mark A. Alexander...............................   37    Executive Vice Chairman, Member of the Board of
                                                           Supervisors (Management Supervisor)
Salvatore M. Quadrino...........................   49    President, Member of the Board of Supervisors
                                                           (Management Supervisor)
Charles T. Hoepper..............................   46    Senior Vice President and Chief Financial
                                                           Officer
David R. Feheley................................   48    Senior Vice President -- Operations
Stamey W. Hardin................................   51    Vice President -- Mid-Continent Area
Michael M. Keating..............................   43    Vice President -- Human Resources and
                                                           Administration
David R. Macdaid................................   45    Vice President -- Northeast Area
Kevin T. McIver.................................   42    Vice President, General Counsel and Secretary
Richard J. Ney..................................   48    Vice President -- Marketing
Thomas A. Nunan.................................   62    Vice President -- Sales

                                                  (table continued on next page)

(table continued from previous page)

                                                                        POSITION WITH THE
                      NAME                         AGE                     PARTNERSHIP
                      ----                         ---                     -----------
Robert M. Plante................................   48    Treasurer
John H. Reilly..................................   45    Vice President -- Supply, Wholesale and
                                                           Transportation
Kendall L. Rhine................................   53    Vice President -- Southeast Area
Raymond J. Rigutto..............................   53    Vice President -- Engineering and Fleet
                                                           Maintenance
Anthony M. Simonowicz...........................   45    Vice President -- Business Development
Paul Ward.......................................   44    Vice President -- Western Area
Steven W. Wells.................................   49    Vice President -- Information Systems
George H. Hempstead, III........................   52    Member of the Board of Supervisors (Appointed
                                                           Supervisor)
Robert E. Lee...................................   39    Member of the Board of Supervisors (Appointed
                                                           Supervisor)
John Hoyt Stookey...............................   66    Member of the Board of Supervisors;
                                                           Non-Executive Chairman of the Board of
                                                           Supervisors (Elected Supervisor)
Harold R. Logan, Jr.............................   51    Member of the Board of Supervisors (Elected
                                                           Supervisor)
Dudley C. Mecum.................................   61    Member of the Board of Supervisors (Elected
                                                           Supervisor)

     Mr. Alexander serves as Executive Vice Chairman and as a Management Supervisor of the Partnership. Mr. Alexander was Senior Vice
President -- Corporate Development of Hanson Industries (Hanson's management division in the United States) from 1995 until the closing of the Transactions, where he was responsible for mergers and acquisitions, real estate and discontinued operations, and was Vice President of Acquisitions from 1989 to 1995. He was an Associate Director of Hanson from 1993 and a Director of Hanson Industries from June 1995 until the closing of the Transactions.

     Mr. Quadrino serves as President and as a Management Supervisor of the Partnership. Mr. Quadrino was President and Chief Executive Officer of Suburban Propane from October 1994 until the closing of the Transactions and was Vice President and Chief Financial Officer of Suburban Propane from October 1990 to September 1994. He is currently a director and a member of the Executive Committee of the National Propane Gas Association.

     Mr. Hoepper serves as Senior Vice President and Chief Financial Officer of the Partnership. He served as Vice President and Chief Financial Officer of the Partnership from March 1996 to July 1996. Mr. Hoepper was Vice President and Chief Financial Officer of Suburban Propane from October 1994 until the closing of the Transactions and was Controller of Suburban Propane from July 1991 to October 1994. He was employed at MCI Corporation as Senior Director -- Finance from 1988 to 1991.

     Mr. Feheley serves as Senior Vice President -- Operations of the Partnership. Mr. Feheley was Senior Vice President -- Operations of Suburban Propane from September 1995 until the closing of the Transactions and was an Area Vice President from October 1990 to September 1995.

     Mr. Hardin serves as Vice President -- Mid-Continent Area of the Partnership. He served as Vice President -- Eastern Area of the Partnership from March 1996 to July 1996. Mr. Hardin was an Area Vice President of Suburban Propane from 1989 until the closing of the Transactions.

     Michael M. Keating serves as Vice President -- Human Resources and Administration of the Partnership. Mr. Keating was Director of Human Resources at Hanson Industries from 1993 to July 1996 and was Director of Human Resources and Corporate Personnel at Quantum Chemical from 1989 to 1993.

     David R. Macdaid serves as Vice President -- Northeast Area of the Partnership. Mr. Macdaid was a Regional Manager with Suburban Propane and the Partnership from 1992 to July 1996 and was previously a District Manager for Suburban Propane.

     Mr. McIver serves as Vice President, General Counsel and Secretary of the Partnership. He served as General Counsel and Secretary of the Partnership from March 1996 to August 1996. Mr. McIver was General Counsel of Suburban Propane from October 1994 until the closing of the Transactions and was chief counsel of Suburban Propane from 1984.

     Mr. Ney serves as Vice President -- Marketing of the Partnership. Mr. Ney was Vice President -- Marketing of Suburban Propane from November 1995 until the closing of the Transactions. He served as Vice President -- Marketing at Philadelphia Gas Works (a natural gas utility) from January 1990 to November 1995.

     Mr. Nunan serves as Vice President -- Sales of the Partnership. Mr. Nunan was Vice President -- Sales of Suburban Propane from October 1990 until the closing of the Transactions. He is currently a director of the National Propane Gas Association.

     Robert M. Plante serves as Treasurer of the Partnership. Mr. Plante was Director of Financial Services for Suburban Propane and the Partnership from July 1993 to July 1996 and was Assistant Controller of Suburban Propane from July 1991 to June 1993.

     Mr. Reilly serves as Vice President -- Supply, Wholesale and Transportation of the Partnership. Mr. Reilly was Vice President -- Supply, Wholesale and Transportation of Suburban Propane from 1994 until the closing of the Transactions and was Vice President of wholesale from January 1990 to October 1994. He is currently a director of Dixie Pipeline Company (a propane pipeline company of which the Partnership owns approximately 8.6% of the capital stock).

     Mr. Rhine serves as Vice President -- Southeast Area of the Partnership. He served as Vice President -- Western Area of the Partnership from March 1996 to August 1996. Mr. Rhine was an Area Vice President of Suburban Propane from 1989 until the closing of the Transactions.

     Mr. Rigutto serves as Vice President -- Engineering and Fleet Maintenance of the Partnership. Mr. Rigutto was Vice President -- Engineering and Fleet Maintenance of Suburban Propane from February 1994 until the closing of the Transactions and was Vice President -- Industrial Engineering and Fleet Administration from October 1990 to January 1994.

     Mr. Simonowicz serves as Vice President -- Business Development of the Partnership. Mr. Simonowicz was Vice President -- Business Development of Suburban Propane from September 1995 until the closing of the Transactions and was Director -- Financial Planning and Analysis from 1991 to September 1995. Mr. Simonowicz was employed as Controller at Lifecodes Corporation (a genetic identification and research company), then a subsidiary of Quantum Chemical, from 1989 to 1991.

     Paul Ward serves as Vice President -- Western Area of the Partnership. Mr. Ward was a Regional Manager with Suburban Propane from September 1985 to July 1996. He is currently Secretary/Treasurer of the Western Propane Gas Association.

     Mr. Wells serves as Vice President -- Information Services of the Partnership. He served as Director -- Information Systems of the Partnership from March 1996 to August 1996. Mr. Wells was Director -- Information Systems of Suburban Propane from 1991 until the closing of the Transactions and was Assistant Vice President -- Operations Systems from 1989 to 1991.

     The General Partner has appointed Mr. Stookey as the Non-Executive Chairman and an Elected Supervisor of the Partnership. He has been the non-executive Chairman and a director of Quantum Chemical from the time it was acquired by Hanson on September 30, 1993 to October 31, 1995. From 1986 to September 30, 1993, he was the Chairman, President and Chief Executive Officer of Quantum Chemical. He is also a director of United States Trust Company of New York, ACX Technologies, Inc., Chesapeake Corporation and Cypress Amax Minerals Company. Mr. Stookey is 66.

     The General Partner has also appointed Harold R. Logan, Jr. as an Elected Supervisor of the Partnership. Mr. Logan is Executive Vice President, Chief Financial Officer and a Director of TransMontaigne Oil Company (a holding company formed to purchase companies engaged in the marketing and distribution of petroleum products). From 1987 to 1995 he served as Senior Vice President of Finance and a Director of Associated Natural Gas Corporation (an independent gatherer and marketer of natural gas, natural gas liquids and crude oil acquired by Panhandle Eastern Corporation in 1994).

     On June 25, 1996, the two Elected Supervisors then in office elected Dudley
C. Mecum as the third Elected Supervisor. Mr. Mecum has been a partner of G.L. Ohrstrom & Co. (a sponsor of and investor in leveraged buyouts) since 1989. He is also a director of Travelers Group, Inc., Travelers/Aetna P&C Corp., Lyondell Petrochemical Company, Fingerhut Companies, Inc., Dyncorp., Vicorp Restaurants, Inc. and Roper Industries, Inc.

     Mr. Hempstead serves as an Appointed Supervisor of the Partnership. He is also the Vice President and Secretary and a Director of the General Partner. He has been Senior Vice President, Law and Administration of Hanson Industries since June 1995, and was Senior Vice President and General Counsel from 1993 to 1995. He served as Vice President and General Counsel of Hanson Industries from 1982 to 1993. He has been Associate Director of Hanson since 1990 and a Director of Hanson Industries since 1986. Mr. Hempstead is a director of Lynton Group, Inc. and Smith Corona Corporation.

     Mr. Lee serves as an Appointed Supervisor of the Partnership. He is also the President and a Director of the General Partner. Mr. Lee has been Senior Vice President and Chief Operating Officer of Hanson Industries since June 1995. He was Vice President and Chief Financial Officer of Hanson Industries from 1992 to June 1995 and Vice President and Treasurer from 1990 to 1992. Prior thereto he served as Treasurer of Hanson Industries. He has been an Associate Director of Hanson since 1992 and a director of Hanson Industries since June 1995.

     Messrs.  Alexander,  Quadrino,   Hoepper,  Feheley,   McIver,  Nunan,   and
Simonowicz are executive officers of the Partnership and Messrs. Hardin, Ney, Reilly, Rhine, Rigutto, Stec and Wells are officers.

     Mr. Stookey served from 1989 to 1993 as an executive officer of Petrolane Incorporated, Petrolane Finance Corp. and QJV Corp., which companies were reorganized in July 1993 under the U.S. Bankruptcy Code. Mr. Quadrino served as an executive officer of these companies from 1990 to 1993. These companies were affiliates of Quantum Chemical at the time of such reorganization.

EXECUTIVE COMPENSATION

     The following table sets forth the annual salary, bonuses and all other compensation awards and payouts earned by the President and certain named officers of Suburban Propane for services rendered to Quantum Chemical and its subsidiaries with respect to Suburban Propane during the fiscal year ended September 30, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM COMPENSATION
                                                                          -----------------------
                                                                            AWARDS       PAYOUTS
                                                                          ----------    ---------
                                                  ANNUAL COMPENSATION     SECURITIES    LONG-TERM
                   NAME AND                       --------------------    UNDERLYING    INCENTIVE       ALL OTHER
              PRINCIPAL POSITION                   SALARY     BONUS(1)    OPTIONS(2)     PAYOUTS     COMPENSATION(3)
              ------------------                   ------     --------    ----------    ---------    ---------------

Salvatore M. Quadrino .........................   $225,000       $0         104,275         0            $ 4,500
  President and Chief
  Operating Officer
Charles T. Hoepper ............................   $135,000       $0          21,897         0            $ 2,950
  Vice President and
  Chief Financial Officer
Kevin T. McIver ...............................   $131,553       $0          14,598         0            $ 3,862
  General Counsel and Secretary
Raymond J. Rigutto ............................   $123,000       $0          21,897         0            $ 2,696
  Vice President --
  Engineering and
  Fleet Maintenance
John H. Reilly ................................   $113,216       $0          14,598         0            $ 2,481
  Vice President --
  Supply, Wholesale
  and Transportation

                                                        (footnotes on next page)

(footnotes from previous page)

(1) Bonuses under the Suburban Propane annual bonus incentive program are reported for the year earned, regardless of the year paid. This program is based on the achievement of pre-determined business and/or financial performance objectives measured in operating profit and return on capital employed. Bonus opportunities vary by position and currently range up to 75% of base salary for the named officers. Due to the negative impact on Suburban Propane's results of operations resulting from warm winter weather in fiscal year 1995, no bonuses were paid to the named officers.

(2) Represents options for Ordinary Shares of Hanson granted by Hanson. See ' -- Hanson Executive Share Option Plan.'

(3) Amounts represent matching contributions to the Suburban Propane Savings and Stock Ownership Plan. The maximum any participant can receive in matching contributions is $4,500. For Mr. McIver, the amount also includes $978 of insurance premiums paid under the Suburban Propane Executive Death Benefit Plan.

  HANSON EXECUTIVE SHARE OPTION PLAN

     Certain executive officers of Suburban Propane have participated in the Hanson Executive Share Option Scheme 'B' (the 'Hanson Option Plan'), which is an Incentive Share Option Plan under Section 422A of the Code. Under the Hanson Option Plan, non-transferable options to acquire Hanson Ordinary Shares may be granted to full-time employees and directors of Hanson (or any of its subsidiaries) who are at least eighteen months from normal retirement age. In general, options granted under the Hanson Option Plan may be exercised in whole or in part at any time commencing on the third anniversary of the date of grant and ending on the tenth anniversary of the date of grant. The exercise price of any option granted is the greater of the nominal value and the middle market price of Ordinary Shares (as derived from the Daily Official List of the London Stock Exchange) on the date of grant. Under the terms of the Hanson Option Plan, upon consummation of the Initial Offering, all options granted to Suburban Propane employees are currently exercisable and will expire on the later of one year following the closing of the Initial Offering or 42 months from the date of grant. Upon consummation of the Initial Offering, executive officers of the Partnership no longer participate in the Hanson Option Plan or any other option plan maintained by Hanson or any of its subsidiaries.

     The following two tables set forth certain information with respect to (i) options granted to Messrs. Quadrino, Hoepper, McIver, Rigutto and Reilly during the fiscal year 1995, and (ii) the aggregate number and value of options exercisable and unexercisable by such officers at fiscal year end 1995. None of these persons exercised any of the options during fiscal year 1995.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                                              POTENTIAL REALIZABLE VALUE
                                                     PERCENT                                  AT ASSUMED ANNUAL RATES OF
                                   NUMBER OF        OF TOTAL                                   SHARE PRICE APPRECIATION
                                   SECURITIES     OPTIONS/SARS     EXERCISE                    UNTIL EXPIRATION OF THE
                                   UNDERLYING      GRANTED TO       OR BASE                           OPTIONS(3)
                                  OPTIONS/SARS    EMPLOYEES IN     PRICE PER   EXPIRATION    ----------------------------
              NAME                  GRANTED      FISCAL YEAR(1)    SHARE(2)       DATE            5%             10%
              ----                  -------      --------------    --------       ----            --             ---

Salvatore M. Quadrino............    104,275         0.006558        219.2    June 15, 1998     $63,844       $ 135,759
Charles T. Hoepper...............     21,897         0.001377        219.2    June 15, 1998      13,407          28,508
Kevin T. McIver..................     14,598         0.000918        219.2    June 15, 1998       8,938          19,006
Raymond J. Rigutto...............     21,897         0.001377        219.2    June 15, 1998      13,407          28,508
John H. Reilly...................     14,598         0.000918        219.2    June 15, 1998       8,938          19,006

- ------------

(1) Incentive stock options issued in fiscal 1995 to officers were issued under the Hanson Option Plan.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

(2) Amounts are expressed in pence. At August 27, 1996, the exchange rate between British pounds sterling and U.S. dollars was `L'.64313 to US$1.00. There are 100 pence to one British pound sterling. The closing Ordinary Share price on August 27, 1996 was 162 pence.

(3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the rules and regulations of the Securities and Exchange Commission (the 'Commission'). Actual gains, if any, on the exercise of stock options are dependent on the future performance of the Ordinary Shares and overall market conditions. The amounts reflected in this table may not necessarily be achieved.

  OPTION EXERCISES IN FISCAL YEAR 1995 AND FISCAL 1995 YEAR-END OPTION VALUES

                                                                         NUMBER OF SECURITIES
                                                                              UNDERLYING                 VALUE OF UNEXERCISED
                                                                        UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS
                                            SHARES                       FISCAL 1995 YEAR-END          FISCAL 1995 YEAR-END(1)
                                           ACQUIRED       VALUE      ----------------------------    ----------------------------
                 NAME                     ON EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                 ----                     -----------    --------    -----------    -------------    -----------    -------------

Salvatore M. Quadrino..................      --            --           --              126,172         --                  0
Charles T. Hoepper.....................      --            --           --               36,495         --                  0
Kevin T. McIver........................      --            --           --               29,196         --                  0
Raymond J. Rigutto.....................      --            --           --               43,794         --                  0
John H. Reilly.........................      --            --           --               29,196         --                  0

- ------------

(1) The closing Ordinary Share price on September 29, 1995 was 202.5 pence, which is less than the exercise price of such options.

  RETIREMENT BENEFITS

     The following table sets forth the annual benefits upon retirement at age 65 in 1995, without regard to statutory maximums, for various combinations of final average earnings and lengths of service which may be payable to Messrs. Quadrino, Hoepper, McIver, Rigutto and Reilly under the Pension Plan for Eligible Employees of Suburban Propane Company Division of Quantum Chemical and the Suburban Propane Company Supplemental Executive Retirement Plan. Each such plan will be assumed by the Partnership and each such person will be credited for service earned under such plan to date. Messrs. Quadrino, Hoepper, McIver, Rigutto and Reilly have 5 years, 4 years, 10 years, 5 years and 21 years of service under the plans.

                               PENSION PLAN TABLE

                                    ANNUAL BENEFIT FOR YEARS OF CREDITED SERVICE SHOWN(2)
FINAL 5-YEAR(1)     -------------------------------------------------------------------------------------
AVERAGE EARNINGS    5 YEARS     10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
- ----------------    -------     --------     --------     --------     --------     --------     --------

100,$000.....         8,183       16,366       24,549       32,732       40,915       49,098       57,281
200,$000.....        16,933       33,866       50,799       67,732       84,665      101,598      118,531
300,$000.....        25,683       51,366       77,049      102,732      128,415      154,098      179,781
400,$000.....        34,433       68,866      103,299      137,732      172,165      206,598      241,031
500,$000.....        43,183       86,366      129,549      172,732      215,915      259,098      302,281

- ------------

(1) The Plans' definition of earnings consists of base pay only.

(2) Annual Benefits are computed on the basis of straight life annuity amounts. The pension benefit is calculated as follows: the sum of (a) plus (b) multiplied by (c) where (a) is that portion of final average earnings up to 125% of social security Covered Compensation times 1.4% and (b) is that portion of final average earnings in excess of 125% of social security Covered Compensation times 1.75% and (c) is Credited Service up to a maximum of 35 years.

     In addition, certain additional retirement and life insurance benefits are payable to Mr. McIver pursuant to two Suburban Propane executive plans that were in effect prior to Quantum's acquisition of Suburban Propane in 1983. Under the Suburban Propane Conditional Deferred Compensation Plan, Mr. McIver is entitled, subject to certain conditions set forth in the Plan which include remaining in the Partnership's employ until retirement, to receive a retirement supplement of approximately $21,000 per year for a ten year period subsequent to retirement. Under the Suburban Propane Executive Death Benefit Plan, $100,000 of life insurance proceeds are payable to Mr. McIver's estate, subject to the terms and conditions of the Plan, which include remaining in the employ of the Partnership until retirement.

  EMPLOYMENT AGREEMENTS

     The Partnership has entered into employment agreements (the 'Employment Agreements') with Messrs. Alexander and Quadrino (each, an 'Executive'). The summary of such Employment Agreements contained herein does not purport to be complete and is qualified in its entirety by reference to the Employment Agreements, which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     Pursuant to the Employment Agreements, Messrs. Alexander and Quadrino will serve as the Executive Vice Chairman and the President, respectively, of the Partnership. Each Executive will serve (without additional compensation) on the Board of Supervisors of the Partnership and the Board of Supervisors of the Operating Partnership. The Employment Agreements have an initial term of three years but will be automatically extended for successive one-year periods, unless earlier terminated by the Partnership or the Executive or otherwise terminated in accordance with the Employment Agreement. The Employment Agreements for Messrs. Alexander and Quadrino provide for an initial annual base salary of $350,000 and $275,000, respectively. In addition, each Executive may earn a bonus (up to 100% and 75% of annual base salary for Messrs. Alexander and Quadrino, respectively) for services rendered by such Executive based upon certain performance criteria. The Employment Agreements also provide for the Executives to have the opportunity to participate in benefit plans made available to other senior executives and senior managers of the Partnership, including the Restricted Unit Plan described below. The Partnership also provides the Executives with term life insurance with a face amount equal to three times their annual base salary. The Executives also participate in a non-qualified supplemental retirement plan which provides retirement income which could not be provided under the Partnership's qualified plans by reason of limitations in the Code on the amount of annual compensation which may be taken into account in determining benefits payable thereunder. Generally, if the Executive's employment is terminated by the Partnership for 'cause' (as defined in the Employment Agreements) or as a result of the Executive's disability, voluntary termination or non-renewal or death, the Executive will be entitled to receive an amount equal to his base salary through the effective date of termination and, in the event of disability, voluntary non-renewal or death, a pro rata portion of his bonus for the then current fiscal year. In the event that (i) the Executive's employment is terminated by the Partnership other than for 'cause,' (ii) the Employment Agreement is not renewed by the Partnership or
(iii) the Executive resigns with 'good reason' (as defined in the Employment Agreements), the Executive will generally be entitled to receive an amount equal to the pro rata portion of his bonus for the then current fiscal year plus, until the later of the second anniversary of the date of termination and the expiration of the term of the Employment Agreement, his annual base salary and medical benefits. If a 'change of control' (as defined in the Employment Agreements) of the Partnership occurs and within six months prior thereto or at any time thereafter the Partnership terminates the Executive's employment without 'cause' (other than pursuant to a non-renewal) or the Executive resigns with 'good reason,' then the Executive will generally be entitled to (i) a lump sum severance payment equal to three times the sum of his annual base salary in effect as of the date of termination and the average of bonuses earned during the three prior fiscal years, (ii) the pro rata portion of the bonus for the then current fiscal year, and (iii) medical benefits for three years from the date of such termination. Each Employment Agreement will provide that if any payment received by the Executive is subject to the 20% federal excise tax under
Section 4999 of the Code, the payment will be grossed up to permit the Executive to retain a net amount on an after-tax basis equal to what he would have received had the excise tax not been payable. In addition, each Employment Agreement contains non-competition and confidentiality provisions.

  RESTRICTED UNIT PLAN

     The Partnership has adopted a restricted unit plan (the 'Restricted Unit Plan') for executives, managers and Elected Supervisors of the Partnership. The summary of the Restricted Unit Plan contained herein does not purport to be complete and is qualified in its entirety by reference to the Restricted Unit Plan, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Rights to acquire authorized but unissued Common Units with an aggregate value of $15.0 million are available under the Restricted Unit Plan. From these Units, rights to acquire Common Units with an aggregate value of $10.7 million (the 'Initial Units') were allocated upon, or soon after and in certain cases effective upon, the consummation of the Transactions, subject to the vesting conditions described below and subject to other customary terms and conditions, as follows: (i) rights to acquire Common Units with an aggregate value of $3.0 million were allocated to Mark A. Alexander, (ii) rights to acquire Common Units with an aggregate value of $2.5 million were allocated to Salvatore M. Quadrino,
(iii) rights to acquire Common Units with an aggregate value of $4.3 million will be allocated to other participants who are officers or managers of the Partnership's business, as determined by the Board of Supervisors or a compensation committee thereof, and (iv) rights to acquire Common Units with an aggregate value of $0.9 million will be allocated equally among the initial three Elected Supervisors. Approximately nineteen individuals are currently eligible to receive an award under the Restricted Unit Plan.

     The right to acquire the remaining $4.3 million of the $15.0 million aggregate value of Common Units initially available under the Restricted Unit Plan will be reserved and allocated to future Elected Supervisors as described below and may be allocated or issued in the future to executives and managers on such terms and conditions (including vesting conditions) as are described below or as the Board of Supervisors, or a compensation committee thereof, shall determine. Without the consent of the General Partner, such awards to executives or managers cannot be made to prior award recipients except on terms and conditions substantially identical to the awards previously received. Each Elected Supervisor appointed or elected subsequent to consummation of the Transactions will receive rights to acquire Common Units with a value of $0.3 million on the same terms and conditions as those granted to the three initial Elected Supervisors.

     The Initial Units will be subject to a bifurcated vesting procedure such that (i) twenty-five percent of the Initial Units will vest over time with one-third of such units vesting at the end of each of the third, fifth and seventh anniversaries of the consummation of the Transactions, and (ii) the remaining seventy-five percent of the Initial Units will vest automatically upon, and in the same proportions as, the conversion of the Subordinated Units to Common Units. See 'Cash Distribution Policy -- Distributions from Operating Surplus during Subordination Period.' If a grantee's employment is terminated without 'cause' (as defined in the Restricted Unit Plan) or a grantee resigns with 'good reason' (as defined in the Restricted Unit Plan), a portion of the grantee's rights to acquire Common Units which vest over time will vest upon the next succeeding scheduled vesting date such that one seventh of such rights will have vested as of such date (including any portion of the rights which have previously vested) for each year of service by the grantee for the Partnership from the date of grant to the date of termination. In the event of a 'change of control' of the Partnership (as defined in the Restricted Unit Plan), all rights to acquire Common Units pursuant to the Restricted Unit Plan will immediately vest.

     Upon 'vesting' in accordance with the terms and conditions of the Restricted Unit Plan, Common Units allocated to a plan participant will be issued to such participant. Until such allocated, but unissued, Common Units have vested and have been issued to a participant, such participant shall not be entitled to any distributions or allocations of income or loss and shall not have any voting or other rights in respect of such Common Units.

     The issuance of the Common Units pursuant to the Restricted Unit Plan is intended to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation in respect of the Common Units. Therefore, no consideration will be payable by the plan participants upon vesting and issuance of the Common Units.

     The following table shows the name and position of the persons or group of persons to whom Initial Units have been allocated and the aggregate dollar value of such allocated Units.

                                                                          AGGREGATE
NAME AND POSITION                                                        DOLLAR VALUE
- -----------------                                                        ------------

Mark A. Alexander
  Executive Vice Chairman.............................................    $3,000,000
Salvatore M. Quadrino
  President...........................................................    $2,500,000
Executive Group (two persons named above only)........................    $5,500,000
Elected Supervisors...................................................    $  900,000

     Allocation of the other Initial Units has not yet been determined.

COMPENSATION OF SUPERVISORS

     Mr. Stookey will receive annual compensation of $75,000 for his services to the Partnership. The other two Elected Supervisors will receive $15,000 per year, plus $1,000 per meeting of the Board of Supervisors or committee thereof attended. In addition, the Elected Supervisors will participate in the Restricted Unit Plan. See 'Management -- Restricted Unit Plan.' All supervisors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Supervisors. The Partnership does not expect to pay any additional remuneration to its employees (or employees of any of its affiliates) or employees of the General Partner or any of its affiliates for serving as members of the Board of Supervisors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RIGHTS OF THE GENERAL PARTNER

     The General Partner owns all of the Subordinated Units, representing an aggregate 24.4% limited partner interest in the Partnership. Quantum Chemical owns 100% of the capital stock of the General Partner. Through the General Partner's ability, as general partner, to control the election of the two Appointed Supervisors of the Partnership, its right as general partner to approve certain Partnership actions, its ownership of all of the outstanding Subordinated Units and its right to vote the Subordinated Units as a separate class on certain matters, the General Partner and its affiliates have the
ability   to  exercise   significant  influence  regarding   management  of  the
Partnership.

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

     In connection with the Transactions, the Partnership, the Operating Partnership, the General Partner, Quantum Chemical and certain other parties entered into the Contribution Agreement which generally governed the Transactions, including the asset transfer to and the assumption of liabilities by the Operating Partnership, the distribution of the proceeds of the Initial Offering and of the Notes, the Closing Price Adjustment and arrangements relating to the collection of accounts receivable of Suburban Propane to be retained by Quantum Chemical. The Contribution Agreement was not the result of arm's-length negotiations, and there can be no assurance that it, or that each of the transactions provided for therein, were or will be effected on terms at least as favorable to the parties to such agreement as could have been obtained from unaffiliated third parties. See 'Business and Properties -- Contribution Agreement.'

COMPUTER SERVICES AGREEMENT WITH QUANTUM CHEMICAL

     The Partnership has entered into a Computer Services Agreement (the 'Computer Services Agreement') with Quantum Chemical to utilize Quantum Chemical's mainframe computer, which receives data and generates customer bills, reports and information regarding the retail sales of the Partnership. Pursuant to such agreement, the Partnership is permitted to utilize the Quantum Chemical mainframe for up to three years and in consideration therefor, the Partnership will pay Quantum Chemical a monthly fee of $30,500 (the 'Initial Monthly Fee'), subject to adjustment by Quantum Chemical on March 1, 1997 to an amount equal to the lesser of (x) Quantum Chemical's cost for such computer services and (y) 125% of the Initial Monthly Fee. The Partnership believes these amounts are no higher than would have been paid to a third party vendor for such services. The Partnership is also required to reimburse Quantum Chemical for certain out-of-pocket expenses. Quantum Chemical will have the right to terminate the Computer Services Agreement (i) at any time subsequent to September 5, 1997 upon six months prior notice to the Partnership or (ii) upon 45 days prior notice to the Partnership in the event that the mainframe is contracted to be purchased by a third party for such party's use or for use by another party. Subsequent to March 5, 1997, the Partnership will have the right to terminate the Computer Services Agreement upon 60 days prior notice to Quantum Chemical.

DISTRIBUTION SUPPORT AGREEMENT

     The Partnership and the General Partner have entered into the Distribution Support Agreement which is intended to enhance the Partnership's ability to make the Minimum Quarterly Distribution on the Common Units during the Subordination Period. The APU Guarantor has agreed pursuant to the Distribution Support Agreement to guarantee the General Partner's APU contribution obligation. See 'Cash Distribution Policy -- Distribution Support' and 'Risk Factors -- Risks Inherent in an Investment in the Partnership -- Cash Distributions Are Not Guaranteed and May Fluctuate with Partnership Performance.' The Unitholders have no independent right separate and apart from the Partnership to enforce the General Partner's or the APU Guarantor's obligations under the Distribution Support Agreement.

              CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

CONFLICTS OF INTEREST

     Certain conflicts of interest exist and may arise in the future as a result of the relationships between the General Partner and its affiliates, on the one hand, and the Partnership and its limited partners, on the other hand. The directors and officers of the General Partner have fiduciary duties to manage its interests in a manner beneficial to the General Partner and its stockholders. Similarly, the supervisors and officers of the Partnership have fiduciary duties to manage the Partnership in a manner beneficial to the Partnership and its limited partners. Therefore, the duties of the directors and officers of the General Partner may conflict with the duties of the supervisors and officers of the Partnership.

     Potential conflicts of interest could arise with respect to the situations described below, among others:

  THE GENERAL PARTNER'S AFFILIATES  ARE NOT RESTRICTED  FROM COMPETING WITH  THE
     PARTNERSHIP

     Affiliates of the General Partner, including Hanson, Quantum Chemical and any transferee of Quantum Chemical's interest in the General Partner, are not restricted from engaging in, or owning any interest in any other business ventures that engage in any business activities including businesses that are of the type conducted by the Partnership, even if in direct competition with the Partnership. Affiliates of the General Partner may also compete with the Partnership in the acquisition of independent propane distributors. Although neither Hanson, Quantum Chemical nor any of their affiliates have any current intention to compete with the Partnership, there can be no assurance that there will not be competition between the Partnership and affiliates of the General Partner in the future.

  CERTAIN PARTNERSHIP ACTIONS REQUIRE THE APPROVAL OF THE GENERAL PARTNER AND
     CERTAIN PARTNERSHIP ACTIONS REQUIRE THE APPROVAL OF A UNIT MAJORITY

     Under the Partnership Agreement, the General Partner has delegated to the Board of Supervisors the authority to manage the Partnership. However, the Partnership may not take certain actions without the approval of the General Partner. In addition, the Partnership and the Unitholders may not take certain actions without the affirmative vote of the holders of a Unit Majority, which during the Subordination Period requires the affirmative vote of the holders of a majority of the Subordinated Units voting as a separate class. These actions include the removal of the General Partner (with or without Cause) and the election of a successor general partner of the Partnership, the dissolution, merger or sale of substantially all of the assets of the Partnership, certain amendments to the Partnership Agreement and certain issuances of Partnership Securities during the Subordination Period. The General Partner may give or withhold its approval of any such action or vote its Subordinated Units for or against any such action, as the case may be, in its sole discretion without considering any interest of, or factors affecting, the Partnership or any Unitholder.

  COMMON UNITHOLDERS HAVE NO RIGHT TO ENFORCE OBLIGATIONS OF THE GENERAL PARTNER
     AND ITS AFFILIATES UNDER AGREEMENTS WITH THE PARTNERSHIP

     The agreements between the Partnership and the General Partner do not grant to the Unitholders, separate and apart from the Partnership, the right to enforce the obligations of the General Partner, such as the obligations under the Distribution Support Agreement, in favor of the Partnership. Therefore, the Partnership and its officers and supervisors are primarily responsible for enforcing such obligations. The two Appointed Supervisors are officers or directors of the General Partner or its affiliates and may have substantial influence in such matters. However, the Delaware Act provides that a limited partner may institute legal action on behalf of the partnership (a partnership derivative action) to recover damages from a third party where the general partner has failed to institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, the statutory or case law of certain jurisdictions may permit a limited partner to institute legal action on behalf of himself or all other similarly situated limited partners (a class action) to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

  CONTRACTS BETWEEN THE PARTNERSHIP, ON THE ONE HAND, AND THE GENERAL PARTNER
     AND ITS AFFILIATES, ON THE OTHER, WILL NOT BE THE RESULT OF ARM'S-LENGTH NEGOTIATIONS

     Under the terms of the Partnership Agreement, the Partnership is not restricted from entering into additional contractual engagements with the General Partner or any of its affiliates. Neither the Partnership Agreement nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the General Partner and its affiliates, on the other, are or will be the result of arm's-length negotiations.

  CERTAIN ACTIONS TAKEN BY THE BOARD OF SUPERVISORS MAY AFFECT THE AMOUNT OF
     CASH AVAILABLE FOR DISTRIBUTION TO UNITHOLDERS OR ACCELERATE THE RIGHT TO CONVERT SUBORDINATED UNITS

     Decisions of the Board of Supervisors with respect to the amount and timing of cash expenditures, borrowings, issuances of additional Common Units and reserves may affect whether, or the extent to which, there is sufficient Available Cash from Operating Surplus to meet the Minimum Quarterly Distribution and Target Distributions Levels on all Common Units in a given quarter. In addition, actions by the Board of Supervisors may have the effect of enabling the General Partner to receive distributions on the Subordinated Units, enabling the General Partner to receive Incentive Distributions, reducing the General Partner's APU contribution obligation, or accelerating the expiration of the Subordination Period or the conversion of the Subordinated Units into Common Units. Although the General Partner will not control these determinations it will have substantial influence in such matters.

  INDEBTEDNESS IS NON-RECOURSE TO THE GENERAL PARTNER; THE BOARD OF SUPERVISORS
     INTENDS TO LIMIT THE GENERAL PARTNER'S LIABILITY WITH RESPECT TO THE PARTNERSHIP'S OBLIGATIONS

     The Board of Supervisors may not, without the approval of the General Partner, cause the Partnership to incur any Indebtedness that is recourse to the General Partner or any of its affiliates other than the Partnership. Whenever possible, the Board of Supervisors intends to limit the Partnership's liability under other contractual arrangements to all or particular assets of the Partnership, with the other party thereto having no recourse against the General Partner or its assets.

  COMMON UNITS ARE SUBJECT TO THE GENERAL PARTNER'S LIMITED CALL RIGHT

     The General Partner may exercise its right to call for and purchase Common Units as provided in the Partnership Agreement or assign such right to one of its affiliates or to the Partnership.

  THE PARTNERSHIP MAY RETAIN SEPARATE COUNSEL FOR ITSELF OR FOR THE HOLDERS OF
     COMMON UNITS; ADVISORS RETAINED BY THE PARTNERSHIP FOR THIS OFFERING HAVE NOT BEEN RETAINED TO ACT FOR HOLDERS OF COMMON UNITS

     The Partnership may retain separate counsel for itself or the holders of Common Units in the event of a conflict of interest arising between the General Partner and its affiliates, on the one hand, and the Partnership or the holders of Common Units, on the other, after the sale of the Common Units offered hereby, depending on the nature of such conflict, but it does not intend to do so in most cases. The attorneys, independent public accountants and others who have performed services for the Partnership in connection with this offering have been retained by the General Partner, its affiliates and the Partnership and have not been retained to act for the holders of Common Units. They may continue to be retained by the General Partner, its affiliates and the Partnership after this offering. Attorneys, independent public accountants and others who will perform services for the Partnership in the future will be selected by the Board of Supervisors or the Audit Committee and may also perform services for the General Partner and its affiliates. For a description of the Audit Committee, see 'Management -- Partnership Management.'

  QUANTUM CHEMICAL AND ITS PARENT ENTITIES ARE NOT RESTRICTED FROM ENGAGING IN A
     TRANSACTION WHICH WOULD TRIGGER CHANGE IN OWNERSHIP PROVISIONS

     The Partnership's indebtedness contains provisions relating to change in ownership. If such change in ownership provisions are triggered, such outstanding indebtedness may become due. There is no restriction on the ability of Quantum Chemical or its parent entities from entering into a transaction

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which  would  trigger such  change  in ownership  provisions.  See 'Management's
Discussion   and   Analysis    of   Financial   Condition    and   Results    of
Operations -- Description of Indebtedness.'

FIDUCIARY AND OTHER DUTIES

     The fiduciary obligations of officers, supervisors and affiliates of limited partnerships is not a well developed area of the law. In an effort to create more certainty regarding the duties of the General Partner and its affiliates to the Partnership and its limited partners and the duties of the officers and supervisors of the Partnership to the Partnership and its limited partners, the Partnership Agreement specifies certain standards of behavior required of such persons, sets forth procedures that may be used for resolution of conflicts of interest and describes certain activities that will not be deemed to violate fiduciary or other duties.

     The Partnership Agreement provides that, except as otherwise specifically provided therein, the duties and obligations of officers of the Partnership and members of the Board of Supervisors to the Partnership and its limited partners will be the same as the duties owed by officers and directors of a corporation organized under the Delaware General Corporation Law ('DGCL') to such corporation and its stockholders. The Partnership believes that there is more certainty under the DGCL regarding duties owed by such persons than under the Delaware Act, primarily because there are many judicial decisions under the DGCL and comparable corporate statutes. Other provisions of the Partnership Agreement reduce the fiduciary duties and limit the liability of officers and supervisors and the General Partner and its affiliates to the Partnership and the limited partners. Such provisions are intended to permit the General Partner and its affiliates to deal with the Partnership, and to permit the officers and supervisors of the Partnership to perform their duties to the Partnership, without undue uncertainty regarding the standards by which they will be judged or undue risk of liability. The Partnership believes that such provisions are necessary to provide certainty and fairness with respect to the relationships between the General Partner and its affiliates and the officers and supervisors of the Partnership, on the one hand, and the Partnership and the limited partners, on the other hand, many of which involve conflicts of interest, and to permit the General Partner and its affiliates and the officers and supervisors of the Partnership to conduct their business without undue risk of liability. The Partnership Agreement provides, among other things, that:

          (i) an officer, supervisor or affiliate of the Partnership will not be liable for errors in judgment or for any act or omission if such person acted in good faith;

          (ii) the General Partner and its affiliates will not be responsible to the Partnership or any limited partner for any act or omission by the Board of Supervisors, or any supervisor or officer of the Partnership;

          (iii) it will not constitute a breach of fiduciary or other duty for any affiliate of the General Partner (including Hanson, Quantum Chemical and any transferee of Quantum Chemical's interest in the General Partner), for a member of the Board of Supervisors or any affiliate thereof or for an officer of the Partnership to acquire or engage in or own any interest in any other business ventures that engage in activities of the type conducted by the Partnership, even if in direct competition with the Partnership;

          (iv) the General Partner or other holder of Subordinated Units, when voting its interest in the Partnership on any matter, is not acting in a fiduciary capacity and therefore shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership or any limited partner;

          (v) the approval by the Audit Committee of the terms of any proposed transaction between the General Partner or any of its affiliates or any officer or supervisor of the Partnership, on the one hand, and the Partnership or any partner of the Partnership, on the other hand, shall be deemed to be a conclusive determination that such transaction does not constitute a breach of fiduciary or other duty owed by the General Partner or any of its affiliates or such officer or supervisor, as long as the material facts known to the General Partner or any of its affiliates or such officer or supervisor regarding such proposed transaction were disclosed to the Audit Committee at the time it gave its approval;

          (vi) it will not constitute a breach of fiduciary or other duty for the General Partner or any of its affiliates and the officers or supervisors of the Partnership (including the Audit Committee) to resolve conflicts of interest, as long as the resolution of such conflict is fair to the Partnership;

          (vii) whenever possible, the officers and the supervisors of the Partnership will use reasonable efforts to limit the liability of the General Partner as the general partner of the Partnership under the Partnership's contractual arrangements, and any such action will not constitute a breach of fiduciary or other duty, even if the Partnership could have obtained more favorable terms if such liability extended to the General Partner as the general partner of the Partnership;

          (viii) it will not constitute a breach of fiduciary or other duty for an officer or supervisor of the Partnership to engage attorneys, accountants, engineers and other advisors on behalf of the Partnership, its Board of Supervisors or any committee thereof, even though such persons may also be retained from time to time by the General Partner or any of its affiliates, and such persons may be engaged with respect to any matter in which the interests of the Partnership and the General Partner or any of its affiliates may differ, or may be engaged by both the Partnership and the General Partner or any of its affiliates with respect to a matter, as long as such officer or supervisor reasonably believes that any conflict between the Partnership and the General Partner or any of its affiliates with respect to such matter is not material; and

          (ix) each holder of Common Units in becoming a holder thereof, consents to the terms and provisions of the Partnership Agreement, the Contribution Agreement, the Distribution Support Agreement and the Computer Services Agreement.

     The Partnership Agreement provides that any resolution or course of action in respect of a conflict of interest shall be conclusively deemed fair to the Partnership if such resolution or course of action is (i) approved by the Audit Committee, (ii) made or taken on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or
(iii) fair to the Partnership taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership).

INDEMNIFICATION

     The Partnership Agreement provides that the Partnership will indemnify the members of the Board of Supervisors, the General Partner and any Departing Partner and any person who is or was an affiliate of the General Partner or any Departing Partner, any person who is or was an officer, employee, agent or trustee of the Partnership, any person who is or was an officer, director, employee, agent or trustee of the General Partner or any Departing Partner or any such affiliate, any person who is or was serving at the request of the Board of Supervisors, the General Partner or any Departing Partner or any affiliate of the General Partner or any Departing Partner as an officer, director, employee, partner, agent, fiduciary or trustee of another person (collectively, 'Indemnitees' and individually each an 'Indemnitee'), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as any of the foregoing; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the Partnership, and the General Partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase (or to reimburse the members of the Board of Supervisors, the General Partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such person against such liabilities under the provisions described above. The Partnership carries directors and officers liability insurance for potential liability.

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
                        DESCRIPTION OF THE COMMON UNITS

     The Common Units are registered under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and the rules and regulations promulgated thereunder, and the Partnership is subject to the reporting and certain other requirements of the Exchange Act. The Partnership is required to file periodic reports containing financial and other information with the Commission.

     Purchasers of Common Units in this offering and subsequent transferees of Common Units (or their brokers, agents or nominees on their behalf) will be required to execute Transfer Applications, the form of which is included as Appendix A to this Prospectus. Purchasers in this offering may hold Common Units in nominee accounts, provided that the broker (or other nominee) executes and delivers a Transfer Application and becomes a limited partner. The Partnership will be entitled to treat the nominee holder of a Common Unit as the absolute owner thereof, and the beneficial owner's rights will be limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder.

THE UNITS

     Generally, the Common Units, the Subordinated Units and the APUs represent limited partner interests in the Partnership, which entitle the holders thereof to participate in Partnership distributions and exercise the rights or privileges available to limited partners under the Partnership Agreement. For a description of the relative rights and preferences of holders of Common Units, Subordinated Units and APUs in and to Partnership distributions, together with a description of the circumstances under which Subordinated Units may convert into Common Units, see 'Cash Distribution Policy.' For a description of the rights and privileges of limited partners under the Partnership Agreement, see 'The Partnership Agreement.'

TRANSFER AGENT AND REGISTRAR

  DUTIES

     First Chicago Trust Company of New York acts as a registrar and transfer agent (the 'Transfer Agent') for the Common Units and receives a fee from the Partnership for serving in such capacities. All fees charged by the Transfer Agent for transfers of Common Units will be borne by the Partnership and not by the holders of Common Units, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by a holder of a Common Unit and other similar fees or charges will be borne by the affected holder. There will be no charge to holders for disbursements of the Partnership's cash distributions. The Partnership will indemnify the Transfer Agent, its agents and each of their respective shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in respect of its activities as such, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

  RESIGNATION OR REMOVAL

     The Transfer Agent may at any time resign, by notice to the Partnership, or be removed by the Partnership, such resignation or removal to become effective upon the appointment by the Partnership of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and accepted such appointment within 30 days after notice of such resignation or removal, the Board of Supervisors is authorized to act as the transfer agent and registrar until a successor is appointed.

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

TRANSFER OF COMMON UNITS

     Until a Common Unit has been transferred on the books of the Partnership, the Partnership and the Transfer Agent, notwithstanding any notice to the contrary, may treat the record holder thereof as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. The transfer of the Common Units to persons that purchase directly from the Partnership will be accomplished through the completion, execution and delivery of a Transfer Application by such purchaser in connection with such purchase. Any subsequent transfers of a Common Unit will not be recorded by the Transfer Agent or recognized by the Partnership unless the transferee executes and delivers a Transfer Application. By executing and delivering a Transfer Application (the form of which is set forth as Appendix A to this Prospectus and which is also set forth on the reverse side of the certificates representing the Common Units), the transferee of Common Units (i) becomes the record holder of such Common Units and shall constitute an assignee until admitted into the Partnership as a substitute limited partner, (ii) automatically requests admission as a substituted limited partner in the Partnership, (iii) agrees to be bound by the terms and conditions of, and executes, the Partnership Agreement, (iv) represents that such transferee has the capacity, power and authority to enter into the Partnership Agreement, (v) grants powers of attorney to officers of the Partnership and any liquidator of the Partnership as specified in the Partnership Agreement, and (vi) makes the consents and waivers contained in the Partnership Agreement. An assignee will become a substituted limited partner of the Partnership in respect of the transferred Common Units upon the consent of the Partnership and the recordation of the name of the assignee on the books and records of the Partnership. Such consent may be withheld in the sole discretion of the Partnership.

     Common Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in the Partnership in respect of the transferred Common Units. A purchaser or transferee of Common Units who does not execute and deliver a Transfer Application obtains only (a) the right to assign the Common Units to a purchaser or other transferee and (b) the right to transfer the right to seek admission as a substituted limited partner in the Partnership with respect to the transferred Common Units. Thus, a purchaser or transferee of Common Units who does not execute and deliver a Transfer Application will not receive cash distributions unless the Common Units are held in a nominee or 'street name' account and the nominee or broker has executed and delivered a Transfer Application with respect to such Common Units, and may not receive certain federal income tax information or reports furnished to record holders of Common Units. The transferor of Common Units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the Common Units, but a transferee agrees, by acceptance of the certificate representing Common Units, that the transferor will not have a duty to insure the execution of the Transfer Application by the transferee and will have no liability or responsibility if such transferee neglects or chooses not to execute and forward the Transfer Application to the Transfer Agent. See 'The Partnership Agreement -- Status as Limited Partner or Assignee.'

                           THE PARTNERSHIP AGREEMENT

     The following paragraphs are a summary of certain provisions of the Partnership Agreement. The forms of the Partnership Agreement and the Partnership Agreement for the Operating Partnership (the 'Operating Partnership Agreement') are included as exhibits to the Registration Statement of which this Prospectus constitutes a part. The Partnership will provide prospective investors with a copy of the form of the Partnership Agreement or the Operating Partnership Agreement upon request at no charge. The following discussion is qualified in its entirety by reference to the Partnership Agreements for the Partnership and for the Operating Partnership. The Partnership is the sole limited partner of the Operating Partnership, which owns, manages and operates the Partnership's business. The General Partner serves as the general partner of the Partnership and of the Operating Partnership, owning an aggregate 2% general partner interest in the business and properties owned by the Partnership and the Operating Partnership on a combined basis. The Partnership is managed by the Board of Supervisors of the Partnership. Unless specifically described otherwise, references herein to the 'Partnership Agreement' constitute references to the Partnership Agreement and the Operating Partnership Agreement, collectively.

     Certain provisions of the Partnership Agreement are summarized elsewhere in this Prospectus under various headings. With regard to the transfer of Common Units, see 'Description of the Common Units -- Transfer of Common Units.' With regard to distributions of Available Cash, see 'Cash Distribution Policy.' With regard to allocations of taxable income and taxable loss, see 'Tax Considerations.' Prospective investors are urged to review these sections of this Prospectus and the Partnership Agreement carefully.

ORGANIZATION AND DURATION

     The Partnership and the Operating Partnership were organized in December 1995 as Delaware limited partnerships. The General Partner is the general partner of the Partnership and the Operating Partnership. The General Partner owns an aggregate 2% interest as general partner, and the Unitholders own a 98% interest as limited partners, in the Partnership and the Operating Partnership on a combined basis. The Partnership will dissolve on September 30, 2085, unless sooner dissolved pursuant to the terms of the Partnership Agreement.

PURPOSE

     The purpose of the Partnership under the Partnership Agreement is limited to serving as the limited partner of the Operating Partnership and engaging in any business activity that may be engaged in by the Operating Partnership or that is approved by the Board of Supervisors. The Operating Partnership Agreement provides that the Operating Partnership may engage in any activity engaged in by Suburban Propane immediately prior to the Initial Offering, and any other activity approved by its board of supervisors (whose members will be appointed by the Partnership). Although the Board of Supervisors has the ability under the Partnership Agreement to cause the Partnership and the Operating Partnership to engage in activities other than propane marketing and related businesses, the Board of Supervisors has no intention of doing so. The Board of Supervisors is authorized in general to perform all acts deemed necessary to carry out such purposes and to conduct the business of the Partnership. See ' -- Certain Required Approvals of the General Partner.'

POWER OF ATTORNEY

     Each Limited Partner, and each person who acquires a Unit from a Unitholder and executes and delivers a Transfer Application with respect thereto, grants to the Executive Vice Chairman or Vice Chairman and President of the Partnership and, if a liquidator of the Partnership has been appointed, such liquidator, a power of attorney to, among other things, execute and file certain documents required in connection with the qualification, continuance or dissolution of the Partnership, or the amendment of the Partnership Agreement in accordance with the terms thereof and to make consents and waivers contained in the Partnership Agreement.

                                       87

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MANAGEMENT

  BOARD OF SUPERVISORS

     Generally, the business and activities of the Partnership are managed by, or under the direction of, the Board of Supervisors of the Partnership. The Partnership Agreement provides that the Board of Supervisors will be composed of seven supervisors. Six of the members of the initial Board of Supervisors were appointed by the General Partner. See 'Management.' Two of the initial supervisors have the qualifications of Appointed Supervisors, two have the qualifications of Elected Supervisors and two have the qualifications of Management Supervisors. The seventh member of the initial board of supervisors was appointed by a majority of the Elected Supervisors and has the qualifications of an Elected Supervisor. Commencing with the first Tri-Annual Meeting of the Limited Partners to be held in 1997, the members of the Board of Supervisors will be selected as follows: (i) two Appointed Supervisors will be appointed by the General Partner in its sole discretion, (ii) three Elected Supervisors will be elected by the holders of outstanding Common Units and Subordinated Units voting as a single class at the Tri-Annual Meeting, and (iii) two Management Supervisors will be appointed by a majority of the Appointed Supervisors and the Elected Supervisors then in office, voting as a single class. A majority of the supervisors in office constitute a quorum and a majority of a quorum is needed to adopt a resolution or take any other board action. In general, each member of the Board of Supervisors will serve a term of three years and until his successor is duly elected and qualified, except that the terms of the initial members of the Board of Supervisors will extend only until the first Tri-Annual Meeting. Elected Supervisors may not be employees, officers or directors of the General Partner or any affiliate of the General Partner. Management Supervisors must be executive officers of the Partnership or the Operating Partnership but may not be employees, officers or directors of the General Partner or any affiliate of the General Partner.

     Holders of Common Units and Subordinated Units will vote as a single class in any election of Elected Supervisors with each outstanding Unit having one vote; provided that if at any time any person or group (including, without limitation, the General Partner) beneficially owns more than 20% of the total Units then outstanding, such person or group may vote not more than 20% of all Units then outstanding in any election of Elected Supervisors. For purposes of determining the number of outstanding Units that have cast votes in respect of any such matter, the number of Units held by such persons that exceeds 20% shall not be counted. The three nominees receiving the most votes will be elected as the Elected Supervisors.

     The Board of Supervisors is entitled to nominate individuals to stand for election as Elected Supervisors at a Tri-Annual Meeting. In addition, any Limited Partner or group of Limited Partners that holds beneficially 10% or more of the outstanding Units is entitled to nominate one or more individuals to stand for election as Elected Supervisors at a Tri-Annual Meeting by providing written notice thereof to the Board of Supervisors not more than 120 days and not less than 90 days prior to such meeting; provided, however, that in the event that the date of the Tri-Annual Meeting was not publicly announced by the Partnership by mail, press release or otherwise more than 100 days prior to the date of such meeting, such notice, to be timely, must be delivered to the Board of Supervisors not later than the close of business on the tenth day following the date on which the date of the meeting was publicly announced. Such notice shall set forth (i) the name and address of the Limited Partner or Limited Partners making the nomination or nominations, (ii) the number of Units beneficially owned by such Limited Partner or Limited Partners, (iii) such information regarding the nominee(s) proposed by such Limited Partner or Limited Partners as would be required to be included in a proxy statement relating to the solicitation of proxies for the election of directors filed pursuant to the proxy rules of the Commission, (iv) the written consent of the nominee(s) to serve as a member of the Board of Supervisors if so elected and (v) a certification that such nominee(s) qualify as Elected Supervisors.

     The General Partner may remove an Appointed Supervisor with or without Cause at any time. Any and all of the Elected Supervisors may be removed with Cause by the affirmative vote of a majority of the Elected Supervisors and with or without Cause, at a properly called meeting of the Limited Partners by the affirmative vote of the holders of a majority of the outstanding Common Units and Subordinated Units, voting as a single class, provided if at any time any person or group owns more than 20% of the total Units then outstanding, such person or group may vote not more than 20% of the

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total Units then outstanding in any  such election. For purposes of  determining the number of outstanding Units that have cast votes in respect of any such matter, the number of Units held by such persons that exceeds 20% shall not be counted. Any or all of the Management Supervisors may be removed with or without Cause by the affirmative vote of a majority of the Appointed Supervisors and the Elected Supervisors, voting as a single class.

     If any Appointed Supervisor is removed, resigns or is otherwise unable to serve as a supervisor, the General Partner may fill the vacancy. If any Elected Supervisor is removed, resigns or is otherwise unable to serve as a supervisor, the vacancy may be filled by a majority of the Elected Supervisors then serving (or, if no Elected Supervisors are then serving, by a majority of the supervisors then serving). If any Management Supervisor is removed, resigns or is otherwise unable to serve as a supervisor, the vacancy may be filled by the affirmative vote of a majority of the remaining Appointed Supervisors and Elected Supervisors, voting as a single class.

  OFFICERS

     The Board of Supervisors has the authority to appoint the officers of the Partnership. The Partnership may have a Chairman of the Board of Supervisors, an Executive Vice Chairman or Vice Chairman and such persons shall be officers of the Partnership unless the Board of Supervisors provides otherwise. In addition, the Partnership will have a President and a Secretary and may have one or more Vice Presidents, a Treasurer and one or more Assistant Secretaries and Assistant Treasurers, if appointed from time to time by the Board of Supervisors and such other officers and agents as may from time to time appear to be necessary or advisable as shall be determined from time to time by the Board of Supervisors. Each officer of the Partnership will have certain authority by virtue of being appointed an officer and may be further authorized from time to time by the Board of Supervisors to take any action that the Board delegates to such officer. The General Partner has agreed in the Partnership Agreement to take any and all action necessary (at the expense of the Partnership) and appropriate to effect any duly authorized actions by the Board of Supervisors or any officer of the Partnership, including, without limitation, executing or filing any agreements, instruments or certificates.

CERTAIN REQUIRED APPROVALS OF THE GENERAL PARTNER

     The Board of Supervisors may not, without the approval of the General Partner, which approval may be given or withheld in its sole discretion, cause the Partnership to incur any Indebtedness (as defined in the Glossary) that is recourse to the General Partner or any of its affiliates.

     Until the termination of the Subordination Period, the Board of Supervisors may not, without the approval of the General Partner, which approval may be given or withheld in its sole discretion, cause the Partnership to make any distributions in excess of distributions with respect to the Minimum Quarterly Distribution on the Common Units and Subordinated Units and unpaid Common Unit Arrearages, if any, plus the related distribution on the general partner interest in the Partnership, and redemptions of outstanding APUs, if any, unless the Board of Supervisors establishes a cash reserve in an amount equal to the product of the Minimum Quarterly Distribution for four quarters times the number of then outstanding Units plus a proportionate distribution on the general partner interest in the Partnership.

LIMITED LIABILITY

     Assuming that a Limited Partner does not participate in the control of the business of the Partnership within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the Partnership Agreement, his liability under the Delaware Act will be limited, subject to certain possible exceptions, to the amount of capital he is obligated to contribute to the Partnership in respect of his Common Units plus his share of any undistributed profits and assets of the Partnership. If it were determined, however, that the right or exercise of the right by the Limited Partners as a group to elect the Elected Supervisors, to remove or replace the General
Partner, to approve certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted 'participation in the control' of the Partnership's business for the purposes of

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the  Delaware Act, then the Limited Partners could be held personally liable for the Partnership's obligations under the laws of the State of Delaware to the same extent as the General Partner with respect to persons who transact business with the Partnership reasonably believing, based on the Limited Partner's conduct, that the Limited Partner is a general partner.

     Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that nonrecourse liability. The Delaware Act provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from the partnership agreement.

     The Operating Partnership conducts business in 41 states. Maintenance of limited liability may require compliance with legal requirements in such jurisdictions in which the Operating Partnership conducts business, including qualifying the Operating Partnership to do business in each such jurisdiction. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that the Partnership was, by virtue of its limited partner interest in the Operating Partnership or otherwise, conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the Limited Partners as a group to elect the Elected Supervisors, to remove or replace the General Partner, to approve certain amendments to the Partnership Agreement, or to take other action pursuant to the Partnership Agreement constituted 'participation in the control' of the Partnership's business for the purposes of the statutes of any relevant jurisdiction, then the Limited Partners could be held personally liable for the Partnership's obligations under the law of such jurisdiction to the same extent as the General Partner under certain circumstances. The Partnership will operate in such manner as the Board of Supervisors deems reasonable and necessary or appropriate to preserve the limited liability of the Limited Partners.

ISSUANCE OF ADDITIONAL SECURITIES

     The Partnership Agreement authorizes the Partnership to issue an unlimited number of additional limited partner interests and other equity securities of the Partnership for such consideration and on such terms and conditions as are established by the Board of Supervisors in its sole discretion without the approval of any limited partners; provided that, during the Subordination Period, except as provided in clauses (i) and (ii) below, the Partnership may not issue equity securities of the Partnership ranking prior or senior to the Common Units or an aggregate of more than 9,375,000 additional Common Units (excluding Common Units issued upon the exercise of the Underwriters' over-allotment option and upon conversion of Subordinated Units and excluding the APUs and subject to adjustment in the event of a combination or subdivision of Common Units) or an equivalent number of securities ranking on a parity with the Common Units or ranking prior or senior to or on a parity with the Subordinated Units, in either case without the approval of the holders of at least a Unit Majority: (i) the Partnership may also issue an unlimited number of additional Common Units or parity securities without the approval of the Unitholders if such issuance occurs (A) in connection with an Acquisition or a Capital Improvement or (B) within 365 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, an Acquisition or a Capital Improvement, in each case where such Acquisition or Capital Improvement involves assets that would have, if acquired by the Partnership as of the date that is one year prior to the first day of the quarter in which such transaction is to be effected, resulted in an

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increase  in  (1) the  amount  of Adjusted  Operating  Surplus generated  by the
Partnership on a per-Unit basis for all outstanding Units with respect to each of the four most recently completed quarters (on a pro forma basis) over (2) the actual amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis for all outstanding Units with respect to each of such four quarters (which Units may include all or a portion of the 3,000,000 Common Units offered hereby); and (ii) the Partnership may also issue an unlimited number of parity Units prior to the end of the Subordination Period and without the approval of the Unitholders if the proceeds from such issuance are used exclusively to repay up to $75 million in indebtedness of a member of the Partnership Group, in each case only where the aggregate amount of distributions that would have been paid with respect to such newly issued Units and the related additional distributions that would have been made to the General Partner in respect of the four-quarter period ending prior to the first day of the quarter in which the issuance is to be consummated (assuming such additional Units had been outstanding throughout such period and that distributions equal to the distributions that were actually paid on the outstanding Units during the period were paid on such additional Units) did not exceed the interest costs actually incurred during such period on the indebtedness that is to be repaid (or, if such indebtedness was not outstanding throughout the entire period, would have been incurred had such indebtedness been outstanding for the entire period). In accordance with Delaware law and the provisions of the Partnership Agreement, the Partnership may also issue additional partnership interests that, in the discretion of the Board of Supervisors, may have special voting rights to which the Common Units are not entitled.

     The General Partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Common Units, Subordinated Units or other equity securities of the Partnership from the Partnership whenever, and on the same terms that, the Partnership issues such securities or rights to persons other than the General Partner and its affiliates, to the extent necessary to maintain the percentage interest of the General Partner and its affiliates in the Partnership that existed immediately prior to each such issuance. The holders of Common Units do not have preemptive rights to acquire additional Common Units or other partnership interests that may be issued by the Partnership.

AMENDMENT OF PARTNERSHIP AGREEMENT

     Amendments to the Partnership Agreement may be proposed only by or with the consent of the Board of Supervisors. In order to adopt a proposed amendment, the Partnership is required to seek written approval of the holders of the number of Units required to approve such amendment or call a meeting of the Limited Partners to consider and vote upon the proposed amendment, except as described below. Proposed amendments (unless otherwise specified) must be approved by holders of a Unit Majority, except that no amendment may be made which would (i) enlarge the obligations of any Limited Partner, without its consent, (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the Partnership to, the General Partner or any of its affiliates without the General Partner's consent, which may be given or withheld in its sole discretion, (iii) change the term of the Partnership, (iv) provide that the Partnership is not dissolved upon the expiration of its term or (v) give any person the right to dissolve the Partnership other than the Board of Supervisors' right to dissolve the Partnership with the approval of holders of a Unit Majority.

     The Board of Supervisors may generally make amendments to the Partnership Agreement without the approval of any Limited Partner or assignee to reflect (i) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent or the registered office of the Partnership, (ii) admission, substitution, withdrawal or removal of partners in accordance with the Partnership Agreement, (iii) a change that, in the discretion of the Board of Supervisors, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability or to ensure that neither the Partnership nor the Operating Partnership will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (except approval of a majority of the holders of outstanding Units of any class will be required if such amendment would result in a delisting or a suspension of trading of such Units), (iv) an amendment that is necessary, in the opinion of counsel

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to the  Partnership,  to  prevent  the Partnership,  members  of  the  Board  of
Supervisors or the officers or agents of the Partnership, or the General Partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or 'plan asset' regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed, (v) subject to the limitations on the issuance of additional Common Units or other limited or general partner interests described above, an amendment that in the discretion of the Board of Supervisors is necessary or advisable in connection with the authorization of additional limited or general partner interests, (vi) any amendment expressly permitted in the Partnership Agreement to be made by the Board of Supervisors acting alone, (vii) an amendment effected, necessitated or contemplated by a merger agreement that has been approved pursuant to the terms of the Partnership Agreement, (viii) any amendment that, in the discretion of the Board of Supervisors, is necessary or advisable in connection with the formation by the Partnership of, or its investment in, any corporation, partnership or other entity (other than the Operating Partnership) as otherwise permitted by the Partnership Agreement, (ix) a change in the fiscal year and/or taxable year of the Partnership and changes related thereto, (x) an amendment that, in the discretion of the Board of Supervisors, is necessary or advisable to effect the irrevocable delegation by the General Partner to the Board of Supervisors of all management powers over the business and affairs of the Partnership, and (xi) any other amendments substantially similar to any of the foregoing.

     In addition, the Board of Supervisors may make amendments to the Partnership Agreement without the approval of any Limited Partner or assignee if such amendments (i) do not adversely affect the Limited Partners in any material respect, (ii) are necessary or advisable (in the discretion of the Board of Supervisors) to satisfy any requirements, conditions or guidelines contained in any opinion, directive, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (iii) are necessary or advisable to facilitate the trading of the Common Units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the Common Units are or will be listed for trading, compliance with any of which the Board of Supervisors deems to be in the best interests of the Partnership and the Unitholders, (iv) are necessary or advisable in connection with any action taken by the General Partner relating to splits or combinations of Units pursuant to the provisions of the Partnership Agreement or
(v) are required to effect the intent expressed in this Prospectus or contemplated by the Partnership Agreement.

     The Board of Supervisors will not be required to obtain an Opinion of Counsel (as defined below) in the event of the amendments described in the two immediately preceding paragraphs. No other amendments to the Partnership Agreement will become effective unless the Partnership has obtained the approval of holders of at least 90% of the Units unless the Partnership has obtained an Opinion of Counsel to the effect that such amendment will not affect the limited liability under applicable law of any limited partner in the Partnership or the limited partner of the Operating Partnership.

     Any amendment that materially and adversely affects the rights or preferences of any type or class of outstanding Units in relation to other classes of Units will require the approval of at least a majority of the type or class of Units so affected.

MERGER, SALE OR OTHER DISPOSITION OF ASSETS

     The Partnership is prohibited, without the prior approval of holders of a Unit Majority, from, among other things, selling, exchanging or otherwise disposing of all or substantially all of its assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approving the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership; provided that the Partnership may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets without such approval. The Partnership may also sell all or substantially all of its assets pursuant to a foreclosure or other realization upon the foregoing encumbrances without such approval. The Unitholders are not entitled to dissenters' rights of appraisal under the Partnership Agreement or applicable Delaware law in the event of a merger or consolidation of the Partnership, a sale of substantially all of the Partnership's assets or any other transaction or event.

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TERMINATION AND DISSOLUTION

     The Partnership will continue until September 30, 2085, unless sooner terminated pursuant to the Partnership Agreement. The Partnership will be dissolved upon (i) the election of the Board of Supervisors to dissolve the Partnership, if approved by the holders of a Unit Majority, (ii) the sale, exchange or other disposition of all or substantially all of the assets and properties of the Partnership and the Operating Partnership, (iii) the entry of a decree of judicial dissolution of the Partnership or (iv) the withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner (other than by reason of a transfer of its general partner interest in accordance with the Partnership Agreement or withdrawal or removal following approval and admission of a successor). Upon a dissolution pursuant to clause (iv), the holders of a Unit Majority may also elect, within certain time limitations, to reconstitute the Partnership and continue its business on the same terms and conditions set forth in the Partnership Agreement by forming a new limited partnership on terms identical to those set forth in the Partnership Agreement and having as general partner an entity approved by the holders of a Unit Majority subject to receipt by the Partnership of an Opinion of Counsel to the effect that (x) the exercise of the right to reconstitute and to continue the business of the Partnership would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor any other member of the Partnership Group would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

LIQUIDATION AND DISTRIBUTION OF PROCEEDS

     Upon dissolution of the Partnership, unless the Partnership is reconstituted and continued as a new limited partnership, the Person authorized to wind up the affairs of the Partnership (the 'Liquidator') will, acting with all of the powers of the General Partner and the Board of Supervisors that such Liquidator deems necessary or desirable in its good faith judgment in connection therewith, liquidate the Partnership's assets and apply the proceeds of the liquidation as provided in 'Cash Distribution Policy -- Distributions of Cash Upon Liquidation.' Under certain circumstances and subject to certain limitations, the Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNER

     The General Partner has agreed not to withdraw voluntarily as a General Partner of the Partnership and the Operating Partnership prior to September 30, 2006 (with limited exceptions described below), without obtaining the approval of the holders of a Unit Majority and furnishing an opinion of counsel that such withdrawal (following the selection of a successor General Partner) will not result in the loss of the limited liability of the Limited Partners under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (a 'Withdrawal Opinion of Counsel'). On or after September 30, 2006, the General Partner may withdraw as the General Partner (without first obtaining approval from any Unitholder) by giving 90 days' written notice, and such withdrawal will not constitute a violation of the Partnership Agreement. Notwithstanding the foregoing, the General Partner may withdraw without Unitholder approval upon 90 days' notice to the Limited Partners if more than 50% of the outstanding Common Units are held or controlled by one person and its affiliates (other than the General Partner and its affiliates). In addition, the Partnership Agreement permits the General Partner (in certain limited instances) to sell or otherwise transfer all of its general partner interests in the Partnership without the approval of the Unitholders. See ' -- Transfer of General Partner Interests, Right to Receive Incentive Distributions and APUs.'

     Upon the withdrawal of the General Partner under any circumstances (other than as a result of a transfer by the General Partner of all or a part of its general partner interest in the Partnership), the holders of a Unit Majority may select a successor to such withdrawing General Partner. If such a successor is not elected, or is elected but a Withdrawal Opinion of Counsel cannot be obtained, the Partnership will be dissolved, wound up and liquidated, unless within 180 days after such withdrawal the

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holders of a  Unit Majority agree  in writing  to continue the  business of  the
Partnership and to the appointment of a successor General Partner. See ' -- Termination and Dissolution.'

     The General Partner may not be removed unless such removal is approved by the vote of the holders of not less than a Unit Majority and the Partnership receives a Withdrawal Opinion of Counsel. Any such removal is also subject to the approval of a successor general partner by the vote of the holders of not less than a Unit Majority. The Partnership Agreement also provides that if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its affiliates are not voted in favor of such removal (i) the Subordination Period will end and all outstanding Subordinated Units will immediately convert into Common Units on a one-for-one basis, (ii) any existing Common Unit Arrearages will be extinguished, (iii) the General Partner's APU contribution obligation and the APU Guarantor's guarantee obligation pursuant to the Distribution Support Agreement will terminate and (iv) the General Partner will have the right to convert its general partner interests (including the right to receive Incentive Distributions) into Common Units or to receive cash in exchange for such interests.

     Withdrawal or removal of the General Partner as the general partner of the Partnership also constitutes withdrawal or removal, as the case may be, of the General Partner as a general partner of the Operating Partnership.

     In the event of withdrawal of the General Partner where such withdrawal violates the Partnership Agreement, a successor general partner will have the option to purchase the general partner interest of the departing General Partner (the 'Departing Partner') in the Partnership and the Operating Partnership (including the right to receive Incentive Distributions) for a cash payment equal to the fair market value of such interests. Under all other circumstances where the General Partner withdraws or is removed by the Limited Partners, the Departing Partner will have the option to require the successor general partner to purchase such general partner interest of the Departing Partner and the right to receive Incentive Distributions for such amount. In each case, such fair market value will be determined by agreement between the Departing Partner and the successor general partner, or if no agreement is reached, by an independent investment banking firm or other independent experts selected by the Departing Partner and the successor general partner (or if no expert can be agreed upon, by an expert chosen by agreement of the experts selected by each of them). In addition, the Partnership will be required to reimburse the Departing Partner for all amounts due the Departing Partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the Departing Partner for the benefit of the Partnership.

     If the above-described option is not exercised by either the Departing Partner or the successor general partner, as applicable, the Departing Partner will have the right to convert its general partner interests in the Partnership and the Operating Partnership (including the right to receive Incentive
Distributions) into Common Units equal to the fair market value of such interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph or to receive cash in exchange for such interests.

     Any successor general partner will be deemed to have irrevocably delegated to the Board of Supervisors the authority to manage, or direct the management of, the Partnership to the same extent as the initial general partner.

TRANSFER OF GENERAL PARTNER INTERESTS, RIGHT TO RECEIVE INCENTIVE DISTRIBUTIONS AND APUS

     Except for a transfer by the General Partner of all, but not less than all, of its aggregate 2% general partner interest in the Partnership and the Operating Partnership to (a) an affiliate or (b) another person in connection with the merger or consolidation of the General Partner with or into another person or the transfer by the General Partner of all or substantially all of its assets to another person, the General Partner may not transfer all or any part of its aggregate 2% general partner interest in the Partnership to another person prior to September 30, 2006, without the approval of the holders of at least a Unit Majority; provided that, in each case, such transferee assumes the rights and duties of the General Partner to whose interest such transferee has succeeded, agrees to be bound by the provisions

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of the Partnership Agreement, furnishes an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and agrees to acquire all (or the appropriate portion thereof, as applicable) of the General Partner's interests in the Operating Partnership and agrees to be bound by the provisions of the Operating Partnership Agreement. The General Partner has the right at any time, however, to transfer its right to receive Incentive Distributions to one or more persons (as an assignment of such rights or as a special limited partner interest in the Partnership) subject only to any reasonable restrictions on transfer and requirements for registering the transfer of such right as may be adopted by the Board of Supervisors without Unitholder approval. At any time, the stockholder of the General Partner may sell or transfer all or part of its interest in the General Partner to an affiliate or a third party without the approval of the Unitholders. In addition, the General Partner has the right at any time to transfer its APUs to any person subject only to any reasonable restrictions on transfer and requirements for registering the transfer of APUs as may be adopted by the Board of Supervisors without Unitholder approval.

LIMITED CALL RIGHT

     If at any time less than 20% of the then-issued and outstanding limited partner interests of any class are held by persons other than the General Partner and its affiliates, the General Partner will have the right, which it may assign in whole or in part to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons as of a record date to be selected by the General Partner, on at least 10 but not more than 60 days' notice. The purchase price in the event of such a purchase shall be the greater of (i) the highest price paid by the General Partner or any of its affiliates for any limited partner interests of such class purchased within the 90 days preceding the date on which the General Partner first mails notice of its election to purchase such limited partner interests, and (ii) the Current Market Price as of the date three days prior to the date such notice is mailed. As a consequence of the General Partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased even though he may not desire to sell them, or the price paid may be less than the amount the holder would desire to receive upon the sale of his limited partner interests. The tax consequences to a Unitholder of the exercise of this call right are the same as a sale by such Unitholder of his Common Units in the market. See 'Tax Considerations -- Disposition of Common Units.'

MEETINGS; VOTING

     Any Units held by the General Partner and its affiliates, Unitholders or assignees who are record holders of Units on the record date set pursuant to the Partnership Agreement will be entitled to notice of, and to vote at, meetings of Limited Partners of the Partnership and to act with respect to matters as to which approvals may be solicited. With respect to voting rights attributable to Common Units that are owned by an assignee who is a record holder but who has not yet been admitted as a Limited Partner, the Board of Supervisors shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Common Units on any matter, vote such Common Units at the written direction of such record holder. Absent such direction, such Common Units will not be voted (except that, in the case of Common Units held by the General Partner on behalf of Non-citizen Assignees, the General Partner shall distribute the votes in respect of such Common Units in the same ratios as the votes of Limited Partners in respect of other Common Units are cast).

     Every three years, commencing in 1997, there will be a Tri-Annual Meeting of the Limited Partners. In addition, a special meeting of Limited Partners may be called by the Board of Supervisors or by Limited Partners owning in the aggregate at least 20% of the outstanding Units of the class for which a meeting is proposed. Any action that is required or permitted to be taken by the Limited Partners may be taken either at a meeting of the Limited Partners or, if authorized by the Board of Supervisors, without a meeting if consents in writing setting forth the action so taken are signed by holders of such number of limited partner interests as would be necessary to authorize or take such

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
action at a meeting of the Limited Partners. Limited Partners may vote either in person or by proxy at meetings. The holders of a majority of the outstanding Units of the class for which a meeting has been called represented in person or by proxy will constitute a quorum at a meeting of limited partners of such class or classes, unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. In the case of elections for Elected Supervisors, any person and its affiliates (including, without limitation, the General Partner) that owns more than 20% of the total Units then outstanding, may vote not more than 20% of the total Units then outstanding in such election.

     Each record holder of a Unit has a vote according to his percentage interest in the Partnership, although additional limited partner interests having special voting rights could be issued by the General Partner. See ' -- Issuance of Additional Securities.' The Partnership Agreement provides that Common Units held in nominee or street name account will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as otherwise provided in the Partnership Agreement, Subordinated Units will vote together with Common Units as a single class.

     Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Common Units (whether or not such record holder has been admitted as a Limited Partner) under the terms of the Partnership Agreement will be delivered to the record holder by the Partnership or by the Transfer Agent at the request of the Partnership.

STATUS AS LIMITED PARTNER OR ASSIGNEE

     Except as described above under ' -- Limited Liability,' the Common Units will be fully paid, and Unitholders will not be required to make additional contributions to the Partnership.

     An assignee of a Common Unit, subsequent to executing and delivering a Transfer Application, but pending its admission as a substituted Limited Partner in the Partnership, is entitled to an interest in the Partnership equivalent to that of a Limited Partner with respect to the right to share in allocations and distributions from the Partnership, including liquidating distributions. The Board of Supervisors will vote and exercise other powers attributable to Common Units owned by an assignee who has not become a substitute Limited Partner at the written direction of such assignee. See ' -- Meetings; Voting.' Transferees who do not execute and deliver a Transfer Application will be treated neither as assignees nor as record holders of Common Units, and will not receive cash distributions, federal income tax allocations or reports furnished to record holders of Common Units. See 'Description of the Common Units -- Transfer of Common Units.'

NON-CITIZEN ASSIGNEES; REDEMPTION

     If the Partnership is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the Partnership, create a substantial risk of cancellation or forfeiture of any property in which the Partnership has an interest because of the nationality, citizenship, residency or other related status of any Limited Partner or assignee, the Partnership may redeem the Common Units held by such Limited Partner or assignee at their Current Market Price (as defined in the Glossary). In order to avoid any such cancellation or forfeiture, the Partnership may require each Limited Partner or assignee to furnish information about his nationality, citizenship, residency or related status. If a Limited Partner or assignee fails to furnish information about such nationality, citizenship, residency or other related status within 30 days after a request for such information, such Limited Partner or assignee may be treated as a non-citizen assignee ('Non-citizen Assignee'). In addition to other limitations on the rights of an assignee who is not a substituted Limited Partner, a Non-citizen Assignee does not have the right to direct the voting of his Common Units and may not receive distributions in kind upon liquidation of the Partnership.

BOOKS AND REPORTS

     The Partnership is required to keep appropriate books of the business of the Partnership at the principal offices of the Partnership. The books are maintained for both tax and financial reporting

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
purposes on an accrual basis. For tax purposes, the fiscal year of the Partnership is the calendar year. For financial reporting purposes, however, the fiscal year of the Partnership is a 52-53 week fiscal year concluding on the Saturday nearest to September 30.

     As soon as practicable, but in no event later than 120 days after the close of each fiscal year, the Partnership will furnish or make available to each record holder of Units (as of a record date selected by the Board of Supervisors) an annual report containing audited financial statements of the Partnership for the past fiscal year, prepared in accordance with generally accepted accounting principles. As soon as practicable, but in no event later than 90 days after the close of each quarter (except the last quarter of each fiscal year), the Partnership will furnish or make available to each record holder of Units (as of a record date selected by the Board of Supervisors) a report containing unaudited financial statements of the Partnership with respect to such quarter and such other information as may be required by law.

     The Partnership will use all reasonable efforts to furnish each record holder of a Unit information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. Such information is expected to be furnished in summary form so that certain complex calculations normally required of partners can be avoided. The Partnership's ability to furnish such summary information to Unitholders will depend on the cooperation of such Unitholders in supplying certain information to the Partnership. Every Unitholder (without regard to whether he supplies such information to the Partnership) will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns.

RIGHT TO INSPECT PARTNERSHIP BOOKS AND RECORDS

     The Partnership Agreement provides that a Limited Partner can for a purpose reasonably related to such Limited Partner's interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him (i) a current list of the name and last known address of each partner, (ii) a copy of the Partnership's tax returns, (iii) information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner, (iv) copies of the Partnership Agreement, the certificate of limited partnership of the Partnership, amendments thereto and powers of attorney pursuant to which the same have been executed, (v) information regarding the status of the Partnership's business and financial condition, and
(vi) such other information regarding the affairs of the Partnership as is just and reasonable. The Partnership may, and intends to, keep confidential from the Limited Partners trade secrets or other information the disclosure of which the Partnership believes in good faith is not in the best interests of the Partnership or which the Partnership is required by law or by agreements with third parties to keep confidential.

REGISTRATION RIGHTS

     Pursuant to the terms of the Partnership Agreement and subject to certain limitations described therein, the Partnership has agreed to register for resale under the Securities Act and applicable state securities laws any Common Units or other securities of the Partnership (including Subordinated Units) proposed to be sold by the General Partner or any of its affiliates if an exemption from such registration requirements is not otherwise available for such proposed transaction. The Partnership is obligated to pay all expenses incidental to such registration, excluding underwriting discounts and commissions. See 'Units Eligible for Future Sale.'

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
                         UNITS ELIGIBLE FOR FUTURE SALE

     The General Partner holds 7,163,750 Subordinated Units (all of which will convert into Common Units at the end of the Subordination Period and some of which may convert earlier. See 'Cash Distribution Policy -- Distributions from Operating Surplus during Subordination Period'). The sale of these Subordinated Units could have an adverse impact on the price of the Common Units or on any trading market that may develop. For a discussion of the transactions whereby the General Partner acquired the Subordinated Units in connection with the organization of the Partnership, see 'Formation of the Partnership.'

     The Common Units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any Common Units owned by 'an affiliate' of the Partnership (as that term is defined in the rules and regulations under the Securities Act) may not be resold publicly except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom under Rule 144 thereunder ('Rule 144') or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer in an offering to be sold into the market in an amount that does not exceed, during any three-month period, the greater of (i) 1% of the total number of such securities outstanding or (ii) the average weekly reported trading volume of the Common Units for the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Partnership. A person who is not deemed to have been an affiliate of the Partnership at any time during the three months preceding a sale, and who has beneficially owned his Common Units for at least three years, would be entitled to sell such Common Units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions or notice requirements of Rule 144.

     Prior to the end of the Subordination Period, the Partnership may not issue equity securities of the Partnership ranking prior or senior to the Common Units or an aggregate of more than 9,375,000 additional Common Units (excluding Common Units issued upon exercise of the Underwriters' over-allotment option and upon conversion of Subordinated Units or in connection with certain acquisitions or the repayment of certain indebtedness or under the Restricted Unit Plan but may include Common Units issued pursuant to this offering), or an equivalent amount of securities ranking on a parity with the Common Units or ranking prior or senior to or on a parity with the Subordinated Units, without the approval of the holders of at least a Unit Majority, except under certain circumstances. After the Subordination Period, the Partnership, without a vote of the Unitholders, may issue an unlimited number of limited partner interests of any type. The Partnership Agreement does not impose any restriction on the
Partnership's ability to issue equity securities ranking junior to the Subordinated Units at any time. Any issuance of additional Common Units or certain other equity securities would result in a corresponding decrease in the proportionate ownership interest in the Partnership represented by, and could adversely affect the cash distributions to and market price of, Common Units then outstanding. See 'The Partnership Agreement -- Issuance of Additional Securities' and ' -- Certain Required Approvals of the General Partner.'

     Authorized but unissued Common Units with an aggregate value of $15.0 million (valued at the initial offering price in the Initial Offering) will be available for issuance to executives, managers and certain members of the Board of Supervisors of the Partnership pursuant to the Restricted Unit Plan. Common Units will be issued upon vesting in accordance with the terms and conditions of the Restricted Unit Plan. Common Units with an aggregate value of $10.7 million were allocated upon or will be allocated soon after and in certain cases effective upon consummation of the Initial Offering and the remaining Common Units available under the Restricted Unit Plan may be allocated or issued in the future to such participants, and subject to such terms and conditions, as the Board of Supervisors, or a committee thereof, shall determine. See 'Management -- Executive Compensation -- Restricted Unit Plan.'

     Pursuant to the Partnership Agreement, the General Partner and its affiliates have the right, upon the terms and subject to the conditions therein, to cause the Partnership to register under the Securities Act and state laws the offer and sale of any Units or other Partnership Securities that it holds. Subject to the terms and conditions of the Partnership Agreement, such registration rights allow the General

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
Partner and its affiliates or their assignees holding any Units to require registration of any such Units and to include any such Units in a registration by the Partnership of other Units, including Units offered by the Partnership or by any Unitholder. Such registration rights will continue in effect for two years following any withdrawal or removal of the General Partner as the general partner of the Partnership. In connection with any such registration, the Partnership will indemnify each Unitholder participating in such registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. The Partnership will bear all costs and expenses of any such registration. In addition, the General Partner and its affiliates may sell their Units in private transactions at any time, subject to compliance with applicable laws.

     The Partnership, the Operating Partnership, the General Partner, Quantum Chemical and Hanson America have agreed not to (i) offer, sell, contract to sell or otherwise dispose of any Common Units or Subordinated Units, any securities that are convertible into or exercisable or exchangeable for or that represent the right to receive Common Units or Subordinated Units or any securities that are senior to or pari passu with Common Units (other than the issuance of Common Units in connection with Acquisitions or Capital Additions and Improvements or the issuance of Common Units or Subordinated Units pursuant to employee benefit plans or the issuance of APUs), or (ii) grant any options or warrants to purchase Common Units or Subordinated Units (other than the grant of options to purchase Common Units pursuant to employee benefit plans), for a period of 180 days after the date of the Initial Offering without the prior written consent of Smith Barney Inc.; provided that the Subordinated Units may be transferred without such consent to an affiliate of the General Partner who agrees to be bound by the transfer restrictions contained in this paragraph.

                              PLAN OF DISTRIBUTION

     This Prospectus may be used by the Partnership for the offer and sale of up to 3,000,000 Common Units from time to time in connection with the acquisition of other businesses, properties or securities in business combination transactions. The consideration offered by the Partnership in such acquisitions, in addition to any Common Units offered by this Prospectus, may include assets, debt or other securities (which may be convertible into Common Units covered by this Prospectus), or assumption by the Partnership of liabilities of the business being acquired, or a combination thereof. The terms of acquisitions are typically determined by negotiations between the Partnership and the owners of the businesses, properties or securities to be acquired, with the Partnership taking into account the quality of management, the past and potential earning power and growth of the businesses, properties or securities to be acquired, and other relevant factors. Common Units issued to the owners of the businesses, properties or securities to be acquired are generally valued at a price reasonably related to the market value of the Common Units either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the Common Units.

                               TAX CONSIDERATIONS

     This section is a summary of material tax considerations that may be relevant to prospective Unitholders and, to the extent set forth below under ' -- Legal Opinions and Advice,' represents the opinion of Andrews & Kurth L.L.P., special counsel to the General Partner and the Partnership ('Counsel'), insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended ('Code'), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to Partnership are references to both the Partnership and the Operating Partnership.

     No attempt has been made in the following discussion to comment on all federal income tax matters affecting the Partnership or the Unitholders. Moreover, the discussion focuses on Unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other Unitholders subject to specialized tax treatment (such as tax-exempt institutions, individual retirement accounts, REITs or mutual funds).

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
Accordingly, each prospective Unitholder should consult, and should depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences to him of the ownership or disposition of Common Units.

LEGAL OPINIONS AND ADVICE

     Counsel has expressed its opinion that, based on the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes (i) the Partnership and the Operating
Partnership will each be treated as a partnership, and (ii) owners of Common Units (with certain exceptions, as described in ' -- Limited Partner Status' below) will be treated as partners of the Partnership (but not the Operating Partnership). In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of Counsel.

     Although no attempt has been made in the following discussion to comment on all federal income tax matters affecting the Partnership or prospective Unitholders, Counsel has advised the Partnership that, based on current law, the following is a general description of the principal federal income tax consequences that should arise from the acquisition, ownership and disposition of Common Units and, insofar as it relates to matters of law and legal conclusions, addresses the material tax consequences to Unitholders who are individual citizens or residents of the United States.

     No ruling has been or will be requested from the Internal Revenue Service (the 'IRS') with respect to classification of the Partnership as a partnership for federal income tax purposes, whether the Partnership's propane operations generate 'qualifying income' under Section 7704 of the Code or any other matter affecting the Partnership or prospective Unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Thus, no assurance can be provided that the opinions and statements set forth herein would be sustained by a court if contested by the IRS. Any such contest with the IRS may materially and adversely impact the market for the Common Units and the prices at which Common Units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the Unitholders and the General Partner. Furthermore, no assurance can be given that the treatment of the Partnership or an investment therein will not be significantly modified by future legislative or administrative changes or court decisions. Any such modification may or may not be retroactively applied.

     For the reasons hereinafter described, counsel has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a Unitholder whose Common Units are loaned to a short seller to cover a short sale of Common Units (see ' -- Tax Treatment of Operations -- Treatment of Short Sales'), (ii) whether a Unitholder acquiring Common Units in separate transactions must maintain a single aggregate adjusted tax basis in his Common Units (see ' -- Disposition of Common Units -- Recognition of Gain or Loss'), (iii) whether the Partnership's monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see ' -- Disposition of Common Units -- Allocations Between Transferors and Transferees'), and (iv) whether the Partnership's method for depreciating Section 743 adjustments, utilized to maintain the uniformity of the economic and tax characteristics of the Common Units, is sustainable (see ' -- Uniformity of Units').

TAX RATES AND CHANGES IN FEDERAL INCOME TAX LAWS

     The top marginal income tax rate for individuals is 36% subject to a 10% surtax on individuals with taxable income in excess of $263,750 per year. The surtax is computed by applying a 39.6% rate to taxable income in excess of the threshold. The net capital gain of an individual remains subject to a maximum 28% tax rate.

     The 1995 Proposed Legislation that was passed by Congress on November 17, 1995, as part of the Revenue Reconciliation Act of 1995, would have altered the tax reporting system and the deficiency collection system applicable to large partnerships (generally defined as electing partnerships with more than 100 partners) and would have made certain additional changes to the treatment of large partnerships, such as the Partnership. Certain of the proposed changes are discussed later in this section.

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The  1995  Proposed   Legislation  is   generally  intended   to  simplify   the
administration of the tax rules governing large partnerships such as the Partnership. In addition, the 1995 Proposed Legislation contained provisions which would have reduced the maximum tax rate applicable to the net capital gains of an individual to 19.8%.

     On March 19, 1996, certain tax legislation, known as the Revenue Reconciliation Act of 1996, was presented to Congress that would impact the taxation of certain financial products, including partnership interests. One proposal would treat a taxpayer as having sold an 'appreciated' partnership interest (one in which gain would be recognized if such interest were sold) if the taxpayer or related persons enters into one or more positions with respect to the same or substantially identical property which, for some period, substantially eliminates both the risk of loss and opportunity for gain on the appreciated financial position (including selling 'short against the box' transactions). Certain of these proposed changes are also discussed under ' -- Disposition of Common Units.'

     President Clinton vetoed the 1995 Proposed Legislation on December 6, 1995. As of the date of this Prospectus, it is not possible to predict whether any of the changes set forth in the 1995 Proposed Legislation, the Revenue Reconciliation Act of 1996 or any other changes in the federal income tax laws that would impact the Partnership and the Unitholders will ultimately be enacted or, if enacted, what form they will take, what the effective dates will be, and what, if any transition rules will be provided.

CONSEQUENCES OF EXCHANGING ASSETS FOR COMMON UNITS

  RECOGNITION OF GAIN OR LOSS

     In general, no gain or loss will be recognized for federal income tax purposes by the Partnership or by a person (including any individual, partnership, S corporation or corporation taxed under Subchapter C of the Code) contributing property to the Partnership in exchange for Common Units. If the Partnership assumes liabilities or takes assets subject to liabilities in connection with a contribution of assets in exchange for Common Units, however, the application of either one or both of two federal income tax rules may result in the recognition of taxable gain by the contributing person.

     The first of these rules is the 'disguised sale rule.' Under the disguised sale rule, if the Partnership assumes or takes property subject to a liability of the contributing person other than a 'qualified liability,' the Partnership is treated as transferring taxable consideration to the contributing person to the extent that the amount of the liability exceeds the contributing person's share of that liability immediately after the Partnership assumes or takes subject to the liability. For this purpose, a qualified liability includes: (a) a liability that was incurred by the partner more than two years prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to the Partnership and that has encumbered the transferred property throughout that two-year period; (b) a liability that was not incurred in anticipation of the transfer of the property to the Partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to the Partnership and that has encumbered the transferred property since it was incurred; (c) a liability that is allocable under the rules of Treasury Regulation SS1.163-8T to capital expenditures with respect to the property; or
(d) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the Partnership was used or held but only if all the assets related to that trade or business are transferred other than assets that are not material to a continuation of the trade or business. Assuming that any such liabilities are nonrecourse in nature (no partner of the Partnership has any liability for failure to pay), a contributing person's 'share' of the liabilities will generally equal his Percentage Interest in the Partnership multiplied by the amount of such liabilities.

     If the disguised sale rule applies to a contribution of assets in exchange for Common Units, the person contributing assets will recognize taxable gain in an amount equal to the amount of taxable consideration determined as described above, minus a proportionate share of the tax basis in the contributed assets.

     The second rule under which a person contributing assets in exchange for Common Units could recognize taxable gain is the 'distribution in excess of basis rule.' Under this rule, a person contributing

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assets to the Partnership will  recognize gain if, and  to the extent that,  the difference between the amount of such liabilities and the contributing person's share of those liabilities (determined under the principles of Section 752 of the Code) immediately following the transfer of assets to the Partnership exceeds the tax basis of the assets contributed.

     Any such gain may be taxed as ordinary income or capital gains. See 'Disposition of Common Units' below.

  ALLOCATIONS OF INCOME, DEPRECIATION AND AMORTIZATION

     As required by Section 704(c) of the Code, certain items of Partnership income, deduction, gain and loss will be specially allocated to account for the difference between the tax basis and fair market value of property contributed to the Partnership in exchange for Common Units ('Contributed Property') (any excess of the fair market value over the tax basis of Contributed Property is referred to herein as 'built-in gain'; any excess of the tax basis over fair market value is referred to as 'built-in loss'). These allocations are designed to insure that a person contributing property to the Partnership will recognize the federal income tax consequences associated with any built-in gain or built-in loss. In general, a partner contributing assets with a built-in gain will not recognize taxable gain upon the contribution of those assets in exchange for Common Units. See ' -- Recognition of Gain or Loss' above. However, such built-in gain will be recognized over the period of time during which the Partnership claims depreciation or amortization deductions with respect to the Contributed Property, or when the Contributed Property is disposed of by the Partnership.

  BASIS OF COMMON UNITS

     A person who contributes property to the Partnership in exchange for Common Units will generally have an initial tax basis for his Common Units equal to the tax basis of the property contributed to the Partnership in exchange for Common Units. The tax basis for a Common Unit will be increased by the Unitholder's share of Partnership income and his share of increases in Partnership debt. The basis for a Common Unit will be decreased (but not below zero) by distributions from the Partnership (including deemed distributions resulting from the assumption of indebtedness by the Partnership), by the Unitholder's share of Partnership losses, by his share of decreases in Partnership debt and by the Unitholder's share of expenditures of the Partnership that are not deductible in computing its taxable income and are not required to be capitalized.

OWNERSHIP OF UNITS BY S CORPORATIONS

     Section 1362(b) of the Code provides that certain small business corporations may elect to be treated as an 'S corporation.' In order to elect S corporation status, a corporation must not: (a) have more than 35 shareholders (a husband and wife are treated as one shareholder); (b) have as a shareholder a person (other than an estate and other than certain trusts) who is not an individual; (c) have a nonresident alien as a shareholder; and (d) have more than one class of stock. Further, a corporation cannot elect S corporation status if it owns 80% or more of the stock of another corporation. All of the shareholders of a corporation must elect for the corporation to be treated as an S corporation. The election is made by filing Form 2553, which must be filed on or before the 15th day of the third month of a taxable year in order for the election to be effective for that taxable year. (A corporation that has not elected S corporation status is referred to as a 'C corporation').

     The Small Business Job Protection Act of 1996 (H.R. 3448), signed into law by President Clinton on August 20, 1996 (the '1996 Small Business Act'), contains numerous provisions affecting S corporations generally effective for taxable years beginning after December 31, 1996. Pursuant to the 1996 Small Business Act, among other items, the shareholder number limitation will increase to 75, electing small business trusts will be eligible shareholders and corporations will be allowed to own 80 percent or more of the stock of a C corporation (which can elect to join in the filing of a consolidated return with affiliated C corporations) or 100 percent of the stock of a qualified subchapter S subsidiary (i.e., a corporation that would be eligible to be an S corporation if the stock were held directly by the shareholders of its parent S corporation and for which an election is made).

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
     In general, an S corporation is not subject to tax on its income. Instead, each shareholder takes into account his pro rata share of the corporation's items of income (including tax-exempt income), loss, deduction or credit. The character of any item included in a shareholder's pro rata share is determined as if such item were realized or incurred directly by the shareholder. Thus, an S corporation that exchanges its assets for Common Units will not generally pay tax on its distributive share of partnership income. Instead, such income will be taxed as if the Common Units were held directly by the shareholders of the S corporation.

     Distributions made by an S corporation are generally nontaxable to the extent they are made out of the corporation's 'accumulated adjustments account,' which represents the undistributed income of the corporation accumulated subsequent to the effective date of its S election. Distributions in excess of the accumulated adjustments account are treated as taxable dividends to the extent that the corporation has 'subchapter C earnings and profits,' which includes any earnings and profits accumulated by a corporation prior to the date an S corporation election is effective, reduced by any distributions that are treated as having been made out of subchapter C earnings and profits. Distributions in excess of the accumulated adjustments account and subchapter C earnings and profits are treated as a return of capital to the extent of a shareholder's basis in his stock, and are treated as gain from the sale or exchange of property to the extent in excess of such basis.

     A corporation that operates as a C corporation and subsequently makes an election to be treated as an S corporation may be subject to tax on the excess of the aggregate fair market value of its assets over the aggregate adjusted tax basis of its assets as of the first day it is treated as an S corporation (any such excess is referred to as 'net unrealized built-in gain'). This tax is not immediately imposed at the time of conversion to S corporation status. Instead, if a C corporation converts to S corporation status, it will be subject to tax on its net unrealized built-in gain if and to the extent that is has a net recognized built-in gain at any time during the next ten years. If an S corporation is subject to tax on built-in gain, the gain is recognized and taxed to the corporation at the highest corporate tax rate, and is then passed through (after reduction for corporate taxes paid) and taxed to the shareholder. A corporation's net recognized built-in gain for any tax year is the lesser of the net amount of the corporation's recognized built-in gains and recognized built-in losses for the tax year or what the corporation's taxable income would have been for the year had it been a C corporation.

     Recognized built-in gain is defined as any gain recognized during the recognition period (the 10 year period beginning with the first day as an S corporation) on the disposition of any asset except to the extent that the corporation can establish that the asset was not held by the corporation on its first day as an S corporation or that the gain recognized exceeds the excess of the fair market value of the asset as of the first day the corporation was an S corporation over the adjusted basis of the asset on that date. Similarly, the term recognized built-in loss means any loss recognized during the recognition period on the disposition of any asset to the extent that the S corporation establishes that the asset was held at the beginning of its first day as an S corporation and that the loss does not exceed the excess of the adjusted basis of the asset as of the corporation's first day as an S corporation over the fair market value of the asset as of that date.

     For example, assume that a corporation elects to be treated as an S corporation on January 1, 1994, and that it has a net unrealized built-in gain of $500,000. On January 1, 1994, it has a piece of equipment with a fair market value of $1 million and a tax basis of $800,000. If the company sold this asset in 1996 and had a tax gain of $300,000, the recognized built-in gain would be $200,000. Assuming the company had no other recognized built-in gains or recognized built-in losses for that tax year and that its taxable income had it been a C corporation would have been greater than $200,000, a corporate tax would be assessed on gain of $200,000.

     Under the rules relating to taxation of an S corporation's built-in gains, if an S corporation owns a partnership interest on the first day of its first taxable year as an S corporation, or transfers property which it held on the first day of its first taxable year as an S corporation to a partnership during the recognition period, a disposition of the partnership interest during the recognition period may result in recognized built-in gain, taxable as described above. Thus, an S corporation receiving Common Units in exchange for its assets could be taxable on a sale or other disposition of those Common Units within the recognition period. In addition, under proposed Treasury regulations, sales or other dispositions of

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
assets (including inventory), by the Partnership, which were contributed by an S corporation in exchange for Common Units could result in the recognition of taxable built-in gain by the S corporation.

     A C corporation electing S corporation status will be immediately taxable to the extent of any 'LIFO recapture amount.' LIFO recapture amount is defined as the amount by which inventory of the C corporation maintained on a LIFO basis has a tax basis which is less than the tax basis the inventory would have had had the corporation maintained its inventory using the FIFO method.

     Prospective Unitholders should also note that additional proposals have been made which would alter the rules described above, generally requiring the immediate recognition of corporate and shareholder level taxable gain upon the conversion of a large C corporation to S corporation status.

PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss and deduction of the Partnership in
computing  his  federal  income  tax  liability,  regardless  of  whether   cash
distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of any cash distributed is in excess of the partner's adjusted basis in his partnership interest.

     No ruling has been or will be sought from the IRS as to the status of the Partnership or the Operating Partnership as a partnership for federal income tax purposes. Instead the Partnership has relied on the opinion of Counsel that, based upon the Code, the regulations thereunder, published revenue rulings and court decisions, the Partnership and the Operating Partnership will each be classified as a partnership for federal income tax purposes.

     In   rendering  its  opinion,   Counsel  has  relied   on  certain  factual
representations and covenants made by the Partnership and the General Partner. Such factual matters are as follows:

          (a) With respect to the Partnership and the Operating Partnership, the General Partner, at all times while acting as general partner of the Partnership and the Operating Partnership, will have a net worth, computed on a fair market value basis, excluding its interests in the Partnership and in the Operating Partnership and any notes or receivables due from the Partnership or the Operating Partnership, of not less than $28.0 million;

          (b) The Partnership will be operated in accordance with (i) all applicable partnership statutes, (ii) the Partnership Agreement, and (iii) this Prospectus;

          (c) The Operating Partnership will be operated in accordance with (i) all applicable partnership statutes, (ii) the limited partnership agreement for the Operating Partnership, and (iii) the description thereof in this Prospectus;

          (d) The General Partner will, at all times, act independently of the limited partners (other than the limited partner interest held by the General Partner); and

          (e) For each taxable year, more than 90% of the gross income of the Partnership will be derived from (i) marketing of propane, (ii) interest (from other than a financial business) and dividends, and (iii) other items of income which, in the opinion of Counsel, constitute 'qualifying income' within the meaning of Section 7704(d) of the Code.

     Counsel's opinion as to the partnership classification of the Partnership in the event of a change in the general partner is based upon the assumption that the new general partner will satisfy the foregoing representations and covenants.

     Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the
'Qualifying Income Exception') exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of 'qualifying income.' Qualifying income includes interest (from other than a financial business), dividends and income and gains from the transportation and marketing of crude oil, natural gas, and products thereof, including the retail and wholesale marketing of propane and the transportation of propane and natural gas liquids. Based upon the representations of the Partnership and the General

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Partner  and a  review of  the applicable legal  authorities, Counsel  is of the opinion that at least 90% of the Partnership's gross income will constitute qualifying income. The Partnership estimates that less than 7% of its gross income for its taxable year ending December 31, 1996 will not constitute qualifying income. The Partnership further estimates that less than 6% of its gross income for each subsequent taxable year will not constitute qualifying income.

     If the Partnership fails to meet the Qualifying Income Exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery), the Partnership will be treated as if it had transferred all of its assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which it fails to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in the Partnership. This contribution and liquidation should be tax-free to Unitholders and the Partnership, so long as the Partnership, at that time, does not have liabilities in excess of the basis of its assets. Thereafter, the Partnership would be treated as a corporation for federal income tax purposes.

     If the Partnership or the Operating Partnership were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the Unitholders, and its net income would be taxed to the Partnership or the Operating Partnership at corporate rates. In addition, any distribution made to a Unitholder would be treated as either taxable dividend income (to the extent of the Partnership's current or accumulated earnings and profits) or (in the absence of earnings and profits) a nontaxable return of capital (to the extent of the Unitholder's tax basis in his Common Units) or taxable capital gain (after the Unitholder's tax basis in the Common Units is reduced to zero). Accordingly, treatment of either the Partnership or the Operating Partnership as an association taxable as a corporation would result in a material reduction in a Unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the Units.

     The discussion below is based on the assumption that the Partnership will be classified as a partnership for federal income tax purposes.

LIMITED PARTNER STATUS

     Unitholders who have become limited partners of the Partnership will be treated as partners of the Partnership for federal income tax purposes. Moreover, the IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners, but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be treated as partners for federal income tax purposes. On the basis of this ruling, except as otherwise described herein, Counsel is of the opinion that (a) assignees who have executed and delivered Transfer Applications, and are awaiting admission as limited partners and (b) Unitholders whose Common Units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Common Units will be treated as partners of the Partnership for federal income tax purposes. As this ruling does not extend, on its facts, to assignees of Common Units who are entitled to execute and deliver Transfer Applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver Transfer Applications, Counsel's opinion does not extend to these persons. Income, gain, deductions or losses would not appear to be reportable by a Unitholder who is not a partner for federal income tax purposes, and any cash distributions received by such a Unitholder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in the Partnership for federal income tax purposes. A purchaser or other transferee of Common Units who does not execute and deliver a Transfer Application may not receive certain federal income tax information or reports furnished to record holders of Common Units unless the Common Units are held in a nominee or street name account and the nominee or broker has executed and delivered a Transfer Application with respect to such Common Units.

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     A beneficial owner of Common Units whose Common Units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such Common Units for federal income tax purposes. See ' -- Tax Treatment of Operations -- Treatment of Short Sales.'

TAX CONSEQUENCES OF UNIT OWNERSHIP

  FLOW-THROUGH OF TAXABLE INCOME

     No federal income tax will be paid by the Partnership. Instead, each Unitholder will be required to report on his income tax return his allocable share of the income, gains, losses and deductions of the Partnership without regard to whether corresponding cash distributions are received by such Unitholder. Consequently, a Unitholder may be allocated income from the Partnership even if he has not received a cash distribution. Each Unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the taxable year of the Partnership ending with or within the taxable year of the Unitholder.

  TREATMENT OF PARTNERSHIP DISTRIBUTIONS

     Distributions by the Partnership to a Unitholder generally will not be taxable to the Unitholder for federal income tax purposes to the extent of his basis in his Common Units immediately before the distribution. Cash distributions in excess of a Unitholder's basis generally will be considered to be gain from the sale or exchange of the Common Units, taxable in accordance with the rules described under ' -- Disposition of Common Units' below. Any reduction in a Unitholder's share of the Partnership's liabilities for which no partner, including the General Partner, bears the economic risk of loss ('nonrecourse liabilities') will be treated as a distribution of cash to that Unitholder. To the extent that Partnership distributions cause a Unitholder's 'at risk' amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See ' -- Limitations on Deductibility of Partnership Losses.'

     A decrease in a Unitholder's Percentage Interest in the Partnership because of the issuance by the Partnership of additional Common Units will decrease such Unitholder's share of nonrecourse liabilities of the Partnership, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a Unitholder, regardless of his basis in his Common Units, if such distribution reduces the Unitholder's share of the Partnership's 'unrealized receivables' (including depreciation recapture) and/or substantially appreciated 'inventory items' (both as defined in Section 751 of the Code) (collectively, 'Section 751 Assets'). To that extent, the Unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged such assets with the Partnership in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the Unitholder's realization of ordinary income under Section 751(b) of the Code. Such income will equal the excess of (1) the non-pro rata portion of such distribution over (2) the Unitholder's basis for the share of such Section 751 Assets deemed relinquished in the exchange.

  LIMITATIONS ON DEDUCTIBILITY OF PARTNERSHIP LOSSES

     The deduction by a Unitholder of his share of Partnership losses will be limited to the tax basis in his Units and, in the case of an individual Unitholder or a corporate Unitholder (if more than 50% in the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), to the amount which the Unitholder is considered to be 'at risk' with respect to the Partnership's activities, if that is less than the Unitholder's basis. A Unitholder must recapture losses deducted in previous years to the extent that Partnership distributions cause the Unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a Unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the Unitholder's basis or at risk amount (whichever is the limiting factor) is subsequently increased. Upon the taxable disposition of a Unit, any gain recognized by a Unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis

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
limitation. Any excess loss (above such gain) previously suspended by the at risk or basis limitations is no longer utilizable.

     In general, a Unitholder will be at risk to the extent of the tax basis of his Units, excluding any portion of that basis attributable to his share of Partnership nonrecourse liabilities, reduced by any amount of money the Unitholder borrows to acquire or hold his Units if the lender of such borrowed funds owns an interest in the Partnership, is related to such a person or can look only to Units for repayment. A Unitholder's at risk amount will increase or decrease as the basis of the Unitholder's Units increases or decreases (other than basic increases or decreases attributable to increases or decreases in his share of Partnership nonrecourse liabilities).

     The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by the Partnership will only be available to offset future income generated by the Partnership and will not be available to offset income from other passive activities or investments (including other publicly-traded partnerships) or salary or active business income. Passive losses which are not deductible because they exceed a Unitholder's income generated by the Partnership may be deducted in full when he disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

     A Unitholder's share of net income from the Partnership may be offset by any suspended passive losses from the Partnership, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded Partnership as investment income for purposes of the limitations on the deductibility of investment interest.

  LIMITATIONS ON INTEREST DEDUCTIONS

     The deductibility of a non-corporate taxpayer's 'investment interest expense' is generally limited to the amount of such taxpayer's 'net investment income.' As noted, a Unitholder's net passive income from the Partnership will be treated as investment income for this purpose. In addition, the Unitholder's share of the Partnership's portfolio income will be treated as investment income. Investment interest expense includes (i) interest on indebtedness properly allocable to property held for investment, (ii) the Partnership's interest expense attributed to portfolio income, and (iii) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a Unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

ALLOCATION OF PARTNERSHIP INCOME, GAIN, LOSS AND DEDUCTION

     In general, if the Partnership has a net profit, items of income, gain, loss and deduction will be allocated among the General Partner and the Unitholders in accordance with their respective percentage interests in the Partnership. With respect to any taxable year, a class of Unitholders that receives more cash than another class, on a per Unit basis, will be allocated additional income equal to that excess. If the Partnership has a net loss, items of income, gain, loss and deduction will generally be allocated first, to the General Partner and the Unitholders in accordance with their respective Percentage Interests to the extent of their positive capital accounts (as maintained under the Partnership Agreement), and second, to the General Partner.

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     As required by Section 704(c) of  the Code and as permitted by  Regulations thereunder, certain items of Partnership income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property contributed to the Partnership by Quantum Chemical or any other person contributing property to the partnership ('Contributed Property'). The effect of these allocations will be to cause a property contributor to recognize any built-in tax gain (or loss) over the period of time during which the Partnership claims depreciation or amortization deductions with respect to the contributed property, or when such property is disposed of. In addition, certain items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some Unitholders, but these allocations may not be respected. If these allocations of recapture income are not respected, the amount of the income or gain allocated to a Unitholder will not change but instead a change in the character of the income allocated to a Unitholder would result. Finally, although the Partnership does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of Partnership income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

     Regulations provide that an allocation of items of partnership income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Code to eliminate the disparity between a partner's 'book' capital account (credited with the fair market value of Contributed Property) and 'tax' capital account (credited with the tax basis of Contributed Property) (the 'Book-Tax Disparity'), will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in the partnership, which will be determined by taking into account all the facts and circumstances, including the partner's relative contributions to the partnership, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.

     Counsel is of the opinion that, with the exception of the allocation of recapture income discussed above, allocations under the Partnership Agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction. There are, however, uncertainties in the Treasury Regulations relating to allocations of Partnership income, and investors should be aware that the allocations of recapture income in the Partnership Agreement may be successfully challenged by the IRS.

TAX TREATMENT OF OPERATIONS

  ACCOUNTING METHOD AND TAXABLE YEAR

     The Partnership will use the fiscal year ending December 31 as its taxable year and will adopt the accrual method of accounting for federal income tax purposes. Each Unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the fiscal year of the Partnership ending within or with the taxable year of the Unitholder. In addition, a Unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his Units following the close of the Partnership's taxable year but before the close of his taxable year must include his allocable share of Partnership income, gain, loss and deduction in income for his taxable year with the result that he will be required to report in income for his taxable year his distributive share of more than one year of Partnership income, gain, loss and deduction. See ' -- Disposition of Common Units -- Allocations Between Transferors and Transferees.'

  INITIAL TAX BASIS, DEPRECIATION AND AMORTIZATION

     The tax basis of the assets of the Partnership will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. The Partnership assets will initially have an aggregate tax basis equal to the tax basis of the assets in the hands of Quantum Chemical or other contributor immediately prior to their contribution to the

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
Partnership plus the amount of gain recognized by Quantum Chemical or other contributor in connection with their contribution to the Partnership. The federal income tax burden associated with the difference between the fair market value of property contributed to the Partnership and the tax basis established for such property will be borne by the contributor of such property. See ' -- Allocation of Partnership Income, Gain, Loss and Deduction.'

     To the extent allowable, the Partnership may elect to use the depreciation and cost recovery methods that will result in the largest depreciation deductions in the early years of the Partnership. The Partnership will not be entitled to any amortization deductions with respect to goodwill conveyed to the Partnership on formation. Property subsequently acquired or constructed by the Partnership may be depreciated using accelerated methods permitted by the Code.

     If the Partnership disposes of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain (determined by reference to the amount of depreciation previously deducted and the nature of the property) may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property owned by the Partnership may be required to recapture such deductions as ordinary income upon a sale of his interest in the Partnership. See ' -- Allocation of Partnership Income, Gain, Loss and Deduction' and ' -- Disposition of Common Units -- Recognition of Gain or Loss.'

     Costs incurred in organizing the Partnership may be amortized over any period selected by the Partnership not shorter than 60 months. The costs incurred in promoting the issuance of Units must be capitalized and cannot be deducted currently, ratably or upon termination of the Partnership. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. For example, under recently adopted regulations, the Underwriter's spread would be treated as a syndication cost.

  SECTION 754 ELECTION

     The Partnership will make the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election will generally permit the Partnership to adjust a Common Unit purchaser's basis in the Partnership's assets ('inside basis') pursuant to Section 743(b) of the Code to reflect his purchase price. The Section 743(b) adjustment belongs to the purchaser and not to other partners. (For purposes of this discussion, a partner's inside basis in the Partnership's assets will be considered to have two components: (1) his share of the Partnership's basis in such assets ('Common Basis') and (2) his Section 743(b) adjustment to that basis.)

     Proposed  Treasury  Regulation  Section 1.168-2(n)  generally  requires the
Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly-acquired recovery property placed in service when the purchaser acquires the Unit.
Similarly, the legislative history of Section 197 indicates that the Section 743(b) adjustment attributable to an amortizable Section 197 intangible should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the Unit. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. The depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the Common Basis in such properties. Pursuant to the Partnership Agreement, the Partnership is authorized to adopt a convention to preserve the uniformity of Units even if such convention is not consistent with Treasury Regulation Sections 1.167(c)-1(a)(6), Proposed Treasury Regulation Section
1.168-2(n) or the legislative history of Section 197 of the Code. See ' -- Uniformity of Units.'

     Although Counsel is unable to opine as to the validity of such an approach, the Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property (to the extent of any unamortized book-tax disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of such property, despite its inconsistency with Proposed Treasury

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
Regulation Section 1.168-2(n), Treasury Regulation Section 1.167(c)-1(a)(6) (neither of which is expected to directly apply to a material portion of the Partnership's assets) or the legislative history of Section 197 of the Code. To the extent such Section 743(b) adjustment is attributable to appreciation in excess of the unamortized book-tax disparity, the Partnership will apply the rules described in the Regulations and legislative history. If the Partnership determines that such position cannot reasonably be taken, the Partnership may adopt a depreciation or amortization convention under which all purchasers acquiring Units in the same month would receive depreciation or amortization, whether attributable to Common Basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's assets. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain Unitholders. See ' -- Uniformity of Units.'

     The allocation of the Section 743(b) adjustment must be made in accordance with the Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by the Partnership to goodwill which, as an intangible asset, would be amortizable over a longer period of time than the Partnership's tangible assets.

     A Section 754 election is advantageous if the transferee's basis in his Units is higher than such Units' share of the aggregate basis to the Partnership of the Partnership's assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher basis in his share of the Partnership's assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of the Partnership's assets. Conversely, a Section 754 election is disadvantageous if the transferee's basis in such Units is lower than such Unit's share of the aggregate basis of the Partnership's assets immediately prior to the transfer. Thus, the fair market value of the Units may be affected either favorably or adversely by the election.

     The calculations involved in the Section 754 election are complex and will be made by the Partnership on the basis of certain assumptions as to the value of Partnership assets and other matters. There is no assurance that the determinations made by the Partnership will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in the Partnership's opinion, the expense of compliance exceed the benefit of the election, the Partnership may seek permission from the IRS to revoke the Section 754 election for the Partnership. If such permission is granted, a subsequent purchaser of Units may be allocated more income than he would have been allocated had the election not been revoked.

  ALTERNATIVE MINIMUM TAX

     Each Unitholder will be required to take into account his distributive share of any items of Partnership income, gain, deduction, or loss for purposes of the alternative minimum tax.

     A   Unitholder's  alternative  minimum  taxable  income  derived  from  the
Partnership may be higher than his share of Partnership net income because the Partnership may use accelerated methods of depreciation for purposes of computing federal taxable income or loss. The minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and to 28% on any additional alternative minimum taxable income. Prospective Unitholders should consult with their tax advisors as to the impact of an investment in Units on their liability for the alternative minimum tax.

  VALUATION OF PARTNERSHIP PROPERTY AND BASIS OF PROPERTIES

     The federal income tax consequences of the acquisition, ownership and disposition of Units will depend in part on estimates by the Partnership of the relative fair market values, and determinations of the initial tax basis, of the assets of the Partnership. Although the Partnership may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made by the Partnership. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are subsequently found to be incorrect, the character and amount of

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
items of income, gain, loss or deductions previously reported by Unitholders might change, and Unitholders might be required to adjust their tax liability for prior years.

  TREATMENT OF SHORT SALES

     A Unitholder whose Units are loaned to a 'short seller' to cover a short sale of Units may be considered as having disposed of ownership of those Units. If so, he would no longer be a partner with respect to those Units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any Partnership income, gain, deduction or loss with respect to those Units would not be reportable by the Unitholder, any cash distributions received by the Unitholder with respect to those Units would be fully taxable and all of such distributions would appear to be treated as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their Units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of Partnership interests.

DISPOSITION OF COMMON UNITS

  RECOGNITION OF GAIN OR LOSS

     Gain or loss will be recognized on a sale of Units equal to the difference between the amount realized and the Unitholder's tax basis for the Units sold. A Unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of Partnership nonrecourse liabilities. Because the amount realized includes a Unitholder's share of Partnership nonrecourse liabilities, the gain recognized on the sale of Units could result in a tax liability in excess of any cash received from such sale.

     Prior Partnership distributions in excess of cumulative net taxable income in respect of a Common Unit which decreased a Unitholder's tax basis in such Common Unit will, in effect, become taxable income if the Common Unit is sold at a price greater than the Unitholder's tax basis in such Common Unit, even if the price is less than his original cost.

     Gain or loss recognized by a Unitholder (other than a 'dealer' in Units) on the sale or exchange of a Unit held for more than one year will generally be taxable as long-term capital gain or loss. A portion of this gain or loss (which could be substantial), however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other 'unrealized receivables' or to 'substantially appreciated inventory' owned by the Partnership. The term 'unrealized receivables' includes potential recapture items, including depreciation recapture. Inventory is considered to be 'substantially appreciated' if its value exceeds 120% of its adjusted basis to the Partnership. Ordinary income attributable to unrealized receivables, substantially appreciated inventory and depreciation recapture may exceed net taxable gain realized upon the sale of the Unit and may be recognized even if there is a net taxable loss realized on the sale of the Unit. Thus, a Unitholder may recognize both ordinary income and a capital loss upon a disposition of Units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

     The IRS has ruled that a partner who acquires interests in a Partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an 'equitable apportionment' method. The ruling is unclear as to how the holding period of these interests is determined once they are combined. If this ruling is applicable to the holders of Common Units, a Common Unitholder will be unable to select high or low basis Common Units to sell as would be the case with corporate stock. It is not clear whether the ruling applies to the Partnership, because, similar to corporate stock, interests in the Partnership are evidenced by separate certificates. Accordingly Counsel is unable to opine as to the effect such ruling will have on the Unitholders. In addition, under the financial product provisions of the Revenue Reconciliation Act of 1996, in the case of partnership interests in publicly traded partnerships which are substantially identical, the basis of such interests and any adjustments to basis, would be determined on an average basis and a taxpayer

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would  be treated as  selling such interests  on a first-in,  first-out basis. A
Unitholder considering the purchase of additional Common Units or a sale of Common Units purchased in separate transactions should consult his tax advisor as to the possible consequences of such ruling.

  ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES

     In general, the Partnership's taxable income and losses will be determined annually, will be prorated on a monthly basis and subsequently apportioned among the Unitholders in proportion to the number of Units owned by each of them as of the close of business on the last day of the preceding month. However, gain or loss realized on a sale or other disposition of Partnership assets other than in the ordinary course of business will be allocated among the Unitholders of record as of the opening of the NYSE on the first business day of the month in which that gain or loss is recognized. As a result, a Unitholder transferring Common Units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

     The use  of  this method  may  not  be permitted  under  existing  Treasury
Regulations. Accordingly, Counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of Units. If this method is not allowed under the Treasury
Regulations (or only applies to transfers of less than all of the Unitholder's interest), taxable income or losses of the Partnership might be reallocated among the Unitholders. The Partnership is authorized to revise its method of allocation between transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted under future Treasury Regulations.

     A Unitholder who owns Units at any time during a quarter and who disposes of such Units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of Partnership income, gain, loss and deductions attributable to such quarter but will not be entitled to receive that cash distribution.

  NOTIFICATION REQUIREMENTS

     A Unitholder who sells or exchanges Units is required to notify the Partnership in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. The Partnership is required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a Unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that set forth the amount of the consideration received for the Unit that is allocated to goodwill or going concern value of the Partnership. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

  CONSTRUCTIVE TERMINATION

     The Partnership and the Operating Partnership will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in Partnership capital and profits within a 12-month period. A termination results in the closing of a Partnership's taxable year for all partners and the Partnership's assets are regarded as having been distributed to the partners and reconveyed to the Partnership, which is then treated as a new partnership. However, under new proposed regulations which are not yet effective, the Partnership will be deemed to have conveyed all of its assets and liabilities to a newly formed partnership in exchange for all of the interests in such partnership and then the Partnership will be deemed to have liquidated and to have distributed to its partners the interests in the newly formed partnership. A termination of the Partnership will cause a termination of the Operating Partnership and any Subsidiary Partnership. Such a termination could also result in penalties or loss of basis adjustments under Section 754 of the Code if the Partnership were unable to determine that the termination had occurred. (Under certain proposed legislation, termination of a large

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
partnership, such as the Partnership would not occur by reason of the sale or exchange of interests in the partnership.)

     In the case of a Unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the tax year of the Partnership may result in more than 12 months' taxable income or loss of the Partnership being includable in his taxable income for the year of termination. In addition, each Unitholder will realize taxable gain to the extent that any money deemed as a result of the termination to have been distributed to him exceeds the adjusted basis of his Units. New tax elections required to be made by the Partnership, including a new election under Section 754 of the Code, must be made subsequent to a constructive termination. A termination could also result in a deferral of Partnership deductions for depreciation. Finally, a termination might either accelerate the application of or subject the Partnership to any tax legislation enacted prior to the termination.

  ENTITY-LEVEL COLLECTIONS

     If the Partnership is required or elects under applicable law to pay any federal, state or local income tax on behalf of any Unitholder or any General Partner or any former Unitholder, the Partnership is authorized to pay those taxes from Partnership funds. Such payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, the Partnership is authorized to treat the payment as a distribution to current Unitholders. Alternatively, the Partnership may elect to treat an amount paid on behalf of the General Partner and Unitholders as an expenditure of the Partnership if the amount paid on behalf of the General Partner is not substantially greater than 2% of the total amount paid. The Partnership is authorized to amend the Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Units and to adjust subsequent distributions, so that after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under the Partnership Agreement is maintained as nearly as is practicable. Payments by the Partnership as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

UNIFORMITY OF UNITS

     Because the Partnership cannot match transferors and transferees of Units, uniformity of the economic and tax characteristics of the Units to a purchaser of such Units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Proposed Treasury Regulation Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a)(6) or the legislative history of
Section 197 and from the application of the 'ceiling limitation' on the Partnership's ability to make allocations to eliminate book-tax disparities attributable to Contributed Properties and Partnership property that has been revalued and reflected in the partners capital accounts ('Adjusted Properties'). Any non-uniformity could have a negative impact on the value of the Units. See ' -- Tax Treatment of Operations -- Section 754 Election.'

     The Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property or Adjusted Property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of such property, despite its inconsistency with Proposed Treasury Regulation
Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a)(6) (neither of which is expected to directly apply to a material portion of the Partnership's assets) or the legislative history of Section 197. See ' -- Tax Treatment of Operations -- Section 754 Election.' To the extent such Section 743(b) adjustment is attributable to appreciation in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Regulations and legislative history. If the Partnership determines that such a position cannot reasonably be taken, the Partnership may adopt a depreciation and amortization convention under which all purchasers acquiring Units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If such an aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to certain Unitholders and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. This convention will not be adopted if the Partnership determines that the loss of depreciation and amortization deductions will have a material adverse effect on the Unitholders. If the Partnership chooses not to utilize this aggregate method, the Partnership may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any Units that would not have a material adverse effect on the Unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If such a challenge were sustained, the uniformity of Units might be affected.

  TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS

     Ownership of Units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences.

     Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts ('IRAs') and other retirement plans) are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder.

     A regulated investment company or 'mutual fund' is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of the Partnership's gross income will include that type of income.

     Non-resident aliens and foreign corporations, trusts or estates which hold Units will be considered to be engaged in business in the United States on account of ownership of Units. As a consequence they will be required to file federal tax returns in respect of their share of Partnership income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a Partnership is required to pay a withholding tax on the portion of the Partnership's income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, the Partnership will withhold (currently at the rate of 39.6%) on actual cash distributions made quarterly to foreign Unitholders. Each foreign Unitholder must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent of the Partnership on a Form W-8 in order to obtain credit for the taxes withheld. A change in applicable law may require the Partnership to change these procedures.

     Because a foreign corporation which owns Units will be treated as engaged in a United States trade or business, such a corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of the Partnership's income and gain (as adjusted for changes in the foreign corporation's 'U.S. net equity') which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate Unitholder is a 'qualified resident.' In addition, such a Unitholder is subject to special information reporting requirements under Section 6038C of the Code.

     Under a ruling of the IRS a foreign Unitholder who sells or otherwise disposes of a Unit will be subject to federal income tax on gain realized on the disposition of such Unit to the extent that such gain is effectively connected with a United States trade or business of the foreign Unitholder. Apart from the ruling, a foreign Unitholder will not be taxed upon the disposition of a Unit if that foreign Unitholder has held less than 5% in value of the Units during the five-year period ending on the date of the disposition and if the Units are regularly traded on an established securities market at the time of the disposition.

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
ADMINISTRATIVE MATTERS

  PARTNERSHIP INFORMATION RETURNS AND AUDIT PROCEDURES

     The Partnership intends to furnish to each Unitholder, within 90 days after the close of each calendar year, certain tax information, including a Schedule K-1, which sets forth each Unitholder's allocable share of the Partnership's income, gain, loss and deduction for the preceding Partnership taxable year. In preparing this information, which will generally not be reviewed by counsel, the Partnership will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the Unitholder's allocable share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result which conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. The Partnership cannot assure prospective Unitholders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of the Units.

     The federal income tax information returns filed by the Partnership may be audited by the IRS. Adjustments resulting from any such audit may require each Unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the Unitholder's own return. Any audit of a Unitholder's return could result in adjustments of non-Partnership as well as Partnership items.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the 'Tax Matters Partner' for these purposes. The Partnership Agreement appoints the General Partner as the Tax Matters Partner of the Partnership.

     The Tax Matters Partner will make certain elections on behalf of the Partnership and Unitholders and can extend the statute of limitations for assessment of tax deficiencies against Unitholders with respect to Partnership items. The Tax Matters Partner may bind a Unitholder with less than a 1% profits interest in the Partnership to a settlement with the IRS unless that Unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the Unitholders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Unitholder having at least a 1% interest in the profits of the Partnership and by the Unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each Unitholder with an interest in the outcome may participate.

     A Unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on the Partnership's return. Intentional or negligent disregard of the consistency requirement may subject a Unitholder to substantial penalties. Under the 1995 Proposed Legislation, partners in electing large partnerships would be required to treat all Partnership items in a manner consistent with the Partnership return.

     Under the reporting provisions of certain proposed legislation, each partner of an electing large partnership would take into account separately his share of the following items, determined at the partnership level: (1) taxable income or loss from passive loss limitation activities; (2) taxable income or loss from other activities (such as portfolio income or loss); (3) net capital gains to the extent allocable to passive loss limitation activities and other activities; (4) tax exempt interest; (5) a net alternative minimum tax adjustment separately computed for passive loss limitation activities and other activities; (6) general credits; (7) low-income housing credit; (8) rehabilitation credit; (9) foreign income taxes; (10) credit for producing fuel from a nonconventional source; and (11) any other items the Secretary of Treasury deems appropriate.

     The proposed legislation would also make a number of changes to the tax compliance and administrative rules relating to partnerships. One provision would require that each partner in a large partnership, such as the Partnership, take into account his share of any adjustments to partnership items in the year such adjustments are made. Under current law, adjustments relating to partnership items for a previous taxable year are taken into account by those persons who were partners in the previous taxable year. Alternatively, under the proposed legislation, a partnership could elect to or, in some circumstances, could be required to, directly pay the tax resulting from any such adjustments. In either case, therefore, Unitholders could bear significant economic burdens associated with tax adjustments relating to periods predating their acquisition of Units.

     It cannot be predicted whether or in what form the proposed legislation, or other tax legislation that might affect Unitholders, will be enacted. However, if tax legislation is enacted which includes provisions similar to those discussed above, a Unitholder might experience a reduction in cash distributions.

  NOMINEE REPORTING

     Persons who hold an interest in the Partnership as a nominee for another person are required to furnish to the Partnership (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) whether the beneficial owner is (i) a person that is not a United States person,
(ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (iii) a tax-exempt entity; (c) the amount and description of Units held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and certain information on Units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to the Partnership. The nominee is required to supply the beneficial owner of the Units with the information furnished to the Partnership.

  REGISTRATION AS A TAX SHELTER

     The Code requires that 'tax shelters' be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that the Partnership will not be subject to the registration requirement on the basis that it will not constitute a tax shelter. However, the General Partner, as a principal organizer of the Partnership, registered the Partnership as a tax shelter (ID #960 8000 0050) with the IRS in the absence of assurance that the Partnership will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. The Partnership must furnish the registration number to the Unitholders, and a Unitholder who sells or otherwise transfers a Unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a Unit to furnish the registration number to the transferee is $100 for each such failure. The Unitholders must disclose the tax shelter registration number of the Partnership on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by the Partnership is claimed or income of the Partnership is included. A Unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed herein are not deductible for federal income tax purposes.

  ACCURACY-RELATED PENALTIES

     An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return (i) with respect to which there is, or was, 'substantial authority' or (ii) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return. Certain more stringent rules apply to 'tax shelters,' a term that in this context does not appear to include the Partnership. If any Partnership item of income, gain, loss or deduction included in the distributive shares of Unitholders might result in such an 'understatement' of income for which no 'substantial authority' exists, the Partnership must disclose the pertinent facts on its return. In addition, the Partnership will make a reasonable effort to furnish sufficient information for Unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

     A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

     In addition to federal income taxes, Unitholders will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Partnership does business or owns property. Although an analysis of those various taxes is not presented here, each prospective Unitholder should consider their potential impact on his investment in the Partnership. The Partnership owns property and conduct business in New Jersey, California, New York, Florida, North Carolina, Mississippi and 35 other states. A Unitholder will be required to file state income tax returns and to pay state income taxes in some or all of these states and may be subject to penalties for failure to comply with those requirements. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, the Partnership has no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require the Partnership, or the Partnership may elect, to withhold a percentage of income from amounts to be distributed to a Unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular Unitholder's income tax liability to the state, generally does not relieve the non-resident Unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to Unitholders for purposes of determining the amounts distributed by the Partnership. See ' -- Disposition of Common Units -- Entity-Level Collections.' Based on current law and its estimate of future Partnership operations, the General Partner anticipates that any amounts required to be withheld will not be material.

     It is the responsibility of each Unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities of his investment in the Partnership. Accordingly, each prospective Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all state and local, as well as federal, tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership.

            INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE BENEFIT PLANS

     An investment in the Partnership by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ('ERISA'), and restrictions imposed by Section 4975 of the Code. As used herein, the term 'employee benefit plan' includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or Individual Retirement Accounts established or maintained by an employer or employee organization. Among other things, consideration  should be given  to (a) whether such  investment is prudent under
Section 404(a)(1)(B) of ERISA; (b) whether in making such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA; and (c) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax investment
return.   See  'Tax  Considerations   --  Uniformity  of   Units  --  Tax-Exempt
Organizations  and  Certain  Other   Investors.'  The  person  with   investment
discretion   with  respect  to  the  assets  of  an  employee  benefit  plan  (a
'fiduciary') should determine whether an investment in the Partnership is authorized by the appropriate governing instrument and is a proper investment for such plan.

     Section 406 of ERISA and Section 4975 of the Code (which also applies to Individual Retirement Accounts that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving 'plan assets' with parties that are 'parties in interest' under ERISA or 'disqualified persons' under the Code with respect to the plan.

     In addition to considering whether the purchase of Common Units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in the Partnership, be deemed to own an undivided interest in the assets of the Partnership, with the result that the General Partner also would be a fiduciary of such plan and the operations of the Partnership would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

     The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed 'plan assets' under certain circumstances. Pursuant to these regulations, an entity's assets would not be considered to be 'plan assets' if, among other things, (a) the equity interest acquired by employee benefit plans are publicly offered securities -- i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an 'operating company' -- i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by the General Partner, its affiliates, and certain other persons) is held by the employee benefit plans referred to above, Individual Retirement Accounts and other employee benefit plans not subject to ERISA (such as governmental plans). The Partnership's assets should not be considered 'plan assets' under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c).

     Plan fiduciaries contemplating a purchase of Common Units should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                          VALIDITY OF THE COMMON UNITS

     The validity of the Common Units will be passed upon for the Partnership by Andrews & Kurth L.L.P., New York, New York.

                                    EXPERTS

     The financial statements of Suburban Propane as of October 1, 1994, September 30, 1995 and for each of the two years in the period ended September 30, 1995 and the nine month period ended September 30, 1993, the Partnership balance sheet at December 18, 1995 and the General Partner balance sheet at December 18, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Partnership has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Form S-1 Registration Statement under the Securities Act, for the registration of the securities to be offered by this Prospectus. Certain of the information contained in the Registration Statement is omitted from this Prospectus, and reference is hereby made to the Registration Statement and exhibits relating thereto for further information concerning the Partnership and the General Partner and the securities to which this Prospectus relates. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by this reference.

     The Registration Statement and the exhibits thereto are available for inspection in the principal office of the Commission in Washington, D.C. and photostatic copies of such material may be obtained from the Commission upon payment of the fees prescribed by the Commission.

     Imperial Tobacco Limited, a subsidiary of Hanson, purchases less than $1 million per annum of cigar leaf and wrapper from Lippoel Leaf B.V., located in Cuba. This information is correct as of the date of this Prospectus. Current information concerning business between any person located in Cuba or the government of Cuba and the Partnership or any of its affiliates may be obtained from the Florida Department of Banking and Finance, Plaza Level, The Capitol, Tallahassee, Florida 32399-0350, telephone number (904) 488-6311.

                        SUBURBAN PROPANE PARTNERS, L.P.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----

Pro Forma Financial Statements:
     Suburban Propane Partners, L.P. Unaudited Pro Forma Condensed Consolidated Financial Statements:
          Introduction.....................................................................................    F-2
          Unaudited Pro Forma Condensed Consolidated Balance Sheet -- June 29, 1996........................    F-3
          Unaudited Pro Forma Condensed Consolidated Statement of Operations -- Year Ended September 30,
          1995.............................................................................................    F-4
          Unaudited Pro Forma Condensed Consolidated Statement of Operations -- Nine Months Ended June 29,
          1996.............................................................................................    F-5
          Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.........................    F-6
Historical Financial Statements:
     Suburban Propane Partners, L.P.:
          Report of Independent Accountants................................................................    F-7
          Balance Sheet -- December 18, 1995...............................................................    F-8
          Note to Balance Sheet............................................................................    F-9
     Suburban Propane GP, Inc.:
          Report of Independent Accountants................................................................   F-10
          Balance Sheet -- December 18, 1995...............................................................   F-11
          Note to Balance Sheet............................................................................   F-12
     Suburban Propane (a division of Quantum Chemical Corporation):
          Reports of Independent Accountants...............................................................   F-13
          Balance Sheets -- October 1, 1994 and September 30, 1995.........................................   F-15
          Statements of Operations -- Nine Months Ended September 30, 1993 and Years Ended October 1, 1994
          and September 30, 1995...........................................................................   F-16
          Statements of Cash Flows -- Nine Months Ended September 30, 1993 and Years Ended October 1, 1994
          and September 30, 1995...........................................................................   F-17
          Notes to Financial Statements....................................................................   F-18
          Unaudited Condensed Balance Sheet -- June 29, 1996...............................................   F-27
          Unaudited Condensed Statements of Operations -- Nine Months Ended July 1, 1995 and June 29,
          1996.............................................................................................   F-28
          Unaudited Condensed Statements of Cash Flows -- Nine Months Ended July 1, 1995 and June 29,
          1996.............................................................................................   F-29
          Notes to Unaudited Condensed Financial Statements................................................   F-30

                        SUBURBAN PROPANE PARTNERS, L.P.
                                  INTRODUCTION
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1995
                  AND FOR THE NINE MONTHS ENDED JUNE 29, 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

     The unaudited pro forma condensed consolidated financial statements of Suburban Propane Partners, L.P. (the 'Partnership') have been derived from the audited historical statement of operations for the year ended September 30, 1995 of Suburban Propane ('Suburban Propane'), a division of Quantum Chemical Corporation ('Quantum Chemical'), and the unaudited historical condensed financial statements as of and for the nine months ended June 29, 1996. Quantum Chemical is a wholly owned indirect subsidiary of Hanson PLC ('Hanson'), a company registered in the United Kingdom. The unaudited pro forma condensed consolidated financial statements were prepared to reflect the formation of the Partnership to own and operate the propane business of Quantum Chemical as if the formation had been completed in its entirety, and the related transactions had been completed, as of October 2, 1994. In preparing the unaudited pro forma condensed consolidated financial statements of the Partnership, certain adjustments have been made to the historical financial statements to reflect, in accordance with generally accepted accounting principles, (i) the issuance of $425,000 of Senior Notes (the 'Notes') by the Operating Partnership in a private placement, (ii) the issuance of 3,000,000 Common Units offered hereby and (iii) related transactions.

     The unaudited pro forma condensed consolidated balance sheet of the Partnership as of June 29, 1996 reflects the formation of the Partnership and related transactions which occurred on March 5, 1996, and the effects of the issuance of the 3,000,000 Common Units offered hereby, as of the balance sheet date.

     The unaudited pro forma condensed consolidated financial statements do not purport to present the financial position or results of operations of the Partnership had the transactions described above actually been completed as of the dates indicated. In addition, the unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results of future operations of the Partnership and should be read in conjunction with the audited historical financial statements of Suburban Propane and the notes thereto appearing elsewhere in this Prospectus.

                        SUBURBAN PROPANE PARTNERS, L.P.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 29, 1996

                                                                         PARTNERSHIP     PRO FORMA        PARTNERSHIP
                                                                         HISTORICAL     ADJUSTMENTS        PRO FORMA
                                                                         -----------    -----------       -----------
                                                                                    (DOLLARS IN THOUSANDS)

                                ASSETS
Current assets:
     Cash and cash equivalents........................................    $  62,251       $57,540(A)       $ 119,791
     Accounts receivable, net.........................................       48,883                           48,883
     Inventories......................................................       23,288                           23,288
     Prepaid expenses and other current assets........................        7,449                            7,449
                                                                         -----------    -----------       -----------
          Total current assets........................................      141,871        57,540            199,411
Property, plant and equipment, net....................................      364,775                          364,775
Net prepaid pension cost..............................................       46,809                           46,809
Goodwill and other intangible assets..................................      251,697                          251,697
Other assets..........................................................        9,271                            9,271
                                                                         -----------    -----------       -----------
          Total assets................................................    $ 814,423       $57,540          $ 871,963
                                                                         -----------    -----------       -----------
                                                                         -----------    -----------       -----------
                  LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
     Accounts payable.................................................    $  24,881                        $  24,881
     Accrued interest.................................................       10,487                           10,487
     Accrued employment and benefit costs.............................       22,784                           22,784
     Accrued insurance................................................        4,460                            4,460
     Customer deposits and advances...................................        3,662                            3,662
     Other current liabilities........................................       10,210                           10,210
                                                                         -----------    -----------       -----------
          Total current liabilities...................................       76,484                           76,484
Long-term debt........................................................      425,000                          425,000
Postretirement benefits obligation....................................       82,322                           82,322
Accrued insurance.....................................................       18,248                           18,248
Other liabilities.....................................................       11,547                           11,547
                                                                         -----------    -----------       -----------
          Total liabilities...........................................      613,601                          613,601
Partners' capital:
     General partner..................................................        4,016       $ 1,151(B)           5,167
     Limited partners.................................................      196,806        56,389(B)         253,195
                                                                         -----------    -----------       -----------
          Total partners' capital.....................................      200,822        57,540            258,362
                                                                         -----------    -----------       -----------
          Total liabilities and partners' capital.....................    $ 814,423       $57,540          $ 871,963
                                                                         -----------    -----------       -----------
                                                                         -----------    -----------       -----------

 See notes to unaudited pro forma condensed consolidated financial statements.

                        SUBURBAN PROPANE PARTNERS, L.P.
                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 1995

                                                                          SUBURBAN
                                                                          PROPANE       PRO FORMA        PARTNERSHIP
                                                                         HISTORICAL    ADJUSTMENTS        PRO FORMA
                                                                         ----------    -----------       -----------
                                                                                (DOLLARS IN THOUSANDS, EXCEPT
                                                                                      PER UNIT AMOUNTS)

Revenues
     Propane..........................................................    $ 570,064                       $ 570,064
     Other............................................................       63,556                          63,556
                                                                         ----------                      -----------
                                                                            633,620                         633,620
                                                                         ----------                      -----------
Costs and expenses
     Cost of sales....................................................      318,896                         318,896
     Operating........................................................      197,348                         197,348
     Depreciation and amortization....................................       34,055                          34,055
     Selling, general and administrative expenses.....................       24,677     $   3,100(C)         27,777
     Management fee...................................................        3,100        (3,100)(D)        --
                                                                         ----------    -----------       -----------
                                                                            578,076             0           578,076
                                                                         ----------    -----------       -----------
Income before interest expense and income taxes.......................       55,544                          55,544
Interest expense......................................................                     32,045(E)         32,045
                                                                         ----------    -----------       -----------
Income before provision for income taxes..............................       55,544       (32,045)           23,499
Provision for income taxes............................................       25,299       (25,049)(F)           250
                                                                         ----------    -----------       -----------
     Net income.......................................................    $  30,245     $  (6,996)        $  23,249
                                                                         ----------    -----------       -----------
                                                                         ----------    -----------       -----------
General partner's interest in net income..............................                                    $     465
                                                                                                         -----------
                                                                                                         -----------
Limited partners' interest in net income..............................                                    $  22,784
                                                                                                         -----------
                                                                                                         -----------
Net income per Unit...................................................                                    $    0.72
                                                                                                         -----------
                                                                                                         -----------

Weighted average number of Units outstanding..........................                                       31,726
                                                                                                         -----------
                                                                                                         -----------

 See notes to unaudited pro forma condensed consolidated financial statements.

                        SUBURBAN PROPANE PARTNERS, L.P.
                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED JUNE 29, 1996

                                                                      SUBURBAN
                                                                      PROPANE          PRO FORMA        PARTNERSHIP
                                                                      COMBINED        ADJUSTMENTS        PRO FORMA
                                                                     ----------       -----------       -----------
                                                                             (DOLLARS IN THOUSANDS, EXCEPT
                                                                                   PER UNIT AMOUNTS)

Revenues
     Propane......................................................    $ 530,670                          $ 530,670
     Other........................................................       50,591                             50,591
                                                                     ----------                         -----------
                                                                        581,261                            581,261
                                                                     ----------                         -----------
Costs and expenses
     Cost of sales................................................      308,645                            308,645
     Operating....................................................      155,734                            155,734
     Depreciation and amortization................................       26,642                             26,642
     Selling, general and administrative expenses.................       21,479        $   1,290(C)         22,769
     Management fee...............................................        1,290           (1,290)(D)             0
                                                                     ----------       -----------       -----------
                                                                        513,790                0           513,790
                                                                     ----------       -----------       -----------
Income before interest expenses and income taxes..................       67,471                             67,471
Interest expense..................................................        9,236           14,026(E)         23,262
                                                                     ----------       -----------       -----------
Income before provision for income taxes..........................       58,235          (14,026)           44,209
Provision for income taxes........................................       28,231          (28,042)(F)           189
                                                                     ----------       -----------       -----------
          Net income..............................................    $  30,004        $  14,016         $  44,020
                                                                     ----------       -----------       -----------
                                                                     ----------       -----------       -----------
General partner's interest in net income..........................                                       $     880
                                                                                                        -----------
                                                                                                        -----------
Limited partners' interest in net income..........................                                       $  43,140
                                                                                                        -----------
                                                                                                        -----------
Net income per Unit...............................................                                           $1.36
                                                                                                        -----------
                                                                                                        -----------

Weighted average number of Units outstanding......................                                          31,726
                                                                                                        -----------
                                                                                                        -----------

 See notes to unaudited pro forma condensed consolidated financial statements.

                        SUBURBAN PROPANE PARTNERS, L.P.
    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

     The following unaudited pro forma adjustments have been prepared as if the 3,000,000 Common Unit offering made herein had taken place on June 29, 1996, in the case of the unaudited pro forma condensed consolidated balance sheet, or as of October 2, 1994, together with the unaudited pro forma adjustments to reflect the transactions effected at the closing of the Initial Offering and the closing of the private placement of notes in the case of the unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 1995 and nine months ended June 29, 1996. The unaudited pro forma adjustments are based upon currently available information and certain estimates and assumptions, and, therefore, the actual results may differ from the unaudited pro forma results. However, management, believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the unaudited pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial information.

     (A) Reflects the estimated net proceeds to the Partnership of $57,540 from the issuance and sale of 3,000,000 Common Units at the public offering price of $20.50 per Common Unit net of Underwriters' discount of $3,960.

     (B) Reflects the allocation of Partnership equity resulting from the completion of the transactions associated with the closing of the Initial Offering.

     (C) Reflects the estimated incremental general and administrative costs (e.g., treasury, insurance, cash management, employee benefits, cost of tax return preparation and annual and quarterly reports to Unitholders, investor relations and register and transfer agent fees) associated with the Partnership at an annual rate of $3,100.

     (D) Reflects the elimination of HM Holdings Inc.'s management fee.

     (E) Reflects interest expense (at a rate of 7.54% per annum) incurred as a result of the Partnership issuing the Notes.

     (F) Reflects the elimination of the provision for income taxes as income taxes will be borne by the partners and not the Partnership, except for corporate income taxes relative to the Partnership's wholly owned subsidiary which conducts certain of the Partnership's operations that might not generate 'qualifying income' within the meaning of Section 7704(d) of the Code.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Supervisors of
SUBURBAN PROPANE PARTNERS, L.P.

     In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Suburban Propane Partners, L.P. at December 18, 1995, in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Partnership's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Morristown, New Jersey

December 18, 1995

                        SUBURBAN PROPANE PARTNERS, L.P.
                                 BALANCE SHEET
                               DECEMBER 18, 1995

Assets
     Cash................................................................................................   $1,000
                                                                                                            ------
          Total assets...................................................................................   $1,000
                                                                                                            ------
                                                                                                            ------

Partners' Capital........................................................................................   $1,000
                                                                                                            ------
                                                                                                            ------

        The accompanying note is an integral part of this balance sheet.

                        SUBURBAN PROPANE PARTNERS, L.P.
                             NOTE TO BALANCE SHEET
                               DECEMBER 18, 1995

     Suburban Propane Partners, L.P. (the 'Partnership') was formed on December 18, 1995 as a Delaware limited partnership. The Partnership was formed to acquire, own and operate the propane business and substantially all of the assets of Suburban Propane ('Suburban Propane'), a division of Quantum Chemical Corporation ('Quantum Chemical'). Quantum Chemical is a wholly owned indirect subsidiary of Hanson PLC, a company registered in the United Kingdom. In order to simplify the Partnership's obligations under the laws of selected jurisdictions in which the Partnership will conduct business, the Partnership's activities will be conducted through a subsidiary operating partnership, Suburban Propane, L.P. (the 'Operating Partnership'). The assets and liabilities of Suburban Propane will be conveyed to and assumed by the Operating Partnership.

     The Partnership intends to offer 18,750,000 Common Units, representing limited partner interests in the Partnership, pursuant to a public offering and to concurrently issue 9,976,250 Subordinated Units, representing additional limited partner interests in the Partnership, to Quantum Chemical, as well as an aggregate 2% general partner interest in the Partnership and the Operating Partnership, on a combined basis.

     Suburban Propane GP, Inc., as General Partner, contributed $10 and Quantum Chemical, as the organizational limited partner, contributed $990 to the Partnership on December 18, 1995. There have been no other transactions involving the Partnership as of December 18, 1995.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of SUBURBAN PROPANE GP, INC.

     In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Suburban Propane GP, Inc. at December 18, 1995, in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Morristown, New Jersey

December 18, 1995

                           SUBURBAN PROPANE GP, INC.
                                 BALANCE SHEET
                               DECEMBER 18, 1995

Assets
     Cash................................................................................................   $  990
     Investment in affiliate.............................................................................       10
                                                                                                            ------
          Total assets...................................................................................   $1,000
                                                                                                            ------
                                                                                                            ------

Stockholder's Equity
     Common Stock, $1 par value, 1,000 shares issued and outstanding.....................................   $1,000
                                                                                                            ------
                                                                                                            ------

        The accompanying note is an integral part of this balance sheet.

                           SUBURBAN PROPANE GP, INC.
                             NOTE TO BALANCE SHEET
                               DECEMBER 18, 1995

     Suburban Propane GP, Inc. (the 'General Partner') is a wholly owned subsidiary of Quantum Chemical Corporation ('Quantum Chemical'). Quantum Chemical is a wholly owned indirect subsidiary of Hanson PLC, a company registered in the United Kingdom. The General Partner was formed on December 11, 1995 as a Delaware corporation. The General Partner owns a 1.0% general partner interest in Suburban Propane Partners, L.P. (the 'Partnership').

     On December 18, 1995, Quantum Chemical, as sole shareholder, contributed $1,000 to the General Partner. The General Partner contributed $10 to the Partnership on December 18, 1995. There have been no other transactions involving the General Partner as of December 18, 1995.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of QUANTUM CHEMICAL CORPORATION

     In our opinion, the accompanying balance sheets and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of the Suburban Propane division of Quantum Chemical Corporation at October 1, 1994, and September 30, 1995 and the results of its operations and its cash flows for each of the two years in the period ended September 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Morristown, New Jersey
December 18, 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of QUANTUM CHEMICAL CORPORATION

     In our opinion, the accompanying statements of operations and of cash flows for the nine month period ended September 30, 1993 present fairly, in all material respects, the results of operations and cash flows of the Suburban Propane division of Quantum Chemical Corporation for the nine month period ended September 30, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Morristown, New Jersey
December 18, 1995

                                SUBURBAN PROPANE
                  (A DIVISION OF QUANTUM CHEMICAL CORPORATION)
                                 BALANCE SHEETS

                                                                                             SUCCESSOR BASIS
                                                                                      ------------------------------
                                                                                       OCTOBER 1,      SEPTEMBER 30,
                                                                                          1994             1995
                                                                                      -------------    -------------
                                                                                          (DOLLARS IN THOUSANDS)
                                      ASSETS
Current assets:
     Cash..........................................................................     $     298        $     136
     Accounts receivable, less allowance for doubtful accounts of $3,462 and
      $3,162, respectively.........................................................        47,218           41,045
     Inventories...................................................................        39,355           36,663
     Prepaid expenses and other current assets.....................................         1,695            1,002
                                                                                      -------------    -------------
          Total current assets.....................................................        88,566           78,846
Property, plant and equipment, net.................................................       369,525          363,805
Net prepaid pension cost...........................................................        43,727           44,713
Goodwill...........................................................................       243,750          239,225
Other assets.......................................................................         9,485            9,870
                                                                                      -------------    -------------
          Total assets.............................................................     $ 755,053        $ 736,459
                                                                                      -------------    -------------
                                                                                      -------------    -------------

                     LIABILITIES AND DIVISION INVESTED CAPITAL
Current liabilities:
     Accounts payable..............................................................     $  21,420        $  22,298
     Accrued employment and benefit costs..........................................        26,705           25,506
     Accrued insurance.............................................................         4,356            4,470
     Customer deposits and advances................................................         8,513            8,501
     Other current liabilities.....................................................        13,561            9,097
                                                                                      -------------    -------------
          Total current liabilities................................................        74,555           69,872
Postretirement benefits obligation.................................................        84,439           83,098
Accrued insurance..................................................................        18,453           18,569
Other liabilities..................................................................        18,054            6,685
                                                                                      -------------    -------------
          Total liabilities........................................................       195,501          178,224
Division invested capital..........................................................       559,552          558,235
Commitments and contingencies
                                                                                      -------------    -------------
          Total liabilities and division invested capital..........................     $ 755,053        $ 736,459
                                                                                      -------------    -------------
                                                                                      -------------    -------------

   The accompanying notes are an integral part of these financial statements.

                                SUBURBAN PROPANE
                  (A DIVISION OF QUANTUM CHEMICAL CORPORATION)
                            STATEMENTS OF OPERATIONS

                                                                     PREDECESSOR BASIS
                                                                     ------------------          SUCCESSOR BASIS
                                                                        NINE MONTHS        ----------------------------
                                                                           ENDED                    YEAR ENDED
                                                                     ------------------    ----------------------------
                                                                       SEPTEMBER 30,       OCTOBER 1,     SEPTEMBER 30,
                                                                            1993              1994            1995
                                                                     ------------------    -----------    -------------
                                                                                   (DOLLARS IN THOUSANDS)
Revenues
     Propane......................................................        $439,365          $ 612,757       $ 570,064
     Other........................................................          41,633             65,010          63,556
                                                                     ------------------    -----------    -------------
                                                                           480,998            677,767         633,620
Costs and expenses
     Cost of sales................................................         244,976            330,540         318,896
     Operating....................................................         157,652            209,879         197,348
     Depreciation and amortization................................          27,381             34,300          34,055
     Selling, general and administrative expenses.................          17,927             24,058          24,677
     Management fee...............................................           3,375              3,500           3,100
                                                                     ------------------    -----------    -------------
                                                                           451,311            602,277         578,076
                                                                     ------------------    -----------    -------------
Income before provision for income taxes..........................          29,687             75,490          55,544
Provision for income taxes........................................          12,752             33,644          25,299
                                                                     ------------------    -----------    -------------
Net income........................................................        $ 16,935          $  41,846       $  30,245
                                                                     ------------------    -----------    -------------
                                                                     ------------------    -----------    -------------

   The accompanying notes are an integral part of these financial statements.

                                SUBURBAN PROPANE
                  (A DIVISION OF QUANTUM CHEMICAL CORPORATION)
                            STATEMENTS OF CASH FLOWS

                                                                      PREDECESSOR BASIS
                                                                      ------------------          SUCCESSOR BASIS
                                                                         NINE MONTHS        ---------------------------
                                                                            ENDED                   YEAR ENDED
                                                                      ------------------    ---------------------------
                                                                        SEPTEMBER 30,       OCTOBER 1,    SEPTEMBER 30,
                                                                             1993              1994           1995
                                                                      ------------------    ----------    -------------
                                                                                   (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
     Net income....................................................        $ 16,935          $ 41,846       $  30,245
     Adjustments to reconcile net income to net cash provided by operations:
          Depreciation.............................................          22,659            28,050          27,746
          Amortization.............................................           4,722             6,250           6,309
          (Gain) loss on disposal of property, plant and
            equipment..............................................             323               114          (1,492)
     Changes in operating assets and liabilities, net of
       acquisitions and dispositions:
          Decrease in accounts receivable..........................          38,707             3,555           6,173
          Decrease in affiliate receivable.........................           6,502            --             --
          Decrease in inventories..................................           7,604            11,027           2,692
          Decrease in prepaid expenses and other current assets....             734               933             693
          Increase (decrease) in accounts payable..................         (45,555)           (7,180)            878
          (Decrease) increase in accrued employment and benefit
            costs..................................................           3,657             3,110          (1,199)
          (Decrease) in other accrued liabilities..................          (3,969)           (3,962)         (4,362)
     Other noncurrent assets.......................................             102            (1,181)         (1,372)
     Deferred credits and other noncurrent liabilities.............              11            (5,495)        (12,594)
                                                                      ------------------    ----------    -------------
               Net cash provided by operating activities...........          52,432            77,067          53,717
                                                                      ------------------    ----------    -------------
Cash flows from investing activities:
     Capital expenditures..........................................         (23,082)          (17,839)        (21,359)
     Acquisitions..................................................        --                  (1,448)         (5,817)
     Proceeds from sale of property, plant and equipment, net......           8,674             3,161           4,859
                                                                      ------------------    ----------    -------------
               Net cash used for investing activities..............         (14,408)          (16,126)        (22,317)
                                                                      ------------------    ----------    -------------
Cash flows from financing activities:
     Cash activity with parent, net................................         (48,382)          (68,093)        (31,562)
                                                                      ------------------    ----------    -------------
               Net cash used for financing activities..............         (48,382)          (68,093)        (31,562)
                                                                      ------------------    ----------    -------------
Net decrease in cash...............................................         (10,358)           (7,152)           (162)
Cash at beginning of period........................................          17,808             7,450             298
                                                                      ------------------    ----------    -------------
Cash at end of period..............................................        $  7,450          $    298       $     136
                                                                      ------------------    ----------    -------------
                                                                      ------------------    ----------    -------------

   The accompanying notes are an integral part of these financial statements.

                                SUBURBAN PROPANE
                  (A DIVISION OF QUANTUM CHEMICAL CORPORATION)
                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION

     The accompanying financial statements and related notes present the financial position, results of operations and cash flows of Suburban Propane ('Suburban Propane'), a division of Quantum Chemical Corporation ('Quantum Chemical'). Quantum Chemical is a wholly owned indirect subsidiary of Hanson PLC ('Hanson'), a company registered in the United Kingdom. These financial statements are prepared in connection with the proposed public offering of limited partnership interests in Suburban Propane Partners, L.P. (the 'Partnership'), as discussed in note 2.

     Suburban Propane markets and distributes propane and related equipment to retail and wholesale customers from its district locations in 39 states.

     On September 30, 1993, an indirect wholly owned subsidiary of Hanson acquired 100% of the capital stock of Quantum Chemical. In connection with Hanson's acquisition of Quantum Chemical, Suburban Propane changed its fiscal year end from December 31 to a 52-53 week fiscal year concluding on the Saturday nearest to September 30. The years ended October 1, 1994 and September 30, 1995 consisted of 52 week fiscal periods. The period ended September 30, 1993 consisted of a nine month fiscal period. The new fiscal year includes the full October through March peak heating season. Prior to the change in fiscal year, the heating season was split between two fiscal years.

     Suburban Propane's balance sheets as of October 1, 1994 and September 30, 1995 and statements of operations and cash flows for the years then ended are presented using the successor company's basis of accounting ('successor basis'). The statements of operations and cash flows for the nine months ended September 30, 1993 are presented using the predecessor company's historical basis of accounting ('predecessor basis').

2. INITIAL PUBLIC OFFERING OF COMMON UNITS AND OTHER TRANSACTIONS

     The Partnership was organized on December 18, 1995 as a Delaware limited partnership. The Partnership was formed to acquire, own and operate the propane business and substantially all of the related assets of Suburban Propane. In order to simplify the Partnership's obligations under the laws of several jurisdictions in which the Partnership will conduct business, the Partnership's activities will be conducted through a subsidiary operating partnership, Suburban Propane, L.P. (the 'Operating Partnership'). Quantum Chemical will convey substantially all of its propane-related assets and liabilities (other than cash, accounts receivable and amounts due to parent) to the Operating Partnership.

     The Partnership intends to issue 18,750,000 Common Units, representing limited partner interests in the Partnership, pursuant to a public offering and to concurrently issue 9,976,250 Subordinated Units, representing additional limited partner interests in the Partnership, to a wholly owned subsidiary of Quantum Chemical, as well as an aggregate 2% general partner interest in the Partnership and the Operating Partnership, on a combined basis.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Sales of propane are recognized at the time product is shipped or delivered to the customer. Revenue from the sale of propane appliances and equipment is recognized at the time of sale or installation. Revenue from repairs and maintenance is recognized upon completion of the service.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using a weighted average method for propane and a specific identification basis for appliances.

                                SUBURBAN PROPANE
                  (A DIVISION OF QUANTUM CHEMICAL CORPORATION)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. The carrying values of property, plant and equipment as of September 30, 1993 are the cost to the successor company, which is the estimated fair value at the date of the acquisition. Depreciation is determined for related groups of assets under the straight-line method based upon their estimated useful lives as follows:

Buildings......................................................................       40 years
Building and land improvements.................................................    10-20 years
Transportation equipment.......................................................     5-30 years
Storage facilities.............................................................       30 years
Equipment, primarily tanks and cylinders.......................................     3-40 years

     Expenditures for maintenance and routine repairs are expensed as incurred.

GOODWILL

     The acquisition of Quantum Chemical by Hanson at September 30, 1993 was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, 'Business Combinations,' and resulted in the full allocation of the purchase price to the fair value of the acquired assets and assumed liabilities of the successor company. Accordingly, the excess of the cost over the fair value of net assets resulting from the acquisition of Suburban Propane by Hanson is classified as goodwill and is being amortized using the straight-line method over 40 years.

     The excess of the cost of acquired businesses to the predecessor company over the values assigned to the net assets has been amortized using the straight-line method over 40 years. The cost of identifiable intangible assets to the predecessor company has been amortized to income over their estimated economic lives, which are not more than 15 years.

     Suburban Propane periodically evaluates goodwill for impairment by calculating the anticipated future cash flows attributable to its operations. Such expected cash flows, on an undiscounted basis, are compared to the carrying values of the tangible and intangible assets, and if impairment is indicated, the carrying value of goodwill is adjusted. In the opinion of management, no impairment of goodwill exists.

     Accumulated amortization at October 1, 1994 and September 30, 1995 was $6,250 and $12,559, respectively.

ACCRUED INSURANCE

     Accrued insurance represents the estimated costs of known and anticipated or unasserted claims under Suburban Propane's general and product, workers' compensation and automobile insurance policies. Accrued insurance provisions for unasserted claims arising from unreported incidents are based on an analysis of historical claims data. For each claim, Suburban Propane records a self-insurance provision up to the estimated amount of the probable claim or the amount of the deductible, whichever is lower. At each financial reporting date, probable claim amounts, individually or in the aggregate, were not expected to materially exceed the deductible. Claims are generally settled within 5 years of origination.

INCOME TAXES

     For federal income tax purposes, Suburban Propane is included in the consolidated tax return of its ultimate United States parent company. Suburban Propane's tax assets, liabilities, expenses and benefits result from the tax effect of its transactions determined as if Suburban Propane filed a separate income tax return. Income taxes are paid by an affiliate of Hanson in which income tax expense is credited

                                SUBURBAN PROPANE
                  (A DIVISION OF QUANTUM CHEMICAL CORPORATION)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

through an intercompany account included in the accompanying balance sheets as division invested capital (see note 9).

     Income taxes are provided based on the provisions of Financial Accounting Standards Board ('FASB') Statement of Financial Accounting Standards ('SFAS') No. 109, 'Accounting for Income Taxes,' which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements and tax returns in different years. Under this method, deferred income tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

NEW PRONOUNCEMENTS

     In March 1995, FASB issued SFAS No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of' ('SFAS No. 121'). This statement requires that long-lived assets and certain identifiable intangible assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Suburban Propane is required to adopt SFAS No. 121 in fiscal 1997. The adoption of this statement is not expected to have a material impact on Suburban Propane's financial position or operating results.

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, 'Accounting for Stock-Based Compensation' ('SFAS No. 123'). This statement establishes a fair value-based method of accounting for stock-based compensation plans. It also encourages entities to adopt that method in place of the provisions of Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees,' for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based upon the price of its stock. Suburban Propane is required to adopt this statement in fiscal year 1997. The adoption of this statement is not expected to have a material impact on Suburban Propane's operating results or financial condition.

4. SUPPLEMENTAL TRANSITION PERIOD INFORMATION

     Suburban Propane's unaudited condensed statements of operations and cash flows for the nine month period ended October 1, 1994 are as follows:

                                                                                           SUCCESSOR BASIS
                                                                                           ---------------
                                                                                             NINE MONTHS
                                                                                                ENDED
                                                                                           OCTOBER 1, 1994
                                                                                           ---------------
                                                                                             (UNAUDITED)
Condensed Statement of Operations
     Revenues...........................................................................      $ 479,082
     Costs and expenses.................................................................        435,854
                                                                                           ---------------
     Operating income...................................................................         43,228
     Provision for income taxes.........................................................         20,030
                                                                                           ---------------
     Net income.........................................................................      $  23,198
                                                                                           ---------------
                                                                                           ---------------
Condensed Statement of Cash Flows
     Cash flows from operating activities...............................................      $  98,322
     Cash flows from investing activities:
          Expenditures for property, plant and equipment (including acquisitions).......        (15,989)
          Net proceeds from disposition of property, plant and equipment................          2,501
                                                                                           ---------------
               Net cash used for investing activities...................................        (13,488)
     Cash flows from financing activities...............................................        (99,021)
                                                                                           ---------------
Increase in cash and cash equivalents...................................................      $ (14,187)
                                                                                           ---------------
                                                                                           ---------------

                                SUBURBAN PROPANE
                  (A DIVISION OF QUANTUM CHEMICAL CORPORATION)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

5. RELATED PARTY TRANSACTIONS

     Suburban Propane's cash accounts are managed on a centralized basis by HM Holdings Inc. ('HM Holdings') a wholly owned affiliate of Hanson. Accordingly, cash receipts and disbursements are received by or made through HM Holdings. Cash transactions between or on behalf of Suburban Propane are included in the accompanying balance sheets in the division invested capital account (see note
9).

     Suburban Propane is also provided management, treasury, insurance, employee benefits, tax and accounting services by HM Holdings. Prior to September 30, 1993, similar services were provided by Quantum Chemical. As consideration for the services provided by HM Holdings and Quantum Chemical, Suburban Propane is charged an annual management fee based on a percentage of revenue in the 1995 and 1994 fiscal years and a percentage of total assets for the nine months ended September 30, 1993. In the opinion of management, the management fee allocation represents a reasonable estimate of the cost of services provided by HM Holdings and Quantum Chemical on behalf of Suburban Propane. However, the fee is not necessarily indicative of the level of expenses which might have been incurred by Suburban Propane operating on a stand-alone basis. Management fees for the nine months ended September 30, 1993 and for the years ended October 1, 1994 and September 30, 1995 were $3,375, $3,500 and $3,100, respectively.

     Suburban Propane is provided computerized information services by Quantum Chemical. Charges related to these services, included in selling, general and administrative expenses in the accompanying statements of operations, were $4,921, $2,081 and $1,731 for the nine month period ended September 30, 1993 and for the years ended October 1, 1994 and September 30, 1995, respectively.

6. INVENTORIES

                                                                           SUCCESSOR BASIS
                                                                     ---------------------------
                                                                     OCTOBER 1,    SEPTEMBER 30,
                                                                        1994           1995
                                                                     ----------    -------------
Propane...........................................................    $ 35,503        $33,474
Appliances........................................................       3,852          3,189
                                                                     ----------    -------------
                                                                      $ 39,355        $36,663
                                                                     ----------    -------------
                                                                     ----------    -------------

     Suburban Propane enters into contracts to buy propane for supply purposes. Such contracts generally have terms of less than one year, with propane costs based on market prices at the date of delivery.

7. PROPERTY, PLANT AND EQUIPMENT

                                                                           SUCCESSOR BASIS
                                                                     ---------------------------
                                                                     OCTOBER 1,    SEPTEMBER 30,
                                                                        1994           1995
                                                                     ----------    -------------
Land and improvements.............................................    $ 27,982       $  27,964
Buildings and improvements........................................      37,736          39,966
Transportation equipment..........................................      31,254          42,489
Storage facilities................................................      15,374          15,561
Equipment, primarily tanks and cylinders..........................     285,200         294,892
                                                                     ----------    -------------
                                                                       397,546         420,872
Less: accumulated depreciation....................................      28,021          57,067
                                                                     ----------    -------------
                                                                      $369,525       $ 363,805
                                                                     ----------    -------------
                                                                     ----------    -------------

                                SUBURBAN PROPANE
                  (A DIVISION OF QUANTUM CHEMICAL CORPORATION)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

8. POSTRETIREMENT PENSION PLANS AND OTHER POSTEMPLOYMENT BENEFITS

DEFINED BENEFIT PENSION PLANS

     Suburban Propane has two noncontributory defined benefit pension plans covering most of its employees. The benefits for these plans are based primarily on years of service and the employee's salary at or near retirement.

     Contributions to the defined benefit plans are made by Quantum Chemical in accordance with the Employee Retirement Income Security Act of 1974 minimum funding standards plus additional amounts which may be determined from time to time.

     The assets of the defined benefit pension plans are maintained in the Hanson America Inc. Master Trust (the 'Trust'). The Trust's assets consist primarily of common stock, fixed income securities and real estate. Included in the Trust's assets are Hanson ordinary shares and sponsored American Depository Receipts which, at market value, comprised 2.7% and 2.5% of the Trust's assets at October 1, 1994 and September 30, 1995, respectively.

     The following table sets forth the plans' actuarial assumptions:

                                                                     OCTOBER 1,    SEPTEMBER 30,
                                                                        1994           1995
                                                                     ----------    -------------
Weighted-average discount rate....................................       8.5%           7.5%
Average rate of compensation increase.............................       4.5%           4.3%
Weighted-average expected long-term rate of return on plan
  assets..........................................................       9.0%           9.0%

     The following table sets forth the plans' funded status and net prepaid pension cost:

                                                                            SUCCESSOR BASIS
                                                             ---------------------------------------------
                                                             OCTOBER 1, 1994        SEPTEMBER 30, 1995
                                                             ---------------    --------------------------
                                                               PLANS WHOSE      PLAN WHOSE     PLAN WHOSE
                                                                 ASSETS           ASSETS       ACCUMULATED
                                                                 EXCEED           EXCEED        BENEFITS
                                                               ACCUMULATED      ACCUMULATED      EXCEED
                                                                BENEFITS         BENEFITS        ASSETS
                                                             ---------------    -----------    -----------
Actuarial present value of benefit obligation
     Vested benefit obligation............................      $  93,296        $ 103,731       $ 8,316
     Non-vested benefit obligation........................          5,205            5,564           563
                                                             ---------------    -----------    -----------
          Accumulated benefit obligation..................      $  98,501        $ 109,295       $ 8,879
                                                             ---------------    -----------    -----------
                                                             ---------------    -----------    -----------
Projected benefit obligation..............................      $ 109,843        $ 121,698       $ 9,589
Plan assets at fair value.................................        153,348          158,425         7,674
                                                             ---------------    -----------    -----------
Plan assets in excess of (less than) projected benefit
  obligation..............................................         43,505           36,727        (1,915)
Unrecognized net loss.....................................            222            9,371           530
                                                             ---------------    -----------    -----------
          Net prepaid pension cost........................      $  43,727        $  46,098       $(1,385)
                                                             ---------------    -----------    -----------
                                                             ---------------    -----------    -----------

                                SUBURBAN PROPANE
                  (A DIVISION OF QUANTUM CHEMICAL CORPORATION)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     The net periodic pension cost includes the following:

                                                                PREDECESSOR
                                                                   BASIS              SUCCESSOR BASIS
                                                               -------------    ---------------------------
                                                                NINE MONTHS             YEAR ENDED
                                                                   ENDED        ---------------------------
                                                               SEPTEMBER 30,    OCTOBER 1,    SEPTEMBER 30,
                                                                   1993            1994           1995
                                                               -------------    ----------    -------------
Service cost-benefits earned during the period..............      $ 3,264        $  4,989       $   4,322
Interest cost on projected benefit obligation...............        6,963           9,573           9,308
Actual return on plan assets................................       (7,720)        (15,664)        (14,180)
Net amortization and deferral...............................          243
Curtailment gain............................................          (60)
                                                               -------------    ----------    -------------
          Net periodic pension cost.........................      $ 2,690        $ (1,102)      $    (550)
                                                               -------------    ----------    -------------
                                                               -------------    ----------    -------------

DEFINED CONTRIBUTION PENSION PLANS

     Suburban Propane has defined contribution plans covering most employees. Contributions and costs are a percent of the participating employees' compensation. These amounts totaled $1,132, $1,554 and $1,774, for the nine months ended September 30, 1993 and for the years ended October 1, 1994 and September 30, 1995, respectively.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     Suburban Propane provides postretirement health care and life insurance benefits for certain retired employees. Suburban Propane's employees hired prior to July 1993 are eligible for such benefits if they reach a specified retirement age while working for Suburban Propane.

     The following table presents the plan's accrued postretirement benefit cost included in the accompanying balance sheets at October 1, 1994 and September 30, 1995:

                                                                           SUCCESSOR BASIS
                                                                     ---------------------------
                                                                     OCTOBER 1,    SEPTEMBER 30,
                                                                        1994           1995
                                                                     ----------    -------------
     Retirees.....................................................    $ 72,330        $71,429
     Fully eligible active plan participants......................       2,547          2,268
     Other active plan participants...............................      11,657         14,077
                                                                     ----------    -------------
          Accumulated postretirement benefit obligation...........      86,534         87,774
     Unrecognized net (loss) gain.................................       1,150         (1,431)
                                                                     ----------    -------------
     Accrued postretirement benefit cost..........................      87,684         86,343
     Less: current portion........................................       3,245          3,245
                                                                     ----------    -------------
     Noncurrent liability.........................................    $ 84,439        $83,098
                                                                     ----------    -------------
                                                                     ----------    -------------

                                SUBURBAN PROPANE
                  (A DIVISION OF QUANTUM CHEMICAL CORPORATION)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     The net periodic postretirement benefit cost includes the following components:

                                                      PREDECESSOR
                                                         BASIS              SUCCESSOR BASIS
                                                     -------------    ---------------------------
                                                      NINE MONTHS             YEAR ENDED
                                                         ENDED        ---------------------------
                                                     SEPTEMBER 30,    OCTOBER 1,    SEPTEMBER 30,
                                                         1993            1994           1995
                                                     -------------    ----------    -------------
Service cost......................................      $   903         $  813         $   730
Interest cost.....................................        1,318          1,613           1,174
                                                     -------------    ----------    -------------
     Net periodic postretirement benefit cost.....      $ 2,221         $2,426         $ 1,904
                                                     -------------    ----------    -------------
                                                     -------------    ----------    -------------

     The accumulated benefit obligation was based on a 13%, and 12%, increase in the cost of covered health care benefits for 1994 and 1995, respectively. This rate is assumed to decrease gradually to 6% in 2003 and to remain at that level thereafter. The health care cost trend rate has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by 1.0% in each year would increase Suburban Propane's accumulated postretirement benefit obligation as of September 30, 1995 by $8,713 and the aggregate of service and interest components of net periodic postretirement benefit cost for 1995 by $13.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8.5% and 7.5% at October 1, 1994 and September 30, 1995, respectively.

9. DIVISION INVESTED CAPITAL

     The division invested capital account reflects Suburban Propane's activity between Quantum Chemical for the nine months ended September 30, 1993 and HM Holdings for the years ended October 1, 1994 and September 30, 1995.

     An analysis of the division invested capital for the nine months ended September 30, 1993 is as follows:

Beginning balance (predecessor basis)......................................................   $ 452,791
                                                                                              ---------
Net income.................................................................................   $  16,935
                                                                                              ---------
Cash transfers, net........................................................................    (192,051)
Amounts paid or accrued by parent on behalf of Suburban Propane, net.......................     143,669
                                                                                              ---------
Cash activity with parent, net.............................................................     (48,382)
                                                                                              ---------
Ending balance (predecessor basis).........................................................   $ 421,344
                                                                                              ---------
                                                                                              ---------
Allocation of successor company's purchase price over assets acquired and liabilities
  assumed (see notes 1 and 3)..............................................................     164,455
                                                                                              ---------
Adjusted beginning balance (successor basis)...............................................   $ 585,799
                                                                                              ---------
                                                                                              ---------

                                SUBURBAN PROPANE
                  (A DIVISION OF QUANTUM CHEMICAL CORPORATION)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     An analysis of the successor company's division invested capital follows:

                                                                                    SUCCESSOR BASIS
                                                                              ---------------------------
                                                                                      YEAR ENDED
                                                                              ---------------------------
                                                                              OCTOBER 1,    SEPTEMBER 30,
                                                                                 1994           1995
                                                                              ----------    -------------
Beginning balance..........................................................   $  585,799      $ 559,552
                                                                              ----------    -------------
Net income.................................................................       41,846         30,245
                                                                              ----------    -------------
Cash transfers, net........................................................     (159,305)       (99,845)
Amounts paid or accrued by parent on behalf of Suburban Propane, net.......       91,212         68,283
                                                                              ----------    -------------
     Cash activity with parent, net........................................      (68,093)       (31,562)
                                                                              ----------    -------------
     Ending balance........................................................   $  559,552      $ 558,235
                                                                              ----------    -------------
                                                                              ----------    -------------

     The division invested capital is non-interest bearing with no repayment terms and includes $349,291 and $265,625 in intercompany payables at October 1, 1994 and September 30, 1995, respectively.

10. INCOME TAXES

     The net deferred tax liability, reflected in the intercompany balances included in the accompanying balance sheets as division invested capital, is as follows:

Gross Deferred Tax Assets
     Reserves and accruals.................................................................   $  26,898
     Post retirement benefits..............................................................      34,981
     Intangible assets.....................................................................       6,414
     Other.................................................................................         589
                                                                                              ---------
          Total gross deferred tax assets..................................................   $  68,882
                                                                                              ---------
Gross Deferred Tax Liabilities
     Property, plant and equipment.........................................................   ($111,037)
     Prepaid pension asset.................................................................     (17,312)
     Safe harbor leases....................................................................      (4,341)
                                                                                              ---------
          Total gross deferred tax liabilities.............................................   ($132,690)
                                                                                              ---------
Net deferred tax liability.................................................................   ($ 63,808)
                                                                                              ---------
                                                                                              ---------

     The provision for income taxes consists of the following:

                                                                PREDECESSOR
                                                                   BASIS              SUCCESSOR BASIS
                                                               -------------    ---------------------------
                                                                NINE MONTHS             YEAR ENDED
                                                                   ENDED        ---------------------------
                                                               SEPTEMBER 30,    OCTOBER 1,    SEPTEMBER 30,
                                                                   1993            1994           1995
                                                               -------------    ----------    -------------
Current:
     Federal................................................      $14,351        $ 27,798        $18,458
     State..................................................        4,055           7,855          5,216
                                                               -------------    ----------    -------------
                                                                   18,406          35,653         23,674
                                                               -------------    ----------    -------------
Deferred....................................................       (5,654)         (2,009)         1,625
                                                               -------------    ----------    -------------
          Total provision for income taxes..................      $12,752        $ 33,644        $25,299
                                                               -------------    ----------    -------------
                                                               -------------    ----------    -------------

                                SUBURBAN PROPANE
                  (A DIVISION OF QUANTUM CHEMICAL CORPORATION)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     A reconciliation of the statutory federal tax rate to Suburban Propane's effective tax rate follows:

                                                                PREDECESSOR
                                                                   BASIS              SUCCESSOR BASIS
                                                               -------------    ---------------------------
                                                                NINE MONTHS             YEAR ENDED
                                                                   ENDED        ---------------------------
                                                               SEPTEMBER 30,    OCTOBER 1,    SEPTEMBER 30,
                                                                   1993            1994           1995
                                                               -------------    ----------    -------------
Statutory federal tax rate..................................        35.0%          35.0%           35.0%
Difference in tax rate due to:
     State income taxes, net of federal income tax
       benefit..............................................         6.0%           6.0%            6.0%
     Goodwill...............................................         2.1%           2.9%            4.1%
     Other, net.............................................        (0.2%)          0.7%            0.5%
                                                                   -----          -----           -----
Effective tax rate..........................................        42.9%          44.6%           45.6%
                                                                   -----          -----           -----
                                                                   -----          -----           -----

11. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

     Suburban Propane leases certain property, plant and equipment for various periods under noncancelable leases. Rental expense under operating leases was $4,714 for the nine months ended September 30, 1993 and $8,468 and $11,563 for the years ended October 1, 1994 and September 30, 1995, respectively.

     Future minimum rental commitments under noncancelable operating lease agreements as of September 30, 1995 are as follows:

FISCAL YEAR
- -----------
1996.......................................................................   $8,903
1997.......................................................................    6,156
1998.......................................................................    4,616
1999.......................................................................    4,107
2000 and thereafter........................................................    9,087

CONTINGENCIES

     Suburban Propane is involved in various legal actions which have arisen in the normal course of business including those relating to commercial transactions and product liability. It is the opinion of management, based on the advice of legal counsel, that the ultimate resolution of these matters will not have a material adverse effect on Suburban Propane's financial position or future results of operations.

                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

                                                                                                  JUNE 29, 1996
                                                                                              ----------------------
                                                                                              (DOLLARS IN THOUSANDS)
                                          ASSETS
Current Assets:
     Cash and cash equivalents.............................................................          $ 62,251
     Accounts receivable, less allowance for doubtful accounts of $3,162...................            48,883
     Inventories...........................................................................            23,288
     Prepaid expenses and other current assets.............................................             7,449
                                                                                                  -----------
          Total current assets.............................................................           141,871
Property, plant and equipment, net.........................................................           364,775
Net prepaid pension cost...................................................................            46,809
Goodwill and other intangible assets.......................................................           251,697
Other assets...............................................................................             9,271
                                                                                                  -----------
          Total assets.....................................................................          $814,423
                                                                                                  -----------
                                                                                                  -----------

                             LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
     Accounts payable......................................................................          $ 24,881
     Accrued interest......................................................................            10,487
     Accrued employment and benefit costs..................................................            22,784
     Accrued insurance.....................................................................             4,460
     Customer deposits and advances........................................................             3,662
     Other current liabilities.............................................................            10,210
                                                                                                  -----------
          Total current liabilities........................................................            76,484
Long-term debt.............................................................................           425,000
Postretirement benefits obligation.........................................................            82,322
Accrued insurance..........................................................................            18,248
Other liabilities..........................................................................            11,547
                                                                                                  -----------
          Total liabilities................................................................           613,601
Partners' capital:
     General partner.......................................................................             4,016
     Limited partners......................................................................           196,806
                                                                                                  -----------
     Total partners' capital...............................................................           200,822
                                                                                                  -----------
          Total liabilities and partners' capital..........................................          $814,423
                                                                                                  -----------
                                                                                                  -----------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   SUBURBAN                                                SUBURBAN
                                                    PROPANE         PARTNERSHIP      OCTOBER 1, 1995        PROPANE
                                                OCTOBER 1, 1995    MARCH 5, 1996         THROUGH        OCTOBER 1, 1994
                                                    THROUGH           THROUGH         JUNE 29, 1996         THROUGH
                                                 MARCH 4, 1996     JUNE 29, 1996       (COMBINED)        JULY 1, 1995
                                                ---------------    --------------    ---------------    ---------------
                                                                (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
                                                                              (UNAUDITED)

Revenues
     Propane.................................      $ 352,621          $178,049          $ 530,670          $ 475,911
     Other...................................         31,378            19,213             50,591             49,226
                                                ---------------    --------------    ---------------    ---------------
                                                     383,999           197,262            581,261            525,137
Costs and expenses
     Cost of sales...........................        204,491           104,154            308,645            263,786
     Operating...............................         88,990            66,744            155,734            151,913
     Depreciation and amortization...........         14,816            11,826             26,642             25,356
     Selling, general and administrative
       expenses..............................         12,616             8,863             21,479             18,188
     Management fee..........................          1,290                 0              1,290              2,325
                                                ---------------    --------------    ---------------    ---------------
                                                     322,203           191,587            513,790            461,568
Income before interest expense and income
  taxes......................................         61,796             5,675             67,471             63,569
Interest expense, net........................              0             9,236              9,236                  0
                                                ---------------    --------------    ---------------    ---------------
Income (loss) before provision for income
  taxes......................................         61,796            (3,561)            58,235             63,569
Provision for income taxes...................         28,147                84             28,231             28,954
                                                ---------------    --------------    ---------------    ---------------
     Net income (loss).......................      $  33,649          $ (3,645)         $  30,004          $  34,615
                                                ---------------    --------------    ---------------    ---------------
                                                ---------------    --------------    ---------------    ---------------
General Partner's interest in net loss.......                         $    (73)
                                                                   --------------
Limited Partners' interest in net loss.......                         $ (3,572)
                                                                   --------------
                                                                   --------------
Net loss per Unit............................                         $  (0.12)
                                                                   --------------
                                                                   --------------
Weighted average number of Units
  outstanding................................                           28,726
                                                                   --------------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              SUBURBAN                                                  SUBURBAN
                                                               PROPANE          PARTNERSHIP       OCTOBER 1, 1995        PROPANE
                                                           OCTOBER 1, 1995     MARCH 5, 1996          THROUGH        OCTOBER 1, 1994
                                                               THROUGH            THROUGH          JUNE 29, 1996         THROUGH
                                                            MARCH 4, 1996      JUNE 29, 1996        (COMBINED)        JULY 1, 1995
                                                           ---------------    ----------------    ---------------    ---------------
                                                                            (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
                                                                                          (UNAUDITED)
Cash flows from operating activities:
    Net income (loss)...................................      $  33,649           $ (3,645)          $  30,004          $  34,615
    Adjustments to reconcile net income (loss) to net
      cash provided by (used in) operations:
         Depreciation...................................         12,033              9,535              21,568             20,620
         Amortization...................................          2,783              2,291               5,074              4,736
         Gain on disposal of property, plant and
           equipment....................................            (85)               (35)               (120)              (106)
    Changes in operating assets and liabilities, net of
      acquisitions and dispositions:
         Decrease (increase) in accounts receivable.....        (56,643)            48,805              (7,838)             7,224
         Decrease in inventories........................          2,829             10,546              13,375             15,589
         Decrease (increase) in prepaid expenses and
           other current assets.........................         (1,874)            (4,573)             (6,447)               177
         Increase (decrease) in accounts payable........          9,335             (6,752)              2,583             (4,479)
         Increase (decrease) in accrued employment and
           benefit costs................................          2,303                506               2,809             (7,391)
         Increase in accrued interest...................              0             10,487              10,487                  0
         Decrease in other accrued liabilities..........         (3,530)              (206)             (3,736)            (5,828)
Other noncurrent assets.................................         (1,203)              (978)             (2,181)               294
Deferred credits and other noncurrent liabilities.......         (3,362)             5,096               1,734             (4,762)
                                                           ---------------    ----------------    ---------------    ---------------
             Net cash provided by (used in) operating
               activities...............................         (3,765)            71,077              67,312             60,689
                                                           ---------------    ----------------    ---------------    ---------------
Cash flows from investing activities:
    Capital expenditures................................         (9,796)            (8,779)            (18,575)           (17,253)
    Acquisitions........................................        (13,172)            (6,115)            (19,287)            (4,608)
    Proceeds from sale of property, plant and equipment,
      net...............................................          1,003                303               1,306              5,235
                                                           ---------------    ----------------    ---------------    ---------------
             Net cash used for investing activities.....        (21,965)           (14,591)            (36,556)           (16,626)
                                                           ---------------    ----------------    ---------------    ---------------
Cash flows from financing activities:
    Cash activity with parent, net......................         25,799                  0              25,799            (44,162)
    Proceeds from post-closing adjustment with former
      parent............................................              0              5,560               5,560                  0
    Proceeds from debt placement........................              0            425,000             425,000                  0
    Proceeds from offering..............................              0            413,569             413,569                  0
    Debt placement and credit agreement expenses........              0             (6,224)             (6,224)                 0
    Cash distribution to general partner................              0           (832,345)           (832,345)                 0
                                                           ---------------    ----------------    ---------------    ---------------
             Net cash provided by (used in) financing
               activities...............................         25,799              5,560              31,359            (44,162)
                                                           ---------------    ----------------    ---------------    ---------------
Net increase (decrease) in cash and cash equivalents....             69             62,046              62,115                (99)
Cash and cash equivalents at beginning of period........            136                205                 136                298
                                                           ---------------    ----------------    ---------------    ---------------
Cash and cash equivalents at end of period..............      $     205           $ 62,251           $  62,251          $     199
                                                           ---------------    ----------------    ---------------    ---------------
                                                           ---------------    ----------------    ---------------    ---------------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 29, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

1. PARTNERSHIP ORGANIZATION AND FORMATION

     Suburban Propane Partners, L.P. (the 'Partnership') was formed on December 19, 1995 as a Delaware limited partnership. The Partnership and its subsidiary, Suburban Propane, L.P. (the 'Operating Partnership'), were formed to acquire and operate the propane business and assets of the Suburban Propane Division of Quantum Chemical Corporation ('Suburban Propane'). In addition, Suburban Sales & Service, Inc. (the 'Service Company'), a subsidiary of the Operating Partnership, was formed to acquire and operate the service work and appliance and parts sales businesses of Suburban Propane. The Partnership, the Operating Partnership and the Service Company are collectively referred to hereinafter as the 'Partnership Entities.' The Partnership Entities commenced operations on March 5, 1996 (the 'Closing Date'), upon consummation of an initial public offering of 18,750,000 Common Units representing limited partner interests in the Partnership (the 'Common Units'), the private placement of $425,000 aggregate principal amount of Senior Notes due 2011 issued by the Operating Partnership (the 'Senior Notes') and the transfer of all the propane assets (excluding the net accounts receivable balance -- see Note 4) of the Predecessor Company to the Operating Partnership and the Service Company. On March 25, 1996, the underwriters of the Partnership's initial public offering exercised an overallotment option to purchase an additional 2,812,500 Common Units. The Operating Partnership and Service Company are, and the Predecessor Company was, engaged in the retail and wholesale marketing of propane and related appliances and services.

     Suburban Propane GP, Inc. (the 'General Partner') is a wholly-owned subsidiary of Quantum Chemical Corporation ('Quantum Chemical') and serves as the general partner of the Partnership and the Operating Partnership. Both the General Partner and Quantum Chemical are indirect wholly-owned subsidiaries of Hanson PLC ('Hanson'). The General Partner hold a 1% general partner interest in the Partnership and a 1.0101% general partner interest in the Operating Partnership. In addition, the General Partner owns a 24.4% limited partner interest in the Partnership. This limited partner interest is evidenced by subordinated units representing limited partner interests in the Partnership. The General Partner has delegated to the Board of Supervisors all management powers over the business and affairs of the Partnership Entities that the General Partner possesses under applicable law.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation. The condensed consolidated financial statements include the accounts of the Partnership Entities. All significant inter-company transactions and accounts have been eliminated. The accompanying condensed consolidated financial statements are unaudited and have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. They include all adjustments which the Partnership considers necessary for a fair statement of the results for the interim period presented. Such adjustments consisted only of normal recurring items unless otherwise disclosed. Due to the seasonal nature of the Partnership's propane business, the results of operations for interim periods are not necessarily indicative of the results to be expected for a full year.

     Fiscal Period. The Partnership's fiscal periods end on the Saturday nearest the end of the quarter. Accordingly, the accompanying condensed consolidated results of operations for the Partnership are for the period March 5, 1996 (date at which Partnership operations commenced) to June 29, 1996.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the

                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 29, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

financial  statements  and  the  reported  amounts  of  revenues   and  expenses
during the reporting period. Actual results could differ from those estimates.

     Cash   equivalents.  The  Partnership  considers  all  highly  liquid  debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     Revenue Recognition. Sales of propane are recognized at the time product is shipped or delivered to the customer. Revenue from the sale of propane appliances and equipment is recognized at the time of sale or installation. Revenue from repairs and maintenance is recognized upon completion of the service.

     Inventories. Inventories are stated at the lower of cost or market. Cost is
determined  using  a  weighted  average  method  for  propane  and  a   specific
identification basis for appliances.

     Property, Plant and Equipment. Property, plant and equipment are stated at cost. When plant and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gains or losses are reflected in operations. Depreciation of property, plant and equipment is computed using the straight-line method over the estimated service lives which range from three to forty years.

     Accumulated depreciation at June 29, 1996 and September 30, 1995 was $78,635 and $57,067, respectively.

     Goodwill and other intangible assets. Goodwill and other intangible assets are comprised of the following at June 29, 1996:

Goodwill................................................................   $260,843
Debt origination costs..................................................      6,224
Other, principally noncompete agreements................................      2,334
                                                                           --------
                                                                            269,401
Less: Accumulated amortization..........................................     17,704
                                                                           --------
                                                                           $251,697
                                                                           --------
                                                                           --------

     Goodwill represents the excess of the purchase price over the fair market value of net assets acquired and is being amortized on a straight-line basis over forty years from the date of acquisition.

     Debt origination costs represent the costs incurred in connection with the placement of the $425,000 of Senior Notes (see Note 6) which is being amortized on a straight-line basis over 15 years.

     Income taxes. As discussed in Note 1, the Partnership Entities consist of two limited partnerships, the Partnership and the Operating Partnership, and one corporate entity, the Service Company. For federal and state income tax purposes, the earnings attributed to the Partnership and Operating Partnership are included in the tax returns of the individual partners. As a result, no recognition of income tax expense has been reflected in the Partnership's consolidated financial statements relating to the earnings of the Partnership and Operating Partnership. The earnings attributed to the Service Company are subject to federal and state income taxes. Accordingly, the Partnership's consolidated financial statements reflect income tax expense related to the Service Company's earnings.

     Net Income Per Unit. Net income per unit is computed by dividing net income, after deducting the General Partner's 2% interest by the weighted average number of outstanding Common Units and Subordinated Units.

     Reclassifications. Certain prior period balances have been reclassified to conform with the current period presentation.

                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 29, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

3. DISTRIBUTIONS OF AVAILABLE CASH

     The Partnership will make distributions to its partners 45 days after the end of each fiscal quarter in an aggregate amount equal to its Available Cash for such quarter. Available Cash generally means all cash on hand at the end of the fiscal quarter plus all additional cash on hand as a result of borrowings and purchases of additional limited partner units (APUs) subsequent to the end of such quarter less cash reserves established by the Board of Supervisors in its reasonable discretion for future cash requirements. The Partnership has not made a distribution to Unitholders for the partial fiscal quarter ended March 30, 1996. The Partnership made a distribution on August 13, 1996 for the fiscal quarter ended June 29, 1996 to holders of record as of July 26, 1996. The Minimum Quarterly Distribution and Target Distribution levels for said fiscal quarter were increased proportionately to reflect the fact that a distribution was not made for the partial fiscal quarter ended March 30, 1996.

4. RELATED PARTY TRANSACTIONS

     Pursuant to the Contribution, Conveyance and Assumption Agreement dated as of March 4, 1996, between Quantum Chemical and the Partnership (the 'Contribution Agreement'), Quantum Chemical retained ownership of the Predecessor Company's accounts receivable, net of allowance for doubtful accounts, as of the Closing Date. The Partnership retained from the net proceeds of the Common Units offering cash in an amount equal to the net book value of such accounts receivable. In accordance with the Contribution Agreement, the Partnership had agreed to collect such accounts receivable on behalf of Quantum Chemical which amounted to $97,700 as of the Closing Date. As of June 29, 1996, the Operating Partnership had satisfied its obligation to Quantum Chemical under such arrangement.

     Pursuant to a Computer Services Agreement dated as of the Closing Date between Quantum Chemical and the Partnership, Quantum Chemical permits the Partnership to utilize Quantum Chemical's mainframe computer for the generation of customer bills, reports and information regarding the Partnership's retail sales. For the four months ended June 29, 1996, the Partnership incurred expenses of $127 under the Services Agreement.

5. COMMITMENTS AND CONTINGENCIES

     The Partnership leases certain property, plant and equipment for various periods under noncancelable leases. Rental expense under operating leases was $10,000 for the nine months ended June 29, 1996.

     The Partnership is involved in various legal actions which have arisen in the normal course of business including those relating to commercial transactions and product liability. It is the opinion of management, based on the advice of legal counsel, that the ultimate resolution of these matters will not have a material adverse effect on the Partnership's financial position or future results of operations.

6. LONG-TERM DEBT

     On the Closing Date, the Operating Partnership issued $425,000 of Senior Notes with an annual interest rate of 7.54%. The Operating Partnership's obligations under the Senior Note Agreement are unsecured and will rank on an equal and ratable basis with the Operating Partnership's obligations under the Bank Credit Facilities discussed in Note 7 below. The Senior Notes will mature June 30, 2011, and require semiannual interest payments. The Note Agreement requires that the principal be paid in equal annual installments of $42,500 starting June 30, 2002.

     The Senior Note Agreement contains various restrictive and affirmative covenants applicable to the Operating Partnership, including (i) maintenance of certain financial tests, (ii) restrictions on the

                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 29, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

incurrence of additional indebtedness, and (iii) restrictions on certain liens, investments, guarantees, loans, advances, payments, mergers, consolidations, distributions, sales of assets and other transactions.

7. BANK CREDIT FACILITIES

     The Bank Credit Facilities consist of a $100,000 acquisition facility ('Acquisition Facility') and a $75,000 working capital facility (the 'Working Capital Facility'). The Operating Partnership's obligations under the Bank Credit Facilities are unsecured on an equal and ratable basis with the Operating Partnership's obligations under the Senior Notes. The Bank Credit Facilities will bear interest at a rate based upon either LIBOR, Chase Manhattan's (formerly Chemical Bank's) prime rate or the Federal Funds effective fate plus 1/2 of 1% and in each case, plus a margin. In addition, an annual fee (whether or not borrowings occur) is payable quarterly ranging from 0.125% to 0.375% based upon certain financial tests. The Credit Agreement governing the Acquisition Facility and Working Capital Facility contains covenants generally similar to those contained in the Senior Note Agreement.

     The Working Capital Facility will expire on March 1, 1999. The Acquisition Facility will expire on March 1, 2003. Any loans outstanding under the Acquisition Facility after March 1, 1999 will require equal quarterly principal payments over a four year period.

8. QUARTERLY FINANCIAL DATA (UNAUDITED)

1994 Quarter                                                               1ST        2ND        3RD        4TH
                                                                         -------    -------    -------    -------
     Revenues.........................................................   198,686    245,775    118,339    114,967
     Gross profit.....................................................    99,116    125,307     61,327     61,477
     Operating income (loss)..........................................    32,061     51,659     (3,118)    (5,112)
     Net income (loss)................................................    17,772     28,636     (1,728)    (2,834)


1995 Quarter                                                               1ST        2ND        3RD        4TH
                                                                         -------    -------    -------    -------

     Revenues.........................................................   185,163    217,699    122,275    108,483
     Gross profit.....................................................    91,017    107,693     62,641     53,373
     Operating income (loss)..........................................    25,624     40,122     (2,177)    (8,025)
     Net income (loss)................................................    13,953     21,846     (1,184)    (4,370)

1996 Quarter                                                               1ST      2ND(a)       3RD
                                                                         -------    -------    -------

     Revenues.........................................................   190,679    259,992    130,590
     Gross profit.....................................................    93,384    116,654     62,578
     Operating income (loss)..........................................    26,396     44,337     (3,262)
     Net income (loss)................................................    14,373     26,207    (10,578)
     Net income (loss) per Unit.......................................     --          0.24      (0.36)

- ------------

 (a) The Partnership acquired the propane business and assets of Suburban Propane on March 5, 1996. Solely for the purposes of comparing the results of operations of the Partnership for the second quarter of 1996 with the comparable periods of the prior years, the data for the second quarter of 1996 is comprised of the combined results of Suburban Propane for the period December 30, 1995 to March 4, 1996 and the Partnership for the period March 5, 1996 to March 30, 1996. The net income per Unit for the second quarter of 1996 reflects results for the period of March 5, 1996 to March 30, 1996.

                                                                      APPENDIX A

     No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                    APPLICATION FOR TRANSFER OF COMMON UNITS

     The undersigned ('Assignee') hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

     The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Suburban Propane Partners, L.P. (the 'Partnership'), as amended, supplemented or restated to the date hereof (the 'Partnership Agreement'), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the Executive Vice Chairman, the Vice Chairman and the President of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Ageement, (d) gives the power of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date: ________________________________

- ---------------------------------------------------------  ------------------------------------------------------
 Social Security or other identifying number of Assignee                 Signature of Assignee


- ---------------------------------------------------------  ------------------------------------------------------
      Purchase Price including commissions, if any                    Name and Address of Assignee


Type of Entity (check one):

         [ ] Individual             [ ] Partnership              [ ] Corporation

         [ ] Trust                  [ ] Other (specify)   ______________________


Nationality (check one)

         [ ] U.S. Citizen, Resident or Domestic Entity

         [ ] Foreign Corporation                [ ] Non-resident Alien

     If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

     Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the 'Code'), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A. Individual Interestholder

   1. I am not a non-resident alien for purposes of U.S. income taxation.

   2. My U.S. taxpayer identification number (Social Security Number) is

      _________________________________________________________________________.

   3. My home address is ______________________________________________________.

B. Partnership, Corporation or Other Interestholder

   1. _________________________________________________________ is not a foreign
                    (Name of Interestholder)
      corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

   2. The interestholder's U.S. employer identification number is _____________.

   3. The interestholder's office address and place of incorporation (if applicable) is

      _________________________________________________________________________.

     The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

     The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

     Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of

             ------------------------------------------------------
                             NAME OF INTERESTHOLDER

             ------------------------------------------------------
                               SIGNATURE AND DATE

             ------------------------------------------------------
                             TITLE (IF APPLICABLE)

     Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                                                                      APPENDIX B

                           GLOSSARY OF CERTAIN TERMS

     Acquisition: Any transaction in which any member of the Partnership Group acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity of the Partnership Group over the operating capacity of the Partnership Group existing immediately prior to such transaction.

     Adjusted Operating Surplus: With respect to any period, Operating Surplus generated during such period as adjusted to (a) exclude Operating Surplus attributable to (i) any net increase in working capital borrowings during such period, (ii) any net reduction in cash reserves for Operating Expenditures during such period not relating to an expenditure and (iii) any capital contributed to purchase APUs pursuant to the Distribution Support Agreement during such period and (b) include (i) any net decrease in working capital borrowings during such period and (ii) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the subsequent repayment of principal, interest or premium on indebtedness. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

     APU Guarantor: Hanson America Inc., a Delaware corporation, as the initial guarantor of the General Partner's obligation to contribute cash to the Partnership in exchange for the issuance of APUs pursuant to the Distribution Support Agreement, unless and until Hanson America has transferred its obligations under the Distribution Support Agreement to a transferee pursuant to and in compliance with the terms of the Distribution Support Agreement, and thereafter shall mean the transferee of such obligations.

     APUs: Non-voting limited partner interest in the Partnership issued (at a rate of $100 per APU) pursuant to Section 4.1 of the Partnership Agreement and in accordance with the Distribution Support Agreement, which non-voting limited partner interest shall confer upon the holder thereof only the rights and obligations specifically provided in the Partnership Agreement with respect to APUs (and no other rights otherwise available to holders of a Partnership Interest).

     Audit Committee: A committee of the Board of Supervisors composed of two or more of the Elected Supervisors then serving who are neither officers, directors or employees of the General Partner or any affiliate of the General Partner.

     Available Cash: With respect to any fiscal quarter of the Partnership, prior to liquidation of the Partnership:

          (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such quarter resulting from borrowings for working capital purposes and purchases of APUs, in each case subsequent to the end of such quarter, less

          (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Board of Supervisors to (i) provide for the proper conduct of the business of the Partnership Group, (ii) comply with applicable law or any loan agreement, security agreements, mortgage, debt instrument or other agreement or obligation to which any member of the Partnership Group is a party or by which it is bound or its assets are subject, or (iii) provide funds for distributions to Unitholders and the General Partner in respect of any one or more of the next four quarters; provided, however, that the Board of Supervisors may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units with respect to such quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced for purposes of determining Available Cash within such quarter if the Board of Supervisors so determines. Notwithstanding the foregoing, 'Available Cash' with respect to the quarter in which the liquidation of the Partnership occurs and any subsequent quarter shall equal zero.

     Bank Credit Facilities: The $100 million revolving acquisition facility (the 'Acquisition Facility') and the $75 million working capital facility (the 'Working Capital Facility'), both entered into by the Operating Partnership.

     Board of Supervisors: The seven member Board of Supervisors of the Partnership, composed of two Appointed Supervisors, three Elected Supervisors and two Management Supervisors, to whom the General Partner irrevocably delegates, and in which is vested, pursuant to Section 7.1 of the Partnership Agreement, the power to manage the business and activities of the Partnership. The Board of Supervisors shall constitute a committee within the meaning of
Section 17-303(b)(17) of the Delaware Act.

     BTU: British thermal unit. The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

     Capital Account: The capital account maintained for a Partner (or a holder of an APU or Incentive Distribution Right) pursuant to the Partnership Agreement. The Capital Account of a partner in respect of a general partner interest, a Common Unit, a Subordinated Unit, an APU, an Incentive Distribution Right or any other Partnership Interest shall be the amount which such Capital Account would be if such general partner interest, Common Unit, Subordinated Unit, APU, Incentive Distribution Right, or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such general partner interest, Common Unit, Subordinated Unit, APU, Incentive Distribution Right or other Partnership Interest was first issued.

     Capital Improvements: Additions or improvements to the capital assets owned by any member of the Partnership Group or the acquisition of existing or the construction of new capital assets (including retail distribution outlets, propane tanks, pipeline systems, storage facilities and related assets), made to increase the operating capacity of the Partnership Group over the operating capacity of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

     Capital Surplus: All Available Cash distributed by the Partnership from any source will be treated as being distributed from Operating Surplus until the sum of all Available Cash distributed since the commencement of the Partnership equals the Operating Surplus as of the end of the quarter prior to such distribution. Any excess Available Cash will be deemed to be from Capital Surplus.

     Cause: Means a court of competent jurisdiction has entered a final, non-appealable judgment finding a Person liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Partnership or as a member of the Board of Supervisors, as the case may be.

     Closing Date: The first date on which Common Units were sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement entered into in connection with the Initial Offering.

     Closing Price Adjustment: In the event the Partnership's independent accountants determine, based on an audit of Suburban Propane's closing balance sheet, that the Division Invested Capital of Suburban Propane is greater or less than $623,242,000 the payment to be made by the Partnership to Quantum Chemical or by Quantum Chemical to the Partnership in the amount of such excess or shortfall, as the case may be.

     Common Unit Arrearage: The amount by which the Minimum Quarterly Distribution in respect of a quarter during the Subordination Period exceeds the distribution of Available Cash from Operating Surplus actually made for such quarter on a Common Unit, cumulative for such quarter and all prior quarters during the Subordination Period.

     Common Units: A Unit representing a fractional part of the Partnership Interests of all limited partners of the Partnership and assignees of any such limited partner's interest and having the rights and obligations specified with respect to Common Units in the Partnership Agreement.

     Contribution Agreement: The Contribution, Conveyance and Assumption Agreement dated the Closing Date among the Operating Partnership, the General Partner, Quantum Chemical and certain other parties governing the Transactions pursuant to which, among other things, the assets of Suburban Propane were transferred and its liabilities were assumed.

     Current Market Price: With respect to any class of Units as of any date, the average of the daily Closing Prices (as hereinafter defined) per Unit of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date. 'Closing Price' for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange (other than the Nasdaq Stock Market) on which the Units of such class are listed or admitted to trading or, if the Units of such class are not listed or admitted to trading on any national securities exchange (other than the Nasdaq Stock Market), the last quoted price on such day, or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or if on any such day the Units of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Units of such class selected by the Board of Supervisors, or if on any such day no market maker is making a market in the Units of such class, the fair value of such Units on such day as determined reasonably and in good faith by the Board of Supervisors. 'Trading Day' means a day on which the principal national securities exchange on which Units of any class are listed or admitted to trading is open for the transaction of business or, if the Units of a class are not listed or admitted to trading on any national securities exchange, a day on which banking institutions in New York City generally are open.

     Degree Day: Degree days measure the amount by which the average of the high and low temperature on a given day is below 65 degrees Fahrenheit. For example, if the high temperature is 60 degrees and the low temperature is 40 degrees for a National Oceanic and Atmospheric Administration measurement location, the average temperature is 50 degrees and the number of degree days for that day is 15.

     Delaware  Act: The Delaware Revised Uniform  Limited Partnership Act, 6 Del
C. SS17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

     Departing Partner: A former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to the provisions of the Partnership Agreement.

     Distribution Support Agreement: The Distribution Support Agreement dated the Closing Date among the General Partner, the APU Guarantor and the Partnership pursuant to which the General Partner will be required to purchase APUs in certain circumstances and the APU Guarantor will guarantee the General Partner's obligation to purchase APUs thereunder.

     EBITDA: Operating income plus depreciation and amortization. As used in this Prospectus, EBITDA is not intended to be construed as an alternative to net income (as an indicator of operating performance), or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations).

     General Partner: Suburban Propane GP, Inc. and its successors, as general partner of the Partnership.

     Incentive Distributions: The distributions of Available Cash from Operating Surplus initially made to the General Partner that are in excess of the General Partner's aggregate 2% general partner interest. The General Partner may transfer its right to receive such distributions to one or more persons.

     Indebtedness: As applied to any Person, without duplication, any indebtedness, liabilities or obligations, exclusive of deferred taxes, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof); (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit in support of bonds, notes, debentures or similar instruments; (iii) representing the balance deferred and unpaid of the purchase price of any property, if and to the extent such indebtedness would appear as a liability on a balance sheet of such Person prepared in accordance with United States generally accepted accounting principles consistently applied ('US GAAP') (but excluding trade accounts payable arising in the ordinary course of business that are not overdue by more than 90 days or are being contested by such

Person in good faith); (iv) any Capitalized Lease Obligations (as defined below) of such Person; and (v) Indebtedness of others guaranteed by such Person, including, without limitation, every obligation of such Person (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, or (B) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness. 'Capitalized Lease Obligations' means obligations to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property, which obligations are accounted for as a capital lease on a balance sheet under US GAAP; for the purpose hereof the amount of such obligations shall be the capitalized amount reflected on such balance sheet.

     Initial Common Units: The Common Units sold in the Initial Offering.

     Initial Offering: The offering by the Partnership of 18,750,000 Common Units that closed on March 5, 1996.

     Initial Unit Price: An amount per Unit equal to $20.50, the initial public offering price of the Initial Common Units.

     Interim Capital Transactions: (a) Borrowings, refinancings and refundings of indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by any member of the Partnership Group, (b) sales of equity interests (other than sales of APUs) by any member of the Partnership Group, and
(c) sales or other voluntary or involuntary dispositions of any assets of any member of the Partnership Group (other than (i) sales or other dispositions of inventory in the ordinary course of business, (ii) sales or other dispositions of other current assets, including, without limitation, receivables and accounts, in the ordinary course of business, or (iii) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Partnership.

     Minimum Quarterly Distribution: $0.50 per Common Unit with respect to each quarter or $2.00 per Common Unit on an annualized basis, subject to adjustment as described in 'Cash Distribution Policy -- Distributions from Capital Surplus' and ' -- Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.' The Minimum Quarterly Distribution for the period from the closing of the Initial Offering through June 29, 1996 is $0.6389.

     Operating Expenditures: All Partnership Group expenditures, including taxes, reimbursements of the General Partner, debt service payments and capital expenditures, subject to the following:

          (a) Payments (including prepayments) of principal of and premium on indebtedness shall not be an Operating Expenditure if the payment is (i) required in connection with the sale or other disposition of assets, or
     (ii) made in connection with the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests. For purposes of the foregoing, at the election and in the reasonable discretion of the Board of Supervisors, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership Group within 180 days before or after such payment to the extent of the principal amount of and premium on such indebtedness.

          (b) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions, or (iii) distributions to partners. Where capital expenditures are made in part for Acquisitions or Capital Improvements and in part for other purposes, the Board of Supervisors' good faith allocation between the amounts paid for each shall be conclusive.

     Operating Partnership: Suburban Propane, L.P., a Delaware limited partnership, the Partnership's subsidiary operating partnership, and any successors thereto and any other subsidiary operating partnerships and corporations.

     Operating Partnership Agreement. The Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the form of which has been filed as an exhibit to the Registration

Statement of which this Prospectus is a part), as it may be amended, supplemented or restated from time to time.

     Operating Surplus: With respect to any period ending prior to liquidation, on a cumulative basis and without duplication:

          (a) the sum of (i) $40 million plus all cash and cash equivalents of the Partnership Group as of the close of business on the Closing Date as adjusted by the Closing Price Adjustment, to the extent that any part of the Closing Price Adjustment is paid or received by the Partnership after the Closing Date, (ii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending with the last day of such period, other than net cash receipts from Interim Capital Transactions, and
     (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from borrowings for working capital purposes and purchases of APUs, less

          (b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending with the last day of such period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the Board of Supervisors to provide funds for future Operating Expenditures; provided however, that disbursements made (including contributions to a member of the Partnership Group or disbursements on behalf of a member of the Partnership Group) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced for purposes of determining Operating Surplus, within such period if the Board of Supervisors so determines. Notwithstanding the foregoing, 'Operating Surplus' with respect to the quarter in which the Liquidation Date occurs and any subsequent quarter shall equal zero.

     Opinion of Counsel: A written opinion of counsel (who may be regular counsel to Hanson, the Partnership, the General Partner, or any of their affiliates) acceptable to the Board of Supervisors in its reasonable discretion.

     Partnership:   Suburban   Propane  Partners,   L.P.,  a   Delaware  limited
partnership, and any successors thereto.

     Partnership Agreement: The Amended and Restated Agreement of Limited Partnership of the Partnership (the form of which is included as an exhibit to the Registration Statement of which this Prospectus is a part), as it may be amended, supplemented or restated from time to time. Unless the context requires otherwise, references to the Partnership Agreement constitute references to the Partnership Agreement of the Partnership and the Operating Partnership Agreement, collectively.

     Partnership Group: The Partnership, the Operating Partnership and any subsidiary of either such entity, treated as a single consolidated partnership.

     Partnership Interest: An interest in the Partnership, which shall include general partner interests, Common Units, Subordinated Units, APUs, Incentive Distribution Rights or other equity securities of the Partnership, or a combination thereof or interest therein as the case may be.

     Partnership Security: Means any class or series of Units, any option, right, warrant or appreciation righs relating thereto, or any other type of equity interest that the Partnership may lawfully issue, or any unsecured or secured debt obligation of the Partnership that is convertible into any class or series of equity interests of the Partnership.

     Person:  An  individual  or  a  corporation,  limited  liability   company,
partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

     Subordinated Unit. A Unit representing a fractional part of the Partnership Interests of all limited partners of the Partnership and assignees of any such limited partner's interest and having the rights and obligations specified with respect to Subordinated Units in the Partnership Agreement.

     Subordination Period. The Subordination Period will generally extend until the first day of any quarter beginning after March 31, 2001 in respect of which
(i) distributions of Available Cash from Operating Surplus on all of the outstanding Common Units and the Subordinated Units with respect to each of the three consecutive four-quarter periods immediately preceding such date, equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (ii) the Adjusted Operating Surplus generated during each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units, and the related distribution on the general partner interest in the Partnership, during such periods, and (iii) there are no outstanding Common Unit Arrearages. Prior to the end of the Subordination Period, a portion of the Subordinated Units will convert into Common Units on a one-for-one basis on the first day after the record date established for any quarter ending on or after (a) March 27, 1999 (with respect to 1,790,875 Subordinated Units) and (b) April 1, 2000 (with respect to an additional 1,790,875 Subordinated Units), on a cumulative basis, in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units with respect to each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (ii) the Adjusted Operating Surplus generated during each of the two consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units and the related distribution on the general partner interest in the Partnership during such periods, and (iii) there are no outstanding Common Unit Arrearages; provided, however, that the early conversion of the second tranche of Subordinated Units may not occur until at least one year following the early conversion of the first tranche of Subordinated Units. In addition, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its affiliates are not voted in favor of such removal (i) the Subordination Period will end and all outstanding Subordinated Units will immediately convert into Common Units on a one-for-one basis, (ii) any existing Common Unit Arrearages will be extinguished, (iii) the General Partner's APU contribution obligation and the APU Guarantor's guarantee obligation pursuant to the Distribution Support Agreement will terminate and (iv) the General Partner will have the right to convert its general partner interests (including the incentive distribution rights) into Common Units or to receive cash in exchange for such interests.

     Target Distribution Levels: See 'Cash Distribution Policy -- Incentive Distributions -- Hypothetical Annualized Yield.'

     Transfer Application: An application for transfer of Units in the form set forth on the back of a certificate, substantially in the form included in this Prospectus as Appendix A or in a form substantially to the same effect in a separate instrument.

     Unitholders: Holders of the Common Units and the Subordinated Units.

     Unit Majority: During the Subordination Period, at least a majority of the outstanding Common Units, voting as a class, and at least a majority of the outstanding Subordinated Units, voting as a class and, thereafter, at least a majority of the outstanding Units voting as a class.

     Units: The Common Units and the Subordinated Units, collectively, but shall not include APUs or Incentive Distribution Rights.

     Unrecovered Capital: At any time, with respect to (a) a Unit, the Initial Unit Price, less the sum of all distributions theretofore made in respect of an Initial Common Unit constituting Capital Surplus and any distributions of cash (or the net agreed value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of such Unit, adjusted as the Board of Supervisors determines to be appropriate to give effect to any distribution, subdivision or combination of such Units, and
(b) an APU, the excess of (i) the cash amount contributed to the Partnership in exchange for such APU over (ii) any amounts previously distributed toward the redemption of such APU.

                                                                      APPENDIX C

                          PRO FORMA OPERATING SURPLUS

                                                                                              FISCAL YEAR ENDED
                                                                                         ---------------------------
                                                                                         OCTOBER 1,    SEPTEMBER 30,
                                                                                            1994           1995
                                                                                         ----------    -------------
                                                                                               (IN THOUSANDS)
Pro forma operating income............................................................    $ 75,490        $55,544
Add: Pro forma depreciation and amortization..........................................      34,300         34,055
                                                                                         ----------    -------------
      Pro forma EBITDA(a).............................................................     109,790         89,599
Less: Pro forma interest expense......................................................      32,045         32,045
      Pro forma provision for income taxes............................................         250            250
      Pro forma capital expenditures -- maintenance...................................      17,839         21,359
                                                                                         ----------    -------------
      Pro forma operating surplus.....................................................    $ 59,656        $35,945
                                                                                         ----------    -------------
                                                                                         ----------    -------------

- ------------

 (a) EBITDA is defined as operating income plus depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.

__________________________________             _________________________________

     NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIP OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                   PAGE
                                                   ----
Prospectus Summary..............................      5
Risk Factors....................................     26
Formation of the Partnership....................     36
Use of Proceeds.................................     36
Capitalization..................................     37
Price Range of Common Units.....................     38
Cash Distribution Policy........................     39
Selected Historical and Pro Forma Financial and
  Operating Data................................     50
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................     52
Business and Properties.........................     62
Management......................................     71
Certain Relationships and Related
  Transactions..................................     80
Conflicts of Interest and Fiduciary
  Responsibilities..............................     81
Description of the Common Units.................     85
The Partnership Agreement.......................     87
Units Eligible for Future Sale..................     98
Plan of Distribution............................     99
Tax Considerations..............................     99
Investment in the Partnership by Employee
  Benefit Plans.................................    118
Validity of the Common Units....................    119
Experts.........................................    119
Available Information...........................    119
Index to Financial Statements...................    F-1

Form of Application for Transfer of
  Common Units...........................    Appendix A
Glossary of Certain Terms................    Appendix B
Pro Forma Operating Surplus..............    Appendix C

__________________________________             _________________________________

__________________________________             _________________________________

                                SUBURBAN PROPANE
                                 PARTNERS, L.P.
                                  COMMON UNITS
                                  REPRESENTING
                           LIMITED PARTNER INTERESTS

                                     [LOGO]

                            ------------------------
                                   PROSPECTUS
                                            , 1996
                            ------------------------

__________________________________             _________________________________

              [ALTERNATE PAGE FOR SELLING UNITHOLDERS PROSPECTUS]

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST 29, 1996

                             3,000,000 COMMON UNITS
                        SUBURBAN PROPANE PARTNERS, L.P.
                     REPRESENTING LIMITED PARTNER INTERESTS
                               ------------------

     This Prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons who have received Common Units of Suburban Propane Partners L.P. (the 'Partnership') in connection with the acquisition by the Partnership of securities or assets held by such persons, or their transferees, and who wish to offer and sell such Common Units in transactions in which they and any broker-dealer through whom such Common Units are sold may be deemed to be Underwriters within the meaning of the Securities Act of 1933, as amended (the 'Securities Act'), as more fully described herein. The Partnership will receive none of the proceeds from any such sale. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such Common Units as principal, any profits received on the resale of such Common Units, may be deemed to be underwriting discounts and commissions under the Securities Act. Printing, certain legal and accounting, filing and other similar expenses of this offering will be paid by the Partnership. Selling Unitholders will generally bear all other expenses of this offering, including brokerage fees and any underwriting discounts or commissions.

     The Registration Statement of which this Prospectus is a part also relates to the offer and issuance by the Company from time to time of 3,000,000 Common Units in connection with its acquisition of the securities and assets of other business.

                               ------------------

     LIMITED PARTNER INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL STOCK OF A CORPORATION. PERSONS RECEIVING COMMON UNITS SHOULD CONSIDER EACH OF THE FACTORS DESCRIBED UNDER 'RISK FACTORS,' STARTING ON PAGE 26, IN EVALUATING AN INVESTMENT IN THE PARTNERSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING:

 FUTURE PARTNERSHIP PERFORMANCE WILL DEPEND UPON THE SUCCESS OF THE PARTNERSHIP IN MAXIMIZING PROFITS FROM PROPANE SALES. PROPANE SALES ARE AFFECTED BY, AMONG OTHER THINGS, WEATHER PATTERNS, PRODUCT PRICES AND COMPETITION, INCLUDING COMPETITION FROM OTHER ENERGY SOURCES.

 THE MINIMUM QUARTERLY DISTRIBUTION IS NOT GUARANTEED. CASH DISTRIBUTIONS WILL DEPEND ON FUTURE PARTNERSHIP OPERATING PERFORMANCE AND WILL BE AFFECTED BY THE FUNDING OF RESERVES, OPERATING AND CAPITAL EXPENDITURES AND OTHER MATTERS WITHIN THE DISCRETION OF THE BOARD OF SUPERVISORS, AS WELL AS REQUIRED INTEREST AND PRINCIPAL PAYMENTS ON THE PARTNERSHIP'S DEBT.

 THE PARTNERSHIP HAS INDEBTEDNESS THAT IS SUBSTANTIAL IN RELATION TO ITS PARTNERS' EQUITY.

 HOLDERS OF COMMON UNITS HAVE ONLY LIMITED VOTING RIGHTS.

 CONFLICTS OF INTEREST MAY ARISE BETWEEN THE GENERAL PARTNER AND ITS AFFILIATES, ON THE ONE HAND, AND THE PARTNERSHIP AND THE UNITHOLDERS, ON THE OTHER. THE PARTNERSHIP AGREEMENT LIMITS THE LIABILITY AND REDUCES THE FIDUCIARY DUTIES OF THE GENERAL PARTNER AND THE BOARD OF SUPERVISORS.

 THE ISSUANCE OF ALL 3,000,000 COMMON UNITS OFFERED HEREBY IMMEDIATELY AFTER THE DATE HEREOF MIGHT DILUTE THE INTERESTS OF HOLDERS OF COMMON UNITS IN DISTRIBUTIONS BY THE PARTNERSHIP.
                               ------------------

     The Common Units are traded on the New York Stock Exchange, Inc. ('NYSE') under the symbol 'SPH.' Application will be made to list the Common Units offered hereby on the NYSE. The last reported sale price of Common Units on the NYSE on August , 1996 was $ per Common Unit.

     The Partnership will distribute to its partners, on a quarterly basis, all of its Available Cash, which is generally all cash on hand at the end of a quarter, as adjusted for reserves. The Partnership's Board of Supervisors has broad discretion in establishing reserves. The Partnership intends, to the extent there is sufficient Available Cash, to distribute to each holder of Common Units at least $0.50 per Common Unit per quarter (the 'Minimum Quarterly Distribution') or $2.00 per Common Unit on an annualized basis. During the Subordination Period, which will generally extend at least through March 31, 2001, each holder of Common Units will be entitled to receive the Minimum
Quarterly Distribution before any distributions are made on the outstanding subordinated limited partner interests of the Partnership (the 'Subordinated Units'). Upon expiration of the Subordination Period, all Subordinated Units will convert into Common Units on a one-for-one basis and will thereafter participate pro rata with the other Common Units in distributions of Available Cash.

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
   EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION  NOR  HAS THE
     SECURITIES  AND  EXCHANGE   COMMISSION  OR   ANY  STATE   SECURITIES
       COMMISSION   PASSED  UPON  THE  ACCURACY   OR  ADEQUACY  OF  THIS
        PROSPECTUS. ANY REPRESENTATION TO  THE CONTRARY IS A  CRIMINAL
                                    OFFENSE.

               The date of this Prospectus is              , 1996

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

              [ALTERNATE PAGE FOR SELLING UNITHOLDERS PROSPECTUS]

                               MANNER OF OFFERING

     This Prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons who have received Common Units in connection with acquisitions by the Partnership of securities and assets held by such persons, or their transferees, and who wish to offer and sell such Common Units (such persons are herein referred to as 'Selling Unitholders') in transactions in which they and any broker-dealer through whom such Common Units are sold may be deemed to be Underwriters within the meaning of the Securities Act. The Partnership will receive none of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the Common Units described herein. Upon the Partnership being notified by a Selling Unitholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Units bought through a block trade, special offering, exchange distribution or secondary distribution, a supplemented Prospectus will be filed, pursuant to Rule 424(b) under the Securities Act, setting forth (i) the name of each Selling Unitholder and the participating broker-dealer(s), (ii) the number of Common Units involved, (iii) the price at which the Common Units were sold, (iv) the commissions paid or the discounts allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus and (vi) other facts material to the transaction.

     Selling Unitholders may sell the Common Units being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the NYSE, in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. Selling Unitholders may sell some or all of the Common Units in transactions involving broker-dealers, who may act solely as agent and/or may acquire Common Units as principal. Broker-dealers participating in such transactions as agent may receive commissions from Selling Unitholders (and, if they act as agent for the purchaser of such Common Units, from such purchaser), such commissions may be at negotiated rates where permissible under such rules. Participating broker-dealers may agree with Selling Unitholders to sell a specified number of Common Units at a stipulated price per Common Unit and, to the extent such broker-dealer is unable to do so acting as an agent for the Selling Unitholder, to purchase as principal any unsold Common Units at the price required to fulfill the broker-dealer's commitment to Selling Unitholders. In addition or alternatively, Common Units may be sold by Selling Unitholders and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of the NYSE, and in connection therewith commissions in excess of the customary commission prescribed by such governing rules may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire Common Units as principal may thereafter resell such Common Units from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the NYSE, in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchaser of such Common Units.

     The Company may agree to indemnify each Selling Unitholder as an underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Each Selling Unitholder may indemnify any broker-dealer that participates in transactions involving sales of the Common Units against certain liabilities, including liabilities arising under the Securities Act.

     The Selling Unitholders may resell the Common Units offered hereby only if such securities are qualified for sale under applicable state securities or 'blue sky' laws or exemptions from such registration and qualification requirements are available.

                                      4-A

__________________________________             _________________________________

     NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIP OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                   PAGE
                                                   ----
Manner of Offering..............................    4-A
Prospectus Summary..............................      5
Risk Factors....................................     26
Formation of the Partnership....................     36
Use of Proceeds.................................     36
Capitalization..................................     37
Price Range of Common Units.....................     38
Cash Distribution Policy........................     39
Selected Historical and Pro Forma Financial and
  Operating Data................................     50
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................     52
Business and Properties.........................     62
Management......................................     71
Security Ownership of Certain Beneficial Owners
  and Management................................
Certain Relationships and Related
  Transactions..................................     80
Conflicts of Interest and Fiduciary
  Responsibilities..............................     81
Description of the Common Units.................     85
The Partnership Agreement.......................     87
Units Eligible for Future Sale..................     98
Plan of Distribution............................     99
Tax Considerations..............................     99
Investment in the Partnership by Employee
  Benefit Plans.................................    118
Validity of the Common Units....................    119
Experts.........................................    119
Available Information...........................    119
Index to Financial Statements...................    F-1

Form of Application for Transfer of
  Common Units...........................    Appendix A
Glossary of Certain Terms................    Appendix B
Pro Forma Operating Surplus..............    Appendix C

                             [ALTERNATE PAGE FOR SELLING UNITHOLDERS PROSPECTUS]


__________________________________             _________________________________

                                SUBURBAN PROPANE
                                 PARTNERS, L.P.
                                  COMMON UNITS
                                  REPRESENTING
                           LIMITED PARTNER INTERESTS

                                     [LOGO]

                            ------------------------
                                   PROSPECTUS
                                            , 1996
                            ------------------------

__________________________________             _________________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates.

Securities and Exchange Commission registration fee.........................................   $ 21,336
Listing fee.................................................................................      --
Printing and engraving expenses.............................................................     50,000
Legal fees and expenses.....................................................................     35,000
Accounting fees and expenses................................................................     12,000
Blue Sky fees and expenses..................................................................     16,000
Transfer agent fees and expenses............................................................      1,000
Miscellaneous expenses......................................................................      8,000
                                                                                               --------
     Total..................................................................................   $143,336
                                                                                               --------
                                                                                               --------

- ------------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Section of the Prospectus entitled 'Conflicts of Interest and Fiduciary Responsibilities -- Indemnification' is incorporated herein by this reference.

     Reference is  made to  Section 7  of the  Underwriting Agreement  filed  as
Exhibit 1.1 to this Registration Statement.

     Subject to any terms, conditions or restrictions set forth in the Partnership Agreements, Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     There has been no sale of securities of the Partnership within the past three years.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    a. Exhibits:
           `D'3.1  -- Amended and Restated Agreement of Limited Partnership of Suburban Propane Partners, L.P.
           `D'3.2  -- Amended and Restated Agreement of Limited Partnership of Suburban Propane, L.P.
              5.1  -- Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered
              8.1  -- Opinion of Andrews & Kurth L.L.P. relating to tax matters
          `D'10.1  -- Credit Agreement among Suburban Propane, L.P. and certain banks
          `D'10.2  -- Note Purchase Agreement among certain investors and Suburban Propane, L.P.
          `D'10.3  -- Contribution,  Conveyance  and Assumption  Agreement  among Quantum  Chemical  Corporation,  Suburban
                     Propane, L.P., Suburban Propane Partners, L.P., Suburban Propane GP, Inc. and Suburban Propane, Inc.
          `D'10.4  -- Computer Services Agreement between Quantum Chemical Corporation and Suburban Propane, L.P.
          `D'10.5  --  Distribution Support Agreement among Suburban Propane  Partners, L.P., Suburban Propane GP, Inc. and
                     Hanson America Inc.
          `D'10.7  -- Employment Agreement of Messrs. Alexander and Quadrino
          `D'10.8  -- 1996 Restricted Unit Plan of Suburban Propane Partners, L.P.
             21.1  -- List of Subsidiaries
             23.1  -- Consent of Price Waterhouse LLP
             23.2  -- Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1)
             24.1  -- Powers of Attorney (included on signature page)

- ------------

`D' Incorporated by reference to the same numbered Exhibit to the Registrant's Current Report on Form 8-K filed April 29, 1996

     b. Financial Statement Schedules

     Schedule VIII -- Valuation and Qualifying Accounts

     All other financial statement schedules are omitted because the information is not required, is not material or is otherwise included in the financial statements or related notes thereto.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the 'Securities Act'), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

          (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WHIPPANY, STATE OF NEW JERSEY, ON AUGUST 29, 1996.

                                          SUBURBAN PROPANE PARTNERS, L.P.

                                          By:        /S/ MARK A. ALEXANDER
                                             ...................................
                                                     MARK A. ALEXANDER,
                                                 EXECUTIVE VICE CHAIRMAN OF
                                              SUBURBAN PROPANE PARTNERS, L.P.

                               POWER OF ATTORNEY

     Each person whose signature appears below appoints Mark A. Alexander and Salvatore M. Quadrino and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effect amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                SIGNATURE                                       TITLE                              DATE
                ---------                                       -----                              ----
          /s/ MARK A. ALEXANDER             Executive Vice Chairman of Suburban Propane      August 29, 1996
 .........................................    Partners, L.P. (Principal Executive
           (MARK A. ALEXANDER)                Officer) and Member, Board of Supervisors

        /s/ SALVATORE M. QUADRINO           President of Suburban Propane Partners, L.P.     August 29, 1996
 .........................................    and Member, Board of Supervisors
         (SALVATORE M. QUADRINO)

          /s/ CHARLES T. HOEPPER            Vice President and Chief Financial Officer of    August 29, 1996
 .........................................    Suburban Propane Partners, L.P. (Principal
           (CHARLES T. HOEPPER)               Financial Officer and Principal Accounting
                                              Officer)

       /s/ GEORGE H. HEMPSTEAD, III         Member, Board of Supervisors                     August 29, 1996
 .........................................
        (GEORGE H. HEMPSTEAD, III)

            /s/ ROBERT E. LEE               Member, Board of Supervisors                     August 29, 1996
 .........................................
             (ROBERT E. LEE)

          /s/ JOHN HOYT STOOKEY             Member, Board of Supervisors                     August 29, 1996
 .........................................
           (JOHN HOYT STOOKEY)

         /s/ HAROLD R. LOGAN, JR.           Member, Board of Supervisors                     August 29, 1996
 .........................................
         ((HAROLD R. LOGAN, JR.))

           /s/ DUDLEY C. MECUM              Member, Board of Supervisors                     August 29, 1996
 .........................................
           ((DUDLEY C. MECUM))

                        SUBURBAN PROPANE PARTNERS, L.P.
                     INDEX TO FINANCIAL STATEMENT SCHEDULE

                                                                                                              PAGE
                                                                                                              ----

Suburban Propane (a division of Quantum Chemical Corporation) Financial Statement Schedule for the Nine
  Months Ended September 30, 1993 (predecessor); and Years Ended October 1, 1994 and September 30, 1995
  (successor)

     Schedule VIII -- Valuation and Qualifying Accounts....................................................    S-2

                                SUBURBAN PROPANE
                  (A DIVISION OF QUANTUM CHEMICAL CORPORATION)

               SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNTS
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993 AND
               YEARS ENDED OCTOBER 1, 1994 AND SEPTEMBER 30, 1995
                             (DOLLARS IN THOUSANDS)

                                                    BALANCE AT     ADDITIONS                                 BALANCE AT
                                                   BEGINNING OF    CHARGED TO                    OTHER         END OF
                  DESCRIPTION                         PERIOD        EXPENSE      DEDUCTIONS    DEDUCTIONS      PERIOD
                  -----------                         ------        -------      ----------    ----------      ------
Predecessor:
     1993
          Allowance for uncollectible accounts
            receivable..........................     $  8,960        $2,570        $8,548(1)                  $  2,982
                                                   ------------    ----------    ----------                  ----------
                                                   ------------    ----------    ----------                  ----------
          Accumulated amortization of intangible
            assets..............................     $ 41,364        $2,674                     $ 44,038(2)   $      0
                                                   ------------    ----------                  ----------    ----------
                                                   ------------    ----------                  ----------    ----------

Successor:
     1994
          Allowance for uncollectible accounts
            receivable..........................     $  2,982        $4,042        $3,562(1)                  $  3,462
                                                   ------------    ----------    ----------                  ----------
                                                   ------------    ----------    ----------                  ----------
          Accumulated amortization of intangible
            assets..............................       --            $6,250                                   $  6,250
                                                   ------------    ----------                                ----------
                                                   ------------    ----------                                ----------
     1995
          Allowance for uncollectible accounts
            receivable..........................     $  3,462        $2,831        $3,131(1)                  $  3,162
                                                   ------------    ----------    ----------                  ----------
                                                   ------------    ----------    ----------                  ----------
          Accumulated amortization of intangible
            assets..............................     $  6,250        $6,309                                   $ 12,559
                                                   ------------    ----------                                ----------
                                                   ------------    ----------                                ----------

- ------------

(1) Uncollectible accounts written-off, net of recoveries.

(2) Adjustment related to the application of purchase accounting in connection with Hanson PLC'S acquisition of Quantum Chemical Corporation on September 30, 1993.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                             DESCRIPTION OF DOCUMENT
- ------                                             -----------------------

  3.1    -- Amended and Restated Agreement of Limited Partnership of Suburban Propane Partners, L.P.
  3.2    -- Amended and Restated Agreement of Limited Partnership of Suburban Propane, L.P.
 *5.1    -- Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered
 *8.1    -- Opinion of Andrews & Kurth L.L.P. relating to tax matters
 10.1    -- Credit Agreement among Suburban Propane, L.P. and certain banks
 10.2    -- Note Purchase Agreement among certain investors and Suburban Propane, L.P.
 10.3    -- Contribution, Conveyance and Assumption Agreement among Quantum Chemical Corporation, Suburban Propane,
            L.P., Suburban Propane Partners, L.P., Suburban Propane GP, Inc. and Suburban Propane, Inc.
 10.4    -- Computer Services Agreement between Quantum Chemical Corporation and Suburban Propane, L.P.
 10.5    -- Distribution Support Agreement among Suburban Propane Partners, L.P., Suburban Propane GP, Inc. and
            Hanson America Inc.
 10.7    -- Employment Agreement of Messrs. Alexander and Quadrino
 10.8    -- 1996 Restricted Unit Plan of Suburban Propane Partners Partners, L.P.
*21.1    -- List of Subsidiaries
*23.1    -- Consent of Price Waterhouse L.L.P.
 23.2    -- Consent of Andrews & Kuth L.L.P. (included in Exhibit 5.1)
 24.1    -- Powers of Attorney (included on signature page)

- ------------

*  Filed herewith.






                              STATEMENT OF DIFFERENCES
                              ------------------------

The registered trademark symbol shall be expressed as 'r'
The British pound sign shall be expressed as 'L'
The section symbol shall be expressed as SS
The dagger symbol shall be expressed as `D'